Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-266851
PROSPECTUS

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS OF
FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC
PROSPECTUS FOR 99,378,771 ORDINARY SHARES,
4,180,000 8.25% FIXED-TO-FLOATING RATE SERIES A CUMULATIVE PERPETUAL
REDEEMABLE PREFERRED SHARES,
4,940,000 8.00% FIXED-TO-FLOATING RATE SERIES B CUMULATIVE PERPETUAL
REDEEMABLE PREFERRED SHARES AND
4,200,000 8.25% FIXED-RATE RESET SERIES C CUMULATIVE PERPETUAL
REDEEMABLE PREFERRED SHARES OF
FTAI FINANCE HOLDCO LTD.
The board of directors of each of Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (“FTAI”), and FTAI Finance Holdco Ltd. (to be known as FTAI Aviation Ltd. following the Holdco Merger (as defined below)), a Cayman Islands exempted company (the “Company”) and, prior to the Holdco Merger, an indirect subsidiary of FTAI and a direct subsidiary of Fortress Worldwide Transportation and Infrastructure General Partnership, a Delaware general partnership (the “Partnership”), has unanimously approved the merger (the “merger”) of FTAI Aviation Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”) with and into FTAI, with FTAI surviving the merger and becoming a wholly-owned subsidiary of the Company in accordance with the terms and conditions of the merger agreement as described herein. In the merger, FTAI’s shareholders will receive (i) one ordinary share of the Company for each FTAI common share that they own, (ii) one 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share of the Company (the “Company Series A Preferred Shares”) for each 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share of FTAI (the “FTAI Series A Preferred Shares”) that they own, (iii) one 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share of the Company (the “Company Series B Preferred Shares”) for each 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share of FTAI (the “FTAI Series B Preferred Shares”) that they own and (iv) one 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Share of the Company (the “Company Series C Preferred Shares”) for each 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Share of FTAI (the “FTAI Series C Preferred Shares” and, together with the FTAI Series A Preferred Shares and the FTAI Series B Preferred Shares, the “FTAI Preferred Shares”) that they own. Following the merger, the FTAI Preferred Shares will remain outstanding and will be owned by the Company. Prior to the consummation of the merger, the Partnership will convert into a Delaware limited liability company and merge with and into the Company, with the Company surviving the merger and being renamed “FTAI Aviation Ltd.,” and the equityholders of the Partnership, being FTAI and Fortress Worldwide Transportation and Infrastructure Master GP LLC, receiving ordinary shares of the Company in exchange for their interests of the Partnership (the “Holdco Merger”).
This prospectus covers an aggregate of (i) 99,378,771 ordinary shares of the Company issuable by the Company in exchange for the outstanding shares of common shares of FTAI, (ii) 4,180,000 Company Series A Preferred Shares issuable by the Company in exchange for the outstanding FTAI Series A Preferred Shares, (iii) 4,940,000 Company Series B Preferred Shares issuable by the Company in exchange for the outstanding FTAI Series B Preferred Shares and (iv) 4,200,000 Company Series C Preferred Shares issuable by the Company in exchange for the outstanding FTAI Series C Preferred Shares, in each case, upon consummation of the merger.
FTAI’s common shares, the FTAI Series A Preferred Shares, the FTAI Series B Preferred Shares and the FTAI Series C Preferred Shares are currently quoted on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “FTAI,” “FTAIP,” “FTAIO” and “FTAIN,” respectively. On August 11, 2022 the last full trading day before the signing of the merger agreement, the closing sale price of (i) FTAI’s common shares was $18.29 per share, (ii) FTAI Series A Preferred Shares was $24.69 per share, (iii) FTAI Series B Preferred Shares was $23.57 per share and (iv) FTAI Series C Preferred Shares was $24.64 per share. The Company will apply to list, to be effective at the time of the merger, its ordinary shares, the Company Series A Preferred Shares, the Company Series B Preferred Shares and the Company Series C Preferred Shares on Nasdaq under the symbols “FTAI,” “FTAIP,” “FTAIO” and “FTAIN,” respectively. We expect FTAI’s common shares and the FTAI Preferred Shares will be delisted from Nasdaq.
A proposal to approve and adopt the merger agreement and approve the merger as discussed in this proxy statement/prospectus will be presented at a special meeting (“special meeting”) of shareholders of FTAI. Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote for the proposal by the holders of a majority of the issued and outstanding common shares of FTAI entitled to vote thereon. The special meeting will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001 on November 9, 2022 at 8:00 a.m.
This proxy statement/prospectus provides you with detailed information about the merger to be considered at the special meeting of FTAI’s shareholders. We urge you to carefully read this entire document including the annexes. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 19 of this proxy statement/prospectus.
This proxy statement/prospectus is dated October 11, 2022, and is first being mailed to FTAI shareholders on or about October 11, 2022.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 9, 2022
To Fortress Transportation and Infrastructure Investors LLC Shareholders:
NOTICE IS HEREBY GIVEN that a special meeting (“special meeting”) of shareholders of Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (“FTAI”), will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001 on November 9, 2022 at 8:00 a.m., local time. The purposes of the special meeting are:
1.
to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 12, 2022 (the “merger agreement”), by and among FTAI, FTAI Finance Holdco Ltd. (to be known as FTAI Aviation Ltd. following the Holdco Merger (as defined in the attached proxy statement/prospectus)), a Cayman Islands exempted company (the “Company”) and, prior to the merger, an indirect subsidiary of FTAI and a direct subsidiary of Fortress Worldwide Transportation and Infrastructure General Partnership, a Delaware general partnership, and FTAI Aviation Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), which, among other things, provides for the merger of Merger Sub with and into FTAI, with FTAI surviving the merger and becoming a wholly-owned subsidiary of the Company, and with:

(a)	holders of FTAI common shares receiving newly issued ordinary shares of the Company;
(b)
holders of 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share of FTAI (the “FTAI Series A Preferred Shares”) receiving 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share of the Company (the “Company Series A Preferred Shares”);

(c)
holders of 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share of FTAI (the “FTAI Series B Preferred Shares”) receiving 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share of the Company (the “Company Series B Preferred Shares”); and

(d)
holders of 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Share of FTAI (the “FTAI Series C Preferred Shares” and collectively with the FTAI Series A Preferred Shares and the FTAI Series B Preferred Shares, the “FTAI Preferred Shares”) receiving 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Share of the Company (the “Company Series C Preferred Shares” and collectively with the Company Series A Preferred Shares and the Company Series B Preferred Shares, the “Company Preferred Shares”) with the FTAI Preferred Shares to remain outstanding and owned by the Company,

— we refer to this proposal as the “merger proposal”; and
2.
to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, FTAI is not authorized to consummate the merger — we refer to this proposal as the “adjournment proposal.”

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of FTAI common shares at the close of business on October 6, 2022, are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.
The board of directors of FTAI unanimously recommends a vote “FOR” each of the merger proposal and, if presented, the adjournment proposal. Notwithstanding the outcome of a shareholder vote on the adjournment proposal, if presented, the chairperson of the special meeting may adjourn the special meeting to another place or time, without regard to the presence of a quorum, pursuant to FTAI’s limited liability company agreement.
All FTAI shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. If you are a shareholder of record of FTAI common shares, you may also cast your vote at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your
i

broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger proposal but will have no effect on the adjournment proposal.
A complete list of FTAI shareholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of FTAI for inspection by shareholders during ordinary business hours for any purpose germane to the special meeting.
It is important that your shares be represented at the special meeting regardless of the size of your holdings. A proxy statement, proxy card and self-addressed envelope are enclosed. Return the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States. You can also vote by telephone or by the Internet by following the instructions provided on the proxy card. Whether or not you plan to attend the special meeting in person, please vote by one of these three methods. If you are the record holder of your shares and you attend the special meeting, you may withdraw your proxy and vote in person, if you so choose. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
By Order of the Board of Directors

/s/ Joseph P. Adams, Jr.
Joseph P. Adams, Jr. Chairman and Chief Executive Officer
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
This proxy statement/prospectus is dated October 11, 2022 and is first being mailed to FTAI shareholders on or about October 11, 2022.
ii

iii

PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by the Company (File No. 333-266851) (the “registration statement”), constitutes a prospectus of the Company under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares of the Company and the preferred shares of the Company to be issued if the merger described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of FTAI shareholders at which holders of FTAI common shares will be asked to consider and vote upon a proposal to approve the merger by the approval and adoption of the merger agreement.
You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. FTAI and the Company have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated October 11, 2022 and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.
FTAI files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read FTAI’s SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2021, at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus, without charge, or if you have questions about the merger or the proposal to be presented at the special meeting, you should contact us by telephone or in writing at:
Fortress Transportation and Infrastructure Investors LLC
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
Attention: Investor Relations
(212) 798-6128
In order for FTAI shareholders to receive timely delivery of the proxy statement/prospectus in advance of the special meeting of FTAI shareholders to be held on November 9, 2022, you must request the information from FTAI no later than November 2, 2022, which is the date that is five business days before the date of the special meeting.
The contents of the websites of the SEC, FTAI or any other entity are not being incorporated into this proxy statement/prospectus. The information about how you can obtain certain documents at these websites is being provided only for your convenience.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

IMPORTANT INFORMATION ABOUT U.S. GAAP AND NON-U.S. GAAP FINANCIAL MEASURES
To evaluate the performance of its business, each of the Company and FTAI relies on both its results of operations recorded in accordance with U.S. GAAP and certain non-U.S. GAAP financial measures, including “Adjusted EBITDA” (defined as net income (loss) attributable to shareholders from continuing operations, adjusted (a) to exclude the impact of provision for (benefit from) income taxes, equity-based compensation expense, acquisition and transaction expenses, losses on the modification or extinguishment of debt and capital lease obligations, changes in fair value of non-hedge derivative instruments, asset impairment charges, incentive allocations, depreciation and amortization expense, and interest expense, (b) to include the impact of our pro-rata share of Adjusted EBITDA from unconsolidated entities and (c) to exclude the impact of equity in earnings (losses) of unconsolidated entities and the non-controlling share of Adjusted EBITDA) and “Funds Available for Distribution” (defined as net cash provided by operating activities plus principal collections on finance leases, proceeds from sale of assets, and return of capital distributions from unconsolidated entities, less required payments on debt obligations and capital distributions to non-controlling interest, and excluding changes in working capital). These measures, as defined above, are not defined or calculated under principles, standards or rules that comprise U.S. GAAP. Accordingly, the non-U.S. GAAP financial measures the Company and FTAI uses and refers to should not be viewed as a substitute for the Company and FTAI’s consolidated financial statements prepared and presented in accordance with U.S. GAAP or any other performance measure derived in accordance with U.S. GAAP, and we encourage you not to rely on any single financial measure to evaluate the Company and FTAI’s business, financial condition or results of operations. The Company and FTAI’s definition of Adjusted EBITDA is specific to its business and you should not assume that it is comparable to similarly titled financial measures of other companies.

INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this proxy statement/prospectus concerning FTAI’s industry and the regions in which it operates, including FTAI’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to FTAI. While FTAI has compiled, extracted, and reproduced industry data from these sources, FTAI has not independently verified the data. Similarly, internal surveys, industry forecasts and market research, which FTAI believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While FTAI believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise and the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. In addition, assumptions and estimates of FTAI’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Summary of the Proxy Statement/Prospectus,” “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and “Business of the Company” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
FTAI has proprietary rights to trademarks used in this proxy statement/prospectus that are important to its business, many of which are registered (or pending registration) under applicable intellectual property laws. This proxy statement/prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. FTAI does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of FTAI by, any other companies.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
The following are brief answers to common questions that you may have regarding the special meeting. We urge you to carefully read this entire proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional information is also contained in the annexes to this proxy statement/prospectus. See “Where You Can Find More Information About FTAI and the Company” beginning on page 155.
Unless otherwise stated in this proxy statement/prospectus:
•
references herein to the “merger agreement” are to the Agreement and Plan of Merger, dated as of August 12, 2022, by and among FTAI, the Company and Merger Sub, a copy of which is attached hereto as Annex A, as the same may be amended or supplemented from time to time;

•
references herein to the “merger” are to the merger of Merger Sub with and into FTAI, with FTAI surviving the merger as a wholly-owned subsidiary of the Company, and with holders of FTAI common shares receiving newly issued ordinary shares of the Company and holders of FTAI Preferred Shares receiving newly issued preferred shares of the Company, as contemplated by the merger agreement; and

•
references herein to “we,” “us” or “our” or to “our company,” unless otherwise indicated, are to FTAI before completion of the merger, and to the Company and its subsidiaries after the completion of the merger.

Q:	On what matters am I being asked to vote?
A:	You are being asked to consider and vote on the following proposals:
•
A proposal to approve and adopt the merger agreement and approve the merger, which, among other things, provides for the merger of Merger Sub with and into FTAI, with FTAI surviving the merger and becoming a wholly-owned subsidiary of the Company, and with:

i.	holders of FTAI common shares receiving newly issued ordinary shares of the Company;
ii.
holders of 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share of FTAI (the “FTAI Series A Preferred Shares”) receiving 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share of the Company (the “Company Series A Preferred Shares”);

iii.
holders of 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share of FTAI (the “FTAI Series B Preferred Shares”) receiving 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share of the Company (the “Company Series B Preferred Shares”); and

iv.
holders of 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Share of FTAI (the “FTAI Series C Preferred Shares” and collectively with the FTAI Series A Preferred Shares and the FTAI Series B Preferred Shares, the “FTAI Preferred Shares”) receiving 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Share of the Company (the “Company Series C Preferred Shares”) with the FTAI Preferred Shares to remain outstanding and owned by the Company,

— we refer to this proposal as the “merger proposal.”
•
A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, FTAI is not authorized to consummate the merger — we refer to this proposal as the “adjournment proposal.”

If the merger is approved, pursuant to the merger agreement, Merger Sub will merge with and into FTAI, with FTAI surviving the merger as a wholly-owned subsidiary of the Company. In the merger, (i) each FTAI common share will be exchanged for one ordinary share of the Company, (ii) each outstanding FTAI Series A Preferred Share will be exchanged for one Company Series A Preferred Share; (iii) each outstanding FTAI Series B Preferred Share will be exchanged for one Company Series B Preferred Share and (iv) each outstanding FTAI Series C Preferred Share will be exchanged for one Company Series C Preferred Share, with such preferred shares having substantially equivalent rights as compared to the rights of such FTAI preferred share immediately prior to closing. The Company will become a publicly traded company and FTAI will become a wholly-owned subsidiary of the Company. The shares will be exchanged automatically without any further action from the shareholders. The ordinary shares and preferred shares of the Company are expected to continue to trade on Nasdaq under the existing ticker symbols “FTAI,” “FTAIP,” “FTAIO” and “FTAIN,” respectively.
If the merger proposal is approved, the adjournment proposal will not be presented at the special meeting. If the merger proposal is not approved and the adjournment proposal is approved, the FTAI board of directors may adjourn the special meeting to a later date to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and approval of the merger. Notwithstanding the outcome of a shareholder vote on the adjournment proposal, if presented, the chairperson of the special meeting may adjourn the special meeting to another place or time, without regard to the presence of a quorum, pursuant to FTAI’s limited liability company agreement. FTAI is holding the special meeting to obtain approval of the merger proposal and, if presented, the adjournment proposal. The enclosed proxy card or voting instruction card allows you to vote your FTAI common shares without attending the special meeting.
Q:	When and where is the special meeting?
A:
The special meeting is scheduled to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, on November 9, 2022 at 8:00 a.m., local time. Even if you plan to attend the special meeting virtually, FTAI recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting via the special meeting website. If your shares of FTAI common shares are held in street name and you wish to vote your shares at the special meeting via the special meeting website, you must have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.

Q:	Who is entitled to vote at the special meeting?
A:
The board of directors of FTAI has fixed October 6, 2022 as the record date for the special meeting. If you were a FTAI shareholder at the close of business on the record date, you are entitled to vote your FTAI shares at the special meeting.

Q:	What is a proxy?
A:
A stockholder’s legal designation of another person to vote shares of such stockholder’s common stock at a special meeting is referred to as a proxy. The document used to designate a proxy to vote your shares of FTAI common shares is referred to as a proxy card.

Q:	What constitutes a quorum for the special meeting?
A:	A majority of the outstanding common shares of FTAI entitled to vote, present at the special meeting in person or by proxy, will constitute a quorum for the special meeting.
Q:	Will the newly issued Company ordinary shares or preferred shares that I receive in the merger be publicly traded?
A:
Yes. The ordinary shares of the Company, the Company Series A Preferred Shares, the Company Series B Preferred Shares and the Company Series C Preferred Shares each to be issued in the merger will be listed for trading on the Nasdaq under the symbols “FTAI,” “FTAIP,” “FTAIO” and “FTAIN,” respectively.

Q:	Who can attend the special meeting?
A:
All holders of FTAI common shares and FTAI Preferred Shares as of the record date may attend the special meeting, however only holders of FTAI common shares can vote at the special meeting. If you are a beneficial owner of FTAI common shares held in street name and you wish to attend the special meeting, you must provide evidence of your ownership of FTAI shares, which you can obtain from your broker, banker or nominee.

Q:	How many votes do I have as a holder of FTAI common shares?
A:
You are entitled to one vote at the special meeting for each common share of FTAI that you owned as of the record date. As of the close of business on the record date, there were approximately 99,378,771 common shares of FTAI outstanding.

Q:	Will holders of FTAI Preferred Shares be entitled to vote on the merger proposal at the special meeting?
A:
No. The holders of FTAI Preferred Shares do not have voting rights with respect to the merger proposal that will be considered at the special meeting. Holders of FTAI Preferred Shares will not be entitled to vote at the special meeting, and should not submit a proxy card with respect to the special meeting or otherwise attempt to vote with respect to their FTAI Preferred Shares.

Q:	What vote is required to approve the proposals being presented at the special meeting?
A:
Merger Proposal: The approval of the merger proposal requires the affirmative vote for the proposal by the holders of a majority of the issued and outstanding common shares of FTAI entitled to vote thereon.

Adjournment Proposal: Approval of the adjournment proposal, if presented, requires the affirmative vote of the holders of a majority of the votes cast by holders present in person or represented by proxy at the meeting and entitled to vote thereon. Notwithstanding the outcome of a shareholder vote on the adjournment proposal, if presented, the chairperson of the special meeting may adjourn the special meeting to another place or time, without regard to the presence of a quorum, pursuant to FTAI’s limited liability company agreement.
The current officers and directors of FTAI have indicated their intention to vote in favor of the matters presented at the special meeting.
Q:	What if my bank, broker or other nominee holds my shares of FTAI in “street name”?
A:
If a bank, broker or other nominee holds your FTAI shares for your benefit but not in your own name, your FTAI shares are in “street name.” In that case, your bank, broker or other nominee will send you a voting instruction form to use for your FTAI shares. The availability of telephone and Internet voting depends on the voting procedures of your bank, broker or other nominee. Please follow the instructions on the voting instruction form they send you. If your FTAI shares are held in the name of your bank, broker or other nominee and you wish to vote in person at the special meeting, you must contact your bank, broker or other nominee and request a document called a “legal proxy.”

Q:	How do I vote?
A:
After reading and carefully considering the information contained in or incorporated by reference in this proxy statement/prospectus, please vote promptly. In order to ensure your vote is recorded, please submit your proxy or voting instructions as set forth below as soon as possible even if you plan to attend the special meeting.

Internet. You can vote over the internet by following the instructions provided on your proxy card. If you vote over the internet, do not return your proxy card. The availability of internet voting for beneficial owners holding FTAI shares in street name will depend on the voting process of your broker, bank or nominee. Please follow the voting instructions in the materials you receive from your broker, bank or nominee.
Telephone. You can vote by telephone by following the instructions provided on your proxy card. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card. The availability of telephone voting for beneficial owners holding FTAI shares in street name will depend on the voting process of your broker, bank or nominee. Please follow the voting instructions in the materials you receive from your broker, bank or nominee.
Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this proxy statement/prospectus.

In addition, all FTAI shareholders may vote in person at the special meeting. You may also be represented by another person at the special meeting by executing a proper proxy designating that person. If you are a beneficial owner of FTAI shares held in street name, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the special meeting. You must also contact our Investor Relations department to obtain an admission card, and present this admission card, alongside an acceptable form of photo identification (such as a driver's license) to the inspector of elections.
For additional information on voting procedures, see “Special Meeting of FTAI Shareholders — Voting Your Shares,” beginning on page 49.
Q:	What do I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your FTAI shares in more than one brokerage account, you will receive a separate instruction card for each brokerage account in which you hold shares. If you are a holder of record and your FTAI shares are held in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card you receive, or you may cast your vote by telephone or Internet by following the instructions on your proxy card.

Q:	How will my proxy be voted?
A:
If you vote by Internet, by telephone or by completing, signing, dating and mailing your proxy card or voting instruction card, your FTAI shares will be voted in accordance with your instructions. If you are a shareholder of record and you sign, date, and return your proxy card but do not indicate how you want to vote with respect to a proposal and do not indicate that you wish to abstain with respect to that proposal, your FTAI shares will be voted in favor of that proposal.

Q:	What is a “broker non-vote”?
A:
Under the Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All the proposals currently scheduled for consideration at the special meeting are “non-routine” matters.

A “broker non-vote” occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals currently scheduled to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, FTAI does not expect there to be any broker non-votes at the special meeting.
Q:	How are abstentions and broker non-votes treated?
A:
Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but broker non-votes will not be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of approval, an abstention, broker non-vote or failure to vote will have the same effect as a vote against the merger proposal and will have no effect on the adjournment proposal.

For more information, see “Special Meeting of FTAI Shareholders — Abstentions and Broker Non-Votes” beginning on page 48.
Q:	Can I change my vote after I have submitted a proxy or voting instruction card?
A:	Yes. If you are a shareholder of record, you can change your vote at any time before your proxy is voted at the special meeting. If you are a beneficial owner of FTAI shares held in street name, you should follow the instructions of your broker, bank or nominee to change your vote. For additional information on changing your vote, see “Special Meeting of FTAI Shareholders — Revoking Your Proxy” beginning on page 49.
Q:	Where can I find the voting results of the special meeting?
A:
The preliminary voting results for the special meeting will be announced at the special meeting. In addition, within four business days following certification of the final voting results, the Company intends to file the final voting results of its special meeting with the SEC on a Current Report on Form 8-K.

Q:	What happens if I fail to take any action with respect to the meeting?
A:	If you fail to take any action with respect to the meeting and the merger is approved by FTAI’s shareholders and consummated, you will become a shareholder of the Company.

The current officers and directors of FTAI have indicated their intention to vote in favor of the matters presented at the special meeting.
Q:	Are FTAI shareholders entitled to exercise dissenters’ or appraisal rights in connection with the merger?
A:
No. Holders of FTAI common and preferred shares are not entitled to appraisal or dissenters’ rights under Delaware law in connection with the merger. If FTAI shareholders are not in favor of the merger, they may vote against or choose to abstain from voting on the merger proposal. Information about how FTAI shareholders may vote on the proposals being considered in connection with the merger can be found under “Special Meeting of FTAI Shareholders.”

Q:	How does the board of directors of FTAI recommend that I vote with respect to the proposed merger and, if presented, the adjournment proposal being presented at the special meeting?
A:
FTAI’s board of directors recommends that the shareholders of FTAI vote “FOR” the merger proposal and, if presented, the adjournment proposal being presented at the special meeting. Notwithstanding the outcome of a shareholder vote on the adjournment proposal, if presented, the chairperson of the special meeting may adjourn the special meeting to another place or time, without regard to the presence of a quorum, pursuant to FTAI’s limited liability company agreement. Additional information on the recommendation of FTAI’s board of directors is set forth in “Special Meeting of FTAI Shareholders — Recommendation of FTAI Board of Directors” beginning on page 48.

Q:	What are the United States federal income tax considerations of the merger to holders of FTAI shares?
A:
The receipt of the Company shares in exchange for FTAI shares pursuant to the merger is generally not expected to be a taxable transaction for U.S. federal income tax purposes, except to the extent that your basis in the FTAI shares is less than the amount of FTAI liabilities allocated to you immediately prior to the merger. See “U.S. Federal Income Tax Considerations of the Merger.” Certain transactions effected as part of the internal restructuring transactions undertaken by FTAI subsidiaries in anticipation of the merger (the “Restructuring Transactions”) are expected to generate income or gain that is taxable to holders of FTAI shares. The specific tax consequences of the merger and the Restructuring Transactions to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger and the Restructuring Transactions to you.

For further information, see the section entitled “U.S. Federal Income Tax Considerations of the Merger” beginning on page 15.
Q:	What are the conditions to completion of the merger?
A:	The merger is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, holders of FTAI common shares having approved the merger, the registration statement of which this proxy statement/prospectus forms a part having been declared effective, and all necessary authorizations under the Securities Act and Exchange Act relating to the issuance and trading of the Company ordinary shares to be issued under the merger agreement having been obtained and being in effect.

In addition, prior to the consummation of the merger, the Partnership will convert into a Delaware limited liability company and merge with and into the Company, with the Company surviving the merger and being renamed “FTAI Aviation Ltd.,” and the equityholders of the Partnership, being FTAI and Fortress Worldwide Transportation and Infrastructure Master GP LLC (the “Master GP”), receiving ordinary shares of the Company in exchange for their interests of the Partnership (the “Holdco Merger”).

In connection with the Holdco Merger, each of FTAI’s 99.9% interest and the Master GP’s 0.01% interest in the Partnership will be exchanged pro rata for Company ordinary shares and the number of ordinary shares of the Company owned by FTAI will correspond to the equivalent number of common shares of FTAI owned by FTAI’s public common shareholders. Prior to the merger of FTAI and Merger Sub, the Company’s shares will be recapitalized (i) to authorize and designate Company preferred shares consisting of Company Series A Preferred Shares, Company Series B Preferred Shares and Company Series C Preferred shares, with such series of preferred shares having substantially equivalent rights as compared to the rights of the equivalent classes of FTAI preferred shares immediately prior to closing (and pursuant to the merger, (a) each FTAI common share will be exchanged for one ordinary share of the Company, (b) each outstanding FTAI Series A Preferred Share will be exchanged for one Company Series A Preferred Share; (c) each outstanding FTAI Series B Preferred Share will be exchanged for one Company Series B Preferred Share and (d) each outstanding FTAI Series C Preferred Share will be exchanged for one Company Series C Preferred Share) and (ii) FTAI’s 99.9% interest and the Master GP’s 0.01% interest in the Company prior to the recapitalization is maintained (the “recapitalization”). Following the Holdco Merger and recapitalization, (i) FTAI will hold one ordinary share of the Company and for each common FTAI share held by FTAI’s public common shareholders and (ii) the Master GP will hold 0.01% of the outstanding ordinary shares of the Company.

If the merger is approved, FTAI’s public common shareholders will not need to take any action in connection with the recapitalization or merger. At the time of the recapitalization, the Company will be a subsidiary of FTAI and Master GP, and FTAI will be held by its public shareholders. Following the recapitalization and pursuant to the merger, shares of FTAI will be exchanged automatically for shares of the Company without any further action from the shareholders and FTAI will become a subsidiary of the Company. Following the merger, the ordinary shares and preferred shares of the Company are expected to continue to trade on Nasdaq under the existing ticker symbols “FTAI,” “FTAIP,” “FTAIO” and “FTAIN,” respectively.
Q:	When do you expect the merger to be completed?
A:
The merger is expected to close promptly after the special meeting. However, it is possible that factors outside the control of FTAI could result in the merger being completed at a later time, or not at all.

Q:	Are there any risks that I should consider?
A:
Yes. There are risks associated with all reorganization transactions, including the proposed merger. There are also risks associated with the Company’s business and the ownership of the Company shares. We have described certain of these risks and other risks in more detail under “Risk Factors” beginning on page 19.

Q:	Where can I find more information about FTAI?
A:
FTAI files periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. FTAI’s SEC filings are also available at the SEC’s website at http://www.sec.gov.

Q:	Who can answer my questions I may have about the special meeting or the merger?
A:	If you have more questions about the merger, please call Alan Andreini, Investor Relations of FTAI at (212) 798-6128 or email aandreini@fortress.com.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the merger proposal, you should read this entire document carefully, including the merger agreement attached as Annex A to this proxy statement/prospectus. The merger agreement is the legal document that governs the merger and the other transactions that will be undertaken in connection with the merger. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Proposal.”
The Parties
Fortress Transportation and Infrastructure Investors LLC
Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company, was formed on February 19, 2014. FTAI’s business has been acquiring, managing and disposing of transportation and transportation-related infrastructure and equipment assets.
FTAI is externally managed by FIG LLC (the “Manager”), an affiliate of Fortress Investment Group LLC (“Fortress”), which has a dedicated team of experienced professionals focused on the acquisition of transportation and infrastructure assets since 2002. On December 27, 2017, SoftBank Group Corp. (“SoftBank”) acquired Fortress (the “SoftBank Merger”). In connection with the SoftBank Merger, Fortress operates within SoftBank as an independent business headquartered in New York. Fortress is a leading, highly diversified global investment manager with approximately $44.4 billion of assets under management as of June 30, 2022.
On August 1, 2022, FTAI completed a spin-off of its infrastructure business pursuant to which it distributed all of the shares owned by FTAI of common stock of FTAI Infrastructure Inc. (“FTAI Infrastructure”), a majority-owned subsidiary of FTAI, to FTAI shareholders as of July 21, 2022, the record date of the distribution. The common stock of FTAI Infrastructure trades on The Nasdaq Global Select Market under the symbol “FIP.”
Following the spin-off of FTAI Infrastructure, FTAI owns and acquires high quality aviation and offshore equipment assets that are essential for the transportation of goods and people globally. FTAI targets assets that, on a combined basis, generate strong cash flows with potential for earnings growth and asset appreciation. FTAI believes that there are a large number of acquisition opportunities in our markets and that FTAI’s Manager’s expertise and business and financing relationships, together with FTAI’s access to capital, will allow FTAI to take advantage of these opportunities. As of June 30, 2022, on a pro forma basis after giving effect to the spin-off transaction, FTAI had total consolidated assets of $2,321.9 million and total equity of $61.9 million.
FTAI’s operations consist of two primary strategic business units — Aviation and Offshore Leasing. Our Aviation Leasing Business acquires assets that are designed to carry cargo or people. Aviation equipment assets are typically long-lived, moveable, and leased by us on either operating leases or finance leases to companies that provide transportation services. FTAI’s Offshore Leasing Business acquires assets, which consist of vessels and equipment that support offshore oil and gas activities and production which are typically subject to operating leases. Our leases generally provide for long-term contractual cash flow with high cash-on-cash yields and include structural protections to mitigate credit risk.
FTAI Finance Holdco Ltd.
FTAI Finance Holdco Ltd. (to be known as FTAI Aviation Ltd. following the Holdco Merger), a Cayman Islands exempted company and, prior to the consummation of the Holdco Merger, a subsidiary of Fortress Worldwide Transportation and Infrastructure General Partnership, a Delaware general partnership, that owns the equity interests of certain aviation assets of FTAI and, immediately prior to the merger, will own equity interests of certain offshore equipment assets of FTAI.
FTAI Aviation Merger Sub LLC
Merger Sub is a wholly-owned subsidiary of the Company formed solely for the purpose of effecting the merger with FTAI described herein. Merger Sub owns no material assets and does not operate any business. Merger Sub was incorporated as a limited liability company under the laws of Delaware on August 11, 2022.
The mailing address of Merger Sub’s principal executive office is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105 and its telephone number is (212) 798-6100. After the consummation of the merger, Merger Sub will cease to exist.

The Merger Proposal
Overview
The merger agreement provides for a reorganization transaction by means of the merger of Merger Sub with and into FTAI, with FTAI surviving and becoming a wholly-owned subsidiary of the Company.
Pursuant to the merger agreement:
a)	holders of FTAI common shares will receive newly issued ordinary shares of the Company;
b)	holders of the FTAI Series A Preferred Shares will receive the Company Series A Preferred Shares;
c)	holders of the FTAI Series B Preferred Shares will receive the Company Series B Preferred Shares; and
d)	holders of the FTAI Series C Preferred Shares will receive the Company Series C Preferred Shares.
The parties to the merger agreement plan to complete the merger promptly after the special meeting; provided that FTAI’s shareholders have approved the merger proposal and the other conditions specified in the merger agreement have been satisfied or waived. The current officers and directors of FTAI have indicated their intention to vote in favor of the matters presented at the special meeting.
As a result of the merger, (i) the Company will become a new publicly traded company, and (ii) FTAI will become a wholly-owned subsidiary of the Company, with the Company holding FTAI’s outstanding Preferred Shares. See the section entitled “The Merger Proposal” for further discussion of the terms of the merger agreement and merger.
The Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to authorize FTAI to consummate the merger, FTAI’s board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled “The Adjournment Proposal.” Notwithstanding the outcome of a shareholder vote on the adjournment proposal, if presented, the chairperson of the special meeting may adjourn the special meeting to another place or time, without regard to the presence of a quorum, pursuant to FTAI’s limited liability company agreement.
Date, Time and Place of Special Meeting of FTAI’s Shareholders
The special meeting of the shareholders of FTAI will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001 on November 9, 2022 at 8:00 a.m., local time, to consider and vote upon the merger proposal and, if presented, the adjournment proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, FTAI is not authorized to consummate the merger. See the section entitled “Special Meeting of FTAI Shareholders.”
Voting Power; Record Date
Shareholders will be entitled to vote or direct votes to be cast at the special meeting if they owned common shares of FTAI at the close of business on October 6, 2022, which is the record date for the special meeting. Shareholders will have one vote for each common share of FTAI owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 99,378,771 common shares of FTAI outstanding. See “Special Meeting of FTAI Shareholders — Record Date; Who is Entitled to Vote.”
Quorum and Vote of FTAI Shareholders
A quorum of FTAI shareholders is necessary to hold a valid meeting. A quorum will be present at the FTAI special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. The approval of the merger proposal requires the affirmative vote for the proposal by the holders of a majority of the issued and outstanding common shares of FTAI entitled to vote thereon. The approval of the adjournment proposal, if presented, requires the affirmative vote of the holders of a majority of the votes cast by holders present in person or represented by proxy at the meeting and entitled to vote thereon. The chairperson of the special meeting may adjourn the special meeting to another place or time, without regard to the presence of a quorum, pursuant to FTAI’s limited liability company agreement. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but broker non-votes will not be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. See “Special Meeting of FTAI Shareholders — Quorum; Vote Required.”
Appraisal Rights
FTAI shareholders are not entitled to appraisal of their shares or dissenters’ rights under Delaware law in connection with the merger. See “Special Meeting of FTAI Shareholders — Appraisal Rights.”
Revoking Your Proxy
If a shareholder grants a proxy, the shareholder may revoke it at any time before it is exercised by sending another proxy card with a later date; notifying FTAI’s Chief Executive Officer in writing before the special meeting that the proxy is revoked; or attending the special meeting and voting in person or revoking the proxy. See “Special Meeting of FTAI Shareholders — Revoking Your Proxy.”
Interests of FTAI’s Directors and Officers in the Merger
When you consider the recommendation of FTAI’s board of directors in favor of approval of the merger proposal, you should keep in mind that FTAI’s directors and executive officers have interests in such proposal that are different from, or in addition to, your interests as a shareholder.
The existence of the financial and personal interests of the FTAI directors may result in a conflict of interest on the part of one or more of them between what he or she may believe is best for FTAI and what he or she may believe is best for himself or herself in determining whether or not to grant a waiver in a specific situation. See the section entitled “Risk Factors” for a fuller discussion of this and other risks.
FTAI’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and in recommending the merger proposal. These interests are described in more detail in the section entitled “The Merger Proposal — FTAI’s Board of Directors’ Reasons for Approval of the Merger.”
Recommendation of FTAI’s Board of Directors
After careful consideration of the matters described above, FTAI’s board of directors determined unanimously that the merger proposal and, if presented, the adjournment proposal, to be presented at the special meeting are fair to and in the best interest of FTAI’s shareholders. FTAI’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” the merger proposal and “FOR” the adjournment proposal, if presented.
The discussion herein of the information and factors considered by the FTAI board of directors is not meant to be exhaustive, but includes the material information and factors considered by the FTAI board of directors. Additional information on the recommendation of FTAI’s board of directors is set forth in “Special Meeting of FTAI Shareholders — Recommendation of FTAI Board of Directors” beginning on page 48.
Recommendation to Shareholders
FTAI’s board of directors believes that the merger proposal and, if presented, the adjournment proposal, to be presented at the special meeting are fair to and in the best interest of FTAI’s shareholders and unanimously recommends that its shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal, if presented.
Conditions to the Closing of the Merger
General Conditions
Consummation of the merger is conditioned on the holders of FTAI common shares having approved the merger, the registration statement of which this proxy statement/prospectus forms a part having been declared effective, and all necessary authorizations under the Securities Act and Exchange Act relating to the issuance and trading of the Company ordinary shares to be issued under the merger agreement having been obtained and being in effect. See “The Merger Proposal — Conditions to Closing of the Merger.”

In addition, prior to the consummation of the merger, the Holdco Merger shall be consummated.
Termination
The merger agreement may be terminated at any time, but not later than the closing, by mutual written agreement of FTAI and the Company. See “The Merger Proposal — Termination.”
U.S. Federal Income Tax Considerations of the Merger
The following is a summary of U.S. federal income tax considerations generally applicable to the merger, and in particular the exchange of FTAI shares for Company shares. For purposes of this section under this heading “—U.S. Federal Income Tax Considerations of the Merger”, references to “FTAI” mean only FTAI and not its subsidiaries or other lower-tier entities, except as otherwise indicated.
The information in this summary is based on the Code; current regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”); the legislative history of the Code; current administrative interpretations and practices of the IRS; and court decisions; all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. The summary is also based upon the assumption that FTAI, the Company, and their respective subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents or partnership agreements and the agreements and other documents applicable to the merger and the Restructuring Transactions. This summary is for general information only and is not legal or tax advice. The Code provisions applicable to the merger and the Restructuring Transactions are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof. The U.S. federal income tax treatment of the merger and the Restructuring Transactions will depend in some instances on determinations of fact and interpretations of U.S. federal income tax law for which no clear precedent or authority may be available. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:
•	financial institutions;
•	insurance companies;
•	broker-dealers;
•	regulated investment companies;
•	partnerships and trusts;
•	expatriates or former long-term residents of the United States;
•	persons who receive FTAI shares through the exercise of stock options (including tandem options) or otherwise as compensation;
•	persons holding FTAI shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons who hold (actually or constructively) 10% or more of the vote or value of FTAI;
•	tax-exempt organizations; and
•	foreign investors.
This summary assumes that investors hold their FTAI shares and will hold their Company shares as capital assets, which generally means property held for investment. This summary also assumes that investors will hold their FTAI shares at all times from the record date through the date to the merger. Special rules may apply to determine the tax considerations for an investor that purchases or sells FTAI shares between the record date and the merger date. You are urged to consult your tax advisor regarding the consequences to you of any such sale.
For purposes of this discussion under this heading “—U.S. Federal Income Tax Considerations of the Merger,” a “U.S. Holder” is an FTAI shareholder that is for U.S. federal income tax purposes:
•	a citizen or resident of the United States;

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person.

A “Non-U.S. Holder” is an FTAI shareholder that is neither a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds FTAI shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax considerations of the merger and the Restructuring Transactions.
Tax Treatment of the Merger to U.S. Holders
The following discussion describes the U.S. federal income tax considerations for a U.S. Holder of FTAI shares of the merger.
Skadden has delivered and expects to deliver an opinion that the merger should be treated as a distribution by FTAI to its shareholders of Company shares within the meaning of Section 731(a) of the Code in which gain or loss is generally not recognized. Notwithstanding our conclusion and as discussed below, shareholders may recognize income or gain as a result of the deemed distribution described below, and certain shareholders may recognize income, gain or loss in connection with the merger as a result of their particular facts and circumstances, as described below. Such opinions are subject to customary exceptions, assumptions, and qualifications, and are conditioned on the accuracy, as of the date of the merger agreement and as of the closing time of the merger, of representations made by FTAI, the Partnership, and the Company regarding factual matters. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the merger could differ from those described in the tax opinion and in this discussion. These tax opinions will represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts; there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinion. This discussion assumes that the merger will be treated as a distribution within the meaning of Section 731(a) of the Code.
Subject to the discussions below of shareholders whose allocable share of FTAI liabilities exceeds their basis in their FTAI shares, the rules governing distributions of “marketable securities,” and the “disguised sale” rules, the receipt of Company shares is generally not expected to be a taxable event for U.S. Holders. The merger is intended to be treated as a liquidation of FTAI in which FTAI is treated as distributing to its shareholders all of its shares of the Company. The holding period for the Company shares received in the merger will take into account FTAI’s holding period with respect thereto. An FTAI shareholder’s basis in the Company shares received in the merger will equal such shareholders’ basis in its FTAI shares immediately prior to the merger (as adjusted to reflect the assumption of FTAI's liabilities by the Company, as discussed below) without regard to FTAI’s basis in the corresponding Company shares. Although FTAI does not intend to report the spin-off of FTAI Infrastructure Inc. on August 1, 2022, as part of this liquidating distribution, if such position were successfully challenged, it could result in a different allocation of basis between an FTAI common shareholder's FTAI Infrastructure Inc. stock and its Company shares.
As a result of the Company's assumption of FTAI liabilities for U.S. federal income tax purposes in the merger, described further below, each FTAI shareholder will be treated as receiving a cash distribution from FTAI in the amount of such shareholder’s allocable share of such liabilities, which distribution will reduce the shareholders' basis in its FTAI shares (but not below zero) and, to the extent that such deemed distribution exceeds a U.S. Holder's adjusted tax basis in its FTAI shares immediately prior to the merger, it will generally be treated as gain from the sale or exchange of its FTAI shares. Such gain would generally be treated as capital gain and would be long-term capital gain to the extent the shareholder’s holding period for its FTAI shares exceeds one year.
Under Section 731(c) of the Code, a partnership’s distribution of “marketable securities” to a partner is generally treated as a distribution of cash, which would generally be taxable to the extent that such distribution exceeds the partner’s adjusted tax basis in its partnership interest. Although Company shares will be considered “marketable securities” under Section 731(c) immediately following the merger, FTAI anticipates that certain exceptions to these rules should apply to the distribution in connection with the merger such that the distribution in general should not trigger gain recognition under these rules.
Under Section 707(a) of the Code, a transfer of money or property by a partner to a partnership followed by a related transfer of property by the partnership to the partner is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations. Transfers of money or other property between a partnership and a partner that are made within two years of each other must be reported to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale.
Under these rules, it is possible that the IRS could assert that the distribution of Company shares by FTAI or the Partnership in connection with the merger, together with contributions of cash to FTAI by certain holders, or to the Partnership by FTAI, in the two years preceding the merger, should be treated as a sale of property to such contributing holders. FTAI intends to take the position that the facts and circumstances establish the absence of a sale in connection with the merger. Nevertheless, in light of the lack of directly applicable authority, there can be no assurance that the disguised sale rules will not apply. If FTAI’s position were successfully challenged, holders who purchased FTAI shares for cash from FTAI in the two years preceding the merger would be treated for U.S. federal income tax purposes as if they had purchased Company shares in exchange for cash. Similar treatment could apply to contributions by FTAI to the Partnership in the two years preceding the merger. In that case, FTAI or the Partnership, as applicable, would generally be required to recognize gain or loss, which gain would be allocated to all of its holders. U.S. Holders are urged to consult their tax advisors with respect to the potential disguised sale of the Company shares.
In addition, as a result of the merger, the Company will be deemed to assume FTAI’s outstanding liabilities for U.S. federal income tax purposes, which assumption is expected to be treated as a distribution from the Company to FTAI immediately prior to FTAI’s deemed liquidation. Such distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), except for the portion of such distribution that is treated as paid out of earnings and profits that have been previously taxed under subpart F of the Code, which would generally not constitute dividend income upon distribution. Thereafter, the distribution will constitute a return of capital to the extent of FTAI’s tax basis in the Company shares on which the distribution was made, and then as gain from the sale or exchange of such shares. U.S. Holders may be subject to U.S. federal, state or local income taxation on their allocable share of FTAI’s items of income or gain realized in connection with such distribution, which could result in an increase in the U.S. Holders’ basis in their FTAI shares.
Tax Treatment of the Merger to Non-U.S. Holders
The following discussion describes the U.S. federal income tax considerations for a Non-U.S. Holder of FTAI shares of the merger.
Except as described below, Non-U.S. Holders are generally not expected to be subject to U.S. federal income tax on the distribution of Company shares in the merger (and will generally be subject to the basis and holding period rules applicable to a U.S. Holder, as described above).
As a result of the merger, the Company will be deemed to assume FTAI’s outstanding liabilities for U.S. federal income tax purposes, which assumption is expected to be treated as a distribution from the Company to FTAI immediately prior to FTAI’s deemed liquidation. Such distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), except for the portion of such distribution that is treated as paid out of earnings and profits that have been previously taxed under subpart F of the Code, which would generally not constitute dividend income upon distribution. Thereafter, the distribution will constitute a return of capital to the extent of FTAI’s tax basis in the Company shares on which the distribution was made, and then as gain from the sale or exchange of such shares. Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received with respect to Company shares, unless that income is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States.

Withholding with respect to Non-U.S. Holders in the Merger
A Non-U.S. Holder generally is subject to withholding by FTAI or the applicable withholding agent of U.S. tax at a 30% rate on such Non-U.S. Holder’s distributive share of the gross amount of interest, dividends and other fixed or determinable annual or periodical income (“FDAP Income”) received by FTAI from sources within the United States if such income is not treated as effectively connected with a U.S. trade or business. Generally, a U.S. partnership that recognizes FDAP Income is required to withhold on each Non-U.S. Holder’s allocable share of such income at the time it makes a distribution to such Non-U.S. Holders. If any FDAP Income recognized by FTAI prior to the merger and allocable to a Non-U.S. Holder has not previously been subject to such withholding, FTAI or the applicable withholding agent may be required to deduct and withhold such tax at the time of the merger from such Non-U.S. Holder’s Company shares.
FTAI generally does not expect that withholding will be required in connection with the exchange of FTAI and Company shares in the merger. To the extent that any withholding is required on any amounts otherwise distributable to a Non-U.S. Holder in the merger, FTAI or other applicable withholding agents may collect the amount required to be withheld by converting to cash for remittance to the IRS a sufficient portion of Company shares that such Non-U.S. Holder would otherwise receive or may withhold from other property held in the Non-U.S. Holder’s account with the withholding agent, and such holder may bear brokerage or other costs for this withholding procedure. A Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the holder’s U.S. tax liability for the year in which the merger occurred.
Restructuring Transactions
As noted above, FTAI and its subsidiaries have engaged and intend to engage in certain Restructuring Transactions in connection with the merger. It is expected that FTAI will recognize certain items of income or gain as a result of certain of those transactions. Holders of FTAI shares may be subject to U.S. federal, state, local, or non-U.S. income taxation on their allocable share of FTAI’s items of income or gain realized in connection with the Restructuring Transactions, and Non-U.S. Holders may be subject to withholding tax, as described above.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSIDERATIONS APPLICABLE TO THE MERGER AND THE RESTRUCTURING TRANSACTIONS. THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO A HOLDER DEPENDING UPON THE HOLDER’S PARTICULAR SITUATION. EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE HOLDER OF THE MERGER AND THE RESTRUCTURING TRANSACTIONS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.
Regulatory Matters
The merger and the transactions contemplated by the merger agreement are not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the merger.
Risk Factors
In evaluating the proposals to be presented at the special meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

RISK FACTORS
In addition to the other information included in and found in the annexes attached to this proxy statement/prospectus, including the matters addressed in the “Cautionary Statement Regarding Forward-Looking Statements” on page 46, you should carefully consider the following risk factors in deciding whether to vote for the merger proposal and, if presented, the adjournment proposal, being presented at the special meeting. You should also read and consider the other information in this proxy statement/prospectus.
An investment in the Company’s shares involves a high degree of risk. If any of the following risks or uncertainties occurs, the Company’s business, financial condition and operating results could be materially and adversely affected. As a result, the trading price of its shares could decline and you may lose all or a part of your investment in the Company’s shares. You should carefully consider the following risks and other information in this proxy statement/prospectus in evaluating us and our shares. Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition. The risk factors generally have been separated into the following categories: risks related to the merger; risks related to the Company’s business; risks related to our Manager; risks related to taxation and risks related to the Company’s shares. However, these categories do overlap and should not be considered exclusive.
Unless the context requires otherwise, references to “FTAI,” “we,” “our,” or “us” in this section are to the business and operations of FTAI prior to the merger which will be the business of the Company after the merger, and references to “Company” in this section are to the business and operations of the Company by virtue of the Company’s ownership of the business of FTAI after the merger.
Risks Related to the Merger
The consummation of the merger is subject to the satisfaction of certain closing conditions, including receipt of the requisite approval of the holders of FTAI common shares.
The merger and the other transactions are subject to a number of conditions. The obligation of each party to effect the merger and the other transactions is also subject to the condition that there is no legal prohibition against consummation of the transactions, that the Company’s ordinary shares be approved for listing on Nasdaq subject only to official notice of issuance thereof, receipt of the requisite approval of the holders of FTAI common shares and the continued effectiveness of the registration statement of which this proxy statement/prospectus is a part. There are no assurances that all conditions to effecting the merger and the other transactions will be satisfied or that the conditions will be satisfied in the time frame expected.
If the conditions to effect the merger and the other transactions are not satisfied (or are not waived, to the extent waivable), either FTAI or the Company, as applicable, may, subject to the terms and conditions of the merger agreement, terminate the merger agreement under certain circumstances. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus – Termination.”
FTAI may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the reorganization transaction from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combinations or merger agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on FTAI’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the merger or any other part of the transactions, then that injunction may delay or prevent the transactions from being completed. Currently, FTAI is not aware of any securities class action lawsuits or derivative lawsuits that have been filed in connection with the merger or any other part of the transactions.
Some of FTAI’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the merger without regard to the interests of FTAI’s shareholders or in determining whether the Company is appropriate for FTAI’s merger.
The personal and financial interests of FTAI’s officers and directors may influence or have influenced their support for completing the merger and the Company’s operation following the merger.

The transactions contemplated by the merger agreement provide that each of Messrs. Adams, Goodwin, Ms. Hannaway, Messrs. Levison, Nicholson, Robinson and Tuchman will be directors of the Company after the closing of the merger. As such, in the future each non-employee director will receive any cash fees, share options or share awards that the Company board of directors determines to pay to its non-employee directors.The total annual compensation generally payable by FTAI to its non-employee directors is $150,000. In addition, FTAI pays an annual fee to the chairperson of the Audit Committee of $10,000. See “Executive Compensation – Compensation of Directors” for a more detailed discussion of FTAI’s current director compensation program.
FTAI has granted stock options to acquire FTAI common shares to its Manager, who may in turn assign a portion of the options to its employees, including our officers and directors. Any such “tandem options” assigned to employees of the Manager, including our officers and directors, correspond on a one-to-one basis with the options granted to the Manager, such that exercise by an employee or director of the tandem options would result in the corresponding option held by our Manager being cancelled.
•	The Manager (or its affiliate) holds 3,122,410 options, all of which are fully vested as of the date of the grant;
•	FTAI’s chief executive officer, Mr. Adams, holds 307,666 tandem options in various stages of vesting;
•	FTAI has granted stock options to acquire FTAI common stock to each of its non-employee directors, and each of the non-employee directors holds 5,000 fully vested director options; and
•	The affiliated director, Mr. Nicholson, holds 307,666 tandem options in various stages of vesting.
We cannot assure you that the Company’s ordinary shares and preferred shares will be approved for listing on Nasdaq or that FTAI will be able to comply with the continued listing standards of Nasdaq.
In connection with the closing, FTAI intends to list the Company’s (i) ordinary shares on Nasdaq under the ticker symbol “FTAI,” (ii) Company Series A Preferred Shares on Nasdaq under the ticker symbol “FTAIP,” (iii) Company Series B Preferred Shares on Nasdaq under the ticker symbol “FTAIO” and (iv) Company Series C Preferred Shares on Nasdaq under the ticker symbol “FTAIN.” If, after the merger, Nasdaq delists the Company’s ordinary shares or preferred shares from trading on its exchange for failure to meet the listing standards and FTAI is unable to list such securities on another national securities exchange, FTAI expects such securities could be quoted on an over-the-counter market. If this were to occur, FTAI and its shareholders could face significant material adverse consequences including, but not limited to:
•	a limited availability of market quotations for FTAI’s securities;
•	reduced liquidity for FTAI’s securities;
•
a determination that the Company’s ordinary shares or preferred shares are a “penny stock,” which will require brokers trading the Company’s ordinary shares or preferred shares, as applicable, to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Company’s ordinary shares or preferred shares, as applicable;

•	a limited amount of news and analyst coverage; and/or
•	a decreased ability to issue additional securities or obtain additional financing in the future.
Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.
Our corporate affairs will be governed by our amended and restated memorandum and articles of association to be adopted prior to the consummation of the merger (as amended from time to time, the “Articles”), the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (2) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.
The Financial Action Task Force has increased monitoring of the Cayman Islands.
In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering/counter-terrorist and proliferation financing practices are under increased monitoring, commonly referred to as the “FATF grey list.” The FATF was established in July 1989 by a Group of Seven (G-7) Summit and is a task force composed of member governments who agree to fund the FATF on temporary basis with specific goals and projects – it is an international policy-making body that sets international anti-money laundering standards and counter-terrorist financing measures. The FATF monitors countries to ensure they implement the FATF Standards fully and effectively, and holds countries to account that do not comply. When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. In its October 2021 plenary, the FATF positively recognized the ongoing efforts of the Cayman Islands to improve its anti-money laundering and counter-terrorist financing regime. Despite the progress the Cayman Islands is making on satisfying the final outstanding recommendations (being considered as compliant or largely compliant with all of the FATF’s 40 recommendations and having completed 60 out of 63 FATF recommendation actions), it is still unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.
EU AML High-Risk Third Countries List
On March 13, 2022, the European Commission (“EC”) updated its list of 'high-risk third countries' (“EU AML List”) identified as having strategic deficiencies in their anti-money laundering/counter-terrorist financing regimes to add nine countries, including the Cayman Islands. The EC has noted it is committed to there being a greater alignment between the EU AML List and the FATF listing process. The addition of the Cayman Islands to the EU AML List is a direct result of the inclusion of the Cayman Islands on the FATF grey list in February 2021. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.

Upon consummation of the merger, the rights of holders of Company ordinary shares arising under the Cayman Companies Act as well as the Articles will differ from and may be less favorable to the rights of holders of FTAI common shares arising under the DGCL as well as our current certificate of formation and fourth amended and restated limited liability company agreement.
Upon consummation of the merger, the rights of holders of Company ordinary shares will arise under the Articles as well as the Cayman Companies Act. Those Articles and the Cayman Companies Act contain provisions that differ in some respects from those in our current certificate of formation and fourth amended and restated limited liability company agreement and the DGCL and, therefore, some rights of holders of Company ordinary shares could differ from the rights that holders of FTAI common shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that the Company becomes involved in costly litigation, which could have a material adverse effect on the Company.
In addition, there are differences between the Articles and the current organizational documents of FTAI. For a more detailed description of the rights of holders of the Company ordinary shares and how they may differ from the rights of holders of FTAI common shares, please see “Comparison of Rights of FTAI Shareholders and Company Shareholders.” The form of the Proposed Amended and Restated Memorandum and Articles of Association of the Company to be adopted prior to the consummation of the merger is attached as Annex B, to this proxy statement/prospectus and we urge you to read them.
Risks Related to the Company’s Business
A pandemic, including COVID-19, could have an adverse impact on our business, financial condition, and results of operations.
In recent years, the outbreaks of certain highly contagious diseases have increased the risk of a pandemic resulting in economic disruptions. In particular, the ongoing COVID-19 pandemic has led to severe disruptions in the market and the global, U.S. and regional economies that may continue for a prolonged duration and trigger a recession or a period of economic slowdown. In response, various governmental bodies and private enterprises have implemented, and may in the future implement, numerous measures intended to mitigate the outbreak, such as travel bans and restrictions, quarantines, shutdowns and testing or vaccination mandates. The COVID-19 pandemic continues to be dynamic and evolving, including a resurgence of COVID-19 cases in certain geographies, and its ultimate scope, duration and impact, including the efficacy and availability of vaccines, remain uncertain.
The ongoing COVID-19 pandemic adversely affected the Company’s aviation business in several material ways during the years ended December 31, 2020 and 2021.
We expect that this pandemic, and any future epidemic or pandemic crises, could result in direct and indirect adverse effects on our industries and customers, which in turn may impact our business, results of operations and financial condition. Effects of the current pandemic have included, or may in the future include, among others:
•	deterioration of worldwide, regional or national economic conditions and activity, which could adversely affect global demand for our services, and time charter and spot rates;
•
disruptions to our operations as a result of the potential health impact, such as the availability and efficacy of vaccines, on our employees and crews, and on the workforces of our customers and business partners;

•
disruptions to our business from, or additional costs related to, new regulations, directives or practices implemented in response to the pandemic, such as travel restrictions, increased inspection regimes, hygiene measures (such as quarantining and physical distancing) or increased implementation of remote working arrangements;

•	asset impairment charges and a decline in equipment leasing revenues;
•
a lack of air travel demand or an inability of airlines to operate to or from certain regions could impact demand for air travel and the financial health of certain airlines, including increasing the financial stress of our lessees;

•
any related off hire due to global supply chain disruptions resulting from quarantines, worker health, regulations or other impacts of the COVID-19 pandemic, which in turn could disrupt our operations and result in a reduction of revenue;

•	potential shortages or a lack of access to required spare parts for our vessels, or potential delays in any repairs to, scheduled or unscheduled maintenance or modifications;
•	potential delays in vessel inspections and related certifications by class societies, customers or government agencies;
•	potential reduced cash flows and financial condition, including potential liquidity constraints;
•
reduced access to or increased cost of capital, including the ability to refinance any existing obligations, as a result of any credit tightening generally or due to continued declines in global financial markets, including potential interest rate increases and declines in the prices of publicly traded securities of us, our peers and of listed companies generally; and

•
potential deterioration in the financial condition and prospects of our customers, joint venture partners or business partners, or attempts by customers or third parties to invoke force majeure contractual clauses as a result of delays or other disruptions.

As the COVID-19 pandemic continues to evolve, the extent to which COVID-19 impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to try and contain COVID-19 or treat its impact. We continue to monitor the pandemic and, the extent to which the continued spread of the virus adversely affects our customer base and therefore revenue. As the COVID-19 pandemic is complex and rapidly evolving, our plans as described above may change. At this point, we cannot reasonably estimate the duration and severity of this pandemic, which could have a material adverse impact on our business, results of operations, financial position and cash flows.
Uncertainty relating to macroeconomic conditions may reduce the demand for our assets, result in non-performance of contracts by our lessees or charterers, limit our ability to obtain additional capital to finance new investments, or have other unforeseen negative effects.
Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets and commodity price volatility, historically have created difficult operating environments for owners and operators in the aviation and offshore equipment industries. Many factors, including factors that are beyond our control, may impact our operating results or financial condition and/or affect the lessees and charterers that form our customer base. For some years, the world has experienced weakened economic conditions and volatility following adverse changes in global capital markets. Excess supply in oil and gas markets can put significant downward pressure on prices for these commodities, and may affect demand for assets used in production, refining and transportation of oil and gas. In the past, a significant decline in oil prices has led to lower offshore exploration and production budgets worldwide. These conditions have resulted in significant contraction, deleveraging and reduced liquidity in the credit markets. Several governments have implemented, or are considering implementing, a broad variety of governmental actions or new regulations for the financial markets. In addition, limitations on the availability of capital, higher costs of capital for financing expenditures or the desire to preserve liquidity, may cause our current or prospective customers to make reductions in future capital budgets and spending.
Further, demand for our assets is related to passenger and cargo traffic growth, which in turn is dependent on general business and economic conditions. Global economic downturns could have an adverse impact on passenger and cargo traffic levels and consequently our lessees’ and charterers’ business, which may in turn result in a significant reduction in revenues, earnings and cash flows, difficulties accessing capital and a deterioration in the value of our assets. We have in the past been exposed to increased credit risk from our customers and third parties who have obligations to us, which resulted in non-performance of contracts by our lessees and adversely impacted our business, financial condition, results of operations and cash flows. We cannot assure you that similar loss events may not occur in the future.
Instability in geographies where we have assets or where we derive revenue could have a material adverse effect on our business, customers, operations and financial results.
Economic, civil, military and political uncertainty exists and may increase in regions where we operate and derive our revenue. Various countries in which we operate are experiencing and may continue to experience military action and civil and political unrest. We have assets in the emerging market economies of Eastern Europe, including some assets in Russia and Ukraine. In late February 2022, Russian military forces launched significant military action against Ukraine. Sustained conflict and disruption in the region is likely. The impact to Russia and Ukraine, as well as actions taken by other countries, including new and stricter export controls and sanctions by Canada, the United Kingdom, the European Union, the U.S. and other countries and organizations against officials, individuals, regions, and industries in Russia and Ukraine, and each country’s potential response to such sanctions, tensions and military actions, could have a material adverse effect on our business and delay or prevent us from accessing certain of our assets. We are actively monitoring the security of our remaining assets in the region.
The aviation and offshore industries have experienced periods of oversupply during which lease rates and asset values have declined, particularly during the most recent economic downturn, and any future oversupply could materially adversely affect our results of operations and cash flows.
The oversupply of a specific asset is likely to depress the lease rates for and the value of that type of asset and result in decreased utilization of our assets, and the industries in which we operate have experienced periods of oversupply during which rates and asset values have declined, particularly during the most recent economic downturn. Factors that could lead to such oversupply include, without limitation:
•	general demand for the type of assets that we purchase;
•	general macroeconomic conditions, including market prices for commodities that our assets may serve;
•	geopolitical events, including war, prolonged armed conflict and acts of terrorism;
•	outbreaks of communicable diseases and natural disasters;
•	governmental regulation;
•	interest rates;
•	the availability of credit;
•	potential reduced cash flows and financial condition, including potential liquidity constraints;
•	restructurings and bankruptcies of companies in the industries in which we operate, including our customers;
•	manufacturer production levels and technological innovation;
•	manufacturers merging or exiting the industry or ceasing to produce certain asset types;
•	retirement and obsolescence of the assets that we own;
•	increases in supply levels of assets in the market due to the sale or merging of operating lessors; and
•	reintroduction of previously unused or dormant assets into the industries in which we operate.
These and other related factors are generally outside of our control and could lead to persistence of, or increase in, the oversupply of the types of assets that we acquire or decreased utilization of our assets, either of which could materially adversely affect our results of operations and cash flow. In addition, aviation lessees may redeliver our assets to locations where there is oversupply, which may lead to additional repositioning costs for us if we move them to areas with higher demand. Positioning expenses vary depending on geographic location, distance, rates and other factors, and may not be fully covered by drop-off charges collected from the last lessees of the equipment or pick-up charges paid by the new lessees. Positioning expenses can be significant if a large portion of our assets are returned to locations with weak demand, which could materially adversely affect our business, prospects, financial condition, results of operations and cash flows.
The airline industry is heavily regulated, and if we fail to comply with applicable requirements, our results of operations could suffer.
The Federal Aviation Administration (“FAA”) and equivalent regulatory agencies have increasingly focused on the need to assure that airline industry products are designed with sufficient cybersecurity controls to protect against unauthorized access or other unwanted compromise. A failure to meet these evolving expectations could negatively impact sales into the industry and expose us to legal or contractual liability.
Governmental agencies throughout the world, including the FAA, prescribe standards and qualification requirements for aircraft components, including virtually all commercial airline and general aviation products. Specific regulations vary from country to country, although compliance with FAA requirements generally satisfies regulatory requirements in other countries. If any material authorization or approval qualifying us to supply our products is revoked or suspended, then sale of the product would be prohibited by law, which would have an adverse effect on our business, financial condition and results of operations.
From time to time, the FAA or equivalent regulatory agencies in other countries propose new regulations or changes to existing regulations, which often are more stringent than existing regulations. If such proposals are adopted and enacted, we may incur significant additional costs to achieve compliance, which could have a material adverse effect on our business, financial condition and results of operations.
Recent trends by China’s aviation authority to relax restrictions on airspace may be reversed, and anticipated new regulations loosening airspace restrictions may not materialize, which could impact sales prospects in China for our commercial aerospace businesses
The retirement or prolonged grounding of commercial aircraft could reduce our revenues and the value of any related inventory.
We sell aircraft components and replacement parts. If aircraft or engines for which we offer aircraft components and replacement parts are retired or grounded for prolonged periods of time and there are fewer aircraft that require these components or parts, our revenues may decline as well as the value of any related inventory.
Contractual defaults may adversely affect our business, prospects, financial condition, results of operations and cash flows by decreasing revenues and increasing storage, positioning, collection, recovery and lost equipment expenses.
The success of our business depends in large part on the success of the operators in the sectors in which we participate. Cash flows from our assets are substantially impacted by our ability to collect compensation and other amounts to be paid in respect of such assets from the customers with whom we enter into leases, charters or other contractual arrangements. Inherent in the nature of the leases, charters and other arrangements for the use of such assets is the risk that we may not receive, or may experience delay in realizing, such amounts to be paid. While we target the entry into contracts with credit-worthy counterparties, no assurance can be given that such counterparties will perform their obligations during the term of the leases, charters or other contractual arrangements. In addition, when counterparties default, we may fail to recover all of our assets, and the assets we do recover may be returned in damaged condition or to locations where we will not be able to efficiently lease, charter or sell them. In most cases, we maintain, or require our lessees to maintain, certain insurances to cover the risk of damages or loss of our assets. However, these insurance policies may not be sufficient to protect us against a loss.
Depending on the specific sector, the risk of contractual defaults may be elevated due to excess capacity as a result of oversupply during the most recent economic downturn. We lease assets to our customers pursuant to fixed-price contracts, and our customers then seek to utilize those assets to transport goods and provide services. If the price at which our customers receive for their transportation services decreases as a result of an oversupply in the marketplace, then our customers may be forced to reduce their prices in order to attract business (which may have an adverse effect on their ability to meet their contractual lease obligations to us), or may seek to renegotiate or terminate their contractual lease arrangements with us to pursue a lower-priced opportunity with another lessor, which may have a direct, adverse effect on us. See “—The industries in which we operate have experienced periods of oversupply during which lease rates and asset values have declined, particularly during the most recent economic downturn, and any future oversupply could materially adversely affect our results of operations and cash flows.” Any default by a material customer would have a significant impact on our profitability at the time the customer defaulted, which could materially adversely affect our operating results and growth prospects. In addition, some of our counterparties may reside in jurisdictions with legal and regulatory regimes that make it difficult and costly to enforce such counterparties’ obligations.
If we acquire a high concentration of a particular type of asset, or concentrate our investments in a particular sector, our business, prospects, financial condition, results of operations and cash flows could be adversely affected by changes in market demand or problems specific to that asset or sector.
If we acquire a high concentration of a particular asset, or concentrate our investments in a particular sector, our business and financial results could be adversely affected by sector-specific or asset-specific factors. If we acquire a high concentration of a particular asset and the market demand for a particular asset declines, it is redesigned or replaced by its manufacturer or it experiences design or technical problems, the value and rates relating to such asset may decline, and we may be unable to lease or charter such asset on favorable terms, if at all. Any decrease in the value and rates of our assets may have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.
We operate in highly competitive markets.
The business of acquiring aviation and offshore energy equipment assets is highly competitive. Market competition for opportunities includes traditional transportation companies, commercial and investment banks, as well as a growing number of non-traditional participants, such as hedge funds, private equity funds and other private investors, including Fortress-related entities. Some of these competitors may have access to greater amounts of capital and/or to capital that may be committed for longer periods of time or may have different return thresholds than us, and thus these competitors may have certain advantages not shared by us. In addition, competitors may have incurred, or may in the future incur, leverage to finance their debt investments at levels or on terms more favorable than those available to us. Strong competition for investment opportunities could result in fewer such opportunities for us, as certain of these competitors have established and are establishing investment vehicles that target the same types of assets that we intend to purchase.
In addition, some of our competitors may have longer operating histories, greater financial resources and lower costs of capital than us, and consequently, may be able to compete more effectively in one or more of our target markets. We likely will not always be able to compete successfully with our competitors and competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.
Certain liens may arise on our assets.
Certain of our assets are currently subject to liens under separate financing arrangements entered into by certain subsidiaries in connection with acquisitions of assets. In the event of a default under such arrangements by the applicable subsidiary, the lenders thereunder would be permitted to take possession of or sell such assets. In addition, our currently owned assets and assets that we purchase in the future may be subject to other liens based on the industry practices relating to such assets. Until they are discharged, these liens could impair our ability to repossess, re-lease or sell our assets, and to the extent our lessees or charterers do not comply with their obligations to discharge any liens on the applicable assets, we may find it necessary to pay the claims secured by such liens in order to repossess such assets. Such payments could materially adversely affect our operating results and growth prospects.
The values of our assets may fluctuate due to various factors.
The fair market values of our assets may decrease or increase depending on a number of factors, including the prevailing level of charter or lease rates from time to time, general economic and market conditions affecting our target markets, type and age of assets, supply and demand for assets, competition, new governmental or other regulations and technological advances, all of which could impact our profitability and our ability to lease, charter, develop, operate, or sell such assets. In addition, our assets depreciate as they age and may generate lower revenues and cash flows. We must be able to replace such older, depreciated assets with newer assets, or our ability to maintain or increase our revenues and cash flows will decline. In addition, if we dispose of an asset for a price that is less than the depreciated book value of the asset on our balance sheet or if we determine that an asset’s value has been impaired, we will recognize a related charge in our consolidated statement of operations and such charge could be material.
We may not generate a sufficient amount of cash or generate sufficient free cash flow to fund our operations or repay our indebtedness.
Our ability to make payments on our indebtedness as required depends on our ability to generate cash flow in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we do not generate sufficient free cash flow to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot provide assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timeliness and amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the finance and credit markets. Our inability to generate sufficient free cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would materially affect our business, financial condition and results of operations.
Our use of joint ventures or partnerships, and our Manager’s outsourcing of certain functions, may present unforeseen obstacles or costs.
We have acquired and may in the future acquire interests in certain assets in cooperation with third-party partners or co-investors through jointly owned acquisition vehicles, joint ventures or other structures. In these co-investment situations, our ability to control the management of such assets depends upon the nature and terms of the joint arrangements with such partners and our relative ownership stake in the asset, each of which will be determined by negotiation at the time of the investment and the determination of which is subject to the discretion of our Manager. Depending on our Manager’s perception of the relative risks and rewards of a particular asset, our Manager may elect to acquire interests in structures that afford relatively little or no operational and/or management control to us. Such arrangements present risks not present with wholly-owned assets, such as the possibility that a co-investor becomes bankrupt, develops business interests or goals that conflict with our interests and goals in respect of the assets, all of which could materially adversely affect our business, prospects, financial condition, results of operations and cash flows.
In addition, our Manager expects to utilize third-party contractors to perform services and functions related to the operation and leasing of our assets. These functions may include billing, collections, recovery and asset monitoring. Because we and our Manager do not directly control these third parties, there can be no assurance that the services they provide will be delivered at a level commensurate with our expectations, or at all. The failure of any such third-party contractors to perform in accordance with our expectations could materially adversely affect our business, prospects, financial condition, results of operations and cash flows.
We are subject to the risks and costs of obsolescence of our assets.
Technological and other improvements expose us to the risk that certain of our assets may become technologically or commercially obsolete. For example, as manufacturers introduce technological innovations and new types of aircraft, some of our assets could become less desirable to potential lessees. Such technological innovations may increase the rate of obsolescence of existing aircraft faster than currently anticipated by us. In addition, the imposition of increased regulation regarding stringent noise or emissions restrictions may make some of our aircraft less desirable and less valuable in the marketplace. In our offshore energy business, development and construction of new, sophisticated, high-specification assets could cause our assets to become less desirable to potential charterers, and insurance rates may also increase with the age of a vessel, making older vessels less desirable to potential charterers. Any of these risks may adversely affect our ability to lease, charter or sell our assets on favorable terms, if at all, which could materially adversely affect our operating results and growth prospects.
The inability to obtain certain components from suppliers could harm our business.
Our business is affected by the availability and price of the component parts that we use to manufacture our products. Our ability to manage inventory and meet delivery requirements may be constrained by our suppliers’ ability to adjust delivery of long-lead time products during times of volatile demand. The supply chains for our business could also be disrupted by external events such as natural disasters, extreme weather events, pandemics, labor disputes, governmental actions and legislative or regulatory changes. As a result, our suppliers may fail to perform according to specifications when required and we may be unable to identify alternate suppliers or to otherwise mitigate the consequences of their non-performance.
Transitions to new suppliers may result in significant costs and delays, including those related to the required recertification of parts obtained from new suppliers with our customers and/or regulatory agencies. Our inability to fill our supply needs could jeopardize our ability to fulfill obligations under customer contracts, which could result in reduced revenues and profits, contract penalties or terminations, and damage to customer relationships. Further, increased costs of such components could reduce our profits if we were unable to pass along such price in-creases to our customers.

We could be negatively impacted by environmental, social, and governance (ESG) and sustainability-related matters.
Governments, investors, customers, employees and other stakeholders are increasingly focusing on corporate ESG practices and disclosures, and expectations in this area are rapidly evolving. We may in the future announce sustainability-focused investments, partnerships and other initiatives and goals. These initiatives, aspirations, targets or objectives reflect our current plans and aspirations and are not guarantees that we will be able to achieve them. Our efforts to accomplish and accurately report on these initiatives and goals present numerous operational, regulatory, reputational, financial, legal, and other risks, any of which could have a material negative impact, including on our reputation and stock price.
In addition, the standards for tracking and reporting on ESG matters are relatively new, have not been harmonized and continue to evolve. Our selection of disclosure frameworks that seek to align with various voluntary reporting standards may change from time to time and may result in a lack of comparative data from period to period. Moreover, our processes and controls may not always align with evolving voluntary standards for identifying, measuring, and reporting ESG metrics, our interpretation of reporting standards may differ from those of others, and such standards may change over time, any of which could result in significant revisions to our goals or reported progress in achieving such goals. In this regard, the criteria by which our ESG practices and disclosures are assessed may change due to the quickly evolving landscape, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. The increasing attention to corporate ESG initiatives could also result in increased investigations and litigation or threats thereof. If we are unable to satisfy such new criteria, investors may conclude that our ESG and sustainability practices are inadequate. If we fail or are perceived to have failed to achieve previously announced initiatives or goals or to accurately disclose our progress on such initiatives or goals, our reputation, business, financial condition, and results of operations could be adversely impacted.
We may be affected by fluctuating prices for fuel and energy.
Volatility in energy prices could have a significant effect on a variety of items including, but not limited to: the economy; demand for transportation services; business related to the energy sector, including the fuel prices and fuel surcharges.
International, political, and economic factors, events, and conditions, including current sanctions against Russia related to its invasion of Ukraine, affect the volatility of fuel prices and supplies. Weather can also affect fuel supplies and limit domestic refining capacity. A severe shortage of, or disruption to, domestic fuel supplies could have a material adverse effect on our results of operations, financial condition, and liquidity. In addition, lower fuel prices could have a negative impact on commodities we process and transport, such as crude oil and petroleum products, which could have a material adverse effect on our results of operations, financial condition, and liquidity.
Our assets generally require routine maintenance, and we may be exposed to unforeseen maintenance costs.
We may be exposed to unforeseen maintenance costs for our assets associated with a lessee’s or charterer’s failure to properly maintain the asset. We enter into leases and charters with respect to some of our assets pursuant to which the lessees are primarily responsible for many obligations, which generally include complying with all governmental requirements applicable to the lessee or charterer, including operational, maintenance, government agency oversight, registration requirements and other applicable directives. Failure of a lessee or charterer to perform required maintenance during the term of a lease or charter could result in a decrease in value of an asset, an inability to re-lease or charter an asset at favorable rates, if at all, or a potential inability to utilize an asset. Maintenance failures would also likely require us to incur maintenance and modification costs upon the termination of the applicable lease or charter; such costs to restore the asset to an acceptable condition prior to re-leasing, charter or sale could be substantial. Any failure by our lessees or charterers to meet their obligations to perform required scheduled maintenance or our inability to maintain our assets could materially adversely affect our business, prospects, financial condition, results of operations and cash flows.
Some of our customers operate in highly regulated industries and changes in laws or regulations, including laws with respect to international trade, may adversely affect our ability to lease, charter or sell our assets.
Some of our customers operate in highly regulated industries. A number of our contractual arrangements-for example, our leasing aircraft engines to third-party operators-require the operator (our customer) to obtain specific governmental or regulatory licenses, consents or approvals. These include consents for certain payments under such arrangements and for the export, import or re-export of the related assets. Failure by our customers or, in certain circumstances, by us, to obtain certain licenses and approvals could negatively affect our ability to conduct our business. In addition, the shipment of goods, services and technology across international borders subjects the operation of our assets to international trade laws and regulations. Moreover, many countries, including the United States, control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities. If any such regulations or sanctions affect the asset operators that are our customers, our business, prospects, financial condition, results of operations and cash flows may be materially adversely affected.
Certain of our assets are subject to purchase options held by the charterer or lessee of the asset which, if exercised, could reduce the size of our asset base and our future revenues.
We have granted purchase options to the charterers and lessees of certain of our assets. The market values of these assets may change from time to time depending on a number of factors, such as general economic and market conditions affecting the industries in which we operate, competition, cost of construction, governmental or other regulations, technological changes and prevailing levels of charter or lease rates from time to time. The purchase price under a purchase option may be less than the asset’s market value at the time the option may be exercised. In addition, we may not be able to obtain a replacement asset for the price at which the asset is sold. In such cases, our business, prospects, financial condition, results of operations and cash flows may be materially adversely affected.
We may not be able to renew or obtain new or favorable charters or leases, which could adversely affect our business, prospects, financial condition, results of operations and cash flows.
Our operating leases are subject to greater residual risk than direct finance leases because we will own the assets at the expiration of an operating lease term and we may be unable to renew existing charters or leases at favorable rates, or at all, or sell the leased or chartered assets, and the residual value of the asset may be lower than anticipated. In addition, our ability to renew existing charters or leases or obtain new charters or leases will also depend on prevailing market conditions, and upon expiration of the contracts governing the leasing or charter of the applicable assets, we may be exposed to increased volatility in terms of rates and contract provisions. For example, we do not currently have long-term charters for our construction support vessel and our ROV support vessel. Likewise, our customers may reduce their activity levels or seek to terminate or renegotiate their charters or leases with us. If we are not able to renew or obtain new charters or leases in direct continuation, or if new charters or leases are entered into at rates substantially below the existing rates or on terms otherwise less favorable compared to existing contractual terms, or if we are unable to sell assets for which we are unable to obtain new contracts or leases, our business, prospects, financial condition, results of operations and cash flows could be materially adversely affected.
Litigation to enforce our contracts and recover our assets has inherent uncertainties that are increased by the location of our assets in jurisdictions that have less developed legal systems.
While some of our contractual arrangements are governed by New York law and provide for the non-exclusive jurisdiction of the courts located in the state of New York, our ability to enforce our counterparties’ obligations under such contractual arrangements is subject to applicable laws in the jurisdiction in which enforcement is sought. While some of our existing assets are used in specific jurisdictions, aviation and offshore assets by their nature generally move throughout multiple jurisdictions in the ordinary course of business. As a result, it is not possible to predict, with any degree of certainty, the jurisdictions in which enforcement proceedings may be commenced. Litigation and enforcement proceedings have inherent uncertainties in any jurisdiction and are expensive. These uncertainties are enhanced in countries that have less developed legal systems where the interpretation of laws and regulations is not consistent, may be influenced by factors other than legal merits and may be cumbersome, time-consuming and even more expensive. For example, repossession from defaulting lessees may be difficult and more expensive in jurisdictions whose laws do not confer the same security interests and rights to creditors and lessors as those in the United States and where the legal system is not as well developed. As a result, the remedies available and the relative success and expedience of collection and enforcement proceedings with respect to the owned assets in various jurisdictions cannot be predicted. To the extent more of our business shifts to areas outside of the United States and Europe, such as Asia and the Middle East, it may become more difficult and expensive to enforce our rights and recover our assets.

Our international operations involve additional risks, which could adversely affect our business, prospects, financial condition, results of operations and cash flows.
We and our customers operate in various regions throughout the world. As a result, we may, directly or indirectly, be exposed to political and other uncertainties, including risks of:
•	terrorist acts, armed hostilities, war and civil disturbances;
•	acts of piracy;
•	potential cybersecurity attacks;
•	significant governmental influence over many aspects of local economies;
•	seizure, nationalization or expropriation of property or equipment;
•	repudiation, nullification, modification or renegotiation of contracts;
•	limitations on insurance coverage, such as war risk coverage, in certain areas;
•	political unrest;
•	foreign and U.S. monetary policy and foreign currency fluctuations and devaluations;
•	the inability to repatriate income or capital;
•	complications associated with repairing and replacing equipment in remote locations;
•	import-export quotas, wage and price controls, imposition of trade barriers;
•	U.S. and foreign sanctions or trade embargoes;
•	restrictions on the transfer of funds into or out of countries in which we operate;
•	compliance with U.S. Treasury sanctions regulations restricting doing business with certain nations or specially designated nationals;
•	regulatory or financial requirements to comply with foreign bureaucratic actions;
•	compliance with applicable anti-corruption laws and regulations;
•	changing taxation policies, including confiscatory taxation;
•	other forms of government regulation and economic conditions that are beyond our control; and
•	governmental corruption.
Any of these or other risks could adversely impact our customers’ international operations which could materially adversely impact our operating results and growth opportunities.
We may make acquisitions in emerging markets throughout the world, and investments in emerging markets are subject to greater risks than developed markets and could adversely affect our business, prospects, financial condition, results of operations and cash flows.
To the extent that we acquire assets in emerging markets-which we may do throughout the world-additional risks may be encountered that could adversely affect our business. Emerging market countries have less developed economies and infrastructure and are often more vulnerable to economic and geopolitical challenges and may experience significant fluctuations in gross domestic product, interest rates and currency exchange rates, as well as civil disturbances, government instability, nationalization and expropriation of private assets and the imposition of taxes or other charges by government authorities. In addition, the currencies in which investments are denominated may be unstable, may be subject to significant depreciation and may not be freely convertible or may be subject to the imposition of other monetary or fiscal controls and restrictions.
Emerging markets are still in relatively early stages of their development and accordingly may not be highly or efficiently regulated. Moreover, emerging markets tend to be shallower and less liquid than more established markets which may adversely affect our ability to realize profits from our assets in emerging markets when we desire to do so or receive what we perceive to be their fair value in the event of a realization. In some cases, a market for realizing profits from an investment may not exist locally. In addition, issuers based in emerging markets are not generally subject to uniform accounting and financial reporting standards, practices and requirements comparable to those applicable to issuers based in more developed countries, thereby potentially increasing the risk of fraud and other deceptive practices. Settlement of transactions may be subject to greater delay and administrative uncertainties than in developed markets and less complete and reliable financial and other information may be available to investors in emerging markets than in developed markets. In addition, economic instability in emerging markets could adversely affect the value of our assets subject to leases or charters in such countries, or the ability of our lessees or charters, which operate in these markets, to meet their contractual obligations. As a result, lessees or charterers that operate in emerging market countries may be more likely to default under their contractual obligations than those that operate in developed countries. Liquidity and volatility limitations in these markets may also adversely affect our ability to dispose of our assets at the best price available or in a timely manner.
As we have and may continue to acquire assets located in emerging markets throughout the world, we may be exposed to any one or a combination of these risks, which could adversely affect our operating results.
We are actively evaluating potential acquisitions of assets and operating companies in other aviation and offshore energy sectors which could result in additional risks and uncertainties for our business and unexpected regulatory compliance costs.
While our existing portfolio consists of assets in the aviation and offshore sectors, we are actively evaluating potential acquisitions of assets and operating companies in other sectors of the aviation and offshore markets and we plan to be flexible as other attractive opportunities arise over time. To the extent we make acquisitions in other sectors, we will face numerous risks and uncertainties, including risks associated with the required investment of capital and other resources and with combining or integrating operational and management systems and controls. Entry into certain lines of business may subject us to new laws and regulations and may lead to increased litigation and regulatory risk. Many types of transportation assets, including certain airport and seaport assets, are subject to registration requirements by U.S. governmental agencies, as well as foreign governments if such assets are to be used outside of the United States. Failing to register the assets, or losing such registration, could result in substantial penalties, forced liquidation of the assets and/or the inability to operate and, if applicable, lease the assets. We may need to incur significant costs to comply with the laws and regulations applicable to any such new acquisition. The failure to comply with these laws and regulations could cause us to incur significant costs, fines or penalties or require the assets to be removed from service for a period of time resulting in reduced income from these assets. In addition, if our acquisitions in other sectors produce insufficient revenues, or produce investment losses, or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected, and our reputation and business may be harmed.
The agreements governing our indebtedness place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.
The agreements governing our indebtedness, including, but not limited to, the indentures governing our senior notes (the “Senior Notes”) and the amended and restated revolving credit facility entered into on December 2, 2021 (as amended by Amendment No. 1 dated as of April 28, 2022 and Amendment No. 2 dated as of September 20, 2022, the “Revolving Credit Facility”), contain covenants that place restrictions on us and our subsidiaries. The indentures governing our Senior Notes and the Revolving Credit Facility restrict among other things, our and certain of our subsidiaries’ ability to:
•	merge, consolidate or transfer all, or substantially all, of our assets;
•	incur additional debt or issue preferred shares;
•	make certain investments or acquisitions;
•	create liens on our or our subsidiaries’ assets;
•	sell assets;
•	make distributions on or repurchase our shares;
•	enter into transactions with affiliates; and
•	create dividend restrictions and other payment restrictions that affect our subsidiaries.
These covenants could impair our ability to grow our business, take advantage of attractive business opportunities, pay dividends on our ordinary and preferred shares or successfully compete. A breach of any of these covenants could result in an event of default. Cross-default provisions in our debt agreements could cause an event of default under one debt agreement to trigger an event of default under our other debt agreements. Upon the occurrence of an event of default under any of our debt agreements, the lenders or holders thereof could elect to declare all outstanding debt under such agreements to be immediately due and payable.
Terrorist attacks or other hostilities could negatively impact our operations and our profitability and may expose us to liability and reputational damage.
Terrorist attacks may negatively affect our operations. Such attacks have contributed to economic instability in the United States and elsewhere, and further acts of terrorism, violence or war could similarly affect world trade and the industries in which we and our customers operate. In addition, terrorist attacks or hostilities may directly impact airports or aircraft, or our physical facilities or those of our customers. In addition, it is also possible that our assets could be involved in a terrorist attack or other hostilities. The consequences of any terrorist attacks or hostilities are unpredictable, and we may not be able to foresee events that could have a material adverse effect on our operations. Although our lease and charter agreements generally require the counterparties to indemnify us against all damages arising out of the use of our assets, and we carry insurance to potentially offset any costs in the event that our customer indemnifications prove to be insufficient, our insurance does not cover certain types of terrorist attacks, and we may not be fully protected from liability or the reputational damage that could arise from a terrorist attack which utilizes our assets.
Our leases and charters require payments in U.S. dollars, but many of our customers operate in other currencies; if foreign currencies devalue against the U.S. dollar, our lessees or charterers may be unable to meet their payment obligations to us in a timely manner.
Our current leases and charters typically require that payments be made in U.S. dollars. If the currency that our lessees or charterers typically use in operating their businesses devalues against the U.S. dollar, our lessees or charterers could encounter difficulties in making payments to us in U.S. dollars. Furthermore, many foreign countries have currency and exchange laws regulating international payments that may impede or prevent payments from being paid to us in U.S. dollars. Future leases or charters may provide for payments to be made in euros or other foreign currencies. Any change in the currency exchange rate that reduces the amount of U.S. dollars obtained by us upon conversion of future lease payments denominated in euros or other foreign currencies, may, if not appropriately hedged by us, have a material adverse effect on us and increase the volatility of our earnings.
Our inability to obtain sufficient capital would constrain our ability to grow our portfolio and to increase our revenues.
Our business is capital intensive, and we have used and may continue to employ leverage to finance our operations. Accordingly, our ability to successfully execute our business strategy and maintain our operations depends on the availability and cost of debt and equity capital. Additionally, our ability to borrow against our assets is dependent, in part, on the appraised value of such assets. If the appraised value of such assets declines, we may be required to reduce the principal outstanding under our debt facilities or otherwise be unable to incur new borrowings.
We can give no assurance that the capital we need will be available to us on favorable terms, or at all. Our inability to obtain sufficient capital, or to renew or expand our credit facilities, could result in increased funding costs and would limit our ability to:
•	meet the terms and maturities of our existing and future debt facilities;
•	purchase new assets or refinance existing assets;
•	fund our working capital needs and maintain adequate liquidity; and
•	finance other growth initiatives.
In addition, we conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). As such, certain forms of financing such as finance leases may not be available to us. Please see “—Risks Related to the Company’s Business—If we are deemed an “investment company” under the Investment Company Act, it could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.”

The effects of various environmental regulations may negatively affect the industries in which we operate which could have a material adverse effect on our financial condition, results of operations and cash flows.
We are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants to air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and noise and emission levels and greenhouse gas emissions. Legislative and regulatory measures currently under consideration or being implemented by government authorities to address climate change could require reductions in our greenhouse gas or other emissions, establish a carbon tax or increase fuel or energy taxes. These legal requirements are expected to result in increased capital expenditures and compliance costs, and could result in higher costs and may require us to acquire emission credits or carbon offsets. These costs and restrictions could harm our business and results of operations by increasing our expenses or requiring us to alter our operations. The inconsistent international, regional and/or national requirements associated with climate change regulations also create economic and regulatory uncertainty.
Under some environmental laws in the United States and certain other countries, strict liability may be imposed on the owners or operators of assets, which could render us liable for environmental and natural resource damages without regard to negligence or fault on our part. We could incur substantial costs, including cleanup costs, fines and third-party claims for property damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with our or our lessee’s or charterer’s current or historical operations, any of which could have a material adverse effect on our results of operations and financial condition. In addition, a variety of new legislation is being enacted, or considered for enactment, at the federal, state and local levels relating to greenhouse gas emissions and climate change. While there has historically been a lack of consistent climate change legislation, as climate change concerns continue to grow, further legislation and regulations are expected to continue in areas such as greenhouse gas emissions control, emission disclosure requirements and building codes or other infrastructure requirements that impose energy efficiency standards. Government mandates, standards or regulations intended to mitigate or reduce greenhouse gas emissions or projected climate change impacts could result in increased energy and transportation costs, and increased compliance expenses and other financial obligations to meet permitting or development requirements that we may be unable to fully recover (due to market conditions or other factors), any of which could result in reduced profits and adversely affect our results of operations. While we typically maintain liability insurance coverage and typically require our lessees to provide us with indemnity against certain losses, the insurance coverage is subject to large deductibles, limits on maximum coverage and significant exclusions and may not be sufficient or available to protect against any or all liabilities and such indemnities may not cover or be sufficient to protect us against losses arising from environmental damage. In addition, changes to environmental standards or regulations in the industries in which we operate could limit the economic life of the assets we acquire or reduce their value, and also require us to make significant additional investments in order to maintain compliance, which would negatively impact our cash flows and results of operations.
The discontinuation of the LIBOR benchmark interest rate may have an impact on our business.
On July 27, 2017, the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it will no longer persuade or compel banks to submit rates for the calculation of LIBOR rates after 2021. On November 30, 2020, ICE Benchmark Administration, or the IBA, the administrator of LIBOR, with the support of the United States Federal Reserve and the FCA, announced plans to consult on ceasing publication of LIBOR on December 31, 2021, for only the one-week and two-month LIBOR tenors, and on June 30, 2023, for all other LIBOR tenors. The U.S. Federal Reserve concurrently issued a statement advising banks to stop new LIBOR issuances by the end of 2021. The IBA ceased publication of one-week and two-month USD LIBOR settings after December 31, 2021, and intends to cease publishing the remaining USD LIBOR settings after June 30, 2023.
In the United States, the Alternative Reference Rate Committee (“ARRC”), a group of diverse private-market participants assembled by the Federal Reserve Board and the Federal Reserve Bank of New York, was tasked with identifying alternative reference rates to replace LIBOR. The Secured Overnight Finance Rate (“SOFR”) has emerged as the ARRC’s preferred alternative rate for LIBOR. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities in the repurchase agreement market. At this time, it is not possible to predict how markets will respond to SOFR or other alternative reference rates.
After giving effect to the spin-off transaction, the Revolving Credit Facility, which had a total capacity of $225 million with $65 million of borrowing capacity left, had an interest rate based on floating-rate indices. There are significant differences between how LIBOR and SOFR are calculated, which could result in increased borrowing costs. We cannot predict to what extent the withdrawal and replacement of LIBOR will impact us. However, the implementation of alternative underlying floating-rate indices and reference rates may have an adverse impact on our business, results of operations or financial condition.
A cyberattack that bypasses our information technology (“IT”), security systems or the IT security systems of our third-party providers, causing an IT security breach, may lead to a disruption of our IT systems and the loss of business information which may hinder our ability to conduct our business effectively and may result in lost revenues and additional costs.
Parts of our business depend on the secure operation of our IT systems and the IT systems of our third-party providers to manage, process, store, and transmit information associated with aircraft leasing. We have, from time to time, experienced threats to our data and systems, including malware and computer virus attacks. A cyberattack that bypasses our IT security systems or the IT security systems of our third-party providers, causing an IT security breach, could adversely impact our daily operations and lead to the loss of sensitive information, including our own proprietary information and that of our customers, suppliers and employees. Such losses could harm our reputation and result in competitive disadvantages, litigation, regulatory enforcement actions, lost revenues, additional costs and liabilities. While we devote substantial resources to maintaining adequate levels of cyber-security, our resources and technical sophistication may not be adequate to prevent all types of cyberattacks.
If we are deemed an “investment company” under the Investment Company Act, it could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.
We conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for certain privately offered investment vehicles set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
We are a holding company that is not an investment company because we are engaged in the business of holding securities of our wholly-owned and majority-owned subsidiaries, which are engaged in transportation and related businesses which lease assets pursuant to operating leases and finance leases. The Investment Company Act may limit our and our subsidiaries’ ability to enter into financing leases and engage in other types of financial activity because less than 40% of the value of our and our subsidiaries’ total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis can consist of “investment securities.”
If we or any of our subsidiaries were required to register as an investment company under the Investment Company Act or similar laws and regulations of the Cayman Islands, the registered entity would become subject to substantial regulation that would significantly change our operations, and we would not be able to conduct our business as described in this report. We have not obtained a formal determination from the SEC as to our status under the Investment Company Act and, consequently, any violation of the Investment Company Act would subject us to material adverse consequences. Similarly, we have not obtained any formal determination from the Cayman Islands Monetary Authority or other government authority with respect to Cayman Islands laws and regulation.
Our assets are exposed to unplanned interruptions caused by events outside of our control which may disrupt our business and cause damage or losses that may not be adequately covered by insurance.
Aviation and offshore projects are exposed to unplanned interruptions caused by breakdown or failure of equipment, aging infrastructure, employee error or contractor or subcontractor failure, problems that delay or increase the cost of returning facilities to service after outages, limitations that may be imposed by equipment conditions or environmental, safety or other regulatory requirements, fuel supply or fuel transportation reductions or interruptions, labor disputes, difficulties with the implementation or operation of information systems, derailments, power outages, pipeline or electricity line ruptures, catastrophic events, such as hurricanes, cyclones, earthquakes, landslides, floods, explosions, fires, or other disasters. Any equipment or system outage or constraint can, among other things, reduce sales, increase costs and affect the ability to meet regulatory service metrics, customer expectations and regulatory reliability and security requirements. We have in the past experienced power outages at plants which disrupted their operations and negatively impacted our revenues. We cannot assure you that similar events may not occur in the future. Operational disruption, as well as supply disruption, and increased government oversight could adversely impact the cash flows available from these assets. In addition, the cost of repairing or replacing damaged assets could be considerable. Repeated or prolonged interruption may result in temporary or permanent loss of customers, substantial litigation or penalties for regulatory or contractual non-compliance, and any loss from such events may not be recoverable under relevant insurance policies. Although we believe that we are adequately insured against these types of events, either indirectly through our lessees or charterers or through our own insurance policies, no assurance can be given that the occurrence of any such event will not materially adversely affect us. In addition, if a lessee or charterer is not obligated to maintain sufficient insurance, we may incur the costs of additional insurance coverage during the related lease or charter. We can give no assurance that such insurance will be available at commercially reasonable rates, if at all.
Risks Related to Our Manager
We are dependent on our Manager and other key personnel at Fortress and may not find suitable replacements if our Manager terminates the Management Agreement or if other key personnel depart.
Our officers and other individuals who perform services for us are employees of our Manager or other Fortress entities. We are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies to conduct our business as a holding and operating company in the transportation sector. We are subject to the risk that our Manager will terminate the Management Agreement and that we will not be able to find a suitable replacement for our Manager in a timely manner, at a reasonable cost, or at all. Furthermore, we are dependent on the services of certain key employees of our Manager and certain key employees of Fortress entities whose compensation is partially or entirely dependent upon the amount of management fees earned by our Manager or the incentive payments to the Master GP and whose continued service is not guaranteed, and the loss of such personnel or services could materially adversely affect our operations. We do not have key man insurance for any of the personnel of the Manager or other Fortress entities that are key to us. An inability to find a suitable replacement for any departing employee of our Manager or Fortress entities on a timely basis could materially adversely affect our ability to operate and grow our business.
In addition, our Manager may assign our Management Agreement to an entity whose business and operations are managed or supervised by Mr. Wesley R. Edens, who is a principal, Co-Chief Executive Officer and a member of the board of directors of Fortress, an affiliate of our Manager, and a member of the management committee of Fortress since co-founding Fortress in May 1998. In the event of any such assignment to a non-affiliate of Fortress, the functions currently performed by our Manager’s current personnel may be performed by others. We can give you no assurance that such personnel would manage our operations in the same manner as our Manager currently does, and the failure by the personnel of any such entity to acquire assets generating attractive risk-adjusted returns could have a material adverse effect on our business, financial condition, results of operations and cash flows.
In connection with the SoftBank Merger, Fortress operates within SoftBank as an independent business headquartered in New York.
There are conflicts of interest in our relationship with our Manager.
Our Management Agreement, the Services and Profit Sharing Agreement and our Articles were negotiated and among affiliated parties, and their terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated with an unaffiliated third-party.
There are conflicts of interest inherent in our relationship with our Manager insofar as our Manager and its affiliates invest in aviation and offshore assets and whose investment objectives overlap with our asset acquisition objectives. Certain opportunities appropriate for us may also be appropriate for one or more of these other investment vehicles. Certain members of our board of directors and employees of our Manager who are our officers also serve as officers and/or directors of these other entities. For example, some of our directors and officers are also directors or officers of FTAI Infrastructure. Although we have the same Manager, we may compete with entities affiliated with our Manager or Fortress, for certain target assets. From time to time, entities affiliated with or managed by our Manager or Fortress may focus on investments in assets with a similar profile as our target assets that we may seek to acquire. These affiliates may have meaningful purchasing capacity, which may change over time depending upon a variety of factors, including, but not limited to, available equity capital and debt financing, market conditions and cash on hand. Fortress has multiple existing and planned funds focused on investing in one or more of our target sectors, each with significant current or expected capital commitments. We have previously purchased and may in the future purchase assets from these funds, and have previously co-invested and may in the future co-invest with these funds in aviation and offshore assets. Fortress funds generally have a fee structure similar to ours, but the fees actually paid will vary depending on the size, terms and performance of each fund.
Our Management Agreement generally does not limit or restrict our Manager or its affiliates from engaging in any business or managing other operating companies similar to us or pooled investment vehicles that invest in assets that meet our asset acquisition objectives. Our Manager has also engaged in additional transportation and infrastructure related management with FTAI Infrastructure in our recent spin-off of our infrastructure assets, and may be involved in other investment opportunities in the future, any of which may compete with us for investments or result in a change in our current investment strategy. In addition, our Articles provides that if Fortress or an affiliate or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our shareholders or our affiliates. In the event that any of our directors and officers who is also a director, officer or employee of Fortress or its affiliates acquires knowledge of a corporate opportunity or is offered a corporate opportunity; provided that this knowledge was not acquired solely in such person’s capacity as a director or officer of the Company and such person acts in good faith, then to the fullest extent permitted by law such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us if Fortress or its affiliates pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.
The ability of our Manager and its officers and employees to engage in other business activities, subject to the terms of our Management Agreement, may reduce the amount of time our Manager, its officers or other employees spend managing us. In addition, we may engage (subject to our strategy) in material transactions with our Manager or another entity managed by our Manager or one of its affiliates, which may include, but are not limited to, certain acquisitions, financing arrangements, purchases of debt, co-investments, consumer loans, servicing advances and other assets that present an actual, potential or perceived conflict of interest. Our board of directors adopted a policy regarding the approval of any “related person transactions” pursuant to which certain of the material transactions described above may require disclosure to, and approval by, the independent members of our board of directors. Actual, potential or perceived conflicts have given, and may in the future give, rise to investor dissatisfaction, litigation or regulatory inquiries or enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential, actual or perceived conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially adversely affect our business in a number of ways, including causing an inability to raise additional funds, a reluctance of counterparties to do business with us, a decrease in the prices of our equity securities and a resulting increased risk of litigation and regulatory enforcement actions.
The structure of our Manager’s and Master GP’s compensation arrangements may have unintended consequences for us. We have agreed to pay our Manager a management fee and Master GP is entitled to receive incentive payments from the Company or its subsidiaries that are each based on different measures of performance. Consequently, there may be conflicts in the incentives of our Manager to generate attractive risk-adjusted returns for us. In addition, because Master GP and our Manager are both affiliates of Fortress, the Income Incentive Payment paid to Master GP may cause our Manager to place undue emphasis on the maximization of earnings, including through the use of leverage, at the expense of other objectives, such as preservation of capital, to achieve higher incentive payments. Investments with higher yield potential are generally riskier or more speculative than investments with lower yield potential. This could result in increased risk to the value of our portfolio of assets and our ordinary shares.
In connection with the spin-off, we entered into a new Management Agreement with our Manager, the terms of which are substantially similar to our previous management agreement.

The Management Agreement will remain in effect following the merger. In addition, prior to the merger, Master GP was entitled to certain incentive allocations (comprised of income incentive allocations and capital gains incentive allocations) pursuant to the partnership agreement for the Partnership which will be terminated in connection with the transaction. Following the closing of the merger, Master GP will be entitled to the same incentive allocations pursuant to the Services and Profit Sharing Agreement on substantially similar terms as the existing arrangements.
Our directors have approved a broad asset acquisition strategy for our Manager and will not approve each acquisition we make at the direction of our Manager. In addition, we may change our strategy without a shareholder vote, which may result in our acquiring assets that are different, riskier or less profitable than our current assets.
Our Manager is authorized to follow a broad asset acquisition strategy. We may pursue other types of acquisitions as market conditions evolve. Our Manager makes decisions about our investments in accordance with broad investment guidelines adopted by our board of directors. Accordingly, we may, without a shareholder vote, change our target sectors and acquire a variety of assets that differ from, and are possibly riskier than, our current asset portfolio. Consequently, our Manager has great latitude in determining the types and categories of assets it may decide are proper investments for us, including the latitude to invest in types and categories of assets that may differ from those in our existing portfolio. Our directors will periodically review our strategy and our portfolio of assets. However, our board will not review or pre-approve each proposed acquisition or our related financing arrangements. In addition, in conducting periodic reviews, the directors will rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be difficult or impossible to reverse by the time they are reviewed by the directors even if the transactions contravene the terms of the Management Agreement. In addition, we may change our asset acquisition strategy, including our target asset classes, without a shareholder vote.
Our asset acquisition strategy may evolve in light of existing market conditions and investment opportunities, and this evolution may involve additional risks depending upon the nature of the assets we target and our ability to finance such assets on a short or long-term basis. Opportunities that present unattractive risk-return profiles relative to other available opportunities under particular market conditions may become relatively attractive under changed market conditions and changes in market conditions may therefore result in changes in the assets we target. Decisions to make acquisitions in new asset categories present risks that may be difficult for us to adequately assess and could therefore reduce or eliminate our ability to pay dividends on our ordinary shares or have adverse effects on our liquidity or financial condition. A change in our asset acquisition strategy may also increase our exposure to interest rate, foreign currency or credit market fluctuations. In addition, a change in our asset acquisition strategy may increase our use of non-match-funded financing, increase the guarantee obligations we agree to incur or increase the number of transactions we enter into with affiliates. Our failure to accurately assess the risks inherent in new asset categories or the financing risks associated with such assets could adversely affect our results of operations and our financial condition.
Our Manager will not be liable to us for any acts or omissions performed in accordance with the Management Agreement, including with respect to the performance of our assets.
Pursuant to our Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our boards of directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers, employees, sub-advisers and any other person controlling or Manager, will not be liable to us or any of our subsidiaries, to our boards of directors, or our or any subsidiary’s shareholders or partners for any acts or omissions by our Manager, its members, managers, officers, employees, sub-advisers and any other person controlling or Manager, except liability to us, our shareholders, directors, officers and employees and persons controlling us, by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement. We will, to the full extent lawful, reimburse, indemnify and hold our Manager, its members, managers, officers and employees, sub-advisers and each other person, if any, controlling our Manager harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in the performance of our Manager’s duties under our Management Agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement.

Our Manager’s due diligence of potential asset acquisitions or other transactions may not identify all pertinent risks, which could materially affect our business, financial condition, liquidity and results of operations.
Our Manager intends to conduct due diligence with respect to each asset acquisition opportunity or other transaction it pursues. It is possible, however, that our Manager’s due diligence processes will not uncover all relevant facts, particularly with respect to any assets we acquire from third parties. In these cases, our Manager may be given limited access to information about the asset and will rely on information provided by the seller of the asset. In addition, if asset acquisition opportunities are scarce, the process for selecting bidders is competitive, or the timeframe in which we are required to complete diligence is short, our ability to conduct a due diligence investigation may be limited, and we would be required to make decisions based upon a less thorough diligence process than would otherwise be the case. Accordingly, transactions that initially appear to be viable may prove not to be over time, due to the limitations of the due diligence process or other factors.
Risks Related to Taxation
We expect the Company to be a passive foreign investment company (“PFIC”) and it could be a controlled foreign corporation (“CFC”) for U.S. federal income tax purposes, which may result in adverse tax considerations for U.S. shareholders.
We expect the Company to be treated as a PFIC and it could be treated as a CFC for U.S. federal income tax purposes. If you are a U.S. person and do not make a valid qualified electing fund (“QEF”) election with respect to us and each of our PFIC subsidiaries, then, unless we are a CFC and you own 10% or more of our shares (by vote or value), you would generally be subject to special deferred tax with respect to certain distributions on our shares, any gain realized on a disposition of our shares, and certain other events. The effect of this deferred tax could be materially adverse to you. Alternatively, if you are such a shareholder and make a valid QEF election for us and each of our PFIC subsidiaries, or if we are a CFC and you own 10% or more of our shares (by vote or value), you will generally not be subject to those taxes, but could recognize taxable income in a taxable year with respect to our shares in excess of any distributions that we make to you in that year, thus giving rise to so-called “phantom income” and to a potential out-of-pocket tax liability. No assurances can be given that any given shareholder will be able to make a valid QEF election with respect to us or our PFIC subsidiaries. See “U.S. Federal Income Tax Considerations—Considerations for U.S. Holders—PFIC Status and Related Tax Considerations.”
Assuming we are a PFIC, distributions made by us to a U.S. person will generally not be eligible for taxation at reduced tax rates generally applicable to “qualified dividends” paid by certain U.S. corporations and “qualified foreign corporations” to individuals. The more favorable rates applicable to other corporate dividends could cause individuals to perceive investment in our shares to be relatively less attractive than investment in the shares of other corporations, which could adversely affect the value of our shares.
Investors should consult their tax advisors regarding the potential impact of these rules on their investment in us.
To the extent we recognize income treated as effectively connected with a trade or business in the United States, we would be subject to U.S. federal income taxation on a net income basis, which could adversely affect our business and result in decreased cash available for distribution to our shareholders.
If we are treated as engaged in a trade or business in the United States, the portion of our net income, if any, that is “effectively connected” with such trade or business would be subject to U.S. federal income taxation at maximum corporate rates, currently 21%. In addition, we may be subject to an additional U.S. federal branch profits tax on our effectively connected earnings and profits at a rate of 30%. The imposition of such taxes could adversely affect our business and would result in decreased cash available for distribution to our shareholders. Although we (or one or more of our non-U.S. corporate subsidiaries) are expected to be treated as engaged in a U.S. trade or business, it is currently expected that only a small portion of our taxable income will be treated as effectively connected with such U.S. trade or business. However, no assurance can be given that the amount of effectively connected income will not be greater than currently expected, whether due to a change in our operations or otherwise.

If there is not sufficient trading in our shares, or if 50% of our shares are held by certain 5% shareholders, we could lose our eligibility for an exemption from U.S. federal income taxation on rental income from our aircraft or ships used in “international traffic” and could be subject to U.S. federal income taxation which would adversely affect our business and result in decreased cash available for distribution to our shareholders.
We expect that we will be eligible for an exemption under Section 883 of the Internal Revenue Code of 1986, as amended (the “Code”), which provides an exemption from U.S. federal income taxation with respect to rental income derived from aircraft and ships used in international traffic by certain foreign corporations. No assurances can be given that we will continue to be eligible for this exemption as changes in our ownership or the amount of our shares that are traded could cause us to cease to be eligible for such exemption. To qualify for this exemption in respect of rental income, the lessor of the aircraft or ships must be organized in a country that grants a comparable exemption to U.S. lessors. The Cayman Islands and the Marshall Islands grant such exemptions. Additionally, certain other requirements must be satisfied. We can satisfy these requirements in any year if, for more than half the days of such year, our shares are primarily and regularly traded on a recognized exchange and certain shareholders, each of whom owns 5% or more of our shares (applying certain attribution rules), do not collectively own more than 50% of our shares. Our shares will be considered to be primarily and regularly traded on a recognized exchange in any year if: (i) the number of trades in our shares effected on such recognized stock exchanges exceed the number of our shares (or direct interests in our shares) that are traded during the year on all securities markets; (ii) trades in our shares are effected on such stock exchanges in more than de minimis quantities on at least 60 days during every calendar quarter in the year; and (iii) the aggregate number of our shares traded on such stock exchanges during the taxable year is at least 10% of the average number of our shares outstanding in that class during that year. If we were not eligible for the exemption under Section 883 of the Code, we expect that our U.S. source rental income would generally be subject to U.S. federal taxation, on a gross income basis, at a rate of not in excess of 4% as provided in Section 887 of the Code. If, contrary to expectations, we or certain of our non-U.S. subsidiaries did not comply with certain administrative guidelines of the U.S. Internal Revenue Service (the “IRS”), such that 90% or more of the U.S. source rental income of the Company or any of such subsidiaries were attributable to the activities of personnel based in the United States (in the case of bareboat leases), or from “regularly scheduled transportation” as defined in such administrative guidelines (in the case of time charter leases), our, or such subsidiary’s, U.S. source rental income would be treated as income effectively connected with the conduct of a trade or business in the United States. In such case, such U.S. source rental income would be subject to U.S. federal income taxation at the maximum corporate rate as well as state and local taxation. In addition, the Company or such subsidiary would be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%. The imposition of such taxes could adversely affect our business and would result in decreased cash available for distribution to our shareholders.
We or our subsidiaries may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.
Some of our subsidiaries are subject to income, withholding or other taxes in certain non-U.S. jurisdictions by reason of their jurisdiction of incorporation, activities and operations, where their assets are used or where the lessees of their assets (or others in possession of their assets) are located, and it is also possible that taxing authorities in any such jurisdictions could assert that we or our subsidiaries are subject to greater taxation than we currently anticipate. Further, the Organisation for Economic Co operation and Development (the “OECD”) is conducting a project focused on base erosion and profit shifting in international structures, which seeks to establish certain international standards for taxing the worldwide income of multinational companies. In addition, the OECD is working on a “BEPS 2.0” initiative, which is aimed at (i) shifting taxing rights to the jurisdiction of the consumer and (ii) ensuring all companies pay a global minimum tax. On October 8, 2021, the OECD announced an agreement among over 140 countries delineating an implementation plan, and on December 20, 2021, the OECD released model rules for the domestic implementation of a 15% global minimum tax. As a result of these developments, the tax laws of certain countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could increase our liabilities for taxes, interest and penalties, and therefore could harm our business, cash flows, results of operations and financial position. In addition, a portion of certain of our or our non-U.S. corporate subsidiaries’ income is treated as effectively connected with a U.S. trade or business and is accordingly subject to U.S. federal income tax or may be subject to gross-basis U.S. withholding tax. It is possible that the IRS could assert that a greater portion of our or any such non-U.S. subsidiaries’ income is effectively connected income that should be subject to U.S. federal income tax or subject to withholding tax.

Risks Related to the Company’s Shares
The market price and trading volume of our ordinary and preferred shares may be volatile, which could result in rapid and substantial losses for our shareholders.
The market price of our ordinary and preferred shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our ordinary and preferred shares may fluctuate and cause significant price variations to occur. If the market price of our ordinary or preferred shares declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. The market price of our ordinary and preferred shares may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our shares include:
•	a shift in our investor base;
•	our quarterly or annual earnings, or those of other comparable companies;
•	actual or anticipated fluctuations in our operating results;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	announcements by us or our competitors of significant investments, acquisitions or dispositions;
•	the failure of securities analysts to cover our ordinary shares;
•	changes in earnings estimates by securities analysts or our ability to meet those estimates;
•	the operating and share price performance of other comparable companies;
•	prevailing interest rates or rates of return being paid by other comparable companies and the market for securities similar to our preferred shares;
•	additional issuances of preferred shares;
•	whether we declare distributions on our preferred shares;
•	overall market fluctuations;
•	general economic conditions; and
•	developments in the markets and market sectors in which we participate.
Stock markets in the United States have experienced extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as acts of terrorism, prolonged economic uncertainty, a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our ordinary and preferred shares.
An increase in market interest rates may have an adverse effect on the market price of our shares.
One of the factors that investors may consider in deciding whether to buy or sell our shares is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our shares is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to shareholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our shares. For instance, if market interest rates rise without an increase in our distribution rate, the market price of our shares could decrease, as potential investors may require a higher distribution yield on our shares or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our outstanding and future (variable and fixed) rate debt, thereby adversely affecting cash flows and our ability to service our indebtedness and pay distributions.
We are required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal controls, and the outcome of that effort may adversely affect our results of operations, financial condition and liquidity. Because we are no longer an emerging growth company, we are subject to heightened disclosure obligations, which may impact our share price.
As a public company, we are required to comply with Section 404 (“Section 404”) of the Sarbanes-Oxley Act. Section 404 requires that we evaluate the effectiveness of our internal control over financial reporting at the end of each fiscal year and to include a management report assessing the effectiveness of our internal controls over financial reporting in our Annual Report on Form 10-K for that fiscal year. Section 404 also requires an independent registered public accounting firm to attest to, and report on, management’s assessment of our internal controls over financial reporting. The outcome of our review and the report of our independent registered public accounting firm may adversely affect our results of operations, financial condition and liquidity. During the course of our review, we may identify control deficiencies of varying degrees of severity, and we may incur significant costs to remediate those deficiencies or otherwise improve our internal controls. As a public company, we are required to report control deficiencies that constitute a “material weakness” in our internal control over financial reporting. If we discover a material weakness in our internal control over financial reporting, our share price could decline and our ability to raise capital could be impaired.
Your percentage ownership in us may be diluted in the future.
Your percentage ownership in us may be diluted in the future because of equity awards granted and may be granted to our Manager pursuant to the Management Agreement and the Nonqualified Shares Option and Incentive Award Plan (“Incentive Plan”). Since 2015, we granted our Manager an option to acquire 3,903,010 common shares in connection with equity offerings. In the future, upon the successful completion of additional offerings of our ordinary shares or other equity securities (including securities issued as consideration in an acquisition), we will grant to our Manager options to purchase ordinary shares in an amount equal to 10% of the number of ordinary shares being sold in such offerings (or if the issuance relates to equity securities other than our ordinary shares, options to purchase a number of ordinary shares equal to 10% of the gross capital raised in the equity issuance divided by the fair market value of an ordinary share as of the date of the issuance), with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser or attributed to such securities in connection with an acquisition (or the fair market value of an ordinary share as of the date of the equity issuance if it relates to equity securities other than our ordinary shares), and any such offering or the exercise of the option in connection with such offering would cause dilution.
Our board of directors has adopted the Incentive Plan, which provides for the grant of equity-based awards, including restricted shares, stock options, stock appreciation rights, performance awards, restricted share units, tandem awards and other equity-based and non-equity based awards, in each case to our Manager, to the directors, officers, employees, service providers, consultants and advisors of our Manager who perform services for us, and to our directors, officers, employees, service providers, consultants and advisors. We have initially reserved 30,000,000 ordinary shares for issuance under the Incentive Plan. As of June 30, 2022, rights relating to 29.8 million of our ordinary shares were outstanding under the Incentive Plan. In the future on the date of any equity issuance by us during the remaining portion of the ten-year term of the Incentive Plan (including in respect of securities issued as consideration in an acquisition), the maximum number of shares available for issuance under the Incentive Plan will be increased to include an additional number of ordinary shares equal to ten percent (10%) of either (i) the total number of ordinary shares newly issued by us in such equity issuance or (ii) if such equity issuance relates to equity securities other than our ordinary shares, a number of our ordinary shares equal to 10% of (A) the gross capital raised in an equity issuance of equity securities other than ordinary shares during the remaining portion of the ten-year term of the Incentive Plan, divided by (B) the fair market value of an ordinary share as of the date of such equity issuance.
Sales or issuances of our ordinary shares could adversely affect the market price of our ordinary shares.
Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares. The issuance of our ordinary shares in connection with property, portfolio or business acquisitions or the exercise of outstanding options or otherwise could also have an adverse effect on the market price of our ordinary shares.
The incurrence or issuance of debt, which ranks senior to our ordinary shares upon our liquidation, and future issuances of equity or equity-related securities, which would dilute the holdings of our existing ordinary shareholders and may be senior to our ordinary shares for the purposes of making distributions, periodically or upon liquidation, may negatively affect the market price of our ordinary shares.
We have incurred and may in the future incur or issue debt or issue equity or equity-related securities to finance our operations, acquisitions or investments. Upon our liquidation, lenders and holders of our debt and holders of our preferred shares (if any) would receive a distribution of our available assets before ordinary shareholders. Any future incurrence or issuance of debt would increase our interest cost and could adversely affect our results of operations and cash flows. We are not required to offer any additional equity securities to existing ordinary shareholders on a preemptive basis. Therefore, additional issuances of ordinary shares, directly or through convertible or exchangeable securities (including limited partnership interests in our operating partnership), warrants or options, will dilute the holdings of our existing ordinary shareholders and such issuances, or the perception of such issuances, may reduce the market price of our ordinary shares. Any preferred shares issued by us would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to ordinary shareholders. Because our decision to incur or issue debt or issue equity or equity-related securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, ordinary shareholders bear the risk that our future incurrence or issuance of debt or issuance of equity or equity-related securities will adversely affect the market price of our ordinary shares.
Our determination of how much leverage to use to finance our acquisitions may adversely affect our return on our assets and may reduce funds available for distribution.
We utilize leverage to finance many of our asset acquisitions, which entitles certain lenders to cash flows prior to retaining a return on our assets. While our Manager targets using only what we believe to be reasonable leverage, our strategy does not limit the amount of leverage we may incur with respect to any specific asset. The return we are able to earn on our assets and funds available for distribution to our shareholders may be significantly reduced due to changes in market conditions, which may cause the cost of our financing to increase relative to the income that can be derived from our assets.
While we currently intend to pay regular quarterly dividends to our shareholders, we may change our dividend policy at any time.
Although we currently intend to pay regular quarterly dividends to holders of our ordinary shares, we may change our dividend policy at any time. Furthermore, in light of the recent spin-off of FTAI Infrastructure, we expect that the amount of our quarterly dividends will be reduced to give effect to the spin-off (see “Description of Company Securities —Dividends” for information regarding historical dividends). Our net cash provided by operating activities has been less than the amount of distributions to our shareholders. The declaration and payment of dividends to holders of our ordinary shares will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including actual results of operations, liquidity and financial condition, net cash provided by operating activities, restrictions imposed by applicable law, our taxable income, our operating expenses and other factors our board of directors deem relevant. In addition, while any Company Series A Preferred Shares, Company Series B Preferred Shares or Company Series C Preferred Shares remain outstanding, unless the full cumulative distributions on past distribution periods for such shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those dividends set aside, we are generally prohibited from declaring or paying or setting aside any dividends on our ordinary shares. Our long-term goal is to maintain a payout ratio of between 50-60% of funds available for distribution, with remaining amounts used primarily to fund our future acquisitions and opportunities. There can be no assurance that we will continue to pay dividends in amounts or on a basis consistent with prior distributions to our investors, if at all. Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries and our ability to receive distributions from our subsidiaries may be limited by the financing agreements to which they are subject. In addition, our existing indebtedness does, and our future indebtedness may, limit our ability to pay dividends on our ordinary and preferred shares. Moreover, pursuant to the Services and Profit Sharing Agreement, Master GP will be entitled to receive incentive payments before any amounts are distributed by us based both on our consolidated net income and capital gains income in each fiscal quarter and for each fiscal year, respectively. Furthermore, the terms of our Series A preferred shares generally prevent us from declaring or paying dividends on or repurchasing our ordinary shares or other junior capital unless all accrued distributions on such preferred shares have been paid in full.
Anti-takeover provisions in our Articles could delay or prevent a change in control.
Provisions in our Articles may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our shareholders. For example, our Articles provide for a staggered board, requires advance notice for proposals by shareholders and nominations, places limitations on convening shareholder meetings, and authorizes the issuance of preferred shares that could be issued by our board of directors to thwart a takeover attempt. The market price of our shares could be adversely affected to the extent that provisions of our Articles discourage potential takeover attempts that our shareholders may favor.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our ordinary shares, our share price and trading volume could decline.
The trading market for our ordinary shares are influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrades our ordinary units or publishes inaccurate or unfavorable research about our business, our ordinary share price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our ordinary share price or trading volume to decline and our ordinary shares to be less liquid.
Risks Related to the Company’s Preferred Shares
The preferred shares are equity securities and are subordinated to our existing and future indebtedness.
The preferred shares are our equity interests and do not constitute indebtedness. This means that the preferred shares will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation.
As at June 30, 2022, after giving effect to the spin-off transaction, we had approximately $2,056.9 million of indebtedness ranking senior to the preferred shares (excluding intercompany indebtedness), and we have the ability to incur additional indebtedness under our credit facilities and other existing or future debt arrangements.
Further, the preferred shares will place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risks Related to the Company’s Preferred Shares- Holders of the preferred shares will have limited voting rights.”
We conduct substantially all of our operations through our subsidiaries, and substantially all of our operating assets are held directly by our subsidiaries. As a result, our cash flow and our ability to pay distributions on the shares will be dependent upon dividends or other intercompany transfers of funds from these subsidiaries.
The terms of our existing and future indebtedness may restrict our ability to make distributions on the preferred shares or to redeem the preferred shares.
Distributions on the preferred shares will only be paid if the distribution is not restricted or prohibited by law or the terms of any of our senior equity securities or indebtedness. Certain of our existing debt instruments do, and our future debt instruments may, restrict our ability to make distributions on the preferred shares and to redeem the preferred shares. The preferred shares place no restrictions on our ability to incur indebtedness with such restrictive covenants.
We will issue Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, and we may issue additional Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and/or additional series and classes of preferred shares that rank equally with the preferred shares as to dividend rights, rights upon liquidation or voting rights.
Following the recapitalization, we will have 4,180,000 Series A Preferred Shares outstanding, 4,940,000 Series B Preferred Shares outstanding and 4,200,000 Series C Preferred Shares outstanding, and each such series ranks equally as to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs.
Subject to limited exceptions as set forth in the Series A, Series B and Series C Preferred Share designations of the Articles set forth as Annex B hereto, the Company will be allowed to issue additional Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and/or additional series and classes of preferred shares that would rank equally with the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs without any vote of the holders of the preferred shares. The issuance of additional Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and additional series and classes of parity securities could have the effect of reducing the amounts available to the holders of the preferred shares upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the preferred shares issued if we do not have sufficient funds to pay dividends on all preferred shares outstanding and other classes of our capital stock with equal priority with respect to dividends.
In addition, although holders of the preferred shares are entitled to limited voting rights, as described under the caption “Description of Company Securities—Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares—Voting Rights,” with respect to such matters, the preferred shares will vote together as a single class along with all other series and classes of our parity securities that we have issued or may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of the preferred shares may be significantly diluted, and the holders of such other series and classes of preferred shares that we have issued or may issue may be able to control or significantly influence the outcome of any vote.
Future issuances and sales of parity securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for the preferred shares to decline, and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.
The terms of the preferred shares do not limit our ability to incur indebtedness or other liabilities and, under certain circumstances, we may issue equity securities that rank senior to the preferred shares.
The terms of the preferred shares will not limit our ability to incur indebtedness or other liabilities. As a result, we and our subsidiaries may incur indebtedness or other liabilities that will rank senior to the preferred shares. See “Risks Related to the Company’s Preferred Shares—The preferred shares are equity securities and are subordinated to our existing and future indebtedness.” In addition, although we do not currently have any outstanding equity securities that rank senior to the preferred shares, we may issue additional equity securities that, with the approval of the holders of the preferred shares, acting as a single class, as described under “Description of Company Securities—Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares—Voting Rights,” rank senior to the preferred shares. The incurrence of indebtedness or other liabilities that will rank senior to the preferred shares and the issuance of securities ranking senior to the preferred shares may reduce the amount available for distributions and the amount recoverable by holders of the preferred shares in the event of our liquidation, dissolution or winding-up.
The historical five-year treasury rates are not an indication of future five-year treasury rates.
In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time during any reset period, and you should not take the historical U.S. Treasury rates as an indication of future rates.
The preferred shares have not been rated.
We have not sought to obtain a rating for the preferred shares and the preferred shares may never be rated. It is possible, however, that one or more rating agencies might independently determine to issue such ratings or that such ratings, if issued, would materially and adversely affect the market price of such securities. In addition, we may elect in the future to obtain a rating for any preferred shares, which could materially and adversely affect the market price of such securities. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or negative outlook or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have a material adverse effect on the market price of the preferred shares. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of any preferred shares may not reflect all risks related to us and our business, or the structure or market price of the preferred shares.
Holders of the preferred shares will have limited voting rights.
Holders of the preferred shares will generally have no voting rights, meaning that they generally do not have the voting rights given to holders of our ordinary shares, except that holders of the preferred shares will be entitled to certain limited voting rights described in “Description of Company Securities—Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares—Voting Rights.”
Redemption of the preferred shares may adversely affect your return on the preferred shares.
At any time or from time to time on or after September 15, 2024, in the case of the Series A Preferred Shares, December 15, 2024, in the case of the Series B Preferred Shares and June 15, 2026, in the case of the Series C Preferred Shares, we may, at our option, redeem such shares, in whole or in part, at a redemption price of $25.00 per share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. In addition, prior to September 15, 2024, in the case of the Series A Preferred Shares, December 15, 2024, in the case of the Series B Preferred Shares and June 15, 2026, in the case of the Series

C Preferred Shares, we may, at our option, redeem such shares, in whole but not in part, after the occurrence of (i) a “Rating Event” (as defined in the Articles), at a price of $25.50 per share, (ii) a “Change of Control” (as defined in the Articles), at a price of $25.25 per share and (iii) a “Tax Redemption Event” (as defined in the Articles), at a price of $25.25 per share, in each case plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared, each as defined in the Series A, Series B and Series C Preferred Share designations of the Articles set forth as Annex B hereto. If we redeem your shares, in whole or in part, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the distribution rate of the applicable shares redeemed.
We are not required to redeem the preferred shares, and we only expect to do so if it is in our best interest as determined by our board of directors in its sole discretion.
The preferred shares are a perpetual equity security. This means that they have no maturity or mandatory redemption date and are not redeemable at the option of investors. The preferred shares may be redeemed by us at our option on or after September 15, 2024, in the case of the Series A Preferred Shares, December 15, 2024, in the case of the Series B Preferred Shares and June 15, 2026, in the case of the Series C Preferred Shares, either in whole or in part. In addition, prior to September 15, 2024, in the case of the Series A Preferred Shares, December 15, 2024, in the case of the Series B Preferred Shares and June 15, 2026, in the case of the Series C Preferred Shares, after the occurrence of a Change of Control, a Rating Event or a Tax Redemption Event, we may, but are not required to, redeem the shares in whole but not in part. Any decision we may make at any time to redeem the shares will be determined by our board of directors in its sole discretion and depend upon, among other things, an evaluation of our capital position, the composition of our shareholders’ equity, our outstanding senior debt and general market conditions at that time.
We are not required to redeem the preferred shares upon a Change of Control, and we may not be able to redeem the preferred shares even if we should decide to. If we do not redeem the preferred shares upon a Change of Control, we may not be able to pay the increased distribution rate and, even if we are, the increase in the distribution rate may not sufficiently compensate holders for the impact of the Change of Control.
We are not required to redeem the preferred shares upon a Change of Control. Even if we should decide to redeem the preferred shares in connection with a change of control, we may not have sufficient financial resources available to effect the redemption. If we do not redeem the preferred shares upon a change of control, we may not have sufficient financial resources available to pay the increased distribution rate described under “Description of Company Securities—Series C Preferred Shares—Distribution Right.” In addition, even if we are able to pay the increased distribution rate, increasing the per annum distribution rate by 5.00% may not be sufficient to compensate holders for the impact of the change of control on the market price of the preferred shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the documents to which FTAI and the Company refer you in this registration statement, as well as oral statements made or to be made by FTAI and the Company contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead are based on our present beliefs and assumptions and on information currently available to us. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this registration statement are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us, that the future plans, estimates or expectations contemplated by us will be achieved.
Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. The following is a summary of the principal risk factors that make investing in our securities risky and may materially adversely affect our business, financial condition, results of operations and cash flows. This summary should be read in conjunction with the more complete discussion of the risk factors we face, which are set forth in the section entitled “Risk Factors” beginning on page 19 and in other SEC filings incorporated by reference into this proxy statement/prospectus. We believe that these factors include, but are not limited to:
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changes in economic conditions generally and specifically in our industry sectors, and other risks relating to the global economy, including, but not limited to, the Russia-Ukraine conflict, the ongoing COVID-19 pandemic and other public health crises, and any related responses or actions by businesses and governments;

•	reductions in cash flows received from our assets, as well as contractual limitations on the use of our assets to secure debt for borrowed money;
•	our ability to take advantage of acquisition opportunities at favorable prices;
•	changes in our asset composition, investment strategy and liquidity as a result of the recently completed spin-off of our infrastructure business or other factors;
•	a lack of liquidity surrounding our assets, which could impede our ability to vary our portfolio in an appropriate manner;
•	the relative spreads between the yield on the assets we acquire and the cost of financing;
•	adverse changes in the financing markets we access affecting our ability to finance our acquisitions;
•	customer defaults on their obligations;
•	our ability to renew existing contracts and enter into new contracts with existing or potential customers;
•	the availability and cost of capital for future acquisitions;
•	concentration of a particular type of asset or in a particular sector;
•	competition within the aviation and offshore energy sectors;
•	the competitive market for acquisition opportunities;
•	risks related to operating through joint ventures, partnerships, consortium arrangements or other collaborations with third parties;
•	our ability to successfully integrate acquired businesses;
•	obsolescence of our assets or our ability to sell, re-lease or re-charter our assets;
•	exposure to uninsurable losses and force majeure events;
•	the legislative/regulatory environment and exposure to increased economic regulation;

•	exposure to the oil and gas industry’s volatile oil and gas prices;
•	difficulties in obtaining effective legal redress in jurisdictions in which we operate with less developed legal systems;
•	our ability to maintain our exemption from registration under the Investment Company Act of 1940 and the fact that maintaining such exemption imposes limits on our operations;
•	our ability to successfully utilize leverage in connection with our investments;
•	foreign currency risk and risk management activities;
•	effectiveness of our internal control over financial reporting;
•	exposure to environmental risks, including natural disasters, increasing environmental legislation and the broader impacts of climate change;
•	changes in interest rates and/or credit spreads, as well as the success of any hedging strategy we may undertake in relation to such changes;
•	actions taken by national, state, or provincial governments, including nationalization, or the imposition of new taxes, could materially impact the financial performance or value of our assets;
•	our dependence on our Manager and its professionals and actual, potential or perceived conflicts of interest in our relationship with our Manager;
•	effects of the merger of Fortress Investment Group LLC with affiliates of SoftBank Group Corp.;
•	volatility in the market price of our shares;
•	the inability to pay dividends to our shareholders in the future; and
•	other risks described in the “Risk Factors” section of this registration statement, of which this proxy statement/prospectus forms a part.
These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this registration statement. The forward-looking statements made or incorporated by reference in this registration statement, of which this proxy statement/prospectus forms a part, relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

SPECIAL MEETING OF FTAI SHAREHOLDERS
General
FTAI is furnishing this proxy statement/prospectus to FTAI’s shareholders as part of the solicitation of proxies by FTAI’s board of directors for use at the special meeting of FTAI shareholders to be held on November 9, 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to FTAI’s shareholders on or about October 11, 2022 in connection with the vote on the merger proposal and, if presented, the adjournment proposal. This proxy statement/prospectus provides FTAI’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place
The special meeting of shareholders will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001 on November 9, 2022 at 8:00 a.m., local time.
Purpose of the FTAI Special Meeting
At the special meeting, FTAI is asking holders of FTAI common shares:
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to consider and vote upon a proposal to approve and adopt the merger agreement and to approve the merger and other matters contemplated by such agreement — we refer to this proposal as the “merger proposal”; and

•
to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, FTAI is not authorized to consummate the merger — we refer to this proposal as the “adjournment proposal.”

Recommendation of FTAI Board of Directors
FTAI’s board of directors has unanimously determined that the merger proposal and, if presented, the adjournment proposal, are fair to and in the best interests of FTAI and its shareholders and has unanimously approved the merger proposal. FTAI’s board of directors unanimously recommends that shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal, if presented at the special meeting.
Record Date; Who is Entitled to Vote
FTAI has fixed the close of business on October 6, 2022 as the “record date” for determining FTAI shareholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on the record date, there were 99,378,771 common shares of FTAI outstanding and entitled to vote. Each common share of FTAI is entitled to one vote per share at the special meeting.
Quorum
The presence, in person or by proxy, of a majority of all the outstanding common shares of FTAI entitled to vote constitutes a quorum at the special meeting.
Abstentions and Broker Non-Votes
Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but broker non-votes will not be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not count as votes cast at the special meeting and will have the same effect as a vote against the merger proposal and will have no effect on the adjournment proposal.

At the special meeting of shareholders, FTAI will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the merger proposal and will have no effect on the adjournment proposal.
Vote Required
The proposals presented at the special meeting will require the following votes:
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The approval of the merger proposal at the special meeting will require the affirmative vote for the proposal by the holders of a majority of the issued and outstanding common shares of FTAI entitled to vote thereon.

•
The approval of the adjournment proposal, if presented, will require the affirmative vote of the holders of a majority of the votes cast by holders present in person or represented by proxy at the meeting and entitled to vote thereon. Notwithstanding the outcome of a shareholder vote on the adjournment proposal, if presented, the chairperson of the special meeting may adjourn the special meeting to another place or time, without regard to the presence of a quorum, pursuant to FTAI’s limited liability company agreement.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but broker non-votes will not be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not counted as votes cast.
Voting Your Shares
Each common share of FTAI that you own in your name entitles you to one vote. Your proxy card shows the number of common shares of FTAI that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are three ways to vote your common shares of FTAI at the special meeting:
•	You Can Vote By Telephone or By The Internet. You can also vote by telephone or by the Internet by following the instructions provided on the proxy card.
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You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by FTAI’s board “FOR” the merger proposal and “FOR” the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

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You Can Attend the Special Meeting and Vote In Person. You will receive a ballot electronically. However, if your shares are held in the name of your broker, bank or another nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way FTAI can be sure that the broker, bank or nominee has not already voted your shares. You must also contact our Investor Relations department to obtain an admission card, and present this admission card, alongside an acceptable form of photo identification (such as a driver's license) to the inspector of elections.

FTAI shareholders who hold common shares of FTAI in “street name” who wish to vote at the special meeting should follow the instructions on the voting instruction form sent to them by their bank, broker or other nominee. In order to vote their shares in person at the special meeting, FTAI shareholders whose shares are held in “street name” must contact their bank, broker or other nominee and request a document called a “legal proxy.” Requesting a legal proxy will automatically cancel any voting directions previously given to such bank, broker or other nominee.
Revoking Your Proxy
If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•	you may send another proxy card with a later date; or
•
you may notify Kevin Krieger, FTAI’s Secretary, in writing before the special meeting that you have revoked your proxy; or you may attend the special meeting and vote in person or revoke your proxy in person, although your attendance alone will not revoke any proxy that you have previously given.

If you are a beneficial owner of FTAI common shares held in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your common shares of FTAI, you may contact Alan Andreini, Investor Relations of FTAI at (212) 798-6128 or via email at aandreini@fortress.com.
Appraisal Rights
FTAI shareholders are not entitled to appraisal of their shares or dissenters’ rights under Delaware law in connection with the merger.
Proxy Solicitation Costs
FTAI is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. FTAI and its directors, officers and employees may also solicit proxies by telephone or by other electronic means. FTAI will bear the cost of the solicitation.
FTAI will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FTAI will reimburse them for their reasonable expenses.

THE MERGER PROPOSAL
The following description sets forth the principal terms of the merger agreement, which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus and any documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the merger agreement. Accordingly, the terms in the merger agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in the public filings the Company and FTAI make with the SEC, as described in the section entitled “Where You Can Find More Information About FTAI and the Company” beginning on page 155.
Structure of the Transaction
Pursuant to the merger agreement, Merger Sub will be merged with and into FTAI with FTAI surviving as a wholly-owned subsidiary of the Company, and (i) each FTAI common share will be exchanged for one ordinary share of the Company, (ii) each outstanding FTAI Series A Preferred Share will be exchanged for one Company Series A Preferred Share; (iii) each outstanding FTAI Series B Preferred Share will be exchanged for one Company Series B Preferred Share and (iv) each outstanding FTAI Series C Preferred Share will be exchanged for one Company Series C Preferred Share, with such preferred shares having substantially equivalent rights as compared to the rights of such FTAI preferred share immediately prior to closing. The Company will become the public company after the merger.

The following diagram illustrates the ownership structure of FTAI, Merger Sub and the Company prior to and following the merger.

Prior to the consummation of the merger, the Partnership will convert into a Delaware limited liability company and merge with and into the Company, with the Company surviving the merger and being renamed “FTAI Aviation Ltd.,” and the equityholders of the Partnership, being FTAI and Master GP, receiving ordinary shares of the Company in exchange for their interests of the Partnership.
In connection with the Holdco Merger, each of FTAI’s 99.9% interest and the Master GP’s 0.01% interest in the Partnership will be exchanged pro rata for Company ordinary shares and the number of ordinary shares of the Company owned by FTAI will correspond to the equivalent number of common shares of FTAI owned by FTAI’s public common shareholders. Prior to the merger of FTAI and Merger Sub, the Company’s shares will be recapitalized (i) to authorize and designate Company preferred shares consisting of Company Series A Preferred Shares, Company Series B Preferred Shares and Company Series C Preferred shares, with such series of preferred shares having substantially equivalent rights as compared to the rights of the equivalent classes of FTAI preferred shares immediately prior to closing (and pursuant to the merger, (a) each FTAI common share will be exchanged for one ordinary share of the Company, (b) each outstanding FTAI Series A Preferred Share will be exchanged for one Company Series A Preferred Share; (c) each outstanding FTAI Series B Preferred Share will be exchanged for one Company Series B Preferred Share and (d) each outstanding FTAI Series C Preferred Share will be exchanged for one Company Series C Preferred Share) and (ii) FTAI’s 99.9% interest and the Master GP’s 0.01% interest in the Company prior to the recapitalization is maintained (the “recapitalization”). Following the Holdco Merger and recapitalization, (i) FTAI will hold one ordinary share of the Company and for each common FTAI share held by FTAI’s public common shareholders and (ii) the Master GP will hold 0.01% of the outstanding ordinary shares of the Company.

Closing and Effective Time of the Merger
The closing of the merger will take place no later than the second business day following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to Closing of the Merger,” unless FTAI, the Company and Merger Sub agree to another time. The merger is expected to be consummated as soon as practicable after the special meeting of FTAI’s shareholders described in this proxy statement/prospectus.
Conditions to Closing of the Merger
Each party’s obligation to effect the merger is subject to the satisfaction at closing or waiver at or before closing of each of the following conditions:
•	that there is no legal prohibition and no order or pending lawsuit by any governmental authority against consummation of the transactions;
•	that the Company’s ordinary shares be approved for listing on Nasdaq subject only to official notice of issuance thereof;
•
the approval and adoption of the merger agreement and approval of the merger at the special meeting by the affirmative vote for the merger proposal by the holders of a majority of the issued and outstanding common shares of FTAI entitled to vote thereon; and

•
the SEC will have declared the registration statement effective under the Securities Act, no stop order or similar restraining order by the SEC suspending the effectiveness of the registration statement will be in effect and no proceedings for that purpose will be pending before the SEC.

Termination
The merger agreement may be terminated at any time, but not later than the closing, by mutual written agreement of FTAI and the Company.
Amendments
The merger agreement may be amended or modified at any time by the parties thereto, but only pursuant to an instrument in writing signed by the parties in accordance with applicable provisions of the laws of the State of Delaware.
Governing Law
This merger agreement is construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.
Management of the Company Following the Merger
Upon completion of the merger, the directors of the Company will be Messrs. Adams, Goodwin, Ms. Hannaway, Messrs. Levison, Nicholson, Robinson and Tuchman and its executive officers will be Messrs. Adams and Ms. Nam. The number of directors of the Company board of directors will be fixed at seven and divided into three classes. The member of each class will serve staggered three-year terms as follows:
Class	Term Expiration	Director	Age
Class I	2025	Paul R. Goodwin	79
		Ray M. Robinson	74
Class II	2023	Joseph P. Adams, Jr.	65
		Judith A. Hannaway	70
		Martin Tuchman	81
Class III	2024	A. Andrew Levinson	66
		Kenneth J. Nicholson	51
Background of the Merger
As part of FTAI’s ongoing strategic planning process, the FTAI board of directors and senior management regularly review and assess FTAI’s long-term goals and opportunities, industry trends, competitive environment, and short-and long-term performance in light of FTAI’s strategic plan, with the goal of maximizing shareholder value. In connection with these activities, the FTAI board of directors and senior management meet from time to time in the ordinary course of business to consider and evaluate various courses of action, including business combinations, acquisitions, dispositions, stock buybacks, special dividends, internal restructurings, capital raising, debt financings or refinancings, spin-offs and other transactions, and FTAI engaged Skadden, Arps, Slate, Meagher & Flom LLP as legal advisor. As part of this review, the FTAI board of directors directed FTAI management to begin exploring a potential spin-off transaction in April 2021. The FTAI board of directors considered the merits of a spin-off transaction in light of feedback that management had received from FTAI’s shareholders that had indicated that it was difficult to assess the value of FTAI against peer companies given its (i) combined aviation and infrastructure businesses, (ii) corporate structure as a Delaware limited liability company and (iii) tax status as a partnership. As a result, the FTAI board of directors determined to explore the spin-off transaction, because the spin-off transaction, together with the merger, would address the shareholder feedback described above. On December 15, 2021, the FTAI board of directors formed a special committee comprised solely of independent and disinterested board members and delegated to the special committee the full power and responsibility to, among other things, (x) review, evaluate and negotiate certain terms relating to the management agreements, the treatment of certain income incentive allocations and capital gains incentive allocations and the treatment of certain outstanding options held by FTAI’s manager and the non-employee directors of FTAI (collectively, the “Specified Matters”) and (y) act with respect to the Specified Matters.
The material terms of the ancillary agreements providing for the spin-off transaction were initially determined by FTAI by making the material terms of the agreements of FTAI Infrastructure Inc., a Delaware corporation (“FTAI Infrastructure”), substantially consistent with the terms in place at FTAI prior to the spin-off, to the extent applicable, and reviewing the terms of comparable transactions and taking into account structuring considerations. The terms of the internal reorganization of FTAI Infrastructure and the merger were determined by FTAI to separate FTAI’s assets into the aviation business and the infrastructure business in accordance with contractual, regulatory and tax considerations and to effectuate the purposes of the transaction. The terms of the transactions are being negotiated with third-parties.
The material terms of the spin-off were proposed by FTAI for consideration by the special committee. The special committee hired Fried, Frank, Harris, Shriver & Jacobson LLP as its outside legal counsel to assist it in considering the terms of the proposed spin-off. The special committee reviewed with its outside legal counsel the terms of the definitive transaction agreements providing for the spin-off transaction. The special committee also received a review from an outside financial advisory firm, Houlihan Lokey, of publicly available information regarding stock options that were adjusted in selected spin-off transactions and publicly available information regarding selected external management agreements. The special committee considered other transactions and considerations as part of the full FTAI board process, including not proceeding with the spin-off transaction, as well as discussed the agreements related to the spin-off, and determined that the terms were substantially consistent with the terms in place prior to the spin-off, and agreed to approve the Specified Matters on this basis. The special committee agreed that the transaction would likely increase shareholder value and make it easier to determine each business’ separate valuation. Following the determination of the special committee, the board of directors of FTAI unanimously approved the spin-off transactions, subject to the board of directors declaring the distribution prior to the closing of the spin-off. On July 12, 2022, the FTAI board of directors declared the distribution, and on August 1, 2022, FTAI completed the spin-off of FTAI Infrastructure.
Following the completion of the spin-off transaction, FTAI and the Company prepared the merger agreement and related agreements providing for the transactions in order for the public company to become a Cayman Islands exempted company to address the shareholder feedback described above. On August 11, 2022, the board of directors of each of FTAI and the Company and the sole member of Merger Sub approved the merger agreement and the transactions contemplated thereby. On August 12, 2022, FTAI, the Company and Merger Sub entered into the merger agreement.
Upon completion of the merger, the Fortress Transportation and Infrastructure Investors LLC Nonqualified Stock Option and Incentive Award Plan (the “FTAI Plan”) will be assumed by the Company as the Company Nonqualified Stock Option and Incentive Award Plan (the “Company Plan”). In connection with the assumption by the Company, each FTAI common share reserved for issuance under the FTAI Plan will be converted into an ordinary share of the Company on a one-for-one basis, and each outstanding FTAI option will be converted into a Company option on the same terms and conditions applicable to the corresponding FTAI option as of the completion of the merger. The number of ordinary shares of the Company reserved for issuance under the Company Plan will not be increased in connection with the assumption by the Company of the Company Plan, and there will not be any (i) material increase in the benefits to the participants in the Company Plan in connection with such assumption (including that there will be no extension to the term of the Company Plan in connection with such assumption), (ii) expansion in the class of participants eligible to participate in the Company Plan or in the types of award provided under the Company Plan in connection with such assumption or (iii) any other material amendment to the terms of the Company Plan in connection with such assumption. The conversion of the outstanding FTAI options into Company options upon completion of the merger will not further reduce the number of ordinary shares of the Company reserved and available for future issuance under the Company Plan.
FTAI’s Board of Directors’ Reasons for Approval of the Merger
FTAI’s board of directors carefully evaluated the agreements relating to the proposed merger and reviewed industry and financial data in order to determine that the transaction terms were reasonable and that the merger was in the best interests of FTAI’s shareholders. The following is a summary of the material factors that the FTAI board of directors considered:
•
after a thorough review of other restructuring transaction structures reasonably available to FTAI and the Company, the proposed merger represents the best potential restructuring transaction structure for FTAI and the most attractive opportunity for FTAI’s management to accelerate its business plan;

•	the management of FTAI supports the restructuring transaction;
•	the merger is generally not expected to be a taxable event to many of FTAI’s shareholders for U.S. federal income tax purposes; and
•	feedback that management had received from FTAI’s shareholders that had indicated that it was difficult to assess the value of FTAI against peer companies given its tax status as a partnership.
Adverse Factors Considered by FTAI
FTAI’s board also evaluated several adverse factors in its consideration of the merger. These included:
•	the costs of effecting the merger, including the legal and accounting costs that FTAI will incur in connection with implementing the merger;
•	the risk that holders of FTAI common shares may fail to provide the votes necessary to effect the merger;
•	the fact that completion of the merger is conditioned on satisfaction of certain closing conditions that are not within FTAI’s and the Company’s control;
•	various other risk factors associated with the business of FTAI, as described in the section entitled “Risk Factors”; and
•	the potential tax liabilities that could arise as a result of the merger to certain of FTAI’s shareholders.
Interests of FTAI’s Directors and Officers in the Merger
In considering the recommendation of the board of directors of FTAI to vote in favor of approval of the merger proposal and, if presented, the adjournment proposal, shareholders should keep in mind that FTAI’s directors and executive officers have interests in the merger proposal that are different from, or in addition to, those of FTAI shareholders generally. These interests include, among other things:
The transactions contemplated by the merger agreement provide that each of Messrs. Adams, Goodwin, Ms. Hannaway, Messrs. Levison, Nicholson, Robinson and Tuchman will be directors of the Company after the closing of the merger. As such, in the future each non-employee director will receive any cash fees, shares options or shares awards that the Company board of directors determines to pay to its non-employee directors.The total annual compensation generally payable by FTAI to its non-employee directors is $150,000. In addition, FTAI pays an annual fee to the chairperson of the Audit Committee of $10,000. See “Executive Compensation – Compensation of Directors” for a more detailed discussion of FTAI’s current director compensation program.
Pursuant to the terms of the Company’s Management Agreement, the Company will be managed by its Manager, FIG LLC, which is an affiliate of Fortress. The Manager will receive a management fee pursuant to the Company’s Management Agreement. Following the closing of the merger, the existing arrangements with Master GP will be terminated, and we will enter into the Services and Profit Sharing Agreement, pursuant to which Master GP will also receive incentive payments. Certain directors and officers of the Company are senior employees of Fortress and, as such, have an interest in the Manager’s and Master GP’s receipt of the management fee and the incentive payments, respectively. Prior to the merger, Master GP was entitled to certain incentive allocations (comprised of income incentive allocations and capital gains incentive allocations) pursuant to the partnership agreement for the Partnership which will be terminated in connection with the transaction. Following the closing of the merger, Master GP will be entitled to the same incentive allocations pursuant to the Services and Profit Sharing Agreement on substantially similar terms as the existing arrangements. For the year ended December 31, 2021 and the six months ended June 30, 2022, the Manager received management fees of $16,322,000 and $7,226,000, respectively. The Manager did not receive any incentive allocations during those periods. See “Business of the Company – Management Agreement; Services and Profit Sharing Agreement” for a more detailed description of the management fee and incentive compensation payments.
FTAI has granted stock options to acquire FTAI common shares to its Manager, who may in turn assign a portion of the options to its employees, including our officers and directors. Any such “tandem options” assigned to employees of the Manager, including our officers and directors, correspond on a one-to-one basis with the options granted to the Manager, such that exercise by an employee or director of the tandem options would result in the corresponding option held by our Manager being cancelled.
•	The Manager (or its affiliate) holds 3,122,410 options, all of which are fully vested as of the date of grant;
•	FTAI’s chief executive officer, Mr. Adams, holds 307,666 tandem options in various stages of vesting;
•	FTAI has granted stock options to acquire FTAI common shares to each of its non-employee directors, and each of the non-employee directors holds 5,000 fully vested director options; and
•	The affiliated director, Mr. Nicholson, holds 307,666 tandem options in various stages of vesting.
Upon completion of the merger, each outstanding stock option to acquire FTAI common shares, whether held by the Manager, FTAI’s chief executive officer, or by FTAI’s affiliated or non-employee directors, will be converted on a one-for-one basis into a stock option to acquire ordinary shares of the Company on the same terms and conditions applicable to the corresponding FTAI option as of the completion of the merger.
Additionally, following the merger, the Master GP will hold 0.01% of the outstanding ordinary shares of the Company.
The discussion herein of the information and factors considered by the FTAI board of directors is not meant to be exhaustive, but includes the material information and factors considered by the FTAI board of directors.
U.S. Federal Income Tax Considerations
The following discussion is a summary of the U.S. federal income tax considerations generally applicable to an investment in Company shares following the merger. This summary is based upon the Code, Treasury Regulations, rulings, and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect.
The information in this summary is based on the Code; current regulations promulgated by the Treasury Regulations; the legislative history of the Code; current administrative interpretations and practices of the IRS; and court decisions; all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. The summary is also based upon the assumption that the Company and its respective subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not legal or tax advice. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:
•	financial institutions;
•	insurance companies;
•	broker-dealers;

•	regulated investment companies;
•	partnerships and trusts;
•	expatriates or former long-term residents of the United States;
•	persons who receive Company shares through the exercise of employee stock options or otherwise as compensation;
•	persons holding Company shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons who hold (actually or constructively) 10% or more of the vote or value of the Company;
•	tax-exempt organizations; and
•	foreign investors.
This summary assumes that investors hold their Company shares as capital assets, which generally means property held for investment.
For purposes of this discussion under this heading “U.S. Federal Income Tax Considerations,” a “U.S. Holder” is a Company shareholder that is for U.S. federal income tax purposes:
•	a citizen or resident of the United States;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds FTAI shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax considerations of the merger and the Restructuring Transactions.
Taxation of the Company
Under current U.S. federal income tax law, a corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation. Thus, as a company incorporated under the laws of the Cayman Islands, the Company is expected to be treated as a foreign corporation (and therefore as a non-U.S. tax resident) for U.S. federal income tax purposes. In certain circumstances, however, an entity organized outside the United States will be treated as a U.S. corporation (and, therefore, as a U.S. tax resident) under Section 7874 of the Code. Based on the rules in effect at the time of the Restructuring Transactions, the Company does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes by virtue of Section 7874 of the Code. Nevertheless, because the Section 7874 rules and exceptions are complex and subject to factual and legal uncertainties, there can be no assurance that the Company will not be treated as a U.S. corporation for U.S. federal income tax purposes. The remainder of this discussion assumes that the Company is not treated as a U.S. corporation for U.S. federal income tax purposes.
If the Company is treated as engaged in a trade or business in the United States, then, unless exempted by an applicable income tax treaty or Section 883 or Section 887 of the Code (as described below), the portion of its net income, if any, that was “effectively connected” with such trade or business would be subject to U.S. federal income taxation at maximum corporate rates, currently 21%. In addition, the Company may be subject to an additional U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%. Although the Company (or one or more of its non-U.S. corporate subsidiaries) is expected to be treated as engaged in a U.S. trade or business, it is currently expected that only a small portion of the Company's taxable income will be treated as effectively connected with such U.S. trade or business. However, no assurance can be given that the amount of effectively connected income will not be greater than currently expected, whether due to a change in the Company's operations or otherwise. In addition, the Company expects to earn certain income through subsidiaries treated as U.S. corporations for U.S. federal income tax purposes, which subsidiaries would be subject to regular corporate U.S. federal income tax.
Section 883 of the Code provides an exemption from U.S. federal income taxation with respect to rental income derived from aircraft or ships used in international traffic by certain foreign corporations. The Company believes that it and its subsidiaries have been and currently remain currently eligible for this exemption with respect to aircraft and ships used in international traffic. No assurances can be given that the Company or its subsidiaries will continue to be eligible for this exemption as changes in its ownership or the amount of Company shares that are traded could cause the Company and its subsidiaries to cease to be eligible for such exemption. To qualify for this exemption in respect of rental income, the lessor of the aircraft or ships must be organized in a country that grants a comparable exemption to U.S. lessors (including the Cayman Islands and the Marshall Islands), and certain other requirements must be satisfied. The Company and its subsidiaries can satisfy these requirements if the shares of the Company are primarily and regularly traded on a recognized exchange and, for more than half the days of such year, certain shareholders, each of whom owns 5% or more of its shares (applying certain attribution rules), do not collectively own more than 50% of its shares. Company's shares will be considered to be primarily and regularly traded on a recognized exchange in any year if: (i) the number of trades in its shares effected on such recognized stock exchange exceed the number of Company shares (or direct interests in Company shares) that are traded during the year on all securities markets; (ii) trades in its shares are effected on such stock exchanges in more than de minimis quantities on at least 60 days during the year; and (iii) the aggregate number of its shares traded on such stock exchanges during the taxable year is at least 10% of the average number of Company shares issued and outstanding in that class during that year. Although we expect Company shares to be considered to be primarily and regularly traded on a recognized exchange, there can be no assurance in this regard. If Company shares cease to satisfy these requirements, then the Company and its subsidiaries may no longer be eligible for the Section 883 exemption with respect to income earned by aircraft or ships used in international traffic.
Under these rules and based on current practices, we expect that the Company and such subsidiaries will generally not be subject to U.S. federal income taxation with respect to aircraft or ships used in international traffic. No assurances can be given, however, that the Company and its subsidiaries will continue to be eligible for the exemption under Section 883 of the Code. If the Company or its subsidiaries were not eligible for the exemption under Section 883 of the Code, we expect that the U.S. source rental income of the Company and its subsidiaries would generally be subject to U.S. federal taxation, on a gross income basis, at a rate of not in excess of 4% as provided in Section 887 of the Code. If, contrary to expectations, either the Company or one of its subsidiaries did not comply with certain administrative guidelines of the IRS, such that 90% or more of the U.S. source rental income of the Company or one of its subsidiaries were attributable to the activities of personnel based in the United States (in the case of bareboat leases) or from “regularly scheduled transportation” as defined in such administrative guidelines (in the case of time-charter leases), Section 887 would not apply and such U.S. source rental income would instead be treated as income effectively connected with the conduct of a trade or business in the United States, taxed as described above.
Considerations for U.S. Holders
Dividends
Distributions of cash or property that the Company pays in respect of its shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of the Company's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and, subject to the passive foreign investment company (“PFIC”) rules discussed below, will be includible in a U.S. Holder's gross income as ordinary income upon receipt. Subject to the PFIC rules, distributions to a U.S. Holder in excess of the Company's earnings and profits will be treated first as a return of capital (with a corresponding reduction in such U.S. Holder's tax basis in the shares) to the extent of such U.S. Holder's tax basis in the shares on which the distribution was made (determined separately for each share), and then as gain from the sale or exchange of such shares. Because the Company is expected to be treated as a PFIC, the Company's distributions are not expected to be eligible for any dividends-received deduction generally allowed for corporate U.S. Holders or for the reduced rate applicable to “qualified dividend income” (which is taxable at the rates generally applicable to long-term capital gains) for non-corporate U.S. Holders.

Sale, Exchange or Other Taxable Disposition of Shares
Upon the sale, exchange or other taxable disposition of shares, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the amount realized on such sale, exchange or taxable disposition of Company shares and such U.S. Holder's tax basis in the shares sold. Subject to the PFIC rules discussed below, such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder's holding period with respect to such shares is more than one year at the time of its disposition. The deductibility of capital losses is subject to limitations.
PFIC Status and Related Tax Considerations
Under the Code, the Company will be a “passive foreign investment company” (a “PFIC”) for any taxable year in which either (i) 75% or more of the Company’s gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of the Company’s assets consists of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, the Company will be treated as if it holds its proportionate share of the assets of, and receives directly its proportionate share of the income of, any other corporation in which it directly or indirectly owns at least 25%, by value, of the shares of such corporation. Passive income includes, among other things, dividends, interest, certain non-active rents and royalties, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash and assets readily convertible into cash are categorized as passive assets. As noted above, the Company is expected to be a PFIC for its 2022 taxable year and may continue to be a PFIC in the future, although there can be no assurances in this regard. If the Company is a PFIC for any taxable year during which a U.S. Holder holds the Company shares (assuming such U.S. Holder has not made a timely QEF election or mark-to-market election, as described below), gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the Company shares would be allocated ratably over the U.S. Holder’s holding period for the Company shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an additional tax based on the interest charge generally applicable to underpayments of tax would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its Company shares exceeds 125% of the average of the annual distributions on the Company shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.
If the Company is a PFIC for any taxable year during which a U.S. Holder holds its shares and any of the Company’s non-U.S. subsidiaries are also PFICs, the holder will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules and thus would be subject to the rules described above on income or gain recognized indirectly by the holder with respect to such subsidiaries. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to the Company and any of its subsidiaries.
A U.S. Holder can avoid certain of the adverse rules described above by making a QEF election with respect to such PFIC, if the PFIC provides the information necessary for such election to be made. If a U.S. person makes a QEF election with respect to a PFIC, the U.S. person will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. For each year that the Company is a PFIC, we expect to provide information necessary for U.S. Holders to make a QEF election by annually posting a “PFIC Annual Information Statement” on the Company's website. However, no assurance can be given that we will be able to provide such information for each taxable year.
The rules described above with respect to a QEF election generally apply only if the U.S. Holder has made a QEF election for the first taxable year in its holding period (a “pedigreed QEF election”). If, instead, a holder of PFIC shares makes a QEF election in any taxable year after the first taxable year in its holding period, such holder generally remains subject to the standard regime described above with respect to such PFIC shares unless such shareholder elects to recognize certain gain or income with respect to the PFIC shares. Under the general PFIC attribution rules, each holder of FTAI shares would generally be treated as owning its proportionate share of the shares of the Company and the other PFIC subsidiaries of FTAI. However, under currently enacted Treasury Regulations, such holders are not permitted to make a QEF election with respect to the Company or such other subsidiaries for so long as they are owned indirectly through FTAI and the Partnership rather than directly. Moreover, because the Company and its PFIC subsidiaries have been treated as CFCs in the Partnership's hands, the Partnership and FTAI have not previously been able to make a QEF election with respect to the Company or any of its subsidiaries. Accordingly, under the Treasury Regulations, it is not clear that a QEF election made by a shareholder for the taxable year of the merger will be a pedigreed QEF election if such holder owned FTAI shares in any prior taxable year. Proposed Treasury Regulations would provide that a U.S. Holder would be able to make a pedigreed QEF election in the taxable year of the merger with respect to FTAI's subsidiaries (including the Company). However, no assurance can be given as to when these proposed Treasury Regulations will be finalized or if they will be finalized in their current form.
If a U.S. Holder owns Company shares during any year in which the Company is a PFIC, the U.S. Holder must file annual reports, containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to the Company, with the U.S. Holder’s federal income tax return for that year, unless otherwise specified in the instructions with respect to such form.
In lieu of making a QEF election, a U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its Company shares; provided that Company shares are “marketable.” Company shares will be marketable if they are traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a “qualified exchange” or other market within the meaning of applicable Treasury Regulations. We expect that Company shares will be listed on Nasdaq, which is a qualified exchange for these purposes, but no assurances may be given in this regard. Consequently, assuming that Company shares are regularly traded, if a U.S. Holder holds Company shares, it is expected that the mark-to-market election would be available to such holder. However, because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such holder’s indirect interest in any investments held by the Company that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
If a U.S. Holder makes the mark-to-market election, it will recognize as ordinary income any excess of the fair market value of the Company shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Company shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the Company shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Company shares in a year when the Company is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes such a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by the Company (except that the lower applicable capital gains rate for qualified dividend income would not apply). If a U.S. Holder makes a valid mark-to-market election, and the Company subsequently ceases to be classified as a PFIC, such U.S. Holder will not be required to take into account the mark-to-market income or loss described above during any period that the Company is not classified as a PFIC.
U.S. Holders should consult their tax advisers concerning the Company's PFIC status and the application of the PFIC rules (including the proposed Treasury Regulations) to their Company shares and the Company's subsidiaries.
Redemption of Preferred Stock
Subject to the PFIC rules described above, the treatment of a redemption of Company Preferred Shares will depend on whether the redemption qualifies as a sale of shares under Section 302 of the Code. If the redemption so qualifies, a U.S. Holder of Company Preferred Shares would be treated as described above under the section titled “Sale, Exchange or Other Taxable Disposition of Shares.” If the redemption does not so qualify, such U.S. Holder would be treated as described above under the section titled “Dividends.” Whether a redemption of Company Preferred Shares qualifies for sale treatment under Section 302 will depend on a number of factors, as determined at the time of such redemption. Each holder of Company Preferred Shares is urged to consult with its tax advisors as to the tax considerations of any redemption of Company Preferred Shares.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSIDERATIONS APPLICABLE TO THE OWNERSHIP AND DISPOSITION OF COMPANY SHARES. THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO A HOLDER DEPENDING

UPON THE HOLDER’S PARTICULAR SITUATION. EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE HOLDER OF THE OWNERSHIP AND DISPOSITION OF COMPANY SHARES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.
Regulatory Matters
The merger and the transactions contemplated by the merger agreement are not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the merger.
Required Vote
The approval of the merger proposal will require the affirmative vote for the proposal by the holders of a majority of the issued and outstanding common shares of FTAI entitled to vote thereon. Holders of preferred shares of FTAI are not entitled to vote on the approval of the merger proposal.
The current officers and directors of FTAI have indicated their intention to vote in favor of the matters presented at the special meeting.
The approval of the merger proposal is a condition to the consummation of the merger.
THE FTAI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF
FTAI COMMON SHARES VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma consolidated financial statements have been prepared to illustrate the effect of the merger detailed in the section entitled “The Merger Proposal” and included elsewhere in this proxy statement/prospectus. As used herein, the term “Company” means FTAI Finance Holdco Ltd. (or “our”), the term “Corporate” refers to FTAI’s debt, preferred equity and unallocated general and administrative expenses to be assumed by the aviation business, and the term “Offshore Energy” means FTAI’s offshore energy business that consists of vessels and equipment that support offshore oil and gas drilling and production. The unaudited pro forma consolidated financial statements have been derived from our historical unaudited consolidated financial statements for the six months ended June 30, 2022, and our historical audited consolidated financial statements for the years ended December 31, 2021, December 31, 2020 and December 31, 2019.
The unaudited pro forma consolidated financial statements have been prepared in accordance with Article 11 of the SEC’s Regulation S-X. The unaudited pro forma consolidated financial statements consist of an unaudited pro forma consolidated balance sheet as of June 30, 2022, and unaudited pro forma consolidated statements of operations for the six months ended June 30, 2022, and years ended December 31, 2021, December 31, 2020 and December 31, 2019. The unaudited pro forma consolidated financial statements below should be read in conjunction with our historical audited and unaudited consolidated financial statements and the related notes of FTAI Finance Holdco Ltd., and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus, the historical audited and unaudited consolidated financial statements and the related notes of FTAI included in the Form 10-K for the year ended December 31, 2021 and in the Form 10-Q for the period ended June 30, 2022, and FTAI’s Form 8-K filed on August 5, 2022, including the unaudited pro forma consolidated financial statements illustrating the effects of the spin-off of FTAI Infrastructure Inc. from FTAI.
The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2022, and the years ended December 31, 2021, December 31, 2020 and December 31, 2019, give effect to the related transactions described below as if they had occurred on January 1, 2019. The unaudited pro forma consolidated balance sheet as of June 30, 2022, gives effect to the following transactions as if they had occurred on such date:
•
FTAI contributes the infrastructure business to FTAI Infrastructure Inc., which comprises of, among other things the (i) Jefferson Terminal business, a multi-modal crude oil and refined products terminal in Beaumont, Texas, (ii) Repauno business, a deep-water port located along the Delaware River with an underground storage cavern and multiple industrial development opportunities, (iii) Long Ridge investment, an equity method investment in a multi-modal terminal located along the Ohio River with multiple industrial development opportunities, including a power plant in operation, and (iv) Transtar business, five freight railroads and one switching company that provide rail service to certain manufacturing and production facilities. This contribution also included all related project-level debt of the infrastructure entities (the “Separation and Distribution”). Subsequent to the Separation and Distribution, FTAI primarily holds Offshore Energy and Corporate, and all the aviation assets through its ownership of FTAI Finance Holdco Ltd.

•
FTAI receives a cash dividend of $730.3 million from FTAI Infrastructure Inc. (the “Dividend”). The cash proceeds used for the Dividend were raised by FTAI Infrastructure Inc. through issuances of debt and preferred equity.

•	FTAI uses the proceeds of the Dividend from FTAI Infrastructure to pay down third-party debt.
•	The completion of a reverse merger of FTAI into FTAI Finance Holdco Ltd. (the “Merger”).
In management’s opinion, the unaudited pro forma consolidated financial statements reflect adjustments necessary to present fairly FTAI Finance Holdco Ltd.’s pro forma results and financial position as of and for the periods indicated. Such adjustments include pro forma adjustments. These pro forma adjustments are based on currently available information and assumptions management believes are, given the information available at this time, reasonable and reflect changes necessary to reflect the transactions detailed above. Actual adjustments may differ materially from the information presented herein.
The unaudited pro forma consolidated financial statements include all revenues and costs directly attributable to FTAI Finance Holdco Ltd. as well as an allocation of expenses related to facilities, corporate overhead, professional fees, personnel costs, and other related expenses for services provided by FTAI’s Manager in accordance with the management agreement. The charges reflected have either been specifically identified or allocated based on an estimate of time spent on FTAI Finance Holdco Ltd.’s business. These allocated costs are included within the historical FTAI Finance Holdco Ltd.’s consolidated statement of operations.
Our unaudited pro forma consolidated financial statements are for illustrative and informational purposes only and are not intended to represent what our results of operations or financial position would have been had the transactions above occurred on the dates assumed. These unaudited pro forma consolidated financial statements also should not be considered indicative of our future results of operations or financial position.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2022

(in thousands, except per share amounts)
	FTAI Finance Holdco Ltd. (historical)	Merger of FTAI (a)	Pro Forma Adjustments	Notes	Pro Forma Results
Revenues	193,956	9,799	—		203,755

Expenses
Operating expenses	69,039	11,765	—		80,804
Cost of sales	24,191	—	—		24,191
General and administrative	5,771	2,696	—		8,467
Acquisition and transaction expenses	2,601	2,891	—		5,492
Management fees and incentive allocation to affiliate	4,153	(4,153)	462	(c)	462
Depreciation and amortization	73,690	6,918	—		80,608
Asset impairment	123,676	—	—		123,676
Interest expense	1,266	90,760	(20,221)	(b)	71,805
Total expenses	304,387	110,877	(19,759)		395,505

Other income
Equity in earnings of unconsolidated entities	233	—	—		233
Gain on sale of assets, net	79,933	—	—		79,933
Interest income	203	1,043	—		1,246
Total other income	80,369	1,043			81,412
Losses before income taxes	(30,062)	(100,035)	19,759		(110,338)
Provision for (benefit from) income taxes	3,434	(266)	—		3,168
Net loss	(33,496)	(99,769)	19,759		(113,506)
Less: Dividends on preferred shares	—	13,582	—		13,582
Net loss attributable to shareholders	(33,496)	(113,351)	19,759		(127,088)

Loss per share:
Basic	(326.47)				(1.28)
Diluted	(326.47)				(1.28)

Weighted average shares outstanding:
Basic	102,600				99,367,597
Diluted	102,600				99,367,597
See Notes to Unaudited Pro Forma Consolidated Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2021

(in thousands, except per share amounts)
	FTAI Finance Holdco Ltd. (historical)	Merger of FTAI (a)	Pro Forma Adjustments	Notes	Pro Forma Results
Revenues	321,422	14,161	—		335,583

Expenses
Operating expenses	42,310	17,305	—		59,615
Cost of sales	14,308	—	—		14,308
General and administrative	9,555	3,893	—		13,448
Acquisition and transaction expenses	4,933	12,978	—		17,911
Management fees and incentive allocation to affiliate	9,162	(8,478)	239	(c)	923
Depreciation and amortization	142,121	5,619	—		147,740
Asset impairment	10,463	—	—		10,463
Interest expense	2,318	152,699	(14,267)	(b)	140,750
Total expenses	235,170	184,016	(14,028)		405,158

Other income (expense)
Equity in losses of unconsolidated entities	(1,403)	—	—		(1,403)
Gain on sale of assets, net	49,015	—	—		49,015
Loss on extinguishment of debt	—	(3,254)	—		(3,254)
Interest income	1,153	240	—		1,393
Other expense	(1,680)	—	—		(1,680)
Total other income (expense)	47,085	(3,014)	—		44,071
Income (losses) before income taxes	133,337	(172,869)	14,028		(25,504)
Provision for (benefit from) income taxes	3,466	(340)	—		3,126
Net income (loss)	129,871	(172,529)	14,028		(28,630)
Less: Dividends on preferred shares	—	24,758	—		24,758
Net income (loss) attributable to shareholders	129,871	(197,287)	14,028		(53,388)

Earnings (loss) per share
Basic	1,298.71				(0.59)
Diluted	1,298.71				(0.59)

Weighted average shares outstanding:
Basic	100,000				89,922,088
Diluted	100,000				89,922,088
See Notes to Unaudited Pro Forma Consolidated Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2020

(in thousands, except per share amounts)
	FTAI Finance Holdco Ltd. (historical)	Merger of FTAI (a)	Pro Forma Adjustments	Notes	Pro Forma Results
Revenues	281,756	16,178	—		297,934

Expenses
Operating expenses	20,963	18,958	—		39,921
Cost of sales	200	—	—		200
General and administrative	10,123	3,983	—		14,106
Acquisition and transaction expenses	8,491	1,377	—		9,868
Management fees and incentive allocation to affiliate	11,549	(6,103)	—		5,446
Depreciation and amortization	134,723	6,563	—		141,286
Asset impairment	33,978	—	—		33,978
Interest expense	2,110	85,332	(13,832)	(b)	73,610
Total expenses	222,137	110,110	(13,832)		318,415

Other income (expense)
Equity in losses of unconsolidated entities	(1,932)	—	—		(1,932)
Loss on sale of assets, net	(300)	—	—		(300)
Loss on extinguishment of debt	—	(6,943)	—		(6,943)
Interest income	94	46	—		140
Total other expense	(2,138)	(6,897)	—		(9,035)
Income (loss) before income taxes	57,481	(100,829)	13,832		(29,516)
(Benefit from) provision for income taxes	(4,674)	331	—		(4,343)
Net income (loss) from continuing operations	62,155	(101,160)	13,832		(25,173)
Net income from discontinued operations, net of income taxes	—	1,331	—		1,331
Net income (loss)	62,155	(99,829)	13,832		(23,842)
Less: Dividends on preferred shares	—	17,869	—		17,869
Net income (loss) attributable to shareholders	62,155	(117,698)	13,832		(41,711)

Earnings (loss) per share:
Basic
Continuing operations	621.55				(0.50)
Discontinued operations	—				0.02
Diluted
Continuing operations	621.55				(0.50)
Discontinued operations	—				0.02

Weighted average shares outstanding:
Basic	100,000				86,015,702
Diluted	100,000				86,015,702
See Notes to Unaudited Pro Forma Consolidated Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share amounts)
	FTAI Finance Holdco Ltd. (historical)	Merger of FTAI (a)	Pro Forma Adjustments	Notes	Pro Forma Results
Revenues	336,130	13,192	—		349,322

Expenses
Operating expenses	17,697	12,966	—		30,663
General and administrative	10,875	2,283	—		13,158
Acquisition and transaction expenses	11,434	6,189	—		17,623
Management fees and incentive allocation to affiliate	16,961	2,557	—		19,518
Depreciation and amortization	128,990	6,905	—		135,895
Interest expense	2,433	75,245	(13,775)	(b)	63,903
Total expenses	188,390	106,145	(13,775)		280,760

Other income (expense)
Equity in losses of unconsolidated entities	(1,829)	—	—		(1,829)
Gain on sale of assets, net	81,954	—	—		81,954
Interest income	104	13	—		117
Other income	—	1,002	—		1,002
Total other income	80,229	1,015	—		81,244
Income (loss) before income taxes	227,969	(91,938)	13,775		149,806
Provision for (benefit from) income taxes	5,162	(131)	—		5,031
Net income (loss) from continuing operations	222,807	(91,807)	13,775		144,775
Net income from discontinued operations, net of income taxes	—	73,462	—		73,462
Net income (loss)	222,807	(18,345)	13,775		218,237
Less: Net income attributable to non-controlling interests in consolidated subsidiaries from discontinued operations	—	247	—		247
Less: Dividends on preferred shares	—	1,838	—		1,838
Net income (loss) attributable to shareholders	222,807	(20,430)	13,775		216,152

Earnings per share:
Basic
Continuing operations	2,228.07				1.66
Discontinued operations	—				0.85
Diluted
Continuing operations	2,228.07				1.66
Discontinued operations	—				0.85

Weighted average shares outstanding:
Basic	100,000				85,992,019
Diluted	100,000				86,029,363
See Notes to Unaudited Pro Forma Consolidated Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2022

(in thousands, except per share amounts)
	FTAI Finance Holdco Ltd. (historical)	Merger of FTAI (a)	Pro Forma Adjustments	Notes	Pro Forma Results
Assets
Cash and cash equivalents	42,681	7,704	—		50,385
Accounts receivable, net	73,227	4,762	—		77,989
Leasing equipment, net	1,674,053	134,583	—		1,808,636
Finance leases, net	6,494	—	—		6,494
Investments	22,638	—	—		22,638
Intangible assets, net	31,868	—	—		31,868
Inventory, net	112,650	—	—		112,650
Other assets	162,813	48,446	—		211,259
Total assets	2,126,424	195,495	—		2,321,919

Liabilities
Accounts payable and accrued liabilities	21,120	69,991	(5,623)	(c)	85,488
Debt, net	—	2,768,156	(711,243)	(c)	2,056,913
Management fees payable to affiliate	41,796	(41,796)	—		—
Loans payable to affiliate	26,447	(26,447)	—		—
Maintenance deposits	58,553	—	—		58,553
Security deposits	26,251	1,510	—		27,761
Other liabilities	39,749	(8,489)	—		31,260
Total liabilities	213,916	2,762,925	(716,866)		2,259,975

Equity
Ordinary shares ($0.01 par value per share; 2,000,000,000 shares authorized; 99,200,196 shares issued and outstanding as of June 30, 2022)	—	992	—		992
Preferred shares ($0.01 par value per share; 200,000,000 shares authorized; 13,320,000 shares issued and outstanding as of June 30, 2022)	—	133	—		133
Additional paid in capital	1,265,573	(1,585,275)	730,340	(c)	410,638
Retained earnings	646,935	(983,280)	(13,474)	(d)	(349,819)
Total equity	1,912,508	(2,567,430)	716,866		61,944
Total liabilities and equity	2,126,424	195,495	—		2,321,919

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Description of Pro Forma Adjustments
Adjustments represent the following:
a)
Adjustment reflects the Merger, which primarily comprises of assumption of FTAI’s Corporate debt and Offshore Energy, conversion of FTAI’s Corporate preferred equity into preferred equity of the Company, and includes the elimination of intercompany transactions between the Company and FTAI. Adjustment also reflects Offshore Energy results of operations that would have been included if the combination of the businesses had taken place on January 1, 2019.

b)
Reflects the reduction in interest expense of $20.2 million, $14.3 million, $13.8 million and $13.8 million to give effect to the estimated repayment of debt described in (c) below for the six months ended June 30, 2022 and the years ended December 31, 2021, 2020 and 2019, respectively.

c)
Reflects the cash distribution from FTAI Infrastructure Inc. to FTAI in connection with the Separation and Distribution. FTAI Infrastructure Inc. has $300.0 million of preferred stock and $500.0 million aggregate principal amount of indebtedness. FTAI received a dividend of $730.3 million in cash, from the proceeds of the preferred stock and indebtedness, which reflects the amounts raised, primarily net of related discounts, fees, and expenses. FTAI used the proceeds received from FTAI Infrastructure Inc. to repay certain of FTAI’s outstanding debt and related premiums and accrued interest, and wrote off unamortized deferred financing costs of $13.5 million of the related debt facilities. The repayment of debt included outstanding borrowings under its 2021 bridge loans, $200.0 million of its 6.50% senior unsecured notes due 2025, and approximately $175.0 million of its outstanding borrowings under its revolving credit facility. The write-off of deferred financing costs has been reflected as an adjustment to retained earnings. The adjustment also reflects an increase in management fees driven by an increase in total equity as a result of the debt repayment, in accordance with the management agreement.

d)	Reflects the impact of the Company’s equity from the pro forma adjustment described in note (c).

THE ADJOURNMENT PROPOSAL
The adjournment proposal allows FTAI’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the merger.
In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the chairperson of the special meeting is empowered under the FTAI limited liability company agreement to adjourn the special meeting to another place or time, without regard to the presence of a quorum pursuant.
Consequences if the Adjournment Proposal is not Approved
If an adjournment proposal is presented to the meeting and is not approved by the shareholders, the chairperson of the special meeting may, notwithstanding the vote against the adjournment proposal, adjourn the special meeting to another place or time, without regard to the presence of a quorum pursuant.
Required Vote
Approval of the adjournment proposal, if presented, requires the affirmative vote of the holders of a majority of the votes cast by holders present in person or represented by proxy at the meeting and entitled to vote thereon.
THE FTAI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF
FTAI COMMON SHARES VOTE “FOR” THE APPROVAL OF THE
ADJOURNMENT PROPOSAL IF PRESENTED.

BUSINESS OF THE COMPANY
FTAI and the Company
Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company, was formed on February 19, 2014. Prior to FTAI’s spin-off of FTAI Infrastructure on August 1, 2022, FTAI was engaged in the business of acquiring, managing and disposing of transportation and infrastructure assets. On August 1, 2022, FTAI completed a spin-off transaction of its infrastructure business, pursuant to which FTAI Infrastructure became a separate, publicly traded company, and FTAI retained its aviation business.
FTAI Finance Holdco Ltd. (to be known as FTAI Aviation Ltd. following the Holdco Merger), a Cayman Islands exempted company and, prior to the Holdco Merger, a subsidiary of the Partnership, was incorporated on December 8 2017. Except as otherwise specified, “we,” “us,” “our,” or “the Company” refer to us and our consolidated subsidiaries after the merger. Our business has been, and will continue to be, acquiring, developing and operating of aviation and offshore-related assets.
We are externally managed by our Manager, FIG LLC, an affiliate of Fortress Investment Group LLC (“Fortress”), which has a dedicated team of experienced professionals focused on the acquisition of transportation and infrastructure assets since 2002. In connection with the SoftBank Merger, Fortress operates within SoftBank as an independent business headquartered in New York.
We own and acquire high quality aviation and offshore equipment assets that are essential for the transportation of goods and people globally. We target assets that, on a combined basis, generate strong cash flows with potential for earnings growth and asset appreciation. We believe that there are a large number of acquisition opportunities in our markets and that our Manager’s expertise and business and financing relationships, together with our access to capital, will allow us to take advantage of these opportunities. As of June 30, 2022, on a pro forma basis after giving effect to the spin-off transaction, we had total consolidated assets of $2,321.9 million and total equity of $61.9 million.
Our operations consist of two primary strategic business units - Aviation and Offshore Leasing. Our Aviation Leasing Business acquires assets that are designed to carry cargo or people. Aviation equipment assets are typically long-lived, moveable, and leased by us on either operating leases or finance leases to companies that provide transportation services. FTAI’s Offshore Leasing Business acquires assets, which consist of vessels and equipment that support offshore oil and gas activities and production which are typically subject to operating leases. Our leases generally provide for long-term contractual cash flow with high cash-on-cash yields and include structural protections to mitigate credit risk.
Our Strategy
We invest across a number of major sectors within the transportation industry, including aviation and offshore energy related equipment, and we may pursue acquisitions in other areas as and when they arise in the future. In general, we seek to own a diverse mix of high-quality transportation and aviation assets and equipment within our target sectors that generate predictable cash flows in markets that we believe provide the potential for strong long-term growth and attractive returns on deployed capital. We believe that by investing in a diverse mix of assets across sectors, we can select from among the best risk-adjusted investment opportunities, while avoiding overconcentration in any one segment, further adding to the stability of our business.
We take a proactive investment approach by identifying key secular trends as they emerge within our target sectors and then pursuing what we believe are the most compelling opportunities within those sectors. We look for unique investments, including assets that are distressed or undervalued, or where we believe that we can add value through active management. We consider investments across the size spectrum, including smaller opportunities often overlooked by other investors, particularly where we believe we may be able to grow the investment over time. We believe one of our strengths is our ability to create attractive follow-on investment opportunities and deploy incremental capital within our existing portfolio.
Within each sector, we consider investments in aviation and offshore assets including equipment that we lease to operators. We believe that as owners of both aviation and offshore assets, we have access to more opportunities and can be a more attractive counterparty to the users of our assets. Our Manager has significant prior experience in all of our target sectors, as well as a network of industry relationships, that we believe positions us well to make successful acquisitions and to actively manage and improve operations and cash flows of our existing and newly acquired assets. These relationships include senior executives at lessors and operators, end users of aviation and offshore energy assets, as well as banks, lenders and other asset owners.
Asset Acquisition Process
Our strategy is to acquire assets that are essential to the transportation of goods and people globally. We acquire assets that are used by major operators of transportation networks. We seek to acquire assets and businesses that we believe operate in sectors with long-term macroeconomic growth opportunities and that have significant cash flow and upside potential from earnings growth and asset appreciation.
We approach markets and opportunities by first developing an asset acquisition strategy with our Manager and then pursuing optimal opportunities within that strategy. In addition to relying on our own experience, we source new opportunities through our Manager’s network of industry relationships in order to find, structure and execute attractive acquisitions. These relationships include senior executives at industry leading operators, end users of the assets as well as banks, lenders and other asset owners. We believe that sourcing assets both globally and through multiple channels will enable us to find the most attractive opportunities. We are selective in the assets we pursue and efficient in the manner in which we pursue them.
Once attractive opportunities are identified, our Manager performs detailed due diligence on each of our potential acquisitions. Due diligence on each of our assets always includes a comprehensive review of the asset itself as well as the industry and market dynamics, competitive positioning, and financial and operational performance. Where appropriate, our Manager conducts physical inspections, a review of the credit quality of each of our counterparties, the regulatory environment, and a review of all material documentation. In some cases, third-party specialists are hired to physically inspect and/or value the target assets.
We and our Manager also spend a significant amount of time on structuring our acquisitions to minimize risks while also optimizing expected returns. We employ what we believe to be reasonable amounts of leverage in connection with our acquisitions. In determining the amount of leverage for each acquisition, we consider a number of characteristics, including, but not limited to, the existing cash flow, the length of the lease or contract term, and the specific counterparty.
Management Agreement; Services and Profit Sharing Agreement
On July 31, 2022, FTAI, the Company, and each of the subsidiaries that are party thereto (each a “Subsidiary”) and the Manager entered into the Management Agreement. The Manager is an affiliate of Fortress. References in this description of the Management Agreement to “we”, “us” or “our” shall mean the Company, FTAI and each Subsidiary collectively.
Pursuant to the terms of the Management Agreement, our Manager has provided a management team that is responsible for implementing our business strategy and performing certain services for us. Our Management Agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our boards of directors. There is no limit on value of the acquisitions that may be made on our behalf without seeking the approval of the applicable board of directors.
Our Manager is responsible for, among other things, (i) performing all of our day-to-day functions, (ii) determining investment criteria in conjunction with, and subject to the supervision of, the applicable board of directors, (iii) sourcing, analyzing and executing on investments and sales, (iv) performing investment and liability management duties, including financing and hedging and (v) performing financial and accounting management. Our Manager will perform (or cause to be performed), in each case on our behalf and at our expense, such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:
•	serving as our consultant with respect to the periodic review of the acquisition criteria and parameters for asset acquisitions, borrowings, financing transactions and operations;
•	investigating, analyzing, valuing and selecting asset acquisition opportunities;
•
with respect to our prospective acquisitions and dispositions of assets, conducting negotiations with brokers, sellers and purchasers and their respective agents and representatives, investment bankers and owners of privately and publicly held companies;

•
engaging and supervising independent contractors that provide services relating to us or any of our assets, including, but not limited to, investment banking, legal or regulatory advisory, tax advisory, due diligence, accounting advisory, securities brokerage, brokerage and other financial, brokerage and consulting services as the Manager determines from time to time is advisable;

•	negotiating the sale, exchange or other disposition of any assets;
•	coordinating and managing operations of any of our joint venture or co-investment interests held by us and conducting all matters with respect to those joint ventures or co-investment partners;
•
coordinating and supervising all matters related to our assets, including the leasing and/or sale and management of such assets and retaining agents, managers or other advisors in connection therewith;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;
•
administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•
communicating with the past, current and prospective holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

•	counseling us in connection with policy decisions to be made by our board of directors;
•
evaluating and recommending to our board of directors modifications to any hedging strategies in effect on the date hereof and engaging in hedging activities consistent with such strategies, as in effect from time to time;

•	counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining such an exemption;
•	assisting us in developing criteria that are specifically tailored to our acquisition objectives and making available to us its knowledge and experience with respect to our target assets;
•
representing and making recommendations to us in connection with the purchase and finance, and commitment to purchase and finance, of our target assets, and in connection with the sale and commitment to sell such assets;

•
monitoring the operating performance of our assets and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance, valuation and budgeted or projected operating results;

•
investing and re-investing any of our moneys and securities (including investing in short term investments pending investment in asset acquisitions, payment of fees; costs and expenses; or payments of dividends or distributions to our shareholders and partners) and advising us as to our capital structure and capital raising;

•
causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

•	causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
•	taking all necessary actions to enable us to make required tax filings and reports, including soliciting shareholders for required information to the extent provided by the provisions of the Code;
•
assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Exchange Act;

•
handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

•	using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be within any expense guidelines set by our board of directors from time to time;
•
performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors and our Manager shall agree from time to time or as our Manager shall deem appropriate under the particular circumstances;

•	using commercially reasonable efforts to cause us to comply with all applicable laws; and
•	traveling in connection with the performance of any services or activities relating to our assets, operations, acquisitions or investment analysis.
Indemnification
Pursuant to our Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our boards of directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees will not be liable to us, to our boards of directors, or our shareholders or partners for any acts or omissions by our Manager, its members, managers, sub-advisers, officers or employees, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement. We shall, to the full extent lawful, reimburse, indemnify and hold our Manager, its members, managers, officers and employees, sub-advisers and each other person, if any, controlling our Manager, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in the performance of our Manager’s duties under our Management Agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement.
Our Manager will, to the full extent lawful, reimburse, indemnify and hold us, our shareholders, directors, officers and employees and each other person, if any, controlling us, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from our Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under our Management Agreement. Our Manager carries errors and omissions and other customary insurance.
Management Team
Pursuant to the terms of our Management Agreement, our Manager has provided us with a management team, including a chief executive officer and a chief financial officer, to provide the management services to be provided by our Manager to us. The members of our management team shall devote such of their time to the management of us as our applicable board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time.
Assignment
Our Manager may generally only assign our Management Agreement with the written approval of a majority of the independent directors of FTAI (or, following the merger, the Company); provided, however, that our Manager may assign our Management Agreement to an entity whose day-to-day business and operations are managed and supervised by Mr. Wesley R. Edens. We may not assign our Management Agreement without the prior written consent of our Manager, except in the case of an assignment by (A) FTAI (or, following the merger, the Company) to another organization which is FTAI’s (or, following the merger, the Company’s) successor (by merger, consolidation or purchase of assets), in which case such successor organization shall be bound under our Management Agreement and by the terms of such assignment in the same manner as FTAI (or, following the merger, the Company) is bound under our Management Agreement or (B) a Subsidiary to a successor to the Subsidiary (by merger, consolidation or purchase of assets), in which case such assignment in the same manner as the Subsidiary is bound under the Management Agreement.

Term
The initial term of our Management Agreement will expire on July 31, 2028, and will be automatically renewed for one-year terms thereafter unless (i) a majority consisting of at least two-thirds of the independent directors or a simple majority of the holders of outstanding FTAI common shares (or, following the merger, the Company’s ordinary shares), agree that there has been unsatisfactory performance that is materially detrimental to us or (ii) a simple majority of the independent directors agree that the management fee payable to the Manager is unfair; provided that we shall not have the right to terminate our Management Agreement under clause (ii)foregoing if the Manager agrees to continue to provide the services under the Management Agreement at a fee that a simple majority of the independent directors have reasonably determined to be fair.
If we elect not to renew our Management Agreement at the expiration of the original term or any such one-year extension term as set forth above, our Manager will be provided with 60 days’ prior notice of any such termination. In the event of such termination, we would be required to pay the termination fee described below.
We may also terminate our Management Agreement at any time for cause effective upon 60 days’ prior written notice of termination from us to our Manager, in which case no termination fee would be due, for the following reasons:
•
the willful violation of the Management Agreement by the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of any of the Manager’s management) under the Management Agreement;

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us; or
•	our Manager’s gross negligence of duties under our Management Agreement.
In addition, our Manager may terminate our Management Agreement effective upon 60 days’ prior written notice of termination to us in the event that we default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. If our Management Agreement is terminated by our Manager upon our breach, we would be required to pay to our Manager the termination fee described below.
Management Fee
We will pay a management fee equal to 1.5% per annum of our total equity, which will be calculated and payable monthly in arrears in cash. Total equity is generally our equity value, determined on a consolidated basis in accordance with GAAP, but reduced proportionately in the case of a subsidiary to the extent we own, directly or indirectly, less than 100% of the equity interests in such subsidiary.
Our Manager shall compute each installment of the management fee within 15 days after the end of the calendar month with respect to which such installment is payable.
In addition, upon the successful completion of an offering of our ordinary shares or other equity securities (including securities issued as consideration in an acquisition), we will pay and issue to the Manager options to purchase ordinary shares in an amount equal to 10% of the number of ordinary shares being sold in the offering (or if the issuance relates to equity securities other than our ordinary shares, options to purchase a number of shares of ordinary shares equal to 10% of the gross capital raised in the equity issuance divided by the fair market value of a share of ordinary shares as of the date of issuance), with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser or attributed to such securities in connection with an acquisition (or the fair market value of an ordinary share as of the date of the equity issuance if it relates to equity securities other than our ordinary shares). Any ultimate purchaser of ordinary shares for which such options are granted may be an affiliate the Manager.
Incentive Payments
Prior to the completion of the merger, we remain party to the certain incentive allocation arrangements with Master GP, consisting of income allocations and capital gains incentive allocations. Following the closing of the merger, the existing arrangements with Master GP will be terminated, and we will enter into a Services and Profit Sharing Agreement with our affiliate FTAI Aviation Holdco Ltd. (“Aviation Holdco”), FTAI and Master GP (the “Services and Profit Sharing Agreement”).

Under the terms of the Services and Profit Sharing Agreement, Master GP will be entitled to an income incentive payment (the “Income Incentive Payment”) from Aviation Holdco. The Income Incentive Payment is calculated and paid quarterly in arrears based on the Company's pre-incentive payment net income for the immediately preceding calendar quarter. For this purpose, pre-incentive fee net income means, with respect to a calendar quarter, net income attributable to shareholders during such quarter calculated in accordance with U.S. GAAP excluding the Company's pro rata share of (1) realized or unrealized gains and losses, (2) certain non-cash or one-time items and (3) any other adjustments as may be approved by the Company's independent directors. Pre-incentive payment net income does not include any Income Incentive Payments or Capital Gains Incentive Payments (described below) paid to Master GP during the relevant quarter.
Aviation Holdco will pay Master GP the Income Incentive Payment with respect to the Company’s pre-incentive payment net income in each calendar quarter as follows: (1) no Income Incentive Payment in any calendar quarter in which pre-incentive payment net income, expressed as a rate of return on the average value of the Company's net equity capital (excluding non-controlling interests) at the end of the two most recently completed calendar quarters, does not exceed 2% for such quarter (8% annualized); (2) 100% of pre-incentive payment net income with respect to that portion of such pre-incentive payment net income, if any, that is equal to or exceeds 2% but does not exceed 2.2223% for such quarter; and (3) 10% of the amount of pre-incentive payment net income, if any, that exceeds 2.2223% for such quarter. These calculations will be prorated for any period of less than three months.
Under the terms of the Services and Profit Sharing Agreement, Master GP will also be entitled to a capital gains incentive payment (the “Capital Gains Incentive Payment”). The Capital Gains Incentive Payment is calculated and distributable in arrears as of the end of each calendar year and is equal to 10% of the Company's pro rata share of cumulative realized gains from the date of the spin-off through the end of the applicable calendar year, net of the Company's pro rata share of cumulative realized or unrealized losses, the cumulative non-cash portion of equity-based compensation expenses (the “Loss Carryforward”) and all realized gains upon which prior performance-based Capital Gains Incentive Payments were made to Master GP. As of the date of the spin-off, the Loss Carryforward equals the Company’s portion of the cumulative realized or unrealized losses and cumulative non-cash portion of equity based compensation expenses of FTAI, excluding those attributable to the FTAI Infrastructure assets and liabilities from the date of FTAI’s initial public offering through the date of the spin-off, measured as of the open of business on date of the spin-off. In addition, as of the date of the spin-off, the Company’s pro rata share of cumulative realized gains from the date of the spin-off will be equal to FTAI’s pro rata share of cumulative realized gains, excluding those attributable to the FTAI Infrastructure assets and liabilities from the date of FTAI’s initial public offering through the date of the spin-off minus all realized gains, excluding those attributable to the FTAI Infrastructure assets and liabilities upon which prior performance-based capital gains incentive allocations were previously paid by FTAI to the Manager or its affiliates.
Our Services and Profit Sharing Agreement will be in effect until the termination of our Management Agreement. The Services and Profit Sharing Agreement may not be assigned by any party to the agreement without the prior written consent of the other parties to the agreement, except in the case of an assignment to another organization which is a successor to the party assigning the agreement, in which case such successor organization shall be bound under the Services and Profit Sharing Agreement and by the terms of such assignment in the same manner as the parties thereto are bound under the Services and Profit Agreement.
Reimbursement of Expenses
We pay all of our operating expenses, except those specifically required to be borne by the Manager under the Management Agreement. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our assets, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, costs and expenses incurred in contracting with third parties (including affiliates of the Manager), the costs of printing and mailing proxies and reports to our shareholders, costs incurred by the Manager or its affiliates for travel on our behalf, costs associated with any computer software or hardware that is used by us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our transfer agent, and all other expenses incurred by our Manager which are reasonably necessary for the performance of its duties under the Management Agreement.
We will pay or reimburse the Manager and its affiliates for performing certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform; provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants. The Manager is responsible for all of its other costs incident to the performance of its duties under the Management Agreement, including compensation of the Manager’s employees, rent for facilities and other “overhead” expenses; we will not reimburse the Manager for these expenses. A portion of our reimbursement to the Manager will be allocated to us based on the estimated amount of time incurred by the Manager’s employees on activities related to our operations.
Termination Fee
If we terminate the Management Agreement, we will generally be required to pay the Manager a termination fee. The termination fee is an aggregate amount equal to the amount of the management fee during the 12 months immediately preceding the date of the termination.
If the Services and Profit Sharing Agreement is terminated because the Company terminates the Management Agreement, Aviation Holdco will generally be required to pay Master GP a termination fee. The termination fee is equal to the amount of the Income Incentive Payment and Capital Gains Incentive Payment as if the Company’s assets were sold for cash at their then current fair market value.
Our Portfolio
We own and acquire high quality assets and equipment that are essential for the transportation of goods and people globally. We currently invest across two market sectors: aviation and offshore-energy. We target assets that, on a combined basis, generate strong and stable cash flows with the potential for earnings growth and asset appreciation.
Leasing Equipment
Aviation
As of June 30, 2022, in our Aviation Leasing segment, we own and manage 351 aviation assets, consisting of 107 commercial aircraft and 244 engines.
As of June 30, 2022, 78 of our commercial aircraft and 135 of our engines were leased to operators or other third parties. Aviation assets currently off lease are either undergoing repair and/or maintenance, being prepared to go on lease or held in short term storage awaiting a future lease. Our aviation equipment was approximately 73% utilized during the three months ended June 30, 2022, based on the percent of days on-lease in the quarter weighted by the monthly average equity value of our aviation leasing equipment, excluding airframes. Our aircraft currently have a weighted average remaining lease term of 41 months, and our engines currently on-lease have an average remaining lease term of 14 months. The table below provides additional information on the assets in our Aviation Leasing segment:
Aviation Assets	Widebody	Narrowbody	Total
Aircraft
Assets at January 1, 2022	13	96	108
Purchases	1	21	22
Sales	(3)	(1)	(4)
Transfers	(2)	(17)	(19)
Assets at June 30, 2022	9	98	107

Engines
Assets at January 1, 2022	68	139	207
Purchases	1	36	37
Sales	(10)	(19)	(29)
Transfers	5	24	29
Assets at January 30, 2022	64	180	244

Corporate and Other
In addition to the above investments, our Corporate and Other segment includes (i) offshore energy related assets which consist of vessels and equipment that support offshore oil and gas activities and are typically subject to operating leases.
Asset Management
Our Manager actively manages and monitors our portfolios of assets on an ongoing basis, and in some cases engages third parties to assist with the management of those assets. Our Manager frequently reviews the status of all of our assets, and in the case that any are returning from lease or undergoing repair, outlines our options, which may include the re-lease or sale of that asset. On a periodic basis, our Manager discusses the status of our acquired assets with our board of directors.
In some situations, we may acquire assets through a joint venture entity or own a minority position in an investment entity. In such circumstances, we will seek to protect our interests through appropriate levels of board representation, minority protections and other structural enhancements.
We and our Manager maintain relationships with operators worldwide and, through these relationships, hold direct conversations as to leasing needs and opportunities. Where helpful, we reach out to third parties who assist in leasing our assets. As an example, we often partner with Maintenance, Repair and Overhaul (“MRO”) facilities in the aviation sector to lease engines and support airlines’ fleet management needs.
While we expect to hold our assets for extended periods of time, we and our Manager continually review our assets to assess whether we should sell or otherwise monetize them. Aspects that will factor into this process include relevant market conditions, the asset’s age, lease profile, relative concentration or remaining expected useful life.
Credit Process
We and our Manager monitor the credit quality of our various lessees on an ongoing basis. This monitoring includes interacting with our customers regularly to monitor collections, review periodic financial statements and discuss their operating performance. Most of our lease agreements are written with conditions that require reporting on the part of our lessees, and we actively reach out to our lessees to maintain contact and monitor their liquidity positions. Furthermore, many of our leases and contractual arrangements include credit enhancement elements that provide us with additional collateral or credit support to strengthen our credit position.
We are subject to concentrations of credit risk with respect to amounts due from customers on our direct finance leases and operating leases. We attempt to limit credit risk by performing ongoing credit evaluations. See “—Customers.”
Customers
Our customers primarily consist of global operators of transportation networks and global industrial companies, including airlines, and offshore energy service providers. We maintain ongoing relationships and discussions with our customers and seek to have consistent dialogue. In addition to helping us monitor the needs and quality of our customers, we believe these relationships help source additional opportunities and gain insight into attractive opportunities in the aviation and offshore energy sectors. A substantial portion of our revenue has historically been derived from a small number of customers. As of and for the year ended December 31, 2021, our largest customer accounted for 15% of our revenue and 52% of total accounts receivable, net. We derive a significant percentage of our revenue within specific sectors from a limited number of customers. However, we do not think that we are dependent upon any particular customer, or that the loss of one or more of them would have a material adverse effect on our business or the relevant segment, because of our ability to re-lease assets at similar terms following the loss of any such customer.
Competition
The business of acquiring, managing and marketing aviation and offshore equipment-related assets is highly competitive. Market competition for acquisition opportunities includes traditional aviation and offshore energy companies, commercial and investment banks, as well as a growing number of non-traditional participants, such as hedge funds, private equity funds, and other private investors.

Additionally, the markets for our products and services are competitive, and we face competition from a number of sources. These competitors include engine and aircraft parts manufacturers, aircraft and aircraft engine lessors, airline and aircraft services and repair companies, aircraft spare parts distributors, offshore services providers, maritime equipment lessors, and other transportation and equipment lessors and operators.
We compete with other market participants on the basis of industry knowledge, availability of capital, and deal structuring experience and flexibility, among other things. We believe our Manager’s experience in the aviation and offshore industries and our access to capital, in addition to our focus on diverse asset classes and customers, provides a competitive advantage versus competitors that maintain a single sector focus.
Governmental Regulations
We are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants to air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and noise and emission levels. Under some environmental laws in the United States and certain other countries, strict liability may be imposed on the owners or operators of assets, which could render us liable for environmental and natural resource damages without regard to negligence or fault on our part. We could incur substantial costs, including cleanup costs, fines and third-party claims for property or natural resource damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with our or our lessee’s or charterer’s current or historical operations. While we typically maintain liability insurance coverage and typically require our lessees to provide us with indemnity against certain losses, the insurance coverage is subject to large deductibles, limits on maximum coverage and significant exclusions and may not be sufficient or available to protect against any or all liabilities and such indemnities may not cover or be sufficient to protect us against losses arising from environmental damage. In addition, changes to environmental standards or regulations in the industries in which we operate could limit the economic life of the assets we acquire or reduce their value, and also require us to make significant additional investments in order to maintain compliance.
Sustainability
As part of our strategy, we are focused on supporting the transition to a low-carbon economy and aim to provide sustainable aviation and offshore solutions by leveraging our Manager’s expertise and business and financing relationships, as well as our access to capital. Certain of our current sustainability solutions and investments are highlighted below, and we expect to continue to explore additional sustainability-related opportunities.
Leasing Equipment – Aviation
As previously announced, in December 2020, we entered into an agreement with AAR CORP. (NYSE: AIR) to create Serviceable Engine Products, an exclusive seven-year CFM56 used serviceable material (“USM”) partnership. The partnership aims to build USM inventory for the global aviation aftermarket and our own consumption at The Module Factory™, a dedicated commercial maintenance center designed to focus on modular repair and refurbishment of CFM56-7B and CFM56-5B engines. Through its worldwide network, AAR CORP. is expected to manage the teardown, repair, marketing and sales of spare parts from our CFM56 engine pool totaling over 275 engines and growing, as of June 30, 2022. We believe our partnership with AAR CORP. will help maximize the life of our engine assets and reduce our carbon footprint and environmental impact.
Human Capital Management
Our Manager provides a management team and other professionals who are responsible for implementing our business strategy and performing certain services for us, subject to oversight by our board of directors. As of June 30, 2022, we also have approximately 40 employees at certain subsidiaries across our business segments. We consider our relationship with our employees to be good and we focus heavily on employee engagement. We have invested substantial time and resources in building our team, and our human capital management objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. To facilitate attraction and retention, we strive to create a diverse, inclusive, and safe workplace, with opportunities for our employees to grow and develop in their careers, supported by strong compensation and benefits programs.
Insurance
Our leases generally require that our customers carry physical damage and liability insurance providing primary insurance coverage for loss and damage to our assets as well as for related cargo and third parties while the assets are on lease. In addition, in certain cases, we maintain contingent liability coverage for any claims or losses on our assets while they are on hire or otherwise in the possession of a third-party. Finally, we procure insurance for our assets when they are not on hire or are otherwise under our control.
Conflicts of Interest
Although we have established certain policies and procedures designed to mitigate conflicts of interest, there can be no assurance that these policies and procedures will be effective in doing so. It is possible that actual, potential or perceived conflicts of interest could give rise to investor dissatisfaction, litigation or regulatory enforcement actions.
One or more of our officers and directors have responsibilities and commitments to entities other than us. In addition, we do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging in business activities of the types conducted by us for their own account. See “Risk Factors—Risks Related to Our Manager—There are conflicts of interest in our relationship with our Manager.”
Our key agreements, including our Management Agreement, the Services and Profit Sharing Agreement, and our Articles were negotiated among related parties, and their respective terms, including fees and other amounts payable, may not be as favorable to us as terms negotiated on an arm’s-length basis with unaffiliated parties. Our independent directors may not vigorously enforce the provisions of our Management Agreement against our Manager. For example, our independent directors may refrain from terminating our Manager because doing so could result in the loss of key personnel.
We may compete with entities affiliated with our Manager or Fortress for certain target assets. From time to time, affiliates of Fortress may focus on investments in assets with a similar profile as our target assets that we may seek to acquire. These affiliates may have meaningful purchasing capacity, which may change over time depending upon a variety of factors, including, but not limited to, available equity capital and debt financing, market conditions and cash on hand. Fortress has multiple existing and planned funds focused on investing in one or more of the sectors in which we acquire assets, each with significant current or expected capital commitments. We may co-invest with these funds in certain target assets. Fortress funds generally have a fee structure similar to ours, but the fees actually paid will vary depending on the size, terms and performance of each fund.
Our Manager may determine, in its discretion, to make a particular acquisition through an investment vehicle other than us. Investment allocation decisions will reflect a variety of factors, such as a particular vehicle’s availability of capital (including financing), investment objectives and concentration limits, legal, regulatory, tax and other similar considerations, the source of the opportunity and other factors that the Manager, in its discretion, deems appropriate. Our Manager does not have an obligation to offer us the opportunity to participate in any particular investment, even if it meets our asset acquisition objectives. In addition, employees of Fortress or certain of its affiliates - including personnel providing services to or on behalf of our Manager - may perform services for Fortress affiliates that may acquire or seek to acquire aviation and offshore energy-related assets.
Properties
An affiliate of our Manager leases principal executive offices at 1345 Avenue of the Americas, New York, NY 10105. We also lease office space from an affiliate of our Manager in Ireland and Dubai. Additionally, our aviation leasing business leases office space in New York and Florida and our offshore equipment business leases office space in Singapore. We believe that our office facilities and properties are suitable and adequate for our business as it is contemplated to be conducted.
Legal Proceedings
We are and may become involved in legal proceedings, including, but not limited to, regulatory investigations and inquiries, in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, regulatory investigation or inquiry, in the opinion of management, we do not expect our current and any threatened legal proceedings to have a material adverse effect on our business, financial position or results of operations. Given the inherent unpredictability of these types of proceedings, however, it is possible that future adverse outcomes could have a material adverse effect on our financial results.
Mine Safety Disclosures
Not applicable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2021, 2020 and 2019 and the unaudited consolidated financial statements for the six months ended June 30, 2022 and 2021 appearing elsewhere in this proxy statement/prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Special Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus. All amounts are presented in thousands unless otherwise noted.
In this section, references to “Parent” shall mean Fortress Transportation and Infrastructure Investors LLC.
Overview
We own and acquire high quality aviation equipment that is essential for the transportation of goods and people globally. We target assets that, on a combined basis, generate strong cash flows with potential for earnings growth. We believe that there is a large number of acquisition opportunities in our market, and that the Manager’s expertise and business and financing relationships, together with our Parent’s access to capital, will allow us to take advantage of these opportunities. Our Parent is externally managed by the Manager, an affiliate of Fortress, which has a dedicated team of experienced professionals focused on the acquisition of aviation assets since 2002. As of June 30, 2022 (Unaudited) we had total consolidated assets of $2.1 billion and total equity of $1.9 billion. As of December 31, 2021, we had total consolidated assets of $2.1 billion and total equity of $1.8 billion.
Our strategy permits us to acquire a broad array of aviation related assets where we believe there are meaningful opportunities to deploy capital to achieve attractive risk adjusted returns. Commercial air travel and air freight activity have historically been long-term growth sectors and are tied to the underlying demand for passenger and freight movement. We continue to see long-term demand for aviation related assets.
FTAI Finance Holdco Ltd. has one reportable segment, Aviation Leasing, which leases, finances and manages aviation equipment. The Company manages, analyzes and reports on its business and results of operations on the basis of one operating segment. Our chief executive officer is the chief operating decision maker. Our business acquires aviation assets that are designed to carry cargo or people. Aviation equipment assets are typically long-lived, moveable and leased by us on either operating leases or finance leases to companies that provide transportation services. Our leases generally provide for long-term contractual cash flow with high cash-on-cash yields and include structural protections to mitigate credit risk.
Impact of Russia invasion of Ukraine
Due to Russia’s invasion of Ukraine during the first quarter of 2022, the United States, European Union, United Kingdom, and others have imposed economic sanctions and export controls against Russia and Russia’s aviation industry. The sanctions include but are not limited to the ban on the export and sale or lease of all aircraft, engines, and equipment and on all related repair and maintenance services to Russia and Russian airlines. We have complied, and will continue to comply, with all applicable sanctions, and we have terminated the leases of all our aircraft and engines with Russian airlines. Due to the sanctions imposed on Russian airlines and related lease terminations, we recognized approximately $47.2 million in bad debt expense during the six months ended June 30, 2022 (Unaudited).
We continue to pursue efforts to remove and repossess all of our aircraft and engines from Russia and Ukraine. As of June 30, 2022 (Unaudited), we had detained six of our aircraft and four of our engines outside of Russia that were previously on lease to Russian airlines. As of June 30, 2022 (Unaudited), four aircraft and two engines were still located in Ukraine and eight aircraft and seventeen engines were still located in Russia. We determined that it is unlikely that we will regain possession of the aircraft and engines that have not yet been recovered from Ukraine and Russia during the six months ended June 30, 2022. As a result, we recognized an impairment charge totaling $120.0 million, net of maintenance deposits, to write-off the carrying value of leasing equipment assets that we have not recovered from Ukraine and Russia for the six months ended June 30, 2022 (Unaudited).
Our lessees are required to provide insurance coverage with respect to leased aircraft and engines, and we are named as insureds under those policies in the event of a total loss of an aircraft or engine. We also purchase insurance which provides us with coverage when our aircraft or engines are not subject to a lease or where a lessee’s policy fails to indemnify us. The insured value of the aircraft and engines that remain in Ukraine and Russia is approximately $294.0 million. We intend to pursue all our claims under these policies. However, the timing and amount of any recoveries under these policies are uncertain.
The extent of the impact of Russia’s invasion of Ukraine and the related sanctions on our operational and financial performance, including the ability for us to recover our leasing equipment in the region, will depend on future developments, including the duration of the conflict, sanctions and restrictions imposed by Russian and international governments, all of which remain uncertain.
Impact of COVID-19
Due to the outbreak of COVID-19, we have taken measures to protect the health and safety of our employees, including having employees work remotely, where possible. Market conditions due to the outbreak of COVID-19 resulted in asset impairment charges and a decline in our leasing revenues during the year ended December 31, 2020. However, our leasing revenues have continued to recover during the year ended December 31, 2021 and the six months ended June 30, 2022 (Unaudited). A number of our lessees experienced increased financial stress due to the significant decline in travel demand during the years ended December 31, 2020 and 2021, particularly as various regions experienced spikes in COVID-19 cases. A number of these lessees were placed on non-accrual status during 2020 and 2021; however, we believe our overall portfolio exposure is limited by maintenance reserves and security deposits which are secured against lessee defaults. The value of these deposits were $84.8 million and $144.8 million as of June 30, 2022 (Unaudited) and December 31, 2021, respectively. The continuing extent of the impact of the COVID-19 pandemic on our operational and financial performance will depend on future developments, including the duration, severity and spread of the pandemic, as well as additional waves of COVID-19 infections and the ultimate impact of any related future restrictions imposed by the U.S. and international governments, all of which remain uncertain. For additional detail, see “—Liquidity and Capital Resources” and “Risk Factors—Risks Related to the Company’s Business—A pandemic, including COVID-19, could have an adverse impact on our business, financial condition, and results of operations.”
Results of Operations
Adjusted EBITDA (non-GAAP)
The chief operating decision maker (“CODM”) utilizes Adjusted EBITDA as the key performance measure. Adjusted EBITDA is not a financial measure in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). This performance measure provides the CODM with the information necessary to assess operational performance, as well as making resource and allocation decisions. We believe Adjusted EBITDA is a useful metric for investors and analysts for similar purposes of assessing our operational performance.
Adjusted EBITDA is defined as net income (loss) attributable to shareholders from continuing operations, adjusted (a) to exclude the impact of provision for (benefit from) income taxes, equity-based compensation expense, acquisition and transaction expenses, losses on the modification or extinguishment of debt and capital lease obligations, asset impairment charges, incentive allocations, depreciation and amortization expense, and interest expense, (b) to include the impact of our pro-rata share of Adjusted EBITDA from unconsolidated entities and (c) to exclude the impact of equity in earnings (losses) of unconsolidated entities and the non-controlling share of Adjusted EBITDA.
Aviation Leasing
As of June 30, 2022 (Unaudited) we own and manage 351 aviation assets, consisting of 107 commercial aircraft and 244 engines, including four aircraft and two engines that were still located in Ukraine and eight aircraft and seventeen engines that were still located in Russia. As of December 31, 2021, we owned and managed 315 aviation assets, consisting of 108 commercial aircraft and 207 engines.
As of June 30, 2022 (Unaudited) and December 31, 2021, 78 and 91 of our commercial aircraft and 135 and 140 of our engines were leased to operators or other third parties, respectively. Aviation assets currently off lease (excluding assets in Russia and Ukraine) are either undergoing repair and/or maintenance, being prepared to go on lease or held in short term storage awaiting a future lease. Our aviation equipment was approximately 73% and 78% utilized during the three months ended June 30, 2022 (Unaudited) and December 31, 2021, respectively. Utilization is based on the percent of days on-lease in the quarter weighted by the monthly average equity value of our aviation leasing equipment, excluding airframes. Our aircraft currently have a weighted average remaining lease term of 41 months and 44 months, and our engines currently on-lease have an average remaining lease term of 14 months and 18 months at June 30, 2022 (Unaudited) and December 31, 2021, respectively.

The following table provides additional information on the assets:
Aviation Assets	Widebody	Narrowbody	Total
Aircraft
Assets at January 1, 2021	15	63	78
Purchases	1	51	52
Sales	(4)	—	(4)
Transfers	1	(19)	(18)
Assets at December 31, 2021	13	95	108
Purchases	1	21	22
Sales	(3)	(1)	(4)
Transfers	(2)	(17)	(19)
Assets at June 30, 2022	9	98	107
Engines
Assets at January 1, 2021	88	98	186
Purchases	11	49	60
Sales	(29)	(27)	(56)
Transfers	(2)	19	17
Assets at December 31, 2021	68	139	207
Purchases	1	36	37
Sales	(10)	(19)	(29)
Transfers	5	24	29
Assets at June 30, 2022	64	180	244

The following table presents our consolidated results of operations:
	(Unaudited) Six Months Ended June 30,		Change
(in thousands)	2022	2021	'22 vs '21
Revenues
Lease income	$71,043	$79,997	$(8,954)
Maintenance revenue	76,664	47,511	29,153
Finance lease income	213	846	(633)
Other revenue	46,036	6,190	39,846
Total revenues	193,956	134,544	59,412

Expenses
Operating expenses	69,039	10,511	58,528
Cost of sales	24,191	3,210	20,981
General and administrative	5,771	4,304	1,467
Acquisition and transaction expenses	2,601	2,578	23
Management fees and incentive allocation to affiliate	4,153	4,911	(758)
Depreciation and amortization	73,690	67,369	6,321
Asset impairment	123,676	2,189	121,487
Interest expense	1,266	1,150	116
Total expenses	304,387	96,222	208,165

Other income (expense)
Equity in earnings (losses) of unconsolidated entities	233	(681)	914
Gain on sale of assets, net	79,933	4,782	75,151
Interest income	203	624	(421)
Total other income	80,369	4,725	75,644
(Loss) income before income taxes	(30,062)	43,047	(73,109)
Provision for income taxes	3,434	537	2,897
Net (loss) income attributable to shareholders	$(33,496)	$42,510	$(76,006)
The following table sets forth a reconciliation of net (loss) income attributable to shareholders to Adjusted EBITDA:
	(Unaudited) Six Months Ended June 30,		Change
(in thousands)	2022	2021	'22 vs '21
Net (loss) income attributable to shareholders	$(33,496)	$42,510	$(76,006)
Add: Provision for income taxes	3,434	537	2,897
Add: Acquisition and transaction expenses	2,601	2,578	23
Add: Asset impairment charges	123,676	2,189	121,487
Add: Depreciation & amortization expense(1)	97,508	82,274	15,234
Add: Interest expense	1,266	1,150	116
Add: Pro-rata share of Adjusted EBITDA from unconsolidated entities(2)	406	(594)	1,000
Less: Equity in (earnings) losses of unconsolidated entities	(233)	681	(914)
Adjusted EBITDA (non-GAAP)	$195,162	$131,325	$63,837

The following table presents our consolidated results of operations:
	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	'21 vs '20	'20 vs '19
Revenues
Lease income	$161,985	$166,331	$197,305	$(4,346)	$(30,974)
Maintenance revenue	128,819	102,007	134,369	26,812	(32,362)
Finance lease income	1,747	2,260	2,648	(513)	(388)
Other revenue	28,871	11,158	1,808	17,713	9,350
Total revenues	321,422	281,756	336,130	39,666	(54,374)

Expenses
Operating expenses	42,310	20,963	17,697	21,347	3,266
Cost of sales	14,308	200	—	14,108	200
General and administrative	9,555	10,123	10,875	(568)	(752)
Acquisition and transaction expenses	4,933	8,491	11,434	(3,558)	(2,943)
Management fees and incentive allocation to affiliate	9,162	11,549	16,961	(2,387)	(5,412)
Depreciation and amortization	142,121	134,723	128,990	7,398	5,733
Asset impairment	10,463	33,978	—	(23,515)	33,978
Interest expense	2,318	2,110	2,433	208	(323)
Total expenses	235,170	222,137	188,390	13,033	33,747

Other income (expense)
Equity in losses of unconsolidated entities	(1,403)	(1,932)	(1,829)	529	(103)
Gain (loss) on sale of assets, net	49,015	(300)	81,954	49,315	(82,254)
Interest income	1,153	94	104	1,059	(10)
Other expense	(1,680)	—	—	(1,680)	—
Total other income (expense)	47,085	(2,138)	80,229	49,223	(82,367)
Income before income taxes	133,337	57,481	227,969	75,856	(170,488)
Provision for (benefit from) income taxes	3,466	(4,674)	5,162	8,140	(9,836)
Net income attributable to shareholders	$129,871	$62,155	$222,807	$67,716	$(160,652)
The following table sets forth a reconciliation of net income attributable to shareholders to Adjusted EBITDA:
	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	'21 vs '20	'20 vs '19
Net income attributable to shareholders	$129,871	$62,155	$222,807	$67,716	$(160,652)
Add: Provision for (benefit from) income taxes	3,466	(4,674)	5,162	8,140	(9,836)
Add: Acquisition and transaction expenses	4,933	8,491	11,434	(3,558)	(2,943)
Add: Asset impairment charges	10,463	33,978	—	(23,515)	33,978
Add: Incentive allocations	—	—	7,665	—	(7,665)
Add: Depreciation & amortization expense(1)	170,099	165,069	159,152	5,030	5,917
Add: Interest expense	2,318	2,110	2,433	208	(323)
Add: Pro-rata share of Adjusted EBITDA from unconsolidated entities(2)	(1,203)	(1,932)	(1,829)	729	(103)
Less: Equity in losses of unconsolidated entities	1,403	1,932	1,829	(529)	103
Adjusted EBITDA (non-GAAP)	$321,350	$267,129	$408,653	$54,221	$(141,524)
(1)
Includes the following items for the periods ended June 30, 2022 and 2021 (Unaudited) and years ended December 31, 2021, 2020 and 2019: (i) depreciation expense of $73,690, $67,369, $142,121, $134,723 and $128,990, (ii) lease intangible amortization of $6,968, $1,950, $4,993, $3,747 and $7,181 and (iii) amortization for lease incentives of $16,850, $12,955, $22,985, $26,599 and $22,981, respectively.

(2)
Includes the following items for the periods ended June 30, 2022 and 2021 (Unaudited) and years ended December 31, 2021, 2020 and 2019: (i) net income (loss) of $234, $(681), $(1,403), $(1,932) and $(1,829) and (ii) depreciation and amortization of $172, $87, $200, $0 and $0, respectively.

Comparison of the six months ended June 30, 2022 and 2021 (Unaudited)
Revenues
Total revenues increased $59.4 million driven by higher other revenue and maintenance revenue, partially offset by lower lease income.
•
Other revenue increased $39.8 million primarily due to an increase in engine modules, spare parts and used material inventory sales. Our module sales are facilitated through The Module Factory, a dedicated commercial maintenance center designed to focus on modular repair and refurbishment of CFM56-7B and CFM56-5B engines. Used serviceable material is sold through our exclusive partnership with AAR Corp, who is responsible for the teardown, repair, marketing and sales of spare parts from our CFM56 engine pool;

•
Maintenance revenue increased $29.2 million primarily due to an increase in the number of aircraft and engines placed on lease, higher aircraft and engine utilization and higher end-of-lease return compensation, partially offset by a decrease in the recognition of maintenance deposits due to the early redelivery of aircraft and lower maintenance billings related to the early termination of aircraft leases with Russian airlines as a result of the sanctions imposed on Russian airlines. Maintenance revenues from our owned aircraft and engines leased to Russian airlines was approximately $11.5 million for the six months ended June 30, 2021 (Unaudited); and

•
Lease income decreased $9.0 million primarily due to the early termination of aircraft and engine leases as a result of the sanctions imposed on Russian airlines. Basic lease revenues from our owned aircraft and engines leased to Russian airlines would have been approximately $20.9 million for the six months ended June 30, 2022 (Unaudited). This decrease is partially offset by an increase in the number of aircraft and engines placed on lease to non-Russian airlines.

Expenses
Total expenses increased $208.2 million primarily due to an increase in asset impairment, operating expenses, cost of sales, depreciation and amortization expense and general and administrative expenses.
•
Asset impairment increased $121.5 million for the adjustment of the carrying value of leasing equipment to fair value, primarily due to the write down of aircraft and engines located in Ukraine and Russia that may not be recoverable. See Note 3 to the consolidated financial statements for additional information;

•
Operating expenses increased $58.5 million primarily as a result of an increase in bad debt expense due to the sanctions imposed on Russian airlines of $47.8 million, shipping and storage fees, professional fees, repairs and maintenance fees and other operating expenses;

•	Cost of sales increased $21.0 million primarily as a result of an increase in engine modules, spare parts and used material inventory sales;
•
Depreciation and amortization increased $6.3 million driven by an increase in the number of assets owned and on lease, partially offset by an increase in the number of aircraft redelivered and parted out into our engine leasing pool; and

•	General and administrative expenses increased $1.5 million driven by an increase in reimbursable expenses to the Manager.
Other income (expense)
Total other income increased $75.6 million primarily due to an increase of $75.2 million in gains on sale of leasing equipment in 2022 and an increase of $0.9 million in Aviation Leasing’s proportionate share of unconsolidated entities’ net income.
Provision for income taxes
The provision for income taxes increased $2.9 million primarily due to an increase in operations subject to U.S. and Ireland taxes.

Net income
Net income decreased $76.0 million primarily due to the changes noted above.
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA increased $63.8 million primarily due to the changes noted above.
Comparison of the years ended December 31, 2021 and 2020
Revenues
Total revenues increased $39.7 million driven by higher maintenance revenue and other revenue, partially offset by lower lease income.
•
Maintenance revenue increased $26.8 million primarily due to an increase in aircraft and engine utilization and the recognition of maintenance deposits due to the redelivery of aircraft, partially offset by the increase in the number of aircraft and engines redelivered;

•
Other revenue increased $17.7 million primarily due to the increase in engine parts sales, partially offset by lower end-of lease redelivery compensation and the settlement of an engine loss during 2020; and

•
Lease income decreased $4.3 million primarily due to an increase in the number of aircraft redelivered, partially offset by an increase in the number of aircraft and engines placed on lease towards the end of the year.

Expenses
Total expenses increased $13.0 million primarily due to an increase in operating expenses, cost of sales and depreciation and amortization expense, partially offset by a decrease in asset impairment, acquisition and transaction expense and management fees and incentive allocation to affiliate.
•	Operating expenses increased $21.3 million primarily due to an increase in bad debt expense of $9.6 million, shipping and storage fees and other operating expenses;
•	Cost of sales increased $14.1 million primarily as a result of an increase in engine modules, spare parts and used material inventory sales;
•
Depreciation and amortization increased $7.4 million driven by an increase in the number of assets owned and on lease, partially offset by an increase in the number of aircraft redelivered and parted out into our engine leasing pool;

•
Asset impairment decreased $23.5 million due to lower asset impairment charges in 2021 which were primarily related to early lease terminations. See Note 3 to the consolidated financial statements for additional information;

•	Acquisition and transaction expenses decreased $3.6 million driven by lower compensation and related costs associated with the acquisition of aviation leasing equipment; and
•	Management fees and incentive allocation to affiliate decreased $2.4 million driven by lower management fees allocated to the Company.
Other income (expense)
Total other income (expense) increased $49.2 million primarily due to an increase of $49.3 million in gain on sale of leasing equipment in 2021, an increase of $1.1 million in interest income and a decrease of $0.5 million in our proportionate share of unconsolidated entities’ net loss, partially offset by an increase of $1.7 million in other expenses.
Provision for income taxes
The provision for income taxes increased $8.1 million primarily due to an increase in operations subject to U.S. taxes.

Net income
Net income increased $67.7 million primarily due to the changes noted above.
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA increased $54.2 million primarily due to the changes noted above.
Comparison of the years ended December 31, 2020 and 2019
Revenues
Total revenues decreased $54.4 million driven by lower maintenance revenue and lease income partially offset by higher other revenue.
•
Maintenance revenue decreased $32.4 million primarily due to lower aircraft and engine utilization as a result of the COVID-19 pandemic and lower end-of-lease maintenance compensation, partially offset by the recognition of maintenance deposits due to the early redelivery of eleven aircraft;

•
Lease income decreased $31.0 million primarily due to an increase in aircraft redelivered, a decrease in the number of engines on lease and an increase in the number of customers placed on non-accrual status, partially offset by an increase in the number of aircraft placed on lease; and

•	Other revenue increased $9.4 million primarily due to the increase in end-of lease redelivery compensation and settlement of an engine loss.
Expenses
Total expenses increased $33.7 million primarily due to an increase in asset impairment, depreciation and amortization expense and operating expenses, partially offset by a decrease in management fees and incentive allocation to affiliate and acquisition and transaction expense.
•
Asset impairment increased $34.0 million for the adjustment of the carrying value of leasing equipment to fair value, net of redelivery compensation. See Note 3 to the consolidated financial statements for additional information;

•
Depreciation and amortization increased $5.7 million primarily driven by additional assets owned and on lease, partially offset by additional aircraft redelivered and parted out into our engine leasing pool;

•
Operating expenses increased $3.3 million primarily as a result of an increase in shipping and storage fees, compensation and benefit expense and professional fees, partially offset by a decrease in repairs and maintenance expenses and other operating expenses;

•	Management fees and incentive allocation to affiliate decreased $5.4 million driven by lower management fee allocated to the Company; and
•	Acquisition and transaction expenses decreased $2.9 million driven by lower compensation and related costs associated with the acquisition of aviation leasing equipment.
Other income
Total other income decreased $82.4 million primarily due to a decrease of $82.3 million in gain on sale of leasing equipment in 2020.
Provision for income taxes
The provision for income taxes decreased $9.8 million primarily due to an increase in foreign valuation allowances related to certain deductible temporary differences and net operating loss carryforwards.
Net income
Net income decreased $160.7 million primarily due to the changes noted above.

Adjusted EBITDA (non-GAAP)
Adjusted EBITDA decreased $141.5 million primarily due to the changes noted above.
Transactions with Affiliates and Affiliated Entities
Our Parent is managed by the Manager, an affiliate of Fortress, pursuant to the Management Agreement which provides for us to bear obligations for management fees and expense reimbursements payable to the Manager. The Management Agreement requires the Manager to manage our business affairs in conformity with a broad asset acquisition strategy adopted and monitored by our Parent’s board of directors. From time to time, we may engage (subject to our strategy) in material transactions with the Manager or another entity managed by the Manager or one of its affiliates or other affiliates of Fortress, which may include, but are not limited to, certain financing arrangements, acquisition of assets, acquisition of debt obligations, debt, co-investments, and other assets that present an actual, potential or perceived conflict of interest. Please see Note 11 to our consolidated financial statements included elsewhere in this filing for more information.
Geographic Information
Please refer to Notes 3 and 9 of our consolidated financial statements included in this filing for a report, by geographic area, of revenues from our external customers, for the six months ended June 30, 2022 and 2021 (Unaudited) and the years ended December 31, 2021, 2020 and 2019, as well as a report, by geographic area, of our total equipment held for lease as of June 30, 2022 (Unaudited), December 31, 2021 and 2020.
Liquidity and Capital Resources
The liquidity required to fund our working capital, capital expenditures and other cash needs is provided from a combination of internally generated cash flows, capital contributions from Parent and loan financing.
The liquidity provided by these sources is expected to be sufficient to fund the Company's working capital needs and capital expenditures. Additionally, we expect to continue to be able to obtain financing upon reasonable terms as necessary.
Our principal uses of liquidity have been and continue to be (i) acquisitions of aviation equipment and related investments, (ii) capital distributions to parent, (iii) release of maintenance and security deposits to our lessees and (iv) expenses associated with our operating activities.
•
Cash used for the purpose of making investments was $333.0 million, $180.9 million, $612.5 million, $326.3 million and $581.5 million during the six months ended June 30, 2022 and 2021 (Unaudited) and the years ended December 31, 2021, 2020, and 2019, respectively.

•
Capital distributions to Parent were $104.8 million, $88.2 million, $277.9 million, $238.1 million and $393.4 million during the six months ended June 30, 2022 and 2021 (Unaudited) and the years ended December 31, 2021, 2020, and 2019, respectively.

•
Release of maintenance and security deposits were $0.9 million, $13.1 million, $21.9 million, $20.4 million and $27.3 million during the six months ended June 30, 2022 and 2021 (Unaudited) and the years ended December 31, 2021, 2020 and 2019, respectively.

•	Uses of liquidity associated with our operating expenses are captured on a net basis in our cash flows from operating activities.
Our principal sources of liquidity to fund these uses have been and continue to be (i) revenues from our aviation equipment assets (including finance lease collections and maintenance reserve collections) net of operating expenses, (ii) capital contributions from Parent and (iii) proceeds from asset sales.
•
Cash flows from operating activities, plus the principal collections on finance leases and maintenance reserve collections were $100.3 million, $81.4 million, $223.3 million, $232.9 million and $322.6 million during the six months ended June 30, 2022 and 2021 (Unaudited) and the years ended December 31, 2021, 2020, and 2019, respectively.

•
Capital contributions from Parent were $230.8 million, $140.3 million, $520.4 million, $267.3 million, and $435.6 million, during the six months ended June 30, 2022 and 2021 (Unaudited) and the years ended December 31, 2021, 2020, and 2019, respectively.

•
Proceeds from the sale of aviation equipment were $138.0 million, $57.2 million, $158.9 million, $72.2 million and $248.5 million during the six months ended June 30, 2022 and 2021 (Unaudited) and the years ended December 31, 2021, 2020, and 2019, respectively.

We are currently evaluating several potential aviation transactions, which could occur within the next 12 months. However, as of the date of this filing, none of these transactions or negotiations are definitive or included within our planned liquidity needs. We cannot assure if or when any such transaction will be consummated or the terms of any such transaction.
Following the closing of the merger, we expect our principal uses of liquidity to be (i) acquisitions of aviation equipment and related assets, including the acquisition of any aviation-related businesses, (ii) dividends to our shareholders and holders of eligible participating securities, (iii) expenses associated with our operating activities, and (iv) debt service obligations associated with FTAI's debt. We expect that our principal sources of liquidity to fund these uses will be (i) revenues from our aviation equipment assets (including finance lease collections and maintenance reserve collections) net of operating expenses, (ii) proceeds from borrowings or the issuance of securities and (iii) proceeds from asset sales.
Historical Cash Flow
The following table presents our historical cash flow:
	(Unaudited) Six Months Ended June 30,
(in thousands)	2022	2021
Cash flow data:
Net cash provided by operating activities	$75,329	$63,881
Net cash (used in) investing activities	(186,181)	(120,063)
Net cash provided by financing activities	151,375	56,284
	Year Ended December 31,
(in thousands)	2021	2020	2019
Cash flow data:
Net cash provided by operating activities	$184,412	$186,218	$252,060
Net cash (used in) investing activities	(444,533)	(237,926)	(328,289)
Net cash provided by financing activities	260,891	44,834	83,361
Comparison of the six months ended June 30, 2022 and 2021 (Unaudited)
Net cash provided by operating activities increased $11.4 million, which primarily reflects (i) a decrease in net income of $76.0 million, (ii) certain adjustments to reconcile net income to cash provided by operating activities including, asset impairment of $121.5 million, bad debt expense of $47.9 million, gain on sale of assets, net of $75.2 million, security deposits and maintenance claims included in earnings of $14.8 million and depreciation and amortization of $6.3 million and (iii) change in net working capital of $11.7 million.
Net cash used in investing activities increased $66.1 million primarily due to (i) an increase in acquisitions of aviation equipment and lease intangibles of $155.4 million, partially offset by (ii) an increase in proceeds from the sale of leasing equipment of $80.9 million.
Net cash provided by financing activities increased $95.1 million primarily due to (i) an increase in capital contributions from Parent of $90.5 million, (ii) a decrease in the release of maintenance deposits of $11.2 million, (iii) an increase in the receipt of maintenance deposits of $8.2 million, (iv) a decrease in the return of security deposits of $1.0 million and (v) an increase in receipt of security deposits of $0.9 million partially offset by (vi) an increase in capital distributions to Parent of $16.7 million.
Comparison of the years ended December 31, 2021 and 2020
Net cash provided by operating activities decreased $1.8 million, which primarily reflects (i) an increase in net income of $67.7 million, (ii) certain adjustments to reconcile net income to cash used in operating activities including, gain on sale of assets, net of $49.3 million, security deposits and maintenance claims included in earnings of $32.7 million, asset impairment of $23.5 million, bad debt expense of $9.5 million and depreciation and amortization of $7.4 million and (iii) change in net working capital of $39.2 million.

Net cash used in investing activities increased $206.6 million primarily due to (i) an increase in acquisitions of aviation equipment and lease intangibles of $278.3 million, (ii) a decrease in principal collections on finance leases of $6.4 million and (iii) an increase in investment in unconsolidated entities of $1.6 million partially offset by (iv) an increase in proceeds from the sale of leasing equipment of $86.8 million.
Net cash provided by financing activities increased $216.1 million primarily due to (i) an increase in capital contributions from Parent of $253.2 million, (ii) an increase in receipt of security deposits of $5.5 million and (iii) a decrease in the return of security deposits of $3.5 million partially offset by (iv) an increase in capital distributions to Parent of $39.8 million, (v) an increase in the release of maintenance deposits of $5.0 million and (vi) a decrease in the receipt of maintenance deposits of $1.3 million.
Comparison of the years ended December 31, 2020 and 2019
Net cash provided by operating activities decreased $65.8 million, which primarily reflects (i) a decrease in net income of $160.7 million, (ii) certain adjustments to reconcile net income to cash used in operating activities including, gain on sale of assets, net of $82.3 million, security deposits and maintenance claims included in earnings of $14.0 million, asset impairment of $34.0 million and depreciation and amortization of $5.7 million and (iii) change in net working capital of $40.7 million.
Net cash used in investing activities decreased $90.4 million primarily due to (i) a decrease in acquisitions of aviation equipment and lease intangibles of $248.9 million, (ii) a decrease in investment in unconsolidated entities of $13.5 million and (iii) an increase in principal collections on finance leases of $9.1 million partially offset by (iv) a decrease in proceeds from the sale of leasing equipment of $176.3 million.
Net cash provided by financing activities decreased $38.5 million primarily due to (i) a decrease in capital contributions from Parent of $168.4 million, (ii) a decrease in receipt of maintenance deposits of $33.0 million, (iii) a decrease in proceeds from loans payable of $8.1 million, (iv) an decrease in receipt of security deposits of $4.6 million and (v) an increase in the return of security deposits of $4.3 million partially offset by (vi) capital distributions to Parent of $155.3 million, (vii) an increase in repayment of loans payable of $13.4 million and (viii) a decrease in the release of maintenance deposits of $11.2 million.
Funds Available for Distribution (non-GAAP)
We use Funds Available for Distribution (“FAD”) in evaluating our ability to meet our stated dividend policy. We believe FAD is a useful metric for investors and analysts for similar purposes. FAD is not a financial measure in accordance with U.S. GAAP. The U.S. GAAP measure most directly comparable to FAD is net cash provided by operating activities.
We define FAD as: net cash provided by operating activities plus principal collections on finance leases, proceeds from sale of assets, and return of capital distributions from unconsolidated entities, less required payments on debt obligations and capital distributions to non-controlling interest, and excluding changes in working capital. The following table sets forth a reconciliation of net cash provided by operating activities to FAD:
	(Unaudited) Six Months Ended June 30,
(in thousands)	2022	2021
Net cash provided by operating activities	$75,329	$63,881
Add: Principal collections on finance leases	575	1,269
Add: Proceeds from sale of assets	138,020	57,155
Exclude: Changes in working capital	52,987	43,898
Funds Available for Distribution (FAD)	$266,911	$166,203

	Year Ended December 31,
(in thousands)	2021	2020	2019
Net cash provided by operating activities	$184,412	$186,218	$252,060
Add: Principal collections on finance leases	7,387	13,823	4,709
Add: Proceeds from sale of assets	158,927	72,175	248,454
Exclude: Changes in working capital	55,705	71,621	35,658
Funds Available for Distribution (FAD)	$406,431	$343,837	$540,881
Limitations
FAD is subject to a number of limitations and assumptions and there can be no assurance that we will generate FAD sufficient to meet our intended dividends. FAD has material limitations as a liquidity measure because such measure excludes items that are required elements of our net cash provided by operating activities as described below. FAD should not be considered in isolation nor as a substitute for analysis of our results of operations under U.S. GAAP, and it is not the only metric that should be considered in evaluating our ability to meet our stated dividend policy. Specifically:
•
FAD does not include equity capital called from our existing limited partners, proceeds from any debt issuance or future equity offering, historical cash and cash equivalents and expected investments in our operations.

•	FAD does not give pro forma effect to prior acquisitions, certain of which cannot be quantified.
•	While FAD reflects the cash inflows from sale of certain assets, FAD does not reflect the cash outflows to acquire assets as we rely on alternative sources of liquidity to fund such purchases.
•
FAD does not reflect expenditures related to capital expenditures, acquisitions and other investments as we have multiple sources of liquidity and intend to fund these expenditures with future incurrences of indebtedness, additional capital contributions and/or future issuances of equity.

•	FAD does not reflect any maintenance capital expenditures necessary to maintain the same level of cash generation from our capital investments.
•
FAD does not reflect changes in working capital balances as management believes that changes in working capital are primarily driven by short term timing differences, which are not meaningful to our distribution decisions.

•	Management has significant discretion to make distributions, and we are not bound by any contractual provision that requires us to use cash for distributions.
If such factors were included in FAD, there can be no assurance that the results would be consistent with our presentation of FAD.
Contractual Obligations and Cash Requirements
Our material cash requirements include the following contractual and other obligations:
Loan Obligations—As of June 30, 2022 (Unaudited) and December 31, 2021, we had outstanding principal and interest payment obligations of $26.4 million and $25.2 million, respectively, of which, $0.0 million and $0.0 million, respectively, are due in the next twelve months. See Note 7 to the consolidated financial statements for additional information about our loan obligations.
Lease Obligations—As of June 30, 2022 (Unaudited) and December 31, 2021, we had outstanding operating lease obligations of $3.3 million and $2.4 million, of which, $0.8 million and $0.5 million is due in the next twelve months.
We expect to meet our future short-term liquidity requirements through cash on hand and net cash provided by our current operations. We expect that our operating subsidiaries will generate sufficient cash flow to cover operating expenses and the payment of principal and interest on our indebtedness as they become due. We may elect to meet certain long-term liquidity requirements or to continue to pursue strategic opportunities through utilizing cash on hand, cash generated from our current operations and the issuance of securities in the future. Management believes adequate capital and borrowings are available from various sources to fund our commitments to the extent required.

Following the closing of the merger, we expect our material cash requirements to also include principal and interest payment obligations under FTAI’s outstanding indebtedness, which had an aggregate principal amount of $2,056.9 million as of June 30, 2022, after giving effect to the use of proceeds from the spin-off transaction. In addition, we expect to pay quarterly cash dividends on our common shares and preferred shares, which are subject to change at the discretion of our Board of Directors. We expect to meet our future short-term liquidity requirements through cash on hand, unused borrowing capacity on the Revolving Credit Facility or future financings and net cash provided by our current operations. On September 20, 2022, FTAI entered into an amendment to the Revolving Credit Facility as described in the Current Report on Form 8-K filed by FTAI on September 21, 2022, which is incorporated by reference to this proxy statement/prospectus. We expect that our operating subsidiaries will generate sufficient cash flow to cover operating expenses and the payment of principal and interest on our indebtedness as it becomes due. We may elect to meet certain long-term liquidity requirements or to continue to pursue strategic opportunities through utilizing cash on hand, cash generated from our current operations and the issuance of securities in the future. Management believes adequate capital and borrowings are available from various sources to fund our commitments to the extent required.
Critical Accounting Estimates and Policies
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Note 2 to the consolidated financial statements describes the significant accounting policies and methods used in the preparation of our consolidated financial statements.
Operating Leases—We lease equipment pursuant to net operating leases. Operating leases with fixed rentals and step rentals are recognized on a straight-line basis over the term of the lease, assuming no renewals. Revenue is not recognized when collection is not reasonably assured. When collectability is not reasonably assured, the customer is placed on non-accrual status and revenue is recognized when cash payments are received.
Generally, under our aircraft lease and engine agreements, the lessee is required to make periodic maintenance payments calculated based on the lessee’s utilization of the leased asset or at the end of the lease. Typically, under our aircraft lease agreements, the lessee is responsible for maintenance, repairs and other operating expenses throughout the term of the lease. These periodic maintenance payments accumulate over the term of the lease to fund major maintenance events, and we are contractually obligated to return maintenance payments to the lessee up to the amount paid by the lessee. In the event the total cost of maintenance events over the term of a lease is less than the cumulative maintenance payments, we are not required to return any unused or excess maintenance payments to the lessee.
Maintenance payments received for which we expect to repay to the lessee are presented as Maintenance Deposits in our Consolidated Balance Sheets. All excess maintenance payments received that we do not expect to repay to the lessee are recorded as Maintenance revenues. Estimates in recognizing revenue include mean time between removal, projected costs for engine maintenance and forecasted utilization of aircraft which are affected by historical usage patterns and overall industry, market and economic conditions. Significant changes to these estimates could have a material effect on the amount of revenue recognized in the period.
For purchase and lease back transactions, we account for the transaction as a single arrangement. We allocate the consideration paid based on the fair value of the aircraft and lease. The fair value of the lease may include a lease premium or discount.
Finance Leases—From time to time we enter into finance lease arrangements that include a lessee obligation to purchase the leased equipment at the end of the lease term, a bargain purchase option, or provides for minimum lease payments with a present value that equals or exceeds substantially all of the fair value of the leased equipment at the date of lease inception. Net investment in finance lease represents the minimum lease payments due from lessee, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income is recognized on an effective interest method over the lease term and is recorded as finance lease income. The principal component of the lease payment is reflected as a reduction to the net investment in finance leases. Revenue is not recognized when collection is not reasonably assured. When collectability is not reasonably assured, the customer is placed on non-accrual status and revenue is recognized when cash payments are received.

Maintenance Payments—Typically, under an operating lease of aircraft, the lessee is responsible for performing all maintenance and is generally required to make maintenance payments to us for heavy maintenance, overhaul or replacement of certain high-value components of the aircraft or engine. These maintenance payments are based on hours or cycles of utilization or on calendar time, depending on the component, and are generally required to be made monthly in arrears. If a lessee is making monthly maintenance payments, we would typically be obligated to reimburse the lessee for costs they incur for heavy maintenance, overhaul or replacement of certain high-value components to the extent of maintenance payments received in respect of the specific maintenance event, usually shortly following the completion of the relevant work.
We record the portion of maintenance payments paid by the lessee that are expected to be reimbursed as maintenance deposit liabilities in the Consolidated Balance Sheets. Reimbursements made to the lessee upon the receipt of evidence of qualifying maintenance work are recorded against the maintenance deposit liability.
In certain acquired leases, we or the lessee may be obligated to make a payment to the other party at lease termination based on redelivery conditions stipulated at the inception of the lease. When the lessee is required to return the aircraft in an improved maintenance condition, we record a maintenance right asset, as a component of other assets, for the estimated value of the end-of-life maintenance payment at acquisition. We recognize payments received as end-of-lease compensation adjustments, within lease revenue or as a reduction to the maintenance right asset, when payment is received or collectability is assured. In the event we are required to make payments at the end of the lease for redelivery conditions, amounts are accrued as additional maintenance liability and expensed when we are obligated and can reasonably estimate such payment.
Property, Plant and Equipment, Leasing Equipment and Depreciation—Property, plant and equipment and leasing equipment are stated at cost (inclusive of capitalized acquisition costs, where applicable) and depreciated using the straight-line method, over estimated useful lives, to estimated residual values which are summarized as follows:
Asset	Range of Estimated Useful Lives	Residual Value Estimates
Aircraft	25 years from date of manufacture	Generally not to exceed 15% of manufacturer’s list price when new
Aircraft engines	2 - 6 years, based on maintenance adjusted service life	Sum of engine core salvage value plus the estimated fair value of life limited parts
Aviation tooling and equipment	3 - 6 years from date of purchase	Scrap value at end of useful life
Furniture and fixtures	3 - 6 years from date of purchase	None
Impairment of Long-Lived Assets—We perform a recoverability assessment of each of our long-lived assets whenever events or changes in circumstances, or indicators, indicate that the carrying amount or net book value of an asset may not be recoverable. Indicators may include, but are not limited to, a significant lease restructuring or early lease termination; a significant change in market conditions; or the introduction of newer technology aircraft or engines. When performing a recoverability assessment, we measure whether the estimated future undiscounted net cash flows expected to be generated by the asset exceeds its net book value. The undiscounted cash flows consist of cash flows from currently contracted leases, future projected leases, transition costs, estimated down time and estimated residual or scrap values. In the event that an asset does not meet the recoverability test, the carrying value of the asset will be adjusted to fair value resulting in an impairment charge.
Management develops the assumptions used in the recoverability analysis based on its knowledge of active contracts, current and future expectations of the global demand for a particular asset and historical experience in the leasing markets, as well as information received from third party industry sources. The factors considered in estimating the undiscounted cash flows are impacted by changes in future periods due to changes in contracted lease rates, residual values, economic conditions, technology, demand for a particular asset type and other factors.
Income Taxes—The Company is an exempted entity domiciled in the Cayman Islands where income taxes are not imposed. The Company is considered a Passive Foreign Investment Company for U.S. income tax purposes and certain income taxes are imposed on our owners. Taxable income or loss generated by our corporate subsidiaries is subject to U.S. federal, state and foreign corporate income tax in locations where they conduct business.

We account for these taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.
Recent Accounting Pronouncements
Please see Note 2 to our consolidated financial statements included elsewhere in this filing for recent accounting pronouncements.
Quantitative and Qualitative Disclosures About Market Risk
Market risk represents the risk of changes in value of a financial instrument, caused by fluctuations in interest rates and foreign exchange rates. We believe that changes in these factors would not cause significant fluctuations in our results of operations and cash flows.

MANAGEMENT OF COMPANY FOLLOWING THE MERGER
As contemplated by the merger agreement, the directors serving on FTAI’s board of directors and the officers of FTAI, will be the directors and officers of the Company following the merger. Following the merger, the Company’s board of directors will be comprised of the following seven directors: Paul R. Goodwin and Ray M. Robinson as Class I directors, Joseph P. Adams, Jr., Judith A. Hannaway and Martin Tuchman as Class II directors and A. Andrew Levinson and Kenneth J. Nicholson as Class III directors. The Class I directors will hold office until the 2025 annual meeting of shareholders, the Class II directors will hold office until the 2023 annual meeting of shareholders and the Class III directors will hold office until the 2024 annual meeting of shareholders. Thereafter, each director will hold office until their successors are duly elected or appointed and qualified, subject to earlier death, resignation or removal. Pursuant to the Articles, the Company’s directors cannot be removed without cause. Although the Company’s Corporate Governance Guidelines generally provide for mandatory retirement of directors at age 80, the Company’s board of directors may determine to waive this policy in individual cases. The parties to the merger agreement, including the Company, have agreed to take all necessary action so that Messrs. Adams, Goodwin, Ms. Hannaway, Messrs. Levison, Nicholson, Robinson and Tuchman are elected as directors for staggered terms as set forth above, following consummation of the merger.
The following sets forth certain information concerning the persons who are expected to serve as the Company’s directors and executive officer following the consummation of the merger:
Name	Age	Position
Joseph P. Adams, Jr.	65	Chief Executive Officer and Chairman of the Board of Directors
Eun (Angela) Nam	40	Chief Financial Officer and Chief Accounting Officer
Paul R. Goodwin	79	Director
Judith A. Hannaway	70	Director
A. Andrew Levison	66	Director
Kenneth J. Nicholson	51	Director
Ray M. Robinson	74	Director
Martin Tuchman	81	Director
Biographical information concerning Messr. Adams, Ms. Nam, Messr. Goodwin, Ms. Hannaway, Messrs. Levison, Nicholson, Robinson and Tuchman is set forth below.
Joseph P. Adams, Jr., Chief Executive Officer, and Director, has served as FTAI’s Chief Executive Officer and on the FTAI board of directors since May 2015, and he became the Chairperson of the FTAI board of directors in May 2016. Mr. Adams has also served as the Chairman of the board of directors of FTAI Infrastructure since July 2022. He is a member of the Management Committee of Fortress Investment Group LLC (“Fortress”) and is a Managing Director at Fortress within the Private Equity Group. He has served as a member of the board of directors of Seacastle, Inc., SeaCube Container Leasing Ltd., Aircastle Limited and RailAmerica Inc. Previously, Mr. Adams was a partner at Brera Capital Partners and at Donaldson, Lufkin & Jenrette where he was in the transportation industry group. In 2002, Mr. Adams served as the first Executive Director of the Air Transportation Stabilization Board. Mr. Adams received a B.S. in Engineering from the University of Cincinnati and an M.B.A. from Harvard Business School. Mr. Adams’ experience, including his role serving as Deputy Chairman on a number of boards for portfolio companies of Fortress, provides the Board with valuable insights into how boards at other companies address issues similar to those faced by the Company. In addition, his experience as a private equity investor and investment and merchant banker provides the Board with valuable guidance on financial, strategic planning and investor relations matters, particularly as it relates to transportation related industries. The Company believes Mr. Adams’ business experience will make him well suited to serve as a member of the Company’s board of directors.
Eun (Angela) Nam, Chief Financial Officer and Chief Accounting Officer, has served as FTAI’s Chief Financial Officer since August 2022 and as FTAI’s Chief Accounting Officer since August 2018. Ms. Nam also serves as a Senior Vice President of the Fortress Private Equity group, and has been involved in various mergers and acquisitions and capital markets transactions. Ms. Nam previously served as Interim Chief Accounting Officer of Drive Shack Inc., an entity that was then managed by our Manager, from March through September 2016. Prior to joining Fortress in 2014, Ms. Nam worked in KPMG LLP’s audit and risk advisory services for over ten years. Ms. Nam received a Bachelor of Business Administration in Finance and Accounting from Emory University, and is a certified public accountant.

Paul R. Goodwin, Director, has served on the FTAI board of directors since May 2015. Mr. Goodwin also served on the board of directors of SeaCube Container Leasing Ltd (which went private in 2013) from 2009 through 2017, on the board of directors of RailAmerica, Inc. from October 2009 through October 2012, on the board of directors of Manhattan Associates, Inc. from April 2003 through May 2011, and on the board of directors of the National Railroad Retirement Investment Trust from 2003 through 2006. From June 2003 through 2004, Mr. Goodwin served as a consultant to CSX Corporation, which, through its subsidiaries, operates the largest rail network in the eastern United States. From April 2000 until June 2003, Mr. Goodwin served as vice-chairman and chief financial officer of CSX Corporation. Mr. Goodwin started with CSX Corporation in 1965 and held various senior management positions with entities affiliated with CSX Corporation group, including executive vice president and chief financial officer, senior vice president finance and planning and executive vice president of finance and administration. Mr. Goodwin graduated from Cornell University with a B.S. in Civil Engineering and received an M.B.A. from George Washington University. Mr. Goodwin’s approximately fifty years of experience, including serving as vice-chairman and chief financial officer of CSX Corporation, is highly relevant to the Company. His experience provides the board of directors with a deep understanding of the transportation business and also provides financial expertise to the board of directors, including an understanding of financial accounting and reporting, including internal controls, and corporate finance and capital markets.
Judith A. Hannaway, Director, has served on the FTAI board of directors since January 2018. Ms. Hannaway also serves on the FTAI Infrastructure Inc. board of directors since July 2022. During the past several years, Ms. Hannaway has acted as a consultant to various financial institutions. Prior to acting as a consultant, Ms. Hannaway was employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed-end funds, offshore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. She joined Kidder Peabody in 1983. Prior to Kidder Peabody Ms. Hannaway was a Senior Vice President in the Leverage Leasing Group at Merrill Lynch involved in aircraft and other transportation equipment leasing. Ms. Hannaway also spent time at Continental Grain Company at the beginning of her career in the Long Range Planning Group doing barge financing and leasing. Ms. Hannaway served as a member of the board of directors of DiamondPeak Holdings Corp. from February 2019 to October 2021. From 2015 to September 2019, Ms. Hannaway was the Lead Independent Director of Northstar Realty Europe Corp. Ms. Hannaway served as an independent director of NorthStar Realty and Northstar Asset Management from September 2004 and June 2014, respectively, through January 2017. Ms. Hannaway holds a B.A. with honors from Newton College of the Sacred Heart and an M.B.A. from Simmons College Graduate Program in Management. Her extensive experience in the aviation and transportation business and on public company boards will make her well suited to serve as a member of the Company’s board of directors.
A. Andrew Levison, Director, has served on the FTAI board of directors since January 2018. Mr. Levison founded Levison & Co., the predecessor of Southfield Capital, in November 2002. Before that he was the head of leveraged finance at Donaldson, Lufkin & Jenrette (DLJ), where he oversaw banking and origination activities for all of the firm’s investment banking products for leveraged companies. Prior to joining DLJ, he was a Managing Director of the Leveraged Buyout Group at Drexel Burnham Lambert and a Vice President of the Special Finance Group at Manufacturers Hanover Trust. Mr. Levison has served on the boards of over 25 public and private companies related to investments and is currently on the board of directors of Ferrellgas Partners, L.P. (NYSE: FGP), Stationhead, Inc. and the Levison/Present Foundation at Mount Sinai Hospital. Mr. Levison is also on the advisory board of the NYU Langone Orthopedics Hospital. He earned a B.S. degree in finance from Babson College. His experience in finance and investments, and relevant public company board service, will make him well suited to serve as a member of the Company’s board of directors.
Kenneth J. Nicholson, Director, Mr. Nicholson has served on the FTAI board of directors since May 2016. Mr. Nicholson is a Managing Director at Fortress focusing on investments in the transportation, infrastructure and energy industries, including investments made by FTAI. He joined Fortress in May 2006. Mr. Nicholson is the Chief Executive Officer of FTAI Infrastructure Inc. since December 14, 2021. Previously, Mr. Nicholson worked in investment banking at UBS Investment Bank and Donaldson, Lufkin & Jenrette where he was a member of the transportation industry group. Mr. Nicholson holds a B.S. in Economics from the Wharton School at the University of Pennsylvania. As a result of his past experiences, Mr. Nicholson has extensive credit, private equity finance and management expertise. His extensive experience in the transportation, infrastructure and energy industries and his other qualifications and skills will make him well suited to serve as a member of the Company’s board of directors.

Ray M. Robinson, Director, has served on the FTAI board of directors since May 2015. Mr. Robinson also serves on the FTAI Infrastructure Inc. board of directors since August 2022. Mr. Robinson has been the non-employee chairman of Citizens Trust Bank since May 2003. From 1996 to 2003 he served as the President of the Southern Region of AT&T Corporation. Mr. Robinson is a director of Acuity Brands Inc., American Airlines Group Inc. and PROG Holdings, Inc., all of which are public companies, and was previously a director of Aaron’s Inc. (November 2002 to October 2020), Avnet, Inc., Choicepoint Inc., Mirant Corporation, and RailAmerica, Inc. He was the president of Atlanta’s East Lake Golf Club from May 2003 to December 2005, and has been President Emeritus since December 2005. Mr. Robinson was the Chairman of Atlanta’s East Lake Community Foundation from November 2003 to January 2005 and has been Vice Chairman since January 2005. Mr. Robinson was selected as a director because of his extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community.
Martin Tuchman, Director, has served on the FTAI board of directors since May 2015. Mr. Tuchman is Chief Executive Officer of the Tuchman Group, which oversees holdings in real estate, banking and international shipping, and has headed Kingstone Capital V, a private investment group, since 2007. Mr. Tuchman has served on the board of directors of the Bank of Princeton since September 2017. He served on the board of directors of Horizon Lines, Inc. from November 2011 to May 2015 and on the board of directors for SeaCube Container Leasing Ltd. from March 2011 to April 2013. Mr. Tuchman served as the Vice Chairman of the First Choice Bank in Lawrenceville, N.J. from December 2008 to April 2015, and served as Chairman of First Choice Bank from April 2015 to December 2016. In 1968, after helping develop the current standard for intermodal containers and chassis in connection with the American National Standards Institute, Mr. Tuchman co-founded Interpool, Inc., a leading container leasing business, which was sold to funds affiliated with Fortress, in 2007. In 1987, Mr. Tuchman formed Trac Lease, a chassis leasing company which was subsequently merged into Interpool, Inc. Mr. Tuchman holds a B.S. in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. from Seton Hall University. Mr. Tuchman’s experience in the container leasing and shipping industry and as Chief Executive Officer of The Tuchman Group provides the board with valuable insights on the financial and strategic planning matters, particularly as they relate to transportation related industries.
Independence of Directors
At least a majority of the directors serving on the Board of Directors must be independent. For a director to be considered independent, our Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established categorical standards to assist it in determining director independence, which conform to the independence requirements under the Nasdaq listing rules. Under the categorical standards, a director will be independent unless:
(a)
within the preceding three years: (i) the director was employed by the Company; (ii) an immediate family member of the director was employed by the Company as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company (other than director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service)); (iv) the director was employed by or affiliated with the independent registered public accounting firm of the Company; (v) an immediate family member of the director was employed by the independent registered public accounting firm of the Company as a partner, principal or manager; or (vi) an executive officer of the Company was on the compensation committee of a company which employed the director, or which employed an immediate family member of the director as an executive officer; or

(b)
he or she is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company is the greater of $1 million, or two percent of such other company’s consolidated gross annual revenues.

The Company may determine, in its discretion, that a director is not independent notwithstanding qualification under the categorical standards. FTAI has determined and the Company expects to determine prior to the consummation of the merger that each of Ms. Hannaway and Messrs. Goodwin, Levison, Robinson and Tuchman is independent for purposes of Nasdaq and the SEC and each such director has no material relationship with the Company or FTAI. In making such determination, FTAI took into consideration and the Company expects to take into consideration prior to the consummation of the merger, (i) in the case of Mr. Tuchman, that Mr. Tuchman (a) formed

Trac Lease, which was sold to funds affiliated with Fortress in 2007, (b) assisted funds affiliated with Fortress in selling a portion of Trac Lease to a third party in 2018, for which he received commissions and (c) is an affiliate of an entity that made a short term loan to Trac Lease in 2017 that was fully repaid in 2017, (ii) in the case of Ms. Hannaway and Mr. Robinson, that each serves as a director of the board of directors of FTAI Infrastructure Inc. and (iii) that certain directors have invested in the securities of private investment funds or companies managed by or affiliated with FTAI’s Manager.
Board Leadership Structure and Role in Risk Oversight
Upon consummation of the merger, Joseph P. Adams, Jr will be appointed as Chairperson of the Board and Chief Executive Officer of the Company. The Company believes that having Mr. Adams act as both Chairperson of the Board and Chief Executive Officer is most appropriate for the Company at this time because it provides the Company with consistent and efficient leadership, both with respect to the Company’s operations and the leadership of the board. In particular, having Mr. Adams act in both of these roles increases the timeliness and effectiveness of the board’s deliberations, increases the board’s visibility into the day-to-day operations of the Company, and ensures the consistent implementation of the Company’s strategies.
The Company also believes in the importance of independent oversight. The Company will look to ensure that this oversight is truly independent and effective through a variety of means, including:
•	Having a majority of the board be considered independent.
•	At each regularly scheduled board meeting, all independent directors will typically be scheduled to meet in an executive session without the presence of any management directors.
We believe that the combined role of Chairperson and Chief Executive Officer, together with the significant responsibilities of the Company’s other independent directors described above, provides an appropriate balance between leadership and independent oversight.
Corporate Governance
Upon consummation of the merger, the Company will have separately a standing audit committee, nomination and corporate governance committee and compensation committee, each composed entirely of independent directors.
Nominating Committee
The nominating committee will consist of Ms. Hannaway (Chairperson), and Messrs. Goodwin, Robinson and Tuchman, each of whom is an independent director. The nominating committee’s responsibilities include, without limitation, the following: (a) recommending to the board individuals qualified to serve as directors of the Company and on committees of the board; (b) advising the board with respect to board composition, procedures and committees; (c) advising the board with respect to the corporate governance principles applicable to the Company; and (d) overseeing the evaluation of the board. The nominating committee will consider persons identified by its members, management, shareholders and others.
The nominating committee believes that the qualifications for serving as a director of the Company are, taking into account such person’s familiarity with the Company, possession of such knowledge, experience, skills, expertise, integrity and diversity as would enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, the ability of committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq rule.
The parties to the merger agreement, including the Company, have agreed to take all necessary action so that Messrs. Goodwin, Levison, Nicholson, Robinson, Tuchman and Ms. Hannaway are elected as directors for the three years following the consummation of the merger.
Audit Committee
The audit committee will consist of Mr. Goodwin (Chairperson), Ms. Hannaway and Mr. Robinson, each of whom will be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the Nasdaq. The audit committee’s duties, which are specified in the audit committee charter, include, but are not limited to:
•
providing assistance to the board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries;

•	assisting the board’s oversight of the integrity of the Company’s financial statements;
•	assisting the board’s oversight of the Company’s compliance with legal and regulatory requirement;
•	assisting the board’s oversight of the Company’s independent registered public accounting firm’s qualifications and independence; and
•	assisting the board’s oversight of the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function.
Financial Experts on Audit Committee
The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The definition of “financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
Mr. Goodwin qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.
Compensation Committee
The compensation committee will consist of Mr. Robinson (Chairperson), Ms. Hannaway and Messrs. Goodwin and Levison, each of whom is an independent director. The principal functions of the compensation committee are:
•	administering and approving the grant of awards under any incentive compensation plan, including any equity-based plan, of the Company; and
•	making recommendations to the Company board of directors regarding director compensation.
Code of Ethics
The Company's board of directors plans to adopt a code of business conduct and ethics, which will be available on its website, that will apply to all employees of the Manager who provide services to the Company, and each of its directors and officers, including its principal executive officer and principal financial officer. The purpose of the code of business conduct and ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that the Company files with, or submits to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof.
The Company will also adopt a code of ethics for senior officers, which will be available on its website and which will set forth specific policies to guide the Company's senior officers in the performance of their duties. This code supplements the code of business conduct and ethics described above. The Company intends to disclose any changes in or waivers from either code applicable to the Company's executive officers or directors by posting such information on its website.

EXECUTIVE COMPENSATION
This section describes the historical compensation by FTAI of its executive officers and directors, including certain of the individuals who are expected to serve as the officers and directors of the Company. In this section, “we,” “our,” and “us,” refer to FTAI.
Upon completion of the merger, each of the Company’s officers will be an employee of the Company’s Manager or an affiliate of the Company’s Manager. The Company’s officers will be compensated by the Company’s Manager (or the applicable affiliate) and will not receive any compensation directly from the Company. The Company will not reimburse the Manager or any of its affiliates for the compensation of the Company’s officers and will not make any decisions regarding the compensation of the Company’s officers. For a description of the compensation of the Company’s Manager, please refer to the section entitled “Business of the Company — Management Agreement; Services and Profit Sharing Agreement.”
On August 1, 2022, in connection with the spin-off of FTAI Infrastructure, Scott Christopher resigned as the Chief Financial Officer of FTAI. The Board of Directors of FTAI appointed Eun (Angela) Nam as FTAI’s Chief Financial Officer, effective August 1, 2022. Ms. Nam also retained her position as FTAI’s Chief Accounting Officer.
Historical Compensation of FTAI’s Executive Officers and Directors
Introduction
Each of our officers is an employee of our Manager or an affiliate of our Manager. Our officers are compensated by our Manager (or the applicable affiliate) and do not receive any compensation directly from us. We do not reimburse our Manager or any of its affiliates for the compensation of any of our officers and we do not make any decisions regarding the compensation of our officers. For a description of our Manager’s compensation, please refer to the section entitled “Business of the Company — Management Agreement; Services and Profit Sharing Agreement.”
In accordance with our management agreement with our Manager (“our Management Agreement”), our officers devote such portion of their time to our affairs as is required for the performance of the duties of our Manager under the Management Agreement. As a result, certain of our officers from time to time may be exclusively dedicated to performing services to us and thus not provide any other significant services to our Manager, while other of our officers are not exclusively dedicated to us and perform services for our Manager that are unrelated to our affairs.
Our Chief Executive Officer, Joseph P. Adams, Jr., devoted a substantial portion of his time to FTAI in 2021, although he did not exclusively provide services to us in 2021. Since our Manager compensates Mr. Adams based on the overall value of the various services that he performs for our Manager, our Manager is not able to segregate and identify any portion of the compensation awarded to him as relating solely to services performed for us. Accordingly, we have not included any information relating to the compensation paid to Mr. Adams by our Manager in or in respect of 2021 in the “Summary Compensation Table” below.
In 2021, our then Chief Financial Officer, Scott Christopher, and our Chief Accounting Officer, Eun (Angela) Nam, were exclusively dedicated to providing services to us. Accordingly, our Manager has determined that the entire amount of the compensation that it paid to Mr. Christopher and Ms. Nam in or in respect of 2021 was for services that each performed for us and we have therefore reported that compensation in the “Summary Compensation Table” below.
Compensation for 2021
All of the decisions regarding Mr. Christopher’s and Ms. Nam’s compensation are made by our Manager, and FTAI, Mr. Christopher and Ms. Nam do not have any role in determining any aspect of Mr. Christopher’s or Ms. Nam’s compensation from the Manager. Our Manager used the following compensation elements in 2021 as tools to reward and retain Mr. Christopher and Ms. Nam:
•	Base Salary — Our Manager paid each of Mr. Christopher and Ms. Nam a base salary of $200,000 in 2021 to assist each with paying basic living expenses during the calendar year;
•
Bonus — Our Manager paid Mr. Christopher a discretionary bonus of $700,000 and Ms. Nam a discretionary bonus of $575,000 in early 2022 based on its subjective review of their respective performances in 2021; and

•
Other Compensation — Our Manager also provides Mr. Christopher and Ms. Nam with 401(k) matching contributions and company-paid life insurance premiums, which our Manager believes are reasonable, competitive and consistent with our Manager’s overall executive compensation objectives to reward and retain talented and experienced individuals.

Additional Details on Executive Compensation
Summary Compensation Table
The following table provides additional information regarding the compensation earned by (i) Mr. Christopher in respect of the last three completed fiscal years, and (ii) Ms. Nam in respect of the last two completed fiscal years, which in each case was determined and paid by our Manager. As previously described, our Manager is not able to segregate and identify any portion of the compensation earned by (i) Mr. Adams in respect of the last three fiscal years and (ii) Ms. Nam in respect of the fiscal year completed in 2019, as relating solely to services performed for us, and therefore this Summary Compensation Table does not include any compensation for Mr. Adams or Ms. Nam for such years.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Scott Christopher, Chief Financial Officer(1)
	2021	200,000	700,000		9,168(3)	909,168
	2020	200,000	700,000		8,868	908,868
	2019	200,000	700,000		8,796	908,796
Eun (Angela) Nam, Chief Accounting Officer(2)	2021	200,000	575,000		9,096(4)	784,096
	2020	200,000	455,000		8,868	663,868
(1)	On August 1, 2022, in connection with the spin-off of FTAI Infrastructure, Mr. Christopher resigned as our Chief Financial Officer.
(2)	On August 1, 2022, in connection with the spin-off of FTAI Infrastructure, Ms. Nam was appointed as our Chief Financial Officer. Ms. Nam also retained her position as our Chief Accounting Officer.
(3)	This amount consists of (i) $8,700 of 401(k) matching contributions made by the Manager and (ii) $468 of life insurance premiums paid by our Manager.
(4)	This amount consists of (i) $8,700 of 401(k) matching contributions made by the Manager and (ii) $396 of life insurance premiums paid by our Manager.
Grants of Plan-Based Awards in 2021
We may, from time to time, at the discretion of the compensation committee (the “Compensation Committee”) of our board of directors (“our Board of Directors”), grant options relating to our common shares (“our Common Shares”) or other equity interests in us to an affiliate of our Manager, who may in turn assign a portion of the options to its employees, including our officers and directors. Any such option awards assigned to employees of our Manager, including our officers and directors (“Tandem Options”), will correspond on a one-to-one basis with the options granted to our Manager, such that exercise by an employee of the Tandem Option would result in the corresponding option held by our Manager being cancelled. In 2021, Mr. Adams was granted 12,999 Tandem Options.
In connection with equity offerings and sales in March, September and October 2021, we granted options to our Manager related to 1,684,318 of our Common Shares, which had an aggregate fair value of $13.8 million as of their respective grant dates. The fair values of these options were recorded as an increase in equity with an offsetting reduction of capital proceeds received. The exercise prices ranged between $25.50 and $29.50 per option, which, pursuant to the Plan (defined below) explained in more detail below, are equal to the price per share of our Common Shares on the dates of such equity issuances. For information regarding sales of our preferred equity and assumptions used in determining these valuations, please see Notes 15 and 20 to FTAI’s consolidated financial statements included in FTAI’s most recent Annual Report on Form 10-K.

Outstanding Option Awards as of December 31, 2021
The table below sets forth the outstanding Tandem Options held by our officers as of December 31, 2021.
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Not-Yet Exercisable Options (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)
Joseph P. Adams, Jr.	—	225	12.72	7/6/2030
	—	75	12.71	7/7/2030
	—	71	12.94	7/8/2030
	—	71	12.94	7/13/2030
	—	69	13.27	7/14/2030
	—	950	14.75	7/29/2030
	—	68	14.49	7/30/2030
	—	198	14.86	7/31/2030
	—	63	15.10	8/4/2030
	—	195	14.89	8/5/2030
	—	259	15.00	8/6/2030
	—	248	15.72	8/7/2030
	—	696	16.83	8/10/2030
	—	870	16.90	8/11/2030
	—	816	16.93	8/12/2030
	—	358	16.95	8/13/2030
	—	178	17.06	8/14/2030
	—	298	16.98	8/17/2030
	—	176	17.27	8/18/2030
	—	364	16.77	8/19/2030
	—	369	16.63	8/20/2030
	—	183	16.72	8/21/2030
	—	117	16.59	8/25/2030
	—	230	16.92	8/26/2030
	—	941	16.62	8/27/2030
	—	548	16.10	8/28/2030
	—	181	16.04	8/31/2030
	—	4,182	16.03	9/1/2030
	—	57,538	14.99	9/12/2029
	—	68,698	16.74	11/27/2029
(1)
Upon the grant of options to our Manager (or an affiliate), such options are fully vested and become exercisable over a 30-month period (the “Total Exercisability Period”) in monthly installments beginning on the first of each month following the month in which the options were granted. When Tandem Options are granted, the Manager options become exercisable in monthly installments over a portion of the Total Exercisability Period equal to 30 months, minus the product of (i) the ratio of Manager options not subject to corresponding Tandem Options to the total number of Manager options (including Manager options subject to corresponding Tandem Options) multiplied by (ii) 30 (such period, the “Manager Exercisability Period”). Following the Manager Exercisability Period, the Tandem Options vest in generally monthly installments over the remainder of the Total Exercisability Period and become exercisable only at the end of the Total Exercisability Period. The options shown in this table do not include any Tandem Options that may have been granted after December 31, 2021.

(2)
Represents the option exercise prices as of December 31, 2021. The option exercises prices shown in this table do not reflect the equitable adjustment to the option exercise prices made in connection with the spin-off of FTAI Infrastructure on August 1, 2022.

(3)
Represents the expiration date of the option held by our Manager (or an affiliate) that is the basis for the Tandem Options held by the officer. In general, the expiration date of the Tandem Options occurs prior to the expiration date of the underlying Manager options.

Potential Payments Upon Change-in-Control or Termination
Ms. Nam is not, and prior to his resignation, Mr. Christopher was not, entitled to any severance payments or benefits upon a termination of employment with our Manager and its affiliates, whether occurring prior to or following a change in control of FTAI or Fortress Investment Group LLC.

All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the Plan) or a termination of our Manager’s services to us for any reason, and any Tandem Options will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Compensation Committee or our Manager, as the case may be. All Tandem Options will become fully vested and exercisable if the holder’s employment with our Manager or an affiliate of our Manager is terminated without cause within 12 months following a change of control. However, no optionholder will be entitled to receive any payment or other items of value upon a change of control. The estimated fair value of the option awards held by our Manager as of December 31, 2021, that would have been accelerated had a change in control occurred on December 31, 2021, is approximately $29.7 million.
FTAI Nonqualified Stock Option and Incentive Award Plan
The Fortress Transportation and Infrastructure Investors LLC Nonqualified Stock Option and Incentive Award Plan (the “Plan”), was adopted by our Board of Directors on May 11, 2015. The Plan is intended to facilitate the use of long-term equity-based awards and incentives for the benefit of the service providers to FTAI and our Manager. A summary of the Plan is set forth below.
Summary of the Plan
The Plan is administered by our Board of Directors, which has appointed the Compensation Committee to administer the Plan. As the administrator of the Plan, the Compensation Committee has the authority to grant awards under the Plan and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable for the administration of the Plan. The Committee also has the authority to interpret the terms and provisions of the Plan, any award issued under the plan and any award agreements relating thereto, and to otherwise supervise the administration of the Plan. In particular, the Compensation Committee has the authority to determine the terms and conditions of awards under the Plan, including, without limitation, the exercise price, the number of Common Shares subject to awards, the term of the awards and the vesting schedule applicable to awards, and to waive or amend the terms and conditions of outstanding awards. All decisions made by the Compensation Committee pursuant to the provisions of the Plan are final, conclusive and binding on all persons.
The terms of the Plan provide for the grant of options (that are not intended to qualify as “incentive stock options” under Section 422 of the Code), stock appreciation rights (“SARs”), restricted stock, performance awards and tandem awards to our Manager or to employees, officers, directors, consultants, service providers or advisors to either our Manager or FTAI who have been selected by the Compensation Committee to be participants in the Plan.
We reserved 30,000,000 Common Shares for issuance under the Plan. On the date of any equity issuance by us during the ten-year term of the Plan, that number will be increased by a number of our Common Shares equal to 10% of (i) the number of our Common Shares newly issued by us in such equity issuance or (ii) if such equity issuance relates to equity securities other than our Common Shares, the number of our Common Shares equal to the quotient obtained by dividing the gross capital raised in such equity issuance (as determined by the Compensation Committee) by the fair market value of one of our Common Shares as of the date of such equity issuance (such quotient, the “Equity Security Factor”). Our Common Shares which may be issued pursuant to an award under the Plan may be treasury shares, authorized but unissued shares or shares acquired on the open market to satisfy the requirements of the Plan. Awards may consist of any combination of such shares, or, at our election cash. If any of our Common Shares subject to an award are forfeited, cancelled, exchanged or surrendered, or if an award otherwise terminates or expires without a distribution of shares to the participant, such shares will again be available for grants under the Plan. The grant of a tandem award will not reduce the number of our Common Shares reserved and available for issuance under the Plan.
Upon the occurrence of any event which affects our Common Shares in such a way that an adjustment of outstanding awards is appropriate to prevent the dilution or enlargement of rights under the awards, the Compensation Committee will make appropriate equitable adjustments. The Compensation Committee may also provide for other substitutions or adjustments in its sole discretion, including, without limitation, the cancellation of any outstanding award and payment in cash or other property in exchange thereof, equal to the excess, if any, of the fair market value of the shares or other property subject to the award over the exercise price, if any.
We grant, and anticipate that we will continue to grant, options to our Manager in connection with our equity offerings as compensation for our Manager’s role in raising capital for us. In the event that we offer equity securities to the public, we simultaneously grant to our Manager (or an affiliate of our Manager) a number of options equal to up to 10% of (i) the aggregate number of our Common Shares being issued in such offering or (ii) if such equity issuance relates to equity securities other than our Common Shares, the number of our Common Shares equal to the Equity Security Factor, in each case at an exercise price per share equal to the offering price per share, as determined by the Compensation Committee. The main purpose of these options is to provide transaction-specific compensation to our Manager, in a form that aligns our Manager’s interests with those of our shareholders, for the valuable services it provides in raising capital for us to invest through equity offerings. In addition, the plan enables our Manager to incentivize its employees who render services to us by making tandem equity awards to them and thus also aligning their interests with those of our shareholders. In each case, the Plan provides that such options will be fully vested as of the date of grant and exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. The Compensation Committee will determine whether the exercise price will be payable in cash, by withholding from our Common Shares otherwise issuable upon exercise of such option, or through another method permitted under the plan.
In addition, the Compensation Committee has the authority to grant such other awards to our Manager as it deems advisable; provided that no such award may be granted to our Manager in connection with any issuance by us of equity securities in excess of 10% of (i) the maximum number of our Common Shares then being issued or (ii) if such equity issuance relates to equity securities other than our Common Shares, the maximum number of our Common Shares determined in accordance with the Equity Security Factor. Our Board of Directors may also determine to issue options to our Manager that are not subject to the Plan; provided that the number of our Common Shares underlying any options granted to our Manager in connection with capital raising efforts may not exceed 10% of the equity securities sold in such offering and would be subject to applicable stock exchange listing rules.
Each of the Compensation Committee and our Manager also has the authority under the terms of the Plan to direct grants of Tandem Options to employees of our Manager who act as officers or perform other services for us that correspond on a one-to-one basis with the options granted to our Manager, such that exercise by such employee of the Tandem Options would result in the corresponding options held by our Manager being cancelled. As a condition to the grant of Tandem Options, our Manager is required to agree that so long as such Tandem Options remain outstanding, our Manager will not exercise any options under any designated Manager options that relate to the options outstanding under such Tandem Options. If any Tandem Options are forfeited, expire or are cancelled without being exercised, the related options under the designated Manager options will again become exercisable in accordance with their terms. The terms and conditions of any Tandem Options (e.g., the per-share exercise price, the schedule of vesting, exercisability and delivery, etc.) will be determined by the Compensation Committee or our Manager, as the case may be, in its sole discretion and must be included in an award agreement; provided that the term of such Tandem Options may not be greater than the term of the designated Manager options to which they relate.
All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the Plan) or a termination of our Manager’s services to us for any reason, and any Tandem Options will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Compensation Committee or our Manager, as the case may be. The completion of the merger will not be a “change in control” for purposes of any outstanding awards under the Plan.
As a general matter, the Plan provides that the Compensation Committee has the power to determine at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after death, disability or other termination of employment during which options may be exercised. Options may become vested and exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee. To the extent permitted by applicable law, we may make loans available to the optionee in connection with the exercise of stock options. Such loans must be evidenced by the delivery of a promissory note and will bear interest and be subject to such other terms and conditions (including, without limitation, the execution by the optionee of a pledge agreement) as the Compensation Committee may determine. In any event, such loan amount may not exceed the sum of (x) the exercise price less the par value of our Common Shares subject to such option then being exercised plus (y) any federal, state or local income taxes attributable to such exercise.
The Compensation Committee may also grant SARs in tandem with all or part of, or completely independent of, a grant of options or any other award under the Plan. A SAR issued in tandem with an option may be granted at the time of grant of the related option or at any time during the term of such option. The amount payable in cash and/or our Common Shares with respect to each SAR will be equal in value to a percentage (including up to 100%) of the amount by which the fair market value per share on the exercise date exceeds the fair market value per share on the date of grant of the SAR. The applicable percentage will be established by the Compensation Committee. The award agreement under which the SAR is granted may state whether the amount payable is to be paid wholly in cash, wholly in our Common Shares or in any combination of the foregoing, and if the award agreement does not state the manner of payment, the Compensation Committee will determine such manner of payment at the time of payment. The amount payable in our Common Shares, if any, is determined with reference to the fair market value per share on the date of exercise.
SARs issued in tandem with options shall be exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem SAR, and to the extent of such exercise, the participant’s underlying option shall automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.
The Compensation Committee may also grant restricted shares, performance awards, and other stock and non-stock-based awards under the Plan. These awards will be subject to such conditions and restrictions as the Compensation Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued employment with us through a specific period.
The Plan provides that each new non-officer or non-employee member of our Board of Directors will be granted an initial one-time grant of an option to purchase Common Shares upon the date of the first meeting of our Board of Directors attended by such director. Such initial option grant, which will be fully vested on the date of grant, will have an exercise price equal to the fair market value of the underlying Common Shares on the date of grant.
Assumption of the Plan by the Company; Equitable Adjustment of Options; No Material Amendments
Upon completion of the merger, in accordance with the terms of the Plan, the Plan will be assumed by the Company as the Company Plan. In connection with the assumption by the Company, our Common Shares reserved for issuance under the Plan will be converted into ordinary shares of the Company on a one-for-one basis, and each outstanding FTAI option will be converted into a Company option on the same terms and conditions applicable to the corresponding FTAI option as of the completion of the merger. The number of ordinary shares of the Company reserved for issuance under the Company Plan will not be increased in connection with the assumption by the Company of the Company Plan, and there will not be any (i) material increase in the benefits to the participants in the Company Plan in connection with such assumption (including that there will be no extension to the term of the Company Plan in connection with such assumption), (ii) expansion in the class of participants eligible to participate in the Company Plan or in the types of award provided under the Company Plan in connection with such assumption or (iii) any other material amendment to the terms of the Company Plan in connection with such assumption. The conversion of the outstanding FTAI options into Company options upon completion of the merger will not further reduce the number of ordinary shares of the Company reserved and available for future issuance under the Company Plan.
Compensation of Directors
The total annual compensation generally payable to our non-employee directors is $150,000. In addition, we pay an annual fee to the chairperson of the Audit Committee of $10,000. Fees to non-employee directors may be made by issuance of our Common Shares, based on the value of such Common Shares at the date of issuance, rather than in cash; provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a shareholder-approved plan or the issuance is otherwise exempt from the applicable stock exchange listing requirements. Each non-employee director also received an initial one time grant of fully vested options to purchase 5,000 Common Shares under our Nonqualified Stock Option and Incentive Award Plan upon the date of the first meeting of our Board of Directors attended by such director. Affiliated directors are not separately compensated by us. All members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors.

Director Compensation Table for 2021
Name	Fees Earned or Paid in Cash	Share Awards	Option Awards(3)	Total
Paul R. Goodwin(1)	—	$160,000	—	$160,000
Judith A. Hannaway	$150,000	—	—	$150,000
A. Andrew Levison(2)	$75,000	$75,000	—	$150,000
Ray M. Robinson(1)	—	$150,000	—	$150,000
Martin Tuchman(1)	—	$150,000	—	$150,000
(1)	In 2021, Messrs. Goodwin, Robinson and Tuchman elected to receive all of their compensation for services as a director in the form of Common Shares in lieu of cash.
(2)	In 2021, Mr. Levison elected to receive $75,000 of the compensation for his services as a director in the form of Common Shares in lieu of cash.
(3)	As of December 31, 2021, each of our non-employee directors held a fully vested option to purchase 5,000 Common Shares.

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of FTAI
Listed in the following table is certain information with respect to the beneficial ownership of the common shares of FTAI as of September 1, 2022 by:
•	each person known by us to be the beneficial owner of more than five percent of FTAI’s outstanding common shares;
•	each of FTAI’s current directors and named executive officers; and
•	all of FTAI’s current directors and executive officers as a group.
For purposes of this registration statement, a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:
(i)	voting power, which includes the power to vote, or to direct the voting of, common shares of FTAI; and/or
(ii)	investment power, which includes the power to dispose of, or to direct the disposition of, common shares of FTAI.
A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
The Washington State Investment Board(3)	11,785,779	11.5%
Morgan Stanley(4)	6,613,174	6.5%
The Goldman Sachs Group, Inc.(5)	6,169,408	6.0%
Bank of America Corporation(6)	4,341,506	4.3%
Fortress Investment Group LLC and certain affiliates(7)	3,320,376	3.2%
Paul R. Goodwin(8)	108,296	*
Judith A. Hannaway(8)	5,000	*
A. Andrew Levison(8)	7,597	*
Kenneth J. Nicholson(8)	210,506	*
Ray M. Robinson(8)	46,697	*
Martin Tuchman(8)	636,791	*
Joseph P. Adams, Jr.(8)	328,852	*
Scott Christopher(8)(9)	10,300	*
Eun (Angela) Nam(8)	2,500	*
All directors, nominees and executive officers as a group (9 persons)	1,356,539	1.3%
*	Denotes less than 1%.
(1)
The address of all officers and directors listed above, and of Fortress and certain affiliates, is in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 45th Floor, New York, NY 10105.

(2)	Percentages shown assume the exercise by such persons of all options to acquire Common Shares that are exercisable within 60 days of September 1, 2022, and no exercise by any other person.
(3)
Sole voting and dispositive power in respect of 11,785,779 shares, based on a Schedule 13G/A filed with the SEC on April 29, 2020. The Washington State Investment Board’s address is 2100 Evergreen Park Drive SW, P.O. Box 40916, Olympia, WA 98504.

(4)
Shared voting power in respect of 6,501,629 shares; shared dispositive power in respect of 6,615,390 shares, as stated in a Schedule 13G/A filed with the SEC on February 10, 2022. Morgan Stanley’s address is 1585 Broadway, New York, NY 10036.

(5)
Shared voting and dispositive power in respect of 5,956,245 shares, as stated in a Schedule 13G filed with the SEC on February 4, 2022. The Goldman Sachs Group, Inc.’s address is 200 West Street, New York, NY 10282.

(6)
Shared voting power in respect of 4,878,655 shares; shared dispositive power in respect of 5,044,918 shares, as stated in a Schedule 13G filed with the SEC on January 28, 2022. Bank of America Corporation’s address is 100 N Tryon St, Charlotte, NC 28255.

(7)	Includes 748,644 shares held by Principal Holdings I LP and 2,515,588 options held by the Manager that are exercisable within 60 days of September 1, 2022.
(8)
Includes with respect to each of these individuals the following number of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 1, 2022: Goodwin - 5,000; Hannaway - 5,000; Levison - 5,000; Nicholson - 126,236; Robinson - 5,000; Tuchman - 5,000; Adams - 126,236; Christopher - 0 and Nam - 0.

(9)	On August 1, 2022, in connection with the spin-off of FTAI Infrastructure, Mr. Christopher resigned as our Chief Financial Officer.

Security Ownership of Certain Beneficial Owners and Management of the Company
Listed in the following table is certain information with respect to the beneficial ownership of the ordinary shares of the Company as of September 1, 2022 by:
•	each person known by us to be the beneficial owner of more than five percent of the Company’s outstanding ordinary shares;
•	each of the Company’s current directors and named executive officers; and
•	all of the Company’s current directors and executive officers as a group.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Fortress Worldwide Transportation and Infrastructure General Partnership(2)	99,378,771	100%
Joseph P. Adams, Jr.	0	0%
Eun (Angela) Nam	0	0%
All directors and executive officers as a group (2 persons)	0	0%
(1)
The address of all officers and directors listed above, and of Fortress and certain affiliates, is in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 45th Floor, New York, NY 10105.

(2)
The ordinary shares currently held by Fortress Worldwide Transportation and Infrastructure General Partnership will, by virtue of the Holdco Merger and the merger, subsequently be held by FTAI’s public shareholders and the Master GP following the consummation of the Holdco Merger and the merger.

Post-Merger Security Ownership of Certain Beneficial Owners and Management of the Company
Listed in the following table is certain information with respect to the beneficial ownership of the ordinary shares of the Company immediately following consummation of the merger by:
•	each person expected by us to be the beneficial owner of more than five percent of the Company’s outstanding ordinary shares following consummation of the merger;
•	each person who will become a director or named executive officer of the Company upon consummation of the merger; and
•	all of the Company’s directors and executive officers as a group after the consummation of the merger.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
The Washington State Investment Board(3)	11,785,779	11.5%
Morgan Stanley(4)	6,613,174	6.5%
The Goldman Sachs Group, Inc.(5)	6,169,408	6.0%
Bank of America Corporation(6)	4,341,506	4.3%
Fortress Investment Group LLC and certain affiliates(7)	3,320,376	3.2%
Paul R. Goodwin(8)	108,296	*
Judith A. Hannaway(8)	5,000	*
A. Andrew Levison(8)	7,597	*
Kenneth J. Nicholson(8)	210,506	*
Ray M. Robinson(8)	46,697	*
Martin Tuchman(8)	636,791	*
Joseph P. Adams, Jr.(8)	328,852	*
Scott Christopher(8)(9)	10,300	*
Eun (Angela) Nam(8)	2,500	*
All directors, nominees and executive officers as a group (9 persons)	1,356,539	1.3%
*	Denotes less than 1%.
(1)
The address of all officers and directors listed above, and of Fortress and certain affiliates, is in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 45th Floor, New York, NY 10105.

(2)	Percentages shown assume the exercise by such persons of all options to acquire Common Shares that are exercisable within 60 days of September 1, 2022, and no exercise by any other person.

(3)
Sole voting and dispositive power in respect of 11,785,779 shares, based on a Schedule 13G/A filed with the SEC on April 29, 2020. The Washington State Investment Board’s address is 2100 Evergreen Park Drive SW, P.O. Box 40916, Olympia, WA 98504.

(4)
Shared voting power in respect of 6,501,629 shares; shared dispositive power in respect of 6,615,390 shares, as stated in a Schedule 13G/A filed with the SEC on February 10, 2022. Morgan Stanley’s address is 1585 Broadway, New York, NY 10036.

(5)
Shared voting and dispositive power in respect of 5,956,245 shares, as stated in a Schedule 13G filed with the SEC on February 4, 2022. The Goldman Sachs Group, Inc.’s address is 200 West Street, New York, NY 10282.

(6)
Shared voting power in respect of 4,878,655 shares; shared dispositive power in respect of 5,044,918 shares, as stated in a Schedule 13G filed with the SEC on January 28, 2022. Bank of America Corporation’s address is 100 N Tryon St, Charlotte, NC 28255.

(7)
Includes 748,644 shares held by Principal Holdings I LP and 2,571,732 options held by the Manager that are exercisable within 60 days of September 1, 2022. Does not include 8,746 shares the Master GP will receive in connection with the Holdco Merger, which will represent 0.01% of the outstanding ordinary shares of the Company.

(8)
Includes with respect to each of these individuals the following number of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 1, 2022: Goodwin - 5,000; Hannaway - 5,000; Levison - 5,000; Nicholson - 126,236; Robinson - 5,000; Tuchman - 5,000; Adams - 126,236; and Nam - 0.

(9)	On August 1, 2022, in connection with the spin-off of FTAI Infrastructure, Mr. Christopher resigned as our Chief Financial Officer.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company
Transactions with Related Persons
SEC rules define “transactions with related persons” to include any transaction in which the Company is a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing, has a direct or indirect material interest. The Company will adopt a written policy that outlines procedures for approving transactions with related persons, and the independent directors review and approve or ratify such transactions pursuant to the procedures outlined in this policy. In determining whether to approve or ratify a transaction with a related person, the independent directors will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to the Company; and the availability of other sources for comparable assets, products or services. The policy will include standing pre-approvals for specified categories of transactions, including investments in securities offerings and participation in other investment opportunities generally made available to the Manager’s employees.
Management Agreement and Services and Profit Sharing Agreement
We are party to a Management Agreement with our Manager. Following the closing of the merger, the existing arrangements with Master GP will be terminated, and we will enter into the Services and Profit Sharing Agreement, pursuant to which Master GP will also receive incentive payments. For a more detailed description of the Management Agreement and Services and Profit Sharing Agreement, see the section entitled “Business of the Company- Management Agreement and Services and Profit Sharing Agreement.”
Registration Rights Agreement
In connection with the closing of the merger, we expect to enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”) granting our Manager and its affiliates and the Master GP and its affiliates (together with their permitted transferees, the “Fortress Entities”) certain rights to register ordinary shares held by them under the Securities Act.
Demand Rights
Under the Registration Rights Agreement, the Fortress Entities, may exercise “demand” registration rights that allow the Fortress Entities, at any time following the date of the agreement, to request that we register under the Securities Act an amount of our ordinary shares (whether owned at the time of our initial public offering, are subsequently acquired, or may be acquired pursuant to a right to conversion or exercise) equal to or greater than 1% of our ordinary shares issued and outstanding immediately after the consummation of FTAI’s initial public offering (a “Registrable Amount”). The Fortress Entities are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We are not obligated to grant a request for a demand registration within one month of any other demand registration.
Piggyback Rights
For so long as the Fortress Entities beneficially own a Registrable Amount, the Fortress Entities have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any of our other stockholders that have registration rights. These “piggyback” registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.
Shelf Registration
We have granted to the Fortress Entities, for so long as they beneficially own a Registrable Amount or otherwise hold restricted securities, the right to request a shelf registration on Form S-1 or Form S-3 or any other appropriate form providing for offerings of our ordinary shares to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our shareholders. In addition, the Fortress Entities may elect to participate in such shelf registrations within 10 days after notice of the registration is given.
Indemnification; Expenses; Lock-ups
We have agreed to indemnify the applicable selling shareholders, their affiliates and their respective officers, directors, employees, managers, partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement, prospectus or preliminary prospectus or any issuer free writing prospectus or any amendment or supplement thereto pursuant to which they sell our ordinary shares, unless such liability arose from the applicable selling shareholder’s misstatement or omission, and the applicable selling shareholder have agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration and offering-related expenses incidental to our performance under the Registration Rights Agreement, and the applicable selling shareholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its ordinary shares thereunder. We have agreed to enter into, and to cause our officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Fortress Entities.
Termination
The Agreement will automatically terminate on the later of (i) one year from the date of the Agreement, (ii) the date that the shareholders, in the aggregate, no longer hold Registrable Securities representing at least the Registrable Amount, or otherwise on the date as mutually agreed to by each of the parties hereto and (iii) the termination of the Management Agreement in accordance with its terms.
FTAI
For certain information with respect to related party transactions, see Part III, Item 13, “Certain Relationships and Related Transactions, and Director Independence-Related Party Transactions” in FTAI’s Annual Report, which is incorporated by reference into this proxy statement/prospectus and under the heading “Certain Relationship and Related Transactions” in FTAI’s Definitive Proxy Statement, which is incorporated by reference into this proxy statement/prospectus.

DESCRIPTION OF COMPANY SECURITIES
The following description of the material terms of the share capital of the Company following the merger includes a summary of specified provisions of the Articles that will be in effect at the time of completion of the merger. This description is qualified by reference to the Articles as will be in effect at the time of consummation of the merger, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.
Authorized Shares
Under the Articles, our authorized share capital consists of:
•	2,000,000,000 ordinary shares, par value $0.01 per share (“ordinary shares”); and
•
200,000,000 preferred shares, par value $0.01 per share (“preferred shares”), 4,180,000 of which are designated as Series A Preferred Shares, 4,940,000 of which are designated as Series B Preferred Shares and 4,200,000 of which are designated as Series C Preferred Shares.

All of the issued and outstanding ordinary shares and Company Series A Preferred Shares, Company Series B Preferred Shares and Company Series C Preferred Shares will be issued as are fully paid and non-assessable.
Ordinary shares
No holder of ordinary shares is entitled to preemptive, preferential or similar rights or redemption or conversion rights. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by law or by our Articles, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.
Each holder of ordinary shares is entitled to one vote for each ordinary share held on all matters submitted to a vote of shareholders. Except as provided with respect to any other class or series of shares, the holders of our ordinary shares will possess the exclusive right to vote for the election of directors and for all other purposes. Our Articles do not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding ordinary shares can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors.
Although we currently intend to pay regular quarterly dividends to holders of our ordinary shares, we may change our dividend policy at any time. Our net cash provided by operating activities has been less than the amount of distributions to our shareholders. The declaration and payment of dividends to holders of our ordinary shares will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including actual results of operations, liquidity and financial condition, net cash provided by operating activities, restrictions imposed by applicable law, our taxable income, our operating expenses and other factors our board of directors deem relevant. In addition, while any Company Series A Preferred Shares, Company Series B Preferred Shares or Company Series C Preferred Shares remain outstanding, unless the full cumulative distributions on past distribution periods for such shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions set aside, we are generally prohibited from declaring and paying or setting aside any dividends on our ordinary shares. See “Company Series A Preferred Shares—Priority Regarding Distributions,” “Company Series B Preferred Shares—Priority Regarding Distributions” and “Company Series C Preferred Shares—Priority Regarding Distributions.” Any rights of holders of our ordinary shares to receive dividends, if any, declared from time to time by our board of directors out of legally available funds will also be subject to any preferred rights of holders of any additional preferred shares that we may issue in the future.
Our long term goal is to maintain a payout ratio of between 50-60% of funds available for distribution, with remaining amounts used primarily to fund our future acquisitions and opportunities. There can be no assurance that we will continue to pay dividends in amounts or on a basis consistent with prior distributions to our investors, if at all. Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries and our ability to receive distributions from our subsidiaries may be limited by the financing agreements to which they are subject, including the indentures governing FTAI’s notes and the Revolving Credit Facility. In addition, pursuant to the Services and Profit Sharing Agreement, the Master GP will be entitled to receive incentive payments before any amounts are distributed by the Company based both on our consolidated net income and capital gains income in each fiscal quarter and for each fiscal year, respectively.
In the event of our liquidation, dissolution or winding up, the holders of our ordinary shares are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred shares prior to distribution.
Our ordinary shares will trade on Nasdaq under the symbol “FTAI”.
Company Series A Preferred Shares
General
The Articles authorize the Company to issue up to 200,000,000 preferred shares in one or more series, and the Company’s board of directors is authorized to fix the number of shares of each series and determine the rights, designations, preferences, powers and duties of any such series. The “8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares” are designated as one series of our authorized preferred shares, consisting of 4,180,000 Company Series A Preferred Shares.
The Company Series A Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Company Series A Preferred Shares rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The Company Series A Preferred Shares have a fixed liquidation preference of $25.00 per Series A Preferred Share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of payment, whether or not declared; provided that the rights of the holders of Company Series A Preferred Shares to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (as defined below) and to the other matters described under “—Liquidation Rights”.
All of the Company Series A Preferred Shares will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depositary selected by us) (the “Securities Depositary”) and registered in the name of its nominee. So long as a Securities Depositary has been appointed and is serving, no person acquiring Company Series A Preferred Shares will be entitled to receive a certificate representing such Company Series A Preferred Shares unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System”.
Our Company Series A Preferred Shares will trade on Nasdaq under the symbol “FTAIP”.
Ranking
With respect to the payment of distributions and rights (including redemption rights) upon our liquidation, dissolution or winding up, the Company Series A Preferred Shares will rank (i) senior and prior to our ordinary shares and any class or series of preferred shares that by its terms is designated as ranking junior to the Company Series A Preferred Shares, (ii) pari passu with any class or series of preferred shares that by its terms is designated as ranking equal to the Company Series A Preferred Shares or does not state it is junior or senior to the Company Series A Preferred Shares (including our Company Series B Preferred Shares and Company Series C Preferred Shares), (iii) junior to any class or series of preferred shares that is expressly designated as ranking senior to the Company Series A Preferred Shares (subject to receipt of any requisite consents prior to issuance) and (iv) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our ordinary shares or preferred shares) and other liabilities and to all liabilities and any preferred equity of our existing subsidiaries and any future subsidiaries.
The Company Series A Preferred Shares are not convertible into, or exchangeable for, shares of any other class or series of our share capital or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Company Series A Preferred Shares. The Company Series A Preferred Shares will not be secured, will not be guaranteed by us or any of our affiliates and will not be subject to any other arrangement that legally or economically enhances the ranking of the Company Series A Preferred Shares.

Distributions
Holders of the Company Series A Preferred Shares will not be entitled to receive, only when, as, and if declared by our board of directors, out of funds legally available for such purpose, cumulative cash distributions based on the stated liquidation preference of $25.00 per Series A Preferred Share at a rate equal to (i) from, and including, the original issue date of the Company Series A Preferred Shares, being the date of completion of the merger, to, but excluding, September 15, 2024 (the “Series A Fixed Rate Period”), 8.25% per annum, and (ii) beginning September 15, 2024 (the “Series A Floating Rate Period”), Three-Month LIBOR (as defined below) plus a spread of 688.6 basis points per annum and that sum will be the distribution rate for the applicable Distribution Period. A “Distribution Period” means the period from, and including, each Distribution Payment Date (as defined below) to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which is the period from, and including, the original issue date of the Company Series A Preferred Shares, being the date of completion of the merger, to, but excluding, the next succeeding Distribution Payment Date.
When, as, and if declared by our board of directors, we will pay cash distributions on the Company Series A Preferred Shares quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year (each such date, a “Distribution Payment Date”), which payments will begin on the first Distribution Payment Date following the of completion of the merger. We will pay cash distributions to the holders of record of Company Series A Preferred Shares as they appear on our share register on the applicable record date, which for any Distribution Payment Date shall be the 1st calendar day of the month of such Distribution Payment Date or such other record date fixed by our board of directors as the record date for such Distribution Payment Date that is not more than 60 nor less than 10 days prior to such Distribution Payment Date.
So long as the Company Series A Preferred Shares are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Company Series A Preferred Shares in accordance with the instructions of such beneficial owners.
If any Distribution Payment Date on or prior to September 15, 2024 is a day that is not a business day (as defined below), then declared distributions with respect to that Distribution Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Distribution Payment Date after September 15, 2024 is a day that is not a business day, then the Distribution Payment Date will be the immediately succeeding business day, and distributions will accrue to the Distribution Payment Date. A “business day” for the Series A Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed. A “business day” for the Series A Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London banking day (as defined below).
We will calculate distributions on the Company Series A Preferred Shares for the Series A Fixed Rate Period on the basis of a 360-day year consisting of twelve 30-day months. We will calculate distributions on the Company Series A Preferred Shares for the Series A Floating Rate Period on the basis of the actual number of days in a Distribution Period and a 360-day year. Dollar amounts resulting from that calculation are rounded to the nearest cent, with one-half cent being rounded upward. Distributions on the Company Series A Preferred Shares will cease to accrue after the redemption date, as described below under “—Redemption”, unless we default in the payment of the redemption price of the Company Series A Preferred Shares called for redemption.
Distributions on the Company Series A Preferred Shares are not mandatory. However, distributions on the Company Series A Preferred Shares will accrue from and including, the date on which the last distribution was made under the FTAI preferred shares or the most recent Distribution Payment Date on which all accrued distributions have been paid, as applicable, whether or not we have earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, is payable in respect of any distribution payment or payments on the Company Series A Preferred Shares which may be in arrears, and holders of the Company Series A Preferred Shares are not entitled to any distribution, whether payable in cash, property, or shares, in excess of full cumulative distributions described above.

If in the future we issue additional shares of the Company Series A Preferred Shares, distributions on those additional shares will accrue from the most recent Distribution Payment Date at the then-applicable distribution rate.
The distribution rate for each Distribution Period in the Series A Floating Rate Period will be determined by the calculation agent using Three-Month LIBOR as in effect on the second London banking day prior to the beginning of the Distribution Period, which date is referred to as the “distribution determination date” for the relevant Distribution Period. The calculation agent then will add Three-Month LIBOR as determined on the distribution determination date and the spread of 688.6 basis points per annum. Once the distribution rate for the Company Series A Preferred Shares is determined, the calculation agent will deliver that information to us and the transfer agent for the Company Series A Preferred Shares. Absent manifest error, the calculation agent’s determination of the distribution rate for a Distribution Period for the Company Series A Preferred Shares will be final. A “London banking day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.
As used in this description of Company Series A Preferred Shares, the term “Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period (the “three-month LIBOR rate”), as that rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant distribution determination date, provided that:
(i)
If no offered rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) on the relevant distribution determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

(ii)
Otherwise, the calculation agent in consultation with us will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the distribution determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable Distribution Period in an amount of at least $1,000,000. If three quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

(iii)
Otherwise, Three-Month LIBOR for the next Distribution Period will be equal to Three-Month LIBOR in effect for the then-current Distribution Period or, in the case of the first Distribution Period in the Series A Floating Rate Period, the most recent three-month LIBOR rate on which Three-Month LIBOR could have been determined in accordance with the first sentence of this paragraph had the distribution rate been a floating rate during the Series A Fixed Rate Period.

In the event that Three-Month LIBOR is less than zero, Three-Month LIBOR shall be deemed to be zero.
Notwithstanding the foregoing clauses (i), (ii) and (iii):
(a)
If the calculation agent determines on the relevant distribution determination date that LIBOR has been discontinued or is no longer viewed as an acceptable benchmark for securities like the Company Series A Preferred Shares (a “Series A LIBOR Event”), then the calculation agent will use a substitute or successor base rate that it has determined, in consultation with us, is the most comparable to LIBOR; provided that if the calculation agent determines there is an industry-accepted substitute or successor base rate, then the calculation agent shall use such substitute or successor base rate.

(b)
If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent, in consultation with us, may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to LIBOR, or any adjustment to the applicable spread thereon, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Notwithstanding the foregoing, if the calculation agent determines in its sole discretion that there is no alternative rate that is a substitute or successor base rate for LIBOR, the calculation agent may, in its sole discretion, or if the calculation agent fails to do so, the Company may, appoint an independent financial advisor (“IFA”) to determine an appropriate alternative rate and any adjustments, and the decision of the IFA will be binding on the Company, the calculation agent and the holders of Company Series A Preferred Shares. If a Series A LIBOR Event has occurred, but for any reason an alternative rate has not been determined, an IFA has not determined an appropriate alternative rate and adjustments or an IFA has not been appointed, Three-Month LIBOR for the next Distribution Period to which the determination date relates shall be Three-Month LIBOR as in effect for the then-current Distribution Period; provided, that if this sentence is applicable with respect to the first Distribution Period in the Series A Floating Rate Period, the interest rate, business day convention and manner of calculating interest applicable during the Series A Fixed Rate Period will remain in effect during the Series A Floating Rate Period.
Priority Regarding Distributions
While any Company Series A Preferred Shares remain outstanding, unless the full cumulative distributions for all past Distribution Periods on all outstanding Company Series A Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside:
(1)	no distribution will be declared and paid or set aside for payment on any Junior Securities (as defined below) (other than a distribution payable solely in shares of Junior Securities);
(2)
no shares of Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by the Company or any of its subsidiaries, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange for or conversion into Junior Securities, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities or pursuant to a contractually binding requirement to buy Junior Securities pursuant to a binding agreement existing prior to the original issue date of the Company Series A Preferred Shares, being the date of completion of the merger), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company or any of its subsidiaries; and

(3)
no shares of Parity Securities will be repurchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries (other than pursuant to pro rata offers to purchase or exchange all, or a pro rata portion of Company Series A Preferred Shares and such Parity Securities or as a result of a reclassification of Parity Securities for or into other Parity Securities, or by conversion into or exchange for other Parity Securities or Junior Securities).

The foregoing limitations will not apply to (i) purchases or acquisitions of, or cash settlement in respect of, Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of our employment, severance, or consulting agreements) of ours or of any of our subsidiaries and (ii) any distribution in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan.
Accumulated distributions in arrears for any past Distribution Period may be declared by the board of directors and paid on any date fixed by the board of directors, whether or not a Distribution Payment Date, to holders of the Company Series A Preferred Shares on the record date for such payment, which may not be less than 10 days before such distribution. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the Distribution Period applicable to the Company Series A Preferred Shares (e.g., monthly rather than quarterly), the board of directors may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the board of directors expects to have sufficient funds to pay the full cumulative distributions in respect of the Company Series A Preferred Shares on the next Distribution Payment Date.
Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Company Series A Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Company Series A Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Company Series A Preferred Shares and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Company Series A Preferred Shares and Parity Securities at such time.

As used in this description of Company Series A Preferred Shares, (i) “Junior Securities” means our ordinary shares and any other class or series of our share capital over which the Company Series A Preferred Shares has preference or priority in the payment of distributions or in the distribution of assets on our liquidation, dissolution or winding up, (ii) “Parity Securities” means any other class or series of our share capital that ranks equally with the Company Series A Preferred Shares in the payment of distributions and in the distribution of assets on our liquidation, dissolution or winding up (including our Company Series B Preferred Shares and Company Series C Preferred Shares) and (iii) “Senior Securities” means any other class or series of our share capital that has preference or priority over the Company Series A Preferred Shares in the payment of distributions or in the distribution of assets on our liquidation, dissolution or winding up.
Subject to the conditions described above, and not otherwise, distributions (payable in cash, shares, or otherwise), as may be determined by our board of directors, may be declared and paid on our ordinary shares and any Junior Securities from time to time out of any funds legally available for such payment, and the holders of the Company Series A Preferred Shares will not be entitled to participate in those distributions.
Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding up (“Liquidation”), the holders of the outstanding Company Series A Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders, before any distribution of assets is made to holders of ordinary shares or any other Junior Securities, a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of such liquidation distribution, whether or not declared, plus the sum of any declared and unpaid distributions for Distribution Periods prior to the Distribution Period in which the liquidation distribution is made and any declared and unpaid distributions for the then current Distribution Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Company Series A Preferred Shares will have no right or claim to any of our remaining assets.
Distributions will be made only to the extent that our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Company Series A Preferred Shares. If, in the event of a Liquidation, we are unable to pay full liquidating distributions to the holders of all outstanding Company Series A Preferred Shares in accordance with the foregoing and to all Parity Securities in accordance with the terms thereof, then we will distribute our assets to those holders ratably in proportion to the liquidating distributions to which they would otherwise have received.
Our merger or consolidation with or into any other entity or by another entity with or into us or the sale, lease, exchange or other transfer of all or substantially all of our assets (for cash, securities or other consideration) will not be deemed to be a liquidation, dissolution or winding up. If we enter into any merger or consolidation transaction with or into any other entity and we are not the surviving entity in such transaction, the Company Series A Preferred Shares may be converted into shares of the surviving or successor entity or the direct or indirect parent of the surviving or successor entity having terms identical to the terms of the Company Series A Preferred Shares set forth in this description.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Company Series A Preferred Shares, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against that subsidiary.
Conversion; Exchange and Preemptive Rights
The Company Series A Preferred Shares are not entitled to any preemptive rights or other rights to purchase or subscribe for our ordinary shares or any other security, and are not convertible into or exchangeable for our ordinary shares or any other security or property at the option of the holder.
Redemption
The Company Series A Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions.

Holders of Company Series A Preferred Shares do not have the right to require the redemption or repurchase of the Company Series A Preferred Shares.
Optional Redemption on or after September 15, 2024
We may redeem the Company Series A Preferred Shares, in whole or in part, at our option, at any time or from time to time on or after September 15, 2024 (“Series A Optional Redemption”), at the redemption price equal to $25.00 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. We may undertake multiple Series A Optional Redemptions. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
Optional Redemption upon a Rating Event
At any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Series A Rating Event (as defined below), we may, at our option, redeem the Company Series A Preferred Shares in whole, but not in part, prior to September 15, 2024, at a redemption price per Series A Preferred Share equal to $25.50 (102% of the liquidation preference of $25.00), plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
“Series A Rating Event” means a change by any rating agency to the criteria employed by such rating agency as of September 12, 2019 for purposes of assigning ratings to securities with features similar to the Series A Preferred Shares, which change results in (i) any shortening of the length of time for which the criteria in effect as of September 12, 2019 are scheduled to be in effect with respect to the Series A Preferred Shares, or (ii) a lower equity credit being given to the Series A Preferred Shares than the equity credit that would have been assigned to the Series A Preferred Shares by such rating agency pursuant to the criteria in effect as of September 12, 2019.
Optional Redemption upon a Change of Control
If a Change of Control (as defined below) occurs, we may, at our option, redeem the Company Series A Preferred Shares, in whole but not in part, prior to September 15, 2024 and within 60 days after the occurrence of such Change of Control, at a price of $25.25 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
If (i) a Change of Control occurs (whether before, on or after September 15, 2024) and (ii) we do not give notice prior to the 31st day following the Change of Control to redeem all the outstanding Company Series A Preferred Shares, the distribution rate per annum on the Company Series A Preferred Shares will increase by 5.00%, beginning on the 31st day following such Change of Control.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Change of Control” means the occurrence of the following:
(1)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders (as defined below), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50.0% of the voting power of the Company’s Voting Equity Interests (as defined below); or

(2)
(a) all or substantially all the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any person other than a Wholly-Owned Restricted Subsidiary (as defined below) or one or more Permitted Holders or (b) the Company consolidates, amalgamates or merges with or into another person or any person consolidates, amalgamates or merges with or into the Company, in either case under this clause (2), in one transaction or a series of related transactions in which immediately after the consummation thereof persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Equity Interests representing in the aggregate a majority of the total voting power of the Voting Equity Interests of the Company immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of the Company, or the applicable surviving or transferee person; provided that this clause shall not apply (i) in the case where immediately after the consummation of the transactions Permitted Holders, directly or indirectly, beneficially own Voting Equity Interests representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee person, or (ii) to any consolidation, amalgamation or merger of the Company with or into (x) a corporation, limited liability company or partnership or (y) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no person or group (other than Permitted Holders), which beneficially owns Voting Equity Interests representing 50.0% or more of the voting power of the total outstanding Voting Equity Interests of such entity.
For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clause (1) above; provided that no “person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Equity Interests of such holding company.
“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Fortress” means Fortress Investment Group LLC.
“Management Group” means at any time, the Chairperson of our board of directors, any President, any Executive Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any of our subsidiaries at such time.
“Permitted Holders” means, collectively, Fortress, its Affiliates and the Management Group; provided that the definition of “Permitted Holders” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).
“Person” means any individual, corporation, company, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Restricted Subsidiary” means any “Restricted Subsidiary” under the Company’s senior unsecured notes.
“Voting Equity Interests” of any Person as of any date means the Equity interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.
The Change of Control redemption feature of the Company Series A Preferred Shares may, in certain circumstances, make more difficult or discourage a sale or takeover of our limited liability company or a member of the Company and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.
Optional Redemption upon a Tax Redemption Event
If a Series A Tax Redemption Event (as defined below) occurs, we may, at our option, redeem the Company Series A Preferred Shares, in whole but not in part, prior to September 15, 2024 and within 60 days after the occurrence of such Series A Tax Redemption Event, at a price of $25.25 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
“Series A Tax Redemption Event” means, after September 12, 2019, due to (a) an amendment to, or a change in official interpretation of, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) we are advised by nationally recognized counsel or a “Big Four” accounting firm that we will be treated as an association taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to U.S. Federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) we file an IRS Form 8832 (or successor form) electing that we be treated as an association taxable as a corporation for U.S. Federal income tax purposes.
Redemption Procedures
If we elect to redeem any Company Series A Preferred Shares, we will provide notice to the holders of record of the Company Series A Preferred Shares to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Company Series A Preferred Shares are held in book-entry form through a Securities Depositary, we may give this notice in any manner permitted by such Securities Depositary). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, and any defect in such notice or in the provision of such notice to any holder of Company Series A Preferred Shares designated for redemption will not affect the redemption of any other Company Series A Preferred Shares. Each notice of redemption shall state:
•	the redemption date;
•	the redemption price;
•	if fewer than all Company Series A Preferred Shares are to be redeemed, the number of Company Series A Preferred Shares to be redeemed; and
•	the manner in which holders of Company Series A Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.
If notice of redemption of any Company Series A Preferred Shares has been given and if the funds necessary for such redemption have been deposited by us in trust with a bank or a Securities Depositary for the benefit of the holders of any Company Series A Preferred Shares so called for redemption, then from and after the redemption date such Company Series A Preferred Shares will no longer be deemed outstanding for any purpose, all distributions with respect to such Company Series A Preferred Shares shall cease to accrue after the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In the case of any redemption of only part of the Company Series A Preferred Shares at the time outstanding, the Company Series A Preferred Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions set forth in this description, the board of directors will have the full power and authority to prescribe the terms and conditions upon which Company Series A Preferred Shares may be redeemed from time to time.
Voting Rights
Owners of Company Series A Preferred Shares will not have any voting rights, except as set forth below or as otherwise required by applicable law. To the extent that owners of Company Series A Preferred Shares are entitled to vote, each holder of Company Series A Preferred Shares will have one vote per share, except that when shares of any class or series of Parity Securities have the right to vote with the Company Series A Preferred Shares as a single class on any matter, the Company Series A Preferred Shares and the shares of each such Parity Securities will have one vote for each $25.00 of liquidation preference (for the avoidance of doubt, excluding accumulated distributions).
Whenever dividends on any shares of the Company Series A Preferred Shares are in arrears for six or more quarterly Distribution Periods, whether or not consecutive, the upper limit of the number of directors then constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any Other Voting Preferred Shares (as defined below) and the holders of Company Series A Preferred Shares, voting together as a single class). The holders of the Company Series A Preferred

Shares, voting together as a single class with the holders of any series of Parity Securities then outstanding upon which like voting rights have been conferred and are exercisable (any such series, the “Other Voting Preferred Shares”), will be entitled to vote, by the affirmative vote of a majority of the votes entitled to be cast, for the appointment of two additional directors at a special meeting of the holders of the Company Series A Preferred Shares and such Other Voting Preferred Shares and at each subsequent annual meeting of the holders of our ordinary shares at which such directors are up for re-appointment; provided that when all distributions accumulated on the Company Series A Preferred Shares for all past Distribution Periods and the then current Distribution Period shall have been fully paid, the right of holders of the Company Series A Preferred Shares to appoint any directors will cease and, unless there are any Other Voting Preferred Shares entitled to vote for the election of directors, the term of office of those two directors will forthwith terminate, the office of any directors appointed by holders of the Company Series A Preferred Shares shall automatically be vacated and the upper limit of the number of directors constituting the board of directors shall be automatically reduced by two. However, the right of the holders of the Company Series A Preferred Shares and any Other Voting Preferred Shares to appoint two additional directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above. In no event shall the holders of the Company Series A Preferred Shares be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our share capital is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Company Series A Preferred Shares and any Other Voting Preferred Shares exceed two.
If, at any time when the voting rights conferred upon the Company Series A Preferred Shares (as described above) are exercisable, any vacancy in the office of a director elected pursuant to the procedures described above shall occur, then such vacancy may be filled only by the remaining director or by the affirmative vote of a majority of the votes entitled to be cast by the holders of record of the outstanding Company Series A Preferred Shares and all Other Voting Preferred Shares, acting as a single class at a special meeting of such holders. Any director appointed pursuant to the procedures described above may be removed at any time, with or without cause, only by the affirmative vote of holders of the outstanding Company Series A Preferred Shares and all Other Voting Preferred Shares, acting as a single class at a meeting of shareholders, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Company Series A Preferred Shares and Other Voting Preferred Shares that are then entitled to vote for the election of directors, and may not be removed by the holders of our ordinary shares.
While any Company Series A Preferred Shares remain outstanding, the following actions will be deemed a variation of the rights of the Company Series A Preferred Shares and all Other Voting Preferred Shares, acting as a single class, (i) authorize, create or issue any Senior Securities or reclassify any authorized share capital into any Senior Securities or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities or (ii) amend, alter or repeal any provision of the Articles, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Company Series A Preferred Shares, and shall in each case of clause (i) and (ii) require the approval of the holders of at least 66 2/3% in voting power of the Company Series A Preferred Shares and all Other Voting Preferred Shares; provided that in the case of the foregoing clause (ii), if such amendment affects materially and adversely the rights, designations, preferences, powers and duties of one or more but not all of the Other Voting Preferred Shares (including the Company Series A Preferred Shares for this purpose), the holders of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of 66 2/3% of the Other Voting Preferred Shares (including the Company Series A Preferred Shares for this purpose) as a class. However, we may create additional series or classes of Parity Securities and Junior Securities and issue additional classes or series of Parity Securities and Junior Securities without notice to or the consent of any holder of the Company Series A Preferred Shares; provided, however, that, in the case of Parity Securities, the full cumulative distributions for all past Distribution Periods on all outstanding Company Series A Preferred Shares shall have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside.

Notwithstanding the foregoing, none of the following will be deemed to affect the powers, preferences or special rights of the Company Series A Preferred Shares:
•
any increase in the amount of authorized ordinary shares or authorized preferred shares, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of share capital, in each case ranking on parity with or junior to the Company Series A Preferred Shares as to distributions or distribution of assets upon our liquidation, dissolution or winding up;

•
a merger or consolidation of us with or into another entity in which the Company Series A Preferred Shares remain outstanding with identical terms as existing immediately prior to such merger or consolidation; and

•
a merger or consolidation of us with or into another entity in which the Company Series A Preferred Shares are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have terms identical (other than the identity of the issuer) to the terms of the Company Series A Preferred Shares.

The foregoing voting rights of the holders of Company Series A Preferred Shares shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding Company Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and we shall have set aside sufficient funds for the benefit of holders of Company Series A Preferred Shares to effect the redemption.
Forum Selection
The Articles provide for submission to the exclusive jurisdiction of the courts of the Cayman Islands in connection with any claim or dispute arising out of or in connection with the constitutional documents of the Company or otherwise related in any way to each Company shareholder’s shareholding in the Company, other than any action or suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.
Book-Entry System
All Company Series A Preferred Shares will be represented by a single certificate issued to the Securities Depositary, and registered in the name of the Securities Depositary or its nominee, and no holder of the Company Series A Preferred Shares is entitled to receive a certificate evidencing Company Series A Preferred Shares unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Company Series A Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Company Series A Preferred Shares, each holder of Company Series A Preferred Shares must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Company Series A Preferred Shares and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Company Series A Preferred Shares.
So long as the Securities Depositary (or its nominee) is the sole holder of the Company Series A Preferred Shares, no beneficial holder of the Company Series A Preferred Shares will be deemed to be a holder of Company Series A Preferred Shares. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Company Series A Preferred Shares, whether as a holder of the Company Series A Preferred Shares for its own account or as a nominee for another holder of the Company Series A Preferred Shares.
Company Series B Preferred Shares
General
The Articles authorize the Company to issue up to 200,000,000 preferred shares in one or more series, and the Company’s board of directors is authorized to fix the number of shares of each series and determine the rights, designations, preferences, powers and duties of any such series. The “8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares” will be designated as one series of our authorized preferred shares, consisting of 4,940,000 Company Series B Preferred Shares.
The Company Series B Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Company Series B Preferred Shares will rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The Company Series B Preferred Shares will have a fixed liquidation preference of $25.00 per Series B Preferred Share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of payment, whether or not declared; provided that the rights of the holders of Company Series B Preferred Shares to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (as defined below) and to the other matters described under “—Liquidation Rights”.
All of the Company Series B Preferred Shares will be represented by a single certificate issued to the Securities Depositary and registered in the name of its nominee. So long as a Securities Depositary has been appointed and is serving, no person acquiring Company Series B Preferred Shares will be entitled to receive a certificate representing such Series B Preferred Shares unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System”.
Our Company Series B Preferred Shares trade on Nasdaq under the symbol “FTAIO”.
Ranking
With respect to the payment of distributions and rights (including redemption rights) upon our liquidation, dissolution or winding up, the Company Series B Preferred Shares will rank (i) senior and prior to our ordinary shares and any class or series of preferred shares that by its terms is designated as ranking junior to the Company Series B Preferred Shares, (ii) pari passu with any class or series of preferred shares that by its terms is designated as ranking equal to the Company Series B Preferred Shares or does not state it is junior or senior to the Company Series B Preferred Shares (including our Company Series A Preferred Shares and Company Series C Preferred Shares), (iii) junior to any class or series of preferred shares that is expressly designated as ranking senior to the Company Series B Preferred Shares (subject to receipt of any requisite consents prior to issuance) and (iv) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our ordinary shares or preferred shares) and other liabilities and to all liabilities and any preferred equity of our existing subsidiaries and any future subsidiaries.
The Company Series B Preferred Shares are not convertible into, or exchangeable for, shares of any other class or series of our share capital or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Company Series B Preferred Shares. The Company Series B Preferred Shares will not be secured, will not be guaranteed by us or any of our affiliates and will not be subject to any other arrangement that legally or economically enhances the ranking of the Company Series B Preferred Shares.
Distributions
Holders of the Company Series B Preferred Shares will be entitled to receive, only when, as, and if declared by our board of directors, out of funds legally available for such purpose, cumulative cash distributions based on the stated liquidation preference of $25.00 per Series B Preferred Share at a rate equal to (i) from, and including, the original issue date of the Company Series B Preferred Shares, being the date of completion of the merger, to, but excluding, December 15, 2024 (the “Series B Fixed Rate Period”), 8.00% per annum, and (ii) beginning December 15, 2024 (the “Series B Floating Rate Period”), Three-Month LIBOR (as defined below) plus a spread of 644.7 basis points per annum. A “Distribution Period” means the period from, and including, each Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which is the period from, and including, the original issue date of the Company Series B Preferred Shares, being the date of completion of the merger, to, but excluding, the next succeeding Distribution Payment Date.
When, as, and if declared by our board of directors, we will pay cash distributions on the Company Series B Preferred Shares quarterly, in arrears, on each Distribution Payment Date, which payments will begin on on the first Distribution Payment Date following the completion of the merger. We will pay cash distributions to the holders of record of Company Series B Preferred Shares as they appear on our share register on the applicable record date, which for any Distribution Payment Date shall be the 1st calendar day of the month of such Distribution Payment Date or such other record date fixed by our board of directors as the record date for such Distribution Payment Date that is not more than 60 nor less than 10 days prior to such Distribution Payment Date.
So long as the Company Series B Preferred Shares are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Company Series B Preferred Shares in accordance with the instructions of such beneficial owners.
If any Distribution Payment Date on or prior to December 15, 2024 is a day that is not a business day (as defined below), then declared distributions with respect to that Distribution Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Distribution Payment Date after December 15, 2024 is a day that is not a business day, then the Distribution Payment Date will be the immediately succeeding business day, and distributions will accrue to the Distribution Payment Date. A “business day” for the Series B Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed. A “business day” for the Series B Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London banking day (as defined below).
We will calculate distributions on the Company Series B Preferred Shares for the Series B Fixed Rate Period on the basis of a 360-day year consisting of twelve 30-day months. We will calculate distributions on the Company Series B Preferred Shares for the Series B Floating Rate Period on the basis of the actual number of days in a Distribution Period and a 360-day year. Dollar amounts resulting from that calculation are rounded to the nearest cent, with one-half cent being rounded upward. Distributions on the Company Series B Preferred Shares will cease to accrue after the redemption date, as described below under “—Redemption”, unless we default in the payment of the redemption price of the Company Series B Preferred Shares called for redemption.
Distributions on the Company Series B Preferred Shares are not mandatory. However, distributions on the Company Series B Preferred Shares will accrue from and including, the date on which the last distribution was made under the FTAI preferred shares or the most recent Distribution Payment Date on which all accrued distributions have been paid, as applicable, whether or not we have earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, is payable in respect of any distribution payment or payments on the Company Series B Preferred Shares which may be in arrears, and holders of the Company Series B Preferred Shares are not entitled to any distribution, whether payable in cash, property, or shares, in excess of full cumulative distributions described above.
If in the future we issue additional shares of the Company Series B Preferred Shares, distributions on those additional shares will accrue from the most recent Distribution Payment Date at the then-applicable distribution rate.
The distribution rate for each Distribution Period in the Series B Floating Rate Period will be determined by the calculation agent using Three-Month LIBOR as in effect on the second London banking day prior to the beginning of the Distribution Period, which date is referred to as the “distribution determination date” for the relevant Distribution Period. The calculation agent then will add Three-Month LIBOR as determined on the distribution determination date and the spread of 644.7 basis points per annum, and that sum will be the distribution rate for the applicable Distribution Period. Once the distribution rate for the Company Series B Preferred Shares is determined, the calculation agent will deliver that information to us and the transfer agent for the Company Series B Preferred Shares. Absent manifest error, the calculation agent’s determination of the distribution rate for a Distribution Period for the Company Series B Preferred Shares will be final. A “London banking day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.

As used in this description of Company Series B Preferred Shares, the term “Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period (the “three-month LIBOR rate”), as that rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant distribution determination date, provided that:
(i)
If no offered rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) on the relevant distribution determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

(ii)
Otherwise, the calculation agent in consultation with us will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the distribution determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable Distribution Period in an amount of at least $1,000,000. If three quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

(iii)
Otherwise, Three-Month LIBOR for the next Distribution Period will be equal to Three-Month LIBOR in effect for the then-current Distribution Period or, in the case of the first Distribution Period in the Series B Floating Rate Period, the most recent three-month LIBOR rate on which Three-Month LIBOR could have been determined in accordance with the first sentence of this paragraph had the distribution rate been a floating rate during the Series B Fixed Rate Period.

In the event that Three-Month LIBOR is less than zero, Three-Month LIBOR shall be deemed to be zero.
Notwithstanding the foregoing clauses (i), (ii) and (iii):
(a)
If the calculation agent determines on the relevant distribution determination date that LIBOR has been discontinued or is no longer viewed as an acceptable benchmark for securities like the Company Series B Preferred Shares (a “Series B LIBOR Event”), then the calculation agent will use a substitute or successor base rate that it has determined, in consultation with us, is the most comparable to LIBOR; provided that if the calculation agent determines there is an industry-accepted substitute or successor base rate, then the calculation agent shall use such substitute or successor base rate.

(b)
If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent, in consultation with us, may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to LIBOR, or any adjustment to the applicable spread thereon, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Notwithstanding the foregoing, if the calculation agent determines in its sole discretion that there is no alternative rate that is a substitute or successor base rate for LIBOR, the calculation agent may, in its sole discretion, or if the calculation agent fails to do so, the Company may, appoint an IFA to determine an appropriate alternative rate and any adjustments, and the decision of the IFA will be binding on the Company, the calculation agent and the holders of Company Series B Preferred Shares. If a Series B LIBOR Event has occurred, but for any reason an alternative rate has not been determined, an IFA has not determined an appropriate alternative rate and adjustments or an IFA has not been appointed, Three-Month LIBOR for the next Distribution Period to which the determination date relates shall be Three-Month LIBOR as in effect for the then-current Distribution Period; provided, that if this sentence is applicable with respect to the first Distribution Period in the Series B Floating Rate Period, the interest rate, business day convention and manner of calculating interest applicable during the Series B Fixed Rate Period will remain in effect during the Series B Floating Rate Period.

Priority Regarding Distributions
While any Company Series B Preferred Shares remain outstanding, unless the full cumulative distributions for all past Distribution Periods on all outstanding Company Series B Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside:
(1)	no distribution will be declared and paid or set aside for payment on any Junior Securities (as defined below) (other than a distribution payable solely in shares of Junior Securities);
(2)
no shares of Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by the Company or any of its subsidiaries, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange for or conversion into Junior Securities, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities or pursuant to a contractually binding requirement to buy Junior Securities pursuant to a binding agreement existing prior to the original issue date of the Company Series B Preferred Shares, being the date of completion of the merger), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company or any of its subsidiaries; and

(3)
no shares of Parity Securities will be repurchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries (other than pursuant to pro rata offers to purchase or exchange all, or a pro rata portion of Company Series B Preferred Shares and such Parity Securities or as a result of a reclassification of Parity Securities for or into other Parity Securities, or by conversion into or exchange for other Parity Securities or Junior Securities).

The foregoing limitations will not apply to (i) purchases or acquisitions of, or cash settlement in respect of, Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of our employment, severance, or consulting agreements) of ours or of any of our subsidiaries and (ii) any distribution in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan.
Accumulated distributions in arrears for any past Distribution Period may be declared by the board of directors and paid on any date fixed by the board of directors, whether or not a Distribution Payment Date, to holders of the Company Series B Preferred Shares on the record date for such payment, which may not be less than 10 days before such distribution. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the Distribution Period applicable to the Company Series B Preferred Shares (e.g., monthly rather than quarterly), the board of directors may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the board of directors expects to have sufficient funds to pay the full cumulative distributions in respect of the Company Series B Preferred Shares on the next Distribution Payment Date.
Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Company Series B Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Company Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Company Series B Preferred Shares and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Company Series B Preferred Shares and Parity Securities at such time.
As used in this description of Company Series B Preferred Shares, (i) “Junior Securities” means our ordinary shares and any other class or series of our share capital over which the Company Series B Preferred Shares has preference or priority in the payment of distributions or in the distribution of assets on our liquidation, dissolution or winding up, (ii) “Parity Securities” means any other class or series of our share capital that ranks equally with the Company Series B Preferred Shares in the payment of distributions and in the distribution of assets on our liquidation, dissolution or winding up (including our Company Series A Preferred Shares and Company Series C Preferred Shares) and (iii) “Senior Securities” means any other class or series of our share capital that has preference or priority over the Company Series B Preferred Shares in the payment of distributions or in the distribution of assets on our liquidation, dissolution or winding up.

Subject to the conditions described above, and not otherwise, distributions (payable in cash, shares, or otherwise), as may be determined by our board of directors, may be declared and paid on our ordinary shares and any Junior Securities from time to time out of any funds legally available for such payment, and the holders of the Company Series B Preferred Shares will not be entitled to participate in those distributions.
Liquidation Rights
Upon our voluntary or involuntary Liquidation, the holders of the outstanding Company Series B Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders, before any distribution of assets is made to holders of ordinary shares or any other Junior Securities, a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of such liquidation distribution, whether or not declared, plus the sum of any declared and unpaid distributions for Distribution Periods prior to the Distribution Period in which the liquidation distribution is made and any declared and unpaid distributions for the then current Distribution Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Company Series B Preferred Shares will have no right or claim to any of our remaining assets.
Distributions will be made only to the extent that our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Company Series B Preferred Shares. If, in the event of a Liquidation, we are unable to pay full liquidating distributions to the holders of all outstanding Company Series B Preferred Shares in accordance with the foregoing and to all Parity Securities in accordance with the terms thereof, then we will distribute our assets to those holders ratably in proportion to the liquidating distributions to which they would otherwise have received.
Our merger or consolidation with or into any other entity or by another entity with or into us or the sale, lease, exchange or other transfer of all or substantially all of our assets (for cash, securities or other consideration) will not be deemed to be a liquidation, dissolution or winding up. If we enter into any merger or consolidation transaction with or into any other entity and we are not the surviving entity in such transaction, the Company Series B Preferred Shares may be converted into shares of the surviving or successor entity or the direct or indirect parent of the surviving or successor entity having terms identical to the terms of the Company Series B Preferred Shares set forth in this description.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Company Series B Preferred Shares, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against that subsidiary.
Conversion; Exchange and Preemptive Rights
The Company Series B Preferred Shares are not entitled to any preemptive rights or other rights to purchase or subscribe for our ordinary shares or any other security, and are not convertible into or exchangeable for our ordinary shares or any other security or property at the option of the holder.
Redemption
The Company Series B Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions.
Holders of Company Series B Preferred Shares do not have the right to require the redemption or repurchase of the Company Series B Preferred Shares.
Optional Redemption on or after December 15, 2024
We may redeem the Company Series B Preferred Shares, in whole or in part, at our option, at any time or from time to time on or after December 15, 2024 (“Series B Optional Redemption”), at the redemption price equal to $25.00 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. We may undertake multiple Series B Optional Redemptions. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.

Optional Redemption upon a Rating Event
At any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Series B Rating Event (as defined below), we may, at our option, redeem the Company Series B Preferred Shares in whole, but not in part, prior to December 15, 2024, at a redemption price per Series B Preferred Share equal to $25.50 (102% of the liquidation preference of $25.00), plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
“Series B Rating Event” means a change by any rating agency to the criteria employed by such rating agency as of November 27, 2019 for purposes of assigning ratings to securities with features similar to the Series B Preferred Shares, which change results in (i) any shortening of the length of time for which the criteria in effect as of November 27, 2019 are scheduled to be in effect with respect to the Series B Preferred Shares, or (ii) a lower equity credit being given to the Series B Preferred Shares than the equity credit that would have been assigned to the Series B Preferred Shares by such rating agency pursuant to the criteria in effect as of November 27, 2019.
Optional Redemption upon a Change of Control
If a Change of Control occurs, we may, at our option, redeem the Company Series B Preferred Shares, in whole but not in part, prior to December 15, 2024 and within 60 days after the occurrence of such Change of Control, at a price of $25.25 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
If (i) a Change of Control occurs (whether before, on or after December 15, 2024) and (ii) we do not give notice prior to the 31st day following the Change of Control to redeem all the outstanding Company Series B Preferred Shares, the distribution rate per annum on the Company Series B Preferred Shares will increase by 5.00%, beginning on the 31st day following such Change of Control.
The Change of Control redemption feature of the Company Series B Preferred Shares may, in certain circumstances, make more difficult or discourage a sale or takeover of our limited liability company or a member of the Company and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.
Optional Redemption upon a Tax Redemption Event
If a Series B Tax Redemption Event (as defined below) occurs, we may, at our option, redeem the Company Series B Preferred Shares, in whole but not in part, prior to December 15, 2024, and within 60 days after the occurrence of such Series B Tax Redemption Event, at a price of $25.25 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
“Series B Tax Redemption Event” means, after November 27, 2019, due to (a) an amendment to, or a change in official interpretation of the Code, Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) we are advised by nationally recognized counsel or a “Big Four” accounting firm that we will be treated as an association taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to U.S. Federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) we file an IRS Form 8832 (or successor form) electing that we be treated as an association taxable as a corporation for U.S. Federal income tax purposes.
Redemption Procedures
If we elect to redeem any Company Series B Preferred Shares, we will provide notice to the holders of record of the Company Series B Preferred Shares to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Company Series B Preferred Shares are held in book-entry form through a Securities Depositary, we may give this notice in any manner permitted by such Securities Depositary). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, and any defect in such notice or in the provision of such notice to any holder of Company Series B Preferred Shares designated for redemption will not affect the redemption of any other Company Series B Preferred Shares. Each notice of redemption shall state:
•	the redemption date;
•	the redemption price;
•	if fewer than all Company Series B Preferred Shares are to be redeemed, the number of Company Series B Preferred Shares to be redeemed; and
•	the manner in which holders of Company Series B Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.
If notice of redemption of any Company Series B Preferred Shares has been given and if the funds necessary for such redemption have been deposited by us in trust with a bank or a Securities Depositary for the benefit of the holders of any Company Series B Preferred Shares so called for redemption, then from and after the redemption date such Company Series B Preferred Shares will no longer be deemed outstanding for any purpose, all distributions with respect to such Company Series B Preferred Shares shall cease to accrue after the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In the case of any redemption of only part of the Company Series B Preferred Shares at the time outstanding, the Company Series B Preferred Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions set forth in this description, the board of directors will have the full power and authority to prescribe the terms and conditions upon which Company Series B Preferred Shares may be redeemed from time to time.
Voting Rights
Owners of Company Series B Preferred Shares will not have any voting rights, except as set forth below or as otherwise required by applicable law. To the extent that owners of Company Series B Preferred Shares are entitled to vote, each holder of Company Series B Preferred Shares will have one vote per share, except that when shares of any class or series of Parity Securities have the right to vote with the Company Series B Preferred Shares as a single class on any matter, the Company Series B Preferred Shares and the shares of each such Parity Securities will have one vote for each $25.00 of liquidation preference (for the avoidance of doubt, excluding accumulated distributions).
Whenever dividends on any shares of the Company Series B Preferred Shares are in arrears for six or more quarterly Distribution Periods, whether or not consecutive, the upper limit of the number of directors then constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any Other Voting Preferred Shares (as defined below) and the holders of Company Series B Preferred Shares, voting together as a single class). The holders of the Company Series B Preferred Shares, voting together as a single class with the holders of any series of Parity Securities then outstanding upon which like voting rights have been conferred and are exercisable (any such series, the “Other Voting Preferred Shares”), will be entitled to vote, by the affirmative vote of a majority of the votes entitled to be cast, for the appointment of two additional directors at a special meeting of the holders of the Company Series B Preferred Shares and such Other Voting Preferred Shares and at each subsequent annual meeting of the holders of our ordinary shares at which such directors are up for re-appointment; provided that when all distributions accumulated on the Company Series B Preferred Shares for all past Distribution Periods and the then current Distribution Period shall have been fully paid, the right of holders of the Company Series B Preferred Shares to appoint any directors will cease and, unless there are any Other Voting Preferred Shares entitled to vote for the election of directors, the term of office of those two directors will forthwith terminate, the office of any directors appointed by holders of the Company Series B Preferred Shares shall automatically be vacated and the upper limit of the number of directors constituting the board of directors shall be automatically reduced by two. However, the right of the holders of the Company Series B Preferred Shares and any Other Voting Preferred Shares to appoint two additional directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above. In no event shall the holders of the Company Series B Preferred Shares be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our share capital is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Company Series B Preferred Shares and any Other Voting Preferred Shares exceed two.

If, at any time when the voting rights conferred upon the Company Series B Preferred Shares (as described above) are exercisable, any vacancy in the office of a director elected pursuant to the procedures described above shall occur, then such vacancy may be filled only by the remaining director or by the affirmative vote of a majority of the votes entitled to be cast by the holders of record of the outstanding Company Series B Preferred Shares and all Other Voting Preferred Shares, acting as a single class at a special meeting of such holders. Any director appointed pursuant to the procedures described above may be removed at any time, with or without cause, only by the affirmative vote of holders of the outstanding Company Series B Preferred Shares and all Other Voting Preferred Shares, acting as a single class at a meeting of shareholders, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Company Series B Preferred Shares and Other Voting Preferred Shares that are then entitled to vote for the election of directors, and may not be removed by the holders of our ordinary shares.
While any Company Series B Preferred Shares remain outstanding, the following actions will be deemed a variation of the rights of the Company Series B Preferred Shares and all Other Voting Preferred Shares, acting as a single class, (i) authorize, create or issue any Senior Securities or reclassify any authorized share capital into any Senior Securities or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities or (ii) amend, alter or repeal any provision of the Articles, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Company Series B Preferred Shares, and shall in each case of clause (i) and (ii) require the approval of the holders of at least 66 2/3% in voting power of the Company Series B Preferred Shares and all Other Voting Preferred Shares; provided that in the case of the foregoing clause (ii), if such amendment affects materially and adversely the rights, designations, preferences, powers and duties of one or more but not all of the Other Voting Preferred Shares (including the Company Series B Preferred Shares for this purpose), the holders of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of 66 2/3% of the Other Voting Preferred Shares (including the Company Series B Preferred Shares for this purpose) as a class. However, we may create additional series or classes of Parity Securities and Junior Securities and issue additional classes or series of Parity Securities and Junior Securities without notice to or the consent of any holder of the Company Series B Preferred Shares; provided, however, that, in the case of Parity Securities, the full cumulative distributions for all past Distribution Periods on all outstanding Company Series B Preferred Shares shall have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside.
Notwithstanding the foregoing, none of the following will be deemed to affect the powers, preferences or special rights of the Company Series B Preferred Shares:
•
any increase in the amount of authorized ordinary shares or authorized preferred shares, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of share capital, in each case ranking on parity with or junior to the Company Series B Preferred Shares as to distributions or distribution of assets upon our liquidation, dissolution or winding up;

•
a merger or consolidation of us with or into another entity in which the Company Series B Preferred Shares remain outstanding with identical terms as existing immediately prior to such merger or consolidation; and

•
a merger or consolidation of us with or into another entity in which the Company Series B Preferred Shares are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have terms identical (other than the identity of the issuer) to the terms of the Company Series B Preferred Shares.

The foregoing voting rights of the holders of Company Series B Preferred Shares shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding Company Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and we shall have set aside sufficient funds for the benefit of holders of Company Series B Preferred Shares to effect the redemption.
Forum Selection
The Articles provide for submission to the exclusive jurisdiction of the courts of the Cayman Islands in connection with any claim or dispute arising out of or in connection with the constitutional documents of the Company or otherwise related in any way to each Company shareholder’s shareholding in the Company, other than any action or suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.
Book-Entry System
All Company Series B Preferred Shares will be represented by a single certificate issued to the Securities Depositary, and registered in the name of the Securities Depositary or its nominee, and no holder of the Company Series B Preferred Shares is entitled to receive a certificate evidencing Company Series B Preferred Shares unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Company Series B Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Company Series B Preferred Shares, each holder of Company Series B Preferred Shares must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Company Series B Preferred Shares and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Company Series B Preferred Shares.
So long as the Securities Depositary (or its nominee) is the sole holder of the Company Series B Preferred Shares, no beneficial holder of the Company Series B Preferred Shares will be deemed to be a holder of Company Series B Preferred Shares. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Company Series B Preferred Shares, whether as a holder of the Company Series B Preferred Shares for its own account or as a nominee for another holder of the Company Series B Preferred Shares.
Company Series C Preferred Shares
General
The Articles authorize the Company to issue up to 200,000,000 preferred shares in one or more series, and the Company’s board of directors is authorized to fix the number of shares of each series and determine the rights, designations, preferences, powers and duties of any such series. The “8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares” will be designated as one series of our authorized preferred shares, consisting of 4,200,000 Company Series C Preferred Shares.
The Company Series C Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Company Series C Preferred Shares will rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The Company Series C Preferred Shares will have a fixed liquidation preference of $25.00 per Series C Preferred Share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of payment, whether or not declared; provided that the rights of the holders of Company Series C Preferred Shares to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (as defined below) and to the other matters described under “—Liquidation Rights”.
All of the Company Series C Preferred Shares will be represented by a single certificate issued to the Securities Depositary and registered in the name of its nominee. So long as a Securities Depositary has been appointed and is serving, no person acquiring Company Series C Preferred Shares will be entitled to receive a certificate representing such Company Series C Preferred Shares unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System”.
Our Company Series C Preferred Shares will trade on Nasdaq under the symbol “FTAIN”.
Ranking
With respect to the payment of distributions and rights (including redemption rights) upon our liquidation, dissolution or winding up, the Company Series C Preferred Shares will rank (i) senior and prior to our ordinary shares and any class or series of preferred shares that by its terms is designated as ranking junior to the Company Series C

Preferred Shares, (ii) pari passu with any class or series of preferred shares that by its terms is designated as ranking equal to the Company Series C Preferred Shares or does not state it is junior or senior to the Company Series C Preferred Shares (including our Company Series A Preferred Shares and Company Series B Preferred Shares), (iii) junior to any class or series of preferred shares that is expressly designated as ranking senior to the Company Series C Preferred Shares (subject to receipt of any requisite consents prior to issuance) and (iv) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our ordinary shares or preferred shares) and other liabilities and to all liabilities and any preferred equity of our existing subsidiaries and any future subsidiaries.
The Company Series C Preferred Shares are not convertible into, or exchangeable for, shares of any other class or series of our share capital or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Company Series C Preferred Shares. The Company Series C Preferred Shares will not be secured, will not be guaranteed by us or any of our affiliates and will not be subject to any other arrangement that legally or economically enhances the ranking of the Company Series C Preferred Shares.
Distributions
Holders of the Company Series C Preferred Shares will be entitled to receive, only when, as, and if declared by our board of directors, out of funds legally available for such purpose, cumulative cash distributions based on the stated liquidation preference of $25.00 per Series C Preferred Share at a rate equal to (i) from, and including, the original issue date of the Company Series C Preferred Shares, being on the first Distribution Payment Date following the completion of the merger, to, but excluding, June 15, 2026 (the “Series C Reset Rate Period”), 8.25% per annum, and (ii) beginning June 15, 2026 (the “Series C Fixed Rate Period”), the Five-Year Treasury Rate (as defined below) plus a spread of 737.8 basis points per annum; provided that if the Five-Year Treasury Rate for any Distribution Period (as defined below) described in this clause (ii) cannot be determined pursuant to the definition of “Five-Year Treasury Rate,” the distribution rate for such Distribution Period will be the same as the distribution rate determined for the immediately preceding Distribution Period. A “Distribution Period” means the period from, and including, each Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which is the period from, and including, the original issue date of the Company Series C Preferred Shares, being the date of completion of the merger, to, but excluding, the next succeeding Distribution Payment Date.
For purposes of calculating the distribution rate for a given Series C Fixed Rate Period, the calculation agent shall determine the “Five-Year Treasury Rate” (for any Reset Period (as defined below) commencing on or after the First Reset Date), based on the rate on the Reset Distribution Determination Date (as defined below) and equal to:
(i)
The average of the yields to maturity on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board, as determined by the calculation agent in its sole discretion; or

(ii)
If no calculation is provided as described in clause (i), then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, shall determine the Five-Year Treasury Rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent, in its sole discretion, may determine the “business day” convention, the definition of “business day” and the Reset Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the rate described in clause (i), in a manner that is consistent with industry-accepted practices for such substitute or successor rate.

As used herein, “Reset Period” means the period from, and including, June 15, 2026 to, but excluding, the fifth-year anniversary of said date, and thereafter from, and including, the fifth-year anniversary of June 15, 2026 but excluding the following fifth-year anniversary of said date (each five-year period, commencing with June 15, 2026, a “Reset Period”).

As used herein, “Reset Distribution Determination Date” means, in respect of any Reset Period, the day falling three business days prior to the beginning of such Reset Period.
When, as, and if declared by our board of directors, we pay cash distributions on the Company Series C Preferred Shares quarterly, in arrears, on each Distribution Payment Date, which will begin the date of completion of the merger. We pay cash distributions to the holders of record of Company Series C Preferred Shares as they appear on our share register on the applicable record date, which for any Distribution Payment Date shall be the 1st calendar day of the month of such Distribution Payment Date or such other record date fixed by our board of directors as the record date for such Distribution Payment Date that is not more than 60 nor less than 10 days prior to such Distribution Payment Date.
So long as the Company Series C Preferred Shares are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Company Series C Preferred Shares in accordance with the instructions of such beneficial owners.
We will calculate distributions on the Company Series C Preferred Shares on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation are rounded to the nearest cent, with one-half cent being rounded upward. Distributions on the Company Series C Preferred Shares will cease to accrue on the redemption date, as described below under “—Redemption”, unless we default in the payment of the redemption price of the Company Series C Preferred Shares called for redemption.
Distributions on the Company Series C Preferred Shares are not mandatory. However, distributions on the Company Series C Preferred Shares will accrue from and including, the date on which the last distribution was made under the FTAI preferred shares or the most recent Distribution Payment Date on which all accrued distributions have been paid, as applicable, whether or not we have earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, is payable in respect of any distribution payment or payments on the Company Series C Preferred Shares which may be in arrears, and holders of the Company Series C Preferred Shares are not entitled to any distribution, whether payable in cash, property, or shares, in excess of full cumulative distributions described above.
If in the future we issue additional shares of the Company Series C Preferred Shares, distributions on those additional shares will accrue from the most recent Distribution Payment Date at the then-applicable distribution rate.
Priority Regarding Distributions
While any Company Series C Preferred Shares remain outstanding, unless the full cumulative distributions for all past Distribution Periods on all outstanding Company Series C Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside:
(1)	no distribution will be declared and paid or set aside for payment on any Junior Securities (as defined below) (other than a distribution payable solely in shares of Junior Securities);
(2)
no shares of Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by the Company or any of its subsidiaries, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange for or conversion into Junior Securities, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities or pursuant to a contractually binding requirement to buy Junior Securities pursuant to a binding agreement existing prior to the original issue date of the Company Series C Preferred Shares, being the date of completion of the merger), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company or any of its subsidiaries; and

(3)
no shares of Parity Securities will be repurchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries (other than pursuant to pro rata offers to purchase or exchange all, or a pro rata portion of Company Series C Preferred Shares and such Parity Securities or as a result of a reclassification of Parity Securities for or into other Parity Securities, or by conversion into or exchange for other Parity Securities or Junior Securities).

The foregoing limitations will not apply to (i) purchases or acquisitions of, or cash settlement in respect of, Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of our employment, severance, or consulting agreements) of ours or of any of our subsidiaries and (ii) any distribution in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan.
Accumulated distributions in arrears for any past Distribution Period may be declared by the board of directors and paid on any date fixed by the board of directors, whether or not a Distribution Payment Date, to holders of the Company Series C Preferred Shares on the record date for such payment, which may not be less than 10 days before such distribution. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the Distribution Period applicable to the Company Series C Preferred Shares (e.g., monthly rather than quarterly), the board of directors may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the board of directors expects to have sufficient funds to pay the full cumulative distributions in respect of the Company Series C Preferred Shares on the next Distribution Payment Date.
Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Company Series C Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Company Series C Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Company Series C Preferred Shares and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Company Series C Preferred Shares and Parity Securities at such time.
As used in this description of Company Series C Preferred Shares, (i) “Junior Securities” means our ordinary shares and any other class or series of our share capital over which the Company Series C Preferred Shares has preference or priority in the payment of distributions or in the distribution of assets on our liquidation, dissolution or winding up, (ii) “Parity Securities” means any other class or series of our share capital that ranks equally with the Company Series C Preferred Shares in the payment of distributions and in the distribution of assets on our liquidation, dissolution or winding up (including our Company Series A Preferred Shares and Company Series B Preferred Shares) and (iii) “Senior Securities” means any other class or series of our share capital that has preference or priority over the Company Series C Preferred Shares in the payment of distributions or in the distribution of assets on our liquidation, dissolution or winding up.
Subject to the conditions described above, and not otherwise, distributions (payable in cash, shares, or otherwise), as may be determined by our board of directors, may be declared and paid on our ordinary shares and any Junior Securities from time to time out of any funds legally available for such payment, and the holders of the Company Series C Preferred Shares will not be entitled to participate in those distributions.
Liquidation Rights
Upon our voluntary or involuntary Liquidation, the holders of the outstanding Company Series C Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders, before any distribution of assets is made to holders of ordinary shares or any other Junior Securities, a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of such liquidating distribution, whether or not declared, plus the sum of any declared and unpaid distributions for Distribution Periods prior to the Distribution Period in which the liquidating distribution is made and any declared and unpaid distributions for the then current Distribution Period in which the liquidating distribution is made to the date of such liquidating distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Company Series C Preferred Shares will have no right or claim to any of our remaining assets.
Distributions will be made only to the extent that our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Company Series C Preferred Shares. If, in the event of a Liquidation, we are unable to pay full liquidating distributions to the holders of all outstanding Company Series C Preferred Shares in accordance with the foregoing and to all Parity Securities in accordance with the terms thereof, then we will distribute our assets to those holders ratably in proportion to the liquidating distributions to which they would otherwise have received.

Our merger or consolidation with or into any other entity or by another entity with or into us or the sale, lease, exchange or other transfer of all or substantially all of our assets (for cash, securities or other consideration) will not be deemed to be a liquidation, dissolution or winding up. If we enter into any merger or consolidation transaction with or into any other entity and we are not the surviving entity in such transaction, the Company Series C Preferred Shares may be converted into shares of the surviving or successor entity or the direct or indirect parent of the surviving or successor entity having terms identical to the terms of the Company Series C Preferred Shares set forth in this description.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Company Series C Preferred Shares, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against that subsidiary.
Conversion; Exchange and Preemptive Rights
The Company Series C Preferred Shares are not entitled to any preemptive rights or other rights to purchase or subscribe for our ordinary shares or any other security, and are not convertible into or exchangeable for our ordinary shares or any other security or property at the option of the holder.
Redemption
The Company Series C Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions.
Holders of Company Series C Preferred Shares do not have the right to require the redemption or repurchase of the Company Series C Preferred Shares.
Optional Redemption on or after June 15, 2026
We may redeem the Company Series C Preferred Shares, in whole or in part, at our option, at any time or from time to time on or after June 15, 2026 (“Series C Optional Redemption”), at the redemption price equal to $25.00 per Series C Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. We may undertake multiple Series C Optional Redemptions. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
Optional Redemption upon a Rating Event
At any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Series C Rating Event (as defined below), we may, at our option, redeem the Company Series C Preferred Shares in whole, but not in part, prior to June 15, 2026, at a redemption price per Series C Preferred Share equal to $25.50 (102% of the liquidation preference of $25.00), plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
“Series C Rating Event” means a change by any rating agency to the criteria employed by such rating agency as of March 25, 2021 for purposes of assigning ratings to securities with features similar to the Series C Preferred Shares, which change results in (i) any shortening of the length of time for which the criteria in effect as of March 25, 2021 are scheduled to be in effect with respect to the Series C Preferred Shares, or (ii) a lower equity credit being given to the Series C Preferred Shares than the equity credit that would have been assigned to the Series C Preferred Shares by such rating agency pursuant to the criteria in effect as of March 25, 2021.
Optional Redemption upon a Change of Control
If a Change of Control occurs, we may, at our option, redeem the Company Series C Preferred Shares, in whole but not in part, prior to June 15, 2026 and within 60 days after the occurrence of such Change of Control, at a price of $25.25 per Series C Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.

If (i) a Change of Control occurs (whether before, on or after June 15, 2026) and (ii) we do not give notice prior to the 31st day following the Change of Control to redeem all the outstanding Company Series C Preferred Shares, the distribution rate per annum on the Company Series C Preferred Shares will increase by 500 basis points, beginning on the 31st day following such Change of Control.
The Change of Control redemption feature of the Company Series C Preferred Shares may, in certain circumstances, make more difficult or discourage a sale or takeover of our limited liability company or a member of the Company and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.
Optional Redemption upon a Tax Redemption Event
If a Series C Tax Redemption Event (as defined below) occurs, we may, at our option, redeem the Company Series C Preferred Shares, in whole but not in part, prior to June 15, 2026, and within 60 days after the occurrence of such Series C Tax Redemption Event, at a price of $25.25 per Series C Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
“Series C Tax Redemption Event” means, after March 25, 2021, due to (a) an amendment to, or a change in official interpretation of the Code, Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) we are advised by nationally recognized counsel or a “Big Four” accounting firm that we will be treated as an association taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to U.S. Federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) we file an IRS Form 8832 (or successor form) electing that we be treated as an association taxable as a corporation for U.S. Federal income tax purposes.
Redemption Procedures
If we elect to redeem any Company Series C Preferred Shares, we will provide notice to the holders of record of the Company Series C Preferred Shares to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Company Series C Preferred Shares are held in book-entry form through a Securities Depositary, we may give this notice in any manner permitted by such Securities Depositary). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, and any defect in such notice or in the provision of such notice to any holder of Company Series C Preferred Shares designated for redemption will not affect the redemption of any other Company Series C Preferred Shares. Each notice of redemption shall state:
•	the redemption date;
•	the redemption price;
•	if fewer than all Company Series C Preferred Shares are to be redeemed, the number of Company Series C Preferred Shares to be redeemed; and
•	the manner in which holders of Company Series C Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.
If notice of redemption of any Company Series C Preferred Shares has been given and if the funds necessary for such redemption have been deposited by us in trust with a bank or a Securities Depositary for the benefit of the holders of any Company Series C Preferred Shares so called for redemption, then from and after the redemption date such Company Series C Preferred Shares will no longer be deemed outstanding for any purpose, all distributions with respect to such Company Series C Preferred Shares shall cease to accrue on the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In the case of any redemption of only part of the Company Series C Preferred Shares at the time outstanding, the Company Series C Preferred Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions set forth in this description, the board of directors will have the full power and authority to prescribe the terms and conditions upon which Company Series C Preferred Shares may be redeemed from time to time.

Voting Rights
Owners of Company Series C Preferred Shares will not have any voting rights, except as set forth below or as otherwise required by applicable law. To the extent that owners of Company Series C Preferred Shares are entitled to vote, each holder of Company Series C Preferred Shares will have one vote per share, except that when shares of any class or series of Parity Securities have the right to vote with the Company Series C Preferred Shares as a single class on any matter, the Company Series C Preferred Shares and the shares of each such Parity Securities will have one vote for each $25.00 of liquidation preference (for the avoidance of doubt, excluding accumulated distributions).
Whenever dividends on any shares of the Company Series C Preferred Shares are in arrears for six or more quarterly Distribution Periods, whether or not consecutive, the upper limit of the number of directors then constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any Other Voting Preferred Shares (as defined below) and the holders of Company Series C Preferred Shares, voting together as a single class). The holders of the Company Series C Preferred Shares, voting together as a single class with the holders of any series of Parity Securities then outstanding upon which like voting rights have been conferred and are exercisable (any such series, the “Other Voting Preferred Shares”), will be entitled to vote, by the affirmative vote of a majority of the votes entitled to be cast, for the appointment of two additional directors at a special meeting of the holders of the Company Series C Preferred Shares and such Other Voting Preferred Shares and at each subsequent annual meeting of the holders of our ordinary shares at which such directors are up for re-appointment; provided that when all distributions accumulated on the Company Series C Preferred Shares for all past Distribution Periods and the then current Distribution Period shall have been fully paid, the right of holders of the Company Series C Preferred Shares to appoint any directors will cease and, unless there are any Other Voting Preferred Shares entitled to vote for the election of directors, the term of office of those two directors will forthwith terminate, the office of any directors appointed by holders of the Company Series C Preferred Shares shall automatically be vacated and the upper limit of the number of directors constituting the board of directors shall be automatically reduced by two. However, the right of the holders of the Company Series C Preferred Shares and any Other Voting Preferred Shares to appoint two additional directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above. In no event shall the holders of the Company Series C Preferred Shares be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our share capital is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Company Series C Preferred Shares and any Other Voting Preferred Shares exceed two.
If, at any time when the voting rights conferred upon the Company Series C Preferred Shares (as described above) are exercisable, any vacancy in the office of a director elected pursuant to the procedures described above shall occur, then such vacancy may be filled only by the remaining director or by the affirmative vote of a majority of the votes entitled to be cast by the holders of record of the outstanding Company Series C Preferred Shares and all Other Voting Preferred Shares, acting as a single class at a special meeting of such holders. Any director appointed pursuant to the procedures described above may be removed at any time, with or without cause, only by the affirmative vote of holders of the outstanding Company Series C Preferred Shares and all Other Voting Preferred Shares, acting as a single class at a meeting of shareholders, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Company Series C Preferred Shares and Other Voting Preferred Shares that are then entitled to vote for the election of directors, and may not be removed by the holders of our ordinary shares.
While any Company Series C Preferred Shares remain outstanding, the following actions will be deemed a variation of the rights of the Company Series C Preferred Shares and all Other Voting Preferred Shares, acting as a single class, (i) authorize, create or issue any Senior Securities or reclassify any authorized share capital into any Senior Securities or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities or (ii) amend, alter or repeal any provision of the Articles, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Company Series C Preferred Shares, and shall in each case of clause (i) and (ii) require the approval of the holders of at least 66 2/3% in voting power of the Company Series C Preferred Shares and all Other Voting Preferred Shares; provided that in the case of the foregoing clause (ii), if such amendment affects materially and adversely the rights, designations, preferences, powers and duties of one or more but not all of the Other Voting Preferred Shares (including the Company Series C Preferred Shares for this purpose), the holders of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of 66 2/3% of the Other Voting Preferred Shares (including the Company Series C Preferred Shares for this purpose) as a class. However, we may create additional series or classes of Parity Securities and Junior Securities and issue additional classes or series of Parity Securities and Junior Securities without notice to or the consent of any holder of the Company Series C Preferred Shares; provided, however, that, in the case of Parity Securities, the full cumulative distributions for all past Distribution Periods on all outstanding Company Series C Preferred Shares shall have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside.
Notwithstanding the foregoing, none of the following will be deemed to affect the powers, preferences or special rights of the Company Series C Preferred Shares:
•
any increase in the amount of authorized ordinary shares or authorized preferred shares, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of share capital, in each case ranking on parity with or junior to the Company Series C Preferred Shares as to distributions or distribution of assets upon our liquidation, dissolution or winding up;

•
a merger or consolidation of us with or into another entity in which the Company Series C Preferred Shares remain outstanding with identical terms as existing immediately prior to such merger or consolidation; and

•
a merger or consolidation of us with or into another entity in which the Company Series C Preferred Shares are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have terms identical (other than the identity of the issuer) to the terms of the Company Series C Preferred Shares.

The foregoing voting rights of the holders of Company Series C Preferred Shares shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding Company Series C Preferred Shares shall have been redeemed or called for redemption upon proper notice and we shall have set aside sufficient funds for the benefit of holders of Company Series C Preferred Shares to effect the redemption.
Forum Selection
The Articles provide for submission to the exclusive jurisdiction of the courts of the Cayman Islands in connection with any claim or dispute arising out of or in connection with the constitutional documents of the Company or otherwise related in any way to each Company shareholder’s shareholding in the Company, other than any action or suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.
Book-Entry System
All Company Series C Preferred Shares will be represented by a single certificate issued to the Securities Depositary, and registered in the name of the Securities Depositary or its nominee, and no holder of the Company Series C Preferred Shares is entitled to receive a certificate evidencing Company Series C Preferred Shares unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Company Series C Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Company Series C Preferred Shares, each holder of Company Series C Preferred Shares must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Company Series C Preferred Shares and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Company Series C Preferred Shares.
So long as the Securities Depositary (or its nominee) is the sole holder of the Company Series C Preferred Shares, no beneficial holder of the Company Series C Preferred Shares will be deemed to be a holder of Company Series C Preferred Shares. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Company Series C Preferred Shares, whether as a holder of the Company Series C Preferred Shares for its own account or as a nominee for another holder of the Company Series C Preferred Shares.
Dividends
Dividends are recorded if and when declared by the board of directors. The then board of directors of FTAI declared cash dividends of $1.32 per common share during each of the years ended December 31, 2021, 2020 and 2019.
Additionally, the then board of directors of FTAI declared cash dividends on the FTAI Series A Preferred Shares of $2.06, $2.06 and $0.53 per share for the years ended December 31, 2021, 2020 and 2019, respectively, the FTAI Series B Preferred Shares of $2.00 and $2.10 per share for the years ended December 31, 2021 and 2020, respectively, and the FTAI Series C Preferred Shares of $1.49 for the year ended December 31, 2021.
The Company is an exempted company with limited liability incorporated under the laws of Cayman Islands. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
Anti-Takeover Effects of Cayman Islands Law and Our Articles
The following is a summary of certain provisions of our Articles that may function to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.
Authorized but Unissued Shares
Our authorized but unissued ordinary shares and preferred shares will be available for future issuance without obtaining shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Other Provisions of Our Articles
Our Articles provides that our board shall consist of not fewer than three and not more than nine directors as the board of directors may from time to time determine. Upon completion of the merger, our board of directors will consist of seven directors divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, are generally required to effect a change in a majority of our board of directors.
The classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our shareholders to be in their best interest.
In addition, our Articles provides that a director may be removed, only for cause, and only by the affirmative vote of at least 80% of the then issued and outstanding ordinary shares entitled to vote in the election of directors.
In addition, our board of directors has the power to appoint a person as a director to fill a vacancy on our board occurring as a result of the death, disability, disqualification removal or resignation of a director, or as a result of an increase in the size of our board of directors.
Pursuant to our Articles, preferred shares may be issued from time to time, and the board of directors is authorized to determine and alter all designations, preferences, rights, powers and duties without limitation. Our Articles do not provide our shareholders with the ability to call general meetings of the shareholders.

See also, “Series A Preferred Shares-Optional Redemption upon a Change of Control,” “Series B Preferred Shares-Optional Redemption upon a Change of Control” and “Series C Preferred Shares-Optional Redemption upon a Change of Control.”
Ability of Our Shareholders to Act
Our Articles do not permit our shareholders to call general meetings. General meetings of shareholders may be called by the Board of Directors, the Chief Executive Officer, the Chairperson or a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers include the authority to call such meetings. Written notice of any general meeting so called shall be given to each shareholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.
Our Articles do not permit our shareholders to pass resolutions in writing.
Our Articles provide that nominations of persons for election to our board of directors at any annual general meeting, or at any extraordinary meeting of our shareholders called for the purpose of electing directors, may be made (a) by or at the direction of our board of directors or (b) by certain shareholders. In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form. To be timely, a shareholder’s notice must be delivered to or mailed and received at our registered office (i) in the case of an annual general meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting; and (ii) in the case of an extraordinary meeting, not later than the tenth day following the day on which such notice of the date of the extraordinary meeting was mailed or such public disclosure of the date of the extraordinary meeting was made, whichever first occurs.
Limitations on Liability and Indemnification of Directors and Officers
Our Articles provides that our directors shall not, to the maximum extent permitted by law, be liable to us for any loss or damage incurred by us as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such director, and provided further that such director acted in good faith and in a manner such director reasonably believed to be in or not opposed to our best interests and had no reasonable cause to believe such director’s conduct was unlawful.
Our Articles provide that we indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.
We will enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our Articles against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Articles.
Corporate Opportunity
Under our Articles, to the extent permitted by law:
•
Fortress and its respective affiliates, including the Manager and Master GP, have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•
if Fortress and its respective affiliates, including the Manager and Master GP, or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, it has no duty to offer such corporate opportunity to us, our shareholders or affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and
in the event that any of our directors and officers who is also a director, officer or employee of Fortress and their respective affiliates, including the Manager and Master GP, acquire knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Fortress and their respective affiliates, including the Manager and Master GP, pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.
Exempted Company
•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;
•	an exempted company’s register of members is not open to inspection;
•	an exempted company does not have to hold an annual general meeting;
•	an exempted company may issue no par value shares;
•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	an exempted company may register as a limited duration company; and
•	an exempted company may register as a segregated portfolio company.
The Company’s Transfer Agent
The transfer agent for the Company’s shares is American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, NY 11219.

PRICE RANGE OF FTAI SECURITIES AND DIVIDENDS
Market for FTAI’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities
FTAI common shares began trading on the New York Stock Exchange under the symbol “FTAI” on May 15, 2015, the date of the initial public offering. As of August 1, 2022, there were approximately 17 record holders of FTAI common shares. This figure does not reflect the beneficial ownership of shares held in nominee name.
Although the Company currently intends to pay regular quarterly dividends to holders of its ordinary shares, the Company may change its dividend policy at any time. Furthermore, in light of the recent spin-off of FTAI Infrastructure, the Company expects that the amount of its quarterly dividends will be reduced to give effect to the spin-off. The Company’s net cash provided by operating activities has been less than the amount of distributions to its shareholders. The declaration and payment of dividends to holders of the Company’s ordinary shares will be at the discretion of the board of directors in accordance with applicable law after taking into account various factors, including actual results of operations, liquidity and financial condition, net cash provided by operating activities, restrictions imposed by applicable law, our taxable income, the Company’s operating expenses and other factors the board of directors deem relevant. The Company’s long-term goal is to maintain a payout ratio of between 50-60% of funds available for distribution, with remaining amounts used primarily to fund its future acquisitions and opportunities. There can be no assurance that the Company will continue to pay dividends in amounts or on a basis consistent with prior distributions to its investors, if at all. Because the Company is a holding company and has no direct operations, the Company will only be able to pay dividends from its available cash on hand and any funds it receives from its subsidiaries and its ability to receive distributions from its subsidiaries may be limited by the financing agreements to which they are subject. In addition, the Company’s existing indebtedness does, and its future indebtedness may, limit the ability to pay dividends on the Company’s ordinary and preferred shares. Moreover, pursuant to the Services and Profit Sharing Agreement, Master GP will be entitled to receive incentive payments before any amounts are distributed by us based both on the Company’s consolidated net income and capital gains income in each fiscal quarter and for each fiscal year, respectively. Furthermore, the terms of the Company’s Series A preferred shares generally prevent the Company from declaring or paying dividends on or repurchasing its ordinary shares or other junior capital unless all accrued distributions on such preferred shares have been paid in full.
On July 26, 2022, the FTAI board of directors declared a cash dividend on FTAI common shares and eligible participating securities of $0.33 per share for the quarter ended June 30, 2022, which was paid on August 29, 2022 to the holders of record on August 15, 2022.
Nonqualified Shares Option and Incentive Award Plan
In 2015, in connection with the IPO, FTAI established an Incentive Plan which provides for the ability to award equity compensation awards in the form of shares options, shares appreciation rights, restricted shares, and performance awards to eligible employees, consultants, directors, and other individuals who provide services to FTAI, each as determined by the Compensation Committee of the board of directors. As of December 31, 2021, the Incentive Plan provides for the issuance of up to 29.8 million shares.
The following table summarizes the total number of outstanding securities in the Incentive Plan and the number of securities remaining for future issuance, as well as the weighted average strike price of all outstanding securities as of December 31, 2021.
	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	3,762,742	$21.02(2)	29,837,754
Equity compensation plans not approved by security holders	—	—	—
Total	3,762,742		29,837,754
(1)	Excludes 25,000 shares options and 137,246 ordinary shares issued to directors as compensation
(2)
The weighted-average exercise price shown in this table does not reflect the equitable adjustment to the option exercise prices made in connection with the spin-off of FTAI Infrastructure on August 1, 2022.

COMPARISON OF RIGHTS OF FTAI SHAREHOLDERS AND COMPANY SHAREHOLDERS
The rights of the FTAI shareholders and the relative powers of the FTAI Board are governed by the laws of the State of Delaware and the FTAI LLC Agreement. As a result of the merger, common shares held by the FTAI shareholders will be exchanged for newly issued ordinary shares of the Company. Because the Company is a Cayman Islands exempted company, the rights of the Company shareholders will be governed by the Articles, the Cayman Companies Act and the common law of the Cayman Islands.
Many of the principal attributes of FTAI common shares and the Company ordinary shares will be similar. However, there are differences between the rights of FTAI shareholders under Delaware law and the rights of the Company shareholders under the Articles, the Cayman Companies Act and the common law of the Cayman Islands.
The following is a summary comparison of the material differences between the rights of FTAI shareholders under the FTAI LLC Agreement and the Company shareholders under the Articles, the Cayman Companies Act and the common law of the Cayman Islands. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq listing requirements or of FTAI’s governance or other policies as an LLC.
The statements in this section are qualified in their entirety by the FTAI LLC Agreement and the Articles. You are also urged to carefully read the relevant provisions of the Cayman Companies Act for a more complete understanding of the differences between being a FTAI shareholder and a Company shareholder.
	FTAI	Company
Authorized and Outstanding Capital Share
FTAI’s authorized and outstanding shares include two classes of shares: the common shares and the Preferred Shares. The Board of Directors further designated three series of the Preferred Shares (the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares). FTAI is authorized to issue up to 2,000,000,000 common shares and up to 200,000,000 Preferred Shares.

The Company has an authorized share capital of US $22,000,000 divided into 2,000,000,000 Ordinary Shares of a par value US $0.01 each and 200,000,000 Preferred Shares of a par value of US $0.01, each of which Preferred Shares have been designated as 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares of par value US $0.01, 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares of par value US $0.01, and 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares of par value US $0.01, in accordance with the Articles.

Meetings of Shareholders
Special meetings of the FTAI shareholders may be called at any time by either (i) the Chairman of the Board, if there be one, or (ii) the Chief Executive Officer, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors (including a majority thereof) or (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers include the authority to call such

Extraordinary general meetings of the Company’s shareholders may be called at any time by the Directors, the Chief Executive Officer, the Chairperson or the committee of the board of Directors that has been duly designated by the Directors and delegated such powers, and shall be called by any of them as requested the holders of Company Preferred Shares in accordance with the rights attaching to such shares. No Company shareholders or group

	FTAI	Company

meetings. No FTAI shareholders or group of FTAI shareholders, acting in its or their capacity as FTAI shareholders, shall have the right to call a special meeting of the FTAI shareholders, subject to certain rights of holders of Company Preferred Shares attaching to such shares.
of Company shareholders, acting in its or their capacity as Company shareholders, shall have the right to call a general meeting of the Company shareholders.

Voting
Only those record holders of all issued and outstanding FTAI common shares on the applicable record date shall be entitled to notice of, and to vote at, a meeting of FTAI shareholders or to act with respect to matters as to which the holders of all issued and outstanding FTAI common shares have the right to vote or to act.

Only those record holders of issued and outstanding shares entitled to vote on the applicable record date shall be entitled to notice of, and to vote at, a meeting of Company shareholders or to act with respect to matters as to which the holders of the issued and outstanding shares entitled to vote have the right to vote or to act.

All matters (other than the election of Directors) submitted to holders of FTAI common shares for approval shall be determined by a majority of the votes cast affirmatively or negatively by the holders of all issued and outstanding FTAI shares entitled to vote, unless a greater percentage is required with respect to such matter under the Delaware Act, under the rules of any National Securities Exchange on which the common and preferred shares are listed for trading or under the FTAI LLC Agreement, in which case the approval of the holders of all issued and outstanding FTAI common shares that in the aggregate represent at least such greater percentage shall be required.

All matters (other than the election of directors) submitted to Company shareholders for approval shall be determined by the vote of holders of a simple majority of the issued and outstanding voting shares who, being present in person or represented by proxy and entitled to vote at the applicable general meeting, vote at such general meeting, unless a greater percentage is required with respect to such matter under the Articles, the Cayman Companies Act or under the rules of any National Securities Exchange on which the ordinary and preferred shares are listed for trading, in which case the matter shall be determined by the vote of holders that in the aggregate represent at least such greater percentage of the issued and outstanding voting shares who, being present in person or represented by proxy and entitled to vote at the applicable general meeting, vote at such general meeting.

	FTAI	Company
Action by Written Consent	FTAI’s LLC Agreement permits action by unanimous written consent by directors, as set out therein. The FTAI LLC Agreement provides that FTAI shareholders may not act by written consent.	The directors of the Company may act by unanimous written consent. The Articles provide that members may not act by written consent.

Quorum
At any meeting of the holders of FTAI common shares, the holders of a majority of the issued and outstanding shares entitled to vote of the class or classes or series for which a meeting has been called represented in person or by proxy shall constitute a quorum of such class or classes or series unless any such action by the holders of FTAI common shares requires approval by holders of a greater percentage of the issued and outstanding shares entitled to vote, in which case the quorum shall be such greater percentage. The submission of matters to FTAI shareholders for approval and the election of directors shall occur only at a meeting of the FTAI shareholders duly called at which a quorum is present.

At any meeting of the holders of voting shares of the Company, the holders of a majority of such voting shares present in person or by proxy shall be a quorum. The submission of matters to Company shareholders for approval and the election of directors shall occur only at a meeting of the Company shareholders duly called at which a quorum is present.

At any meeting of a separate class of shares of the Company, the necessary quorum shall be one person holding or representing by proxy at least two-thirds of the issued shares of such the relevant class.

Notice of Meetings
Notice, stating the place, day and hour of any annual or special meeting of the FTAI shareholders, as determined by the Board of Directors, and (i) in the case of a special meeting of the FTAI shareholders, the purpose or purposes for which the meeting is called, as determined by the Board of Directors or (ii) in the case of an annual meeting, those matters that the Board of Directors, at the time of giving the notice, intends to present for action by the FTAI shareholders, shall be delivered by FTAI not less than 10 calendar days nor more than 60 calendar days before the date of the meeting to each record holder who is entitled to vote at such meeting.

Notice, stating the place, day and hour of any annual or special meeting of the Company shareholders, as determined by the Board of Directors, and (i) in the case of a special meeting of the Company shareholders, the purpose or purposes for which the meeting is called, as determined by the Board of Directors or (ii) in the case of an annual meeting, those matters that the Board of Directors, at the time of giving the notice, intends to present for action by the Company shareholders, shall be delivered by the Company not less than 10 clear calendar days nor more than 60 clear calendar days before the date of the meeting to each record holder who is entitled to vote at such meeting.

	FTAI	Company
Advance Notice Provisions
FTAI shareholders may submit nominations of persons for election to the Board of Directors and business to be considered by the FTAI shareholders at an annual meeting of holders of FTAI common shares. A FTAI shareholder’s notice of such proposal shall be delivered to the secretary of FTAI not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary of the date of the immediately preceding annual meeting of FTAI shareholders.

Company shareholders may submit nominations of persons for election to the Board of Directors and business to be considered by the Company shareholders at an annual general meeting. A Company shareholder’s notice of such proposal shall be delivered to the Secretary of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary of the date of the immediately preceding annual general meeting of Company shareholders.

However, the chairman of any meeting of FTAI shareholders shall have the power and duty to determine all matters relating to the conduct of the meeting, including whether any nomination or item of business has been properly brought before the meeting.

However, the directors may adopt such rules and regulations for the conduct of any meeting and except to the extent inconsistent with such rules and regulations, the chairperson of any general meeting shall have the power and duty to determine all matters relating to the conduct of the meeting, including whether any nomination or item of business has been properly brought before the meeting.

Charter Amendments
Amendments to FTAI’s LLC Agreement may be proposed only by or with the consent of the Board of Directors. If the Board of Directors desires to amend any provision of the LLC Agreement, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then (i) call a special meeting of the FTAI shareholders entitled to vote for the consideration of such amendment, (ii) direct that the amendment proposed be considered by the FTAI shareholders entitled to vote at the next annual meeting of the FTAI shareholders or (iii) seek the written consent of the FTAI shareholders entitled to vote.

The Articles may only be amended by a special resolution of the Company shareholders in general meeting, a special resolution requiring the affirmative vote of holders of at least two-thirds (2/3) of the issued shares who, being present in person or represented by proxy and entitled to vote at the applicable general meeting, vote at such general meeting.

A proposed amendment shall be effective (i) if the holders of FTAI common shares are entitled to vote thereon, upon its approval by a

	FTAI	Company

majority of the total votes that may be cast by holders of all issued and outstanding FTAI common shares, unless a greater percentage is required under FTAI’s LLC Agreement or by Delaware law, (ii) if the holder of any Preferred Shares are entitled to vote thereon, upon its approval by the requisite vote of the holders of such Preferred Shares or (iii) if the holders of FTAI common shares and the holders of any Preferred Shares are entitled to vote thereon, upon the approval of the holders of FTAI common shares and the holders of such Preferred Shares.

Size of Board, Election of Directors
The number of directors shall not be fewer than three and no more than nine. The directors shall be divided into three classes, and each class shall consist of one-third of the total number of directors constituting the whole Board of Directors.

The number of directors shall not be fewer than three and no more than nine. The directors shall be divided into three classes, and each class shall consist of one-third of the total number of directors constituting the whole Board of Directors.

Directors are elected at the annual meeting for three (3)-year terms. Directors are elected by a plurality of the votes of holders of FTAI issued and outstanding shares entitled to vote present in person or represented by proxy and entitled to vote on the election of Directors at any annual or special meeting of FTAI shareholders.

Directors are elected at the annual meeting for three (3)-year terms. Directors are elected by a plurality of the votes of outstanding shares entitled to vote present in person or represented by proxy and entitled to vote on the election of directors at any annual or special meeting of Company shareholders, as more particularly set out in the Articles.

Removal of Directors
A director or the whole Board of Directors may be removed, only for cause, by the affirmative vote of holders of at least eighty percent (80%) of the then issued and outstanding shares entitled to vote, given at an annual meeting or at a special meeting of FTAI shareholders issued and outstanding shares entitled to vote called for that purpose.

A director or the whole Board of Directors may be removed, only for cause, by the affirmative vote of holders of at least eighty percent (80%) of the then issued and outstanding shares entitled to vote, given at an annual meeting or at a special meeting of Company shareholders holding outstanding shares entitled to vote called for that purpose.

	FTAI	Company
Board Vacancies and Newly Created Directorships
Any vacancy on the Board of Directors that results from newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office; provided that a quorum is present. Any other vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director or, solely in the event of the removal of the entire Board of Directors, by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares entitled to vote.

Any vacancy on the Board of Directors that results from newly created directorships resulting from any increase in the authorized number of directors may be filled by the directors then in office. Any other vacancies may be filled by the directors then in office, though less than a quorum, or by a sole remaining director or, solely in the event of the removal of the entire Board of Directors, by the written consent of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares entitled to vote.

Corporate Opportunity
Except as the Fortress shareholders or their affiliates may otherwise agree in writing, no officer, director, or employee is under an obligation to present, communicate, or offer any corporate opportunity to the FTAI entities or their affiliates.

Except as the Fortress Members and their Affiliates (each as defined in the Articles) may otherwise agree in writing with the FTAI Entities and their Affiliates (each as defined in the Articles), no officer, director, or employee is under an obligation to present, communicate, or offer any corporate opportunity to the FTAI Entities or their Affiliates.

Exclusive Forum	Each person that holds FTAI common shares submits to the non-exclusive jurisdiction and venue of any Delaware state court or United States federal court sitting in Wilmington, Delaware.
The Articles provide for submission to the exclusive jurisdiction of the courts of the Cayman Islands in connection with any claim or dispute arising out of or in connection with the constitutional documents of the Company or otherwise related in any way to each Company shareholder’s shareholding in the Company, other than any action or suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

	FTAI	Company

Each person that holds or has held a Series A Preferred Share, Series B Preferred Share or Series C Preferred Share and each person that holds or has held any beneficial interest in a Series A Preferred Share, Series B Preferred Share or Series C Preferred Share agrees that the federal district courts of the United States of America will be the exclusive forum for any cause of action asserted under United States federal securities laws.

However, if a holder of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares may not waive his or her right to maintain a legal action or proceeding in the courts of Delaware because of matters relating to the internal affairs of FTAI, then the exclusive forum of United States district courts does not apply.

Limitation of Liability
The FTAI LLC Agreement provides that, to the fullest extent permitted by the Delaware Act, no director will be personally liable to FTAI or the FTAI shareholders for monetary damages for breach of a fiduciary duty as a director.

The Articles provide that any person who is or was a director or officer of the Company, any person who is or was serving at the request of the Company as an officer, director, member, manager, partner, tax matter partner, fiduciary or trustee of another person (including any subsidiary of the Company); provided, that a person shall not be an indemnified person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and any person the directors designate as an “Indemnified Person” for purposes of the Articles (each an “Indemnified Person”) shall not be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person and provided further that such Indemnified Person acted in good the best interests of the Company

	FTAI	Company
believed to be in or not opposed to faith and in a manner such Indemnified Person reasonably and had no reasonable cause to believe such Indemnified Person's conduct was unlawful.

Indemnification and Advancement
The FTAI LLC Agreement provides that FTAI shall indemnify a director, officer, or any person who is or was serving at the request of FTAI as an officer, director, member, manager, partner, fiduciary, or trustee of another person provided that such person was or is a party to a threatened, pending, or completed action because of his or her role within FTAI and subject to such individual acting in good faith and, with respect to any criminal action, that such individual’s conduct was not unlawful.

The Articles provide that, every Indemnified Person shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default and provided further that such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company and had no reasonable cause to believe such Indemnified Person’s conduct was unlawful.

Distributions and Dividends	The Board of Directors may, in its sole and absolute discretion, at any time declare, make and pay distributions of cash or other assets to the FTAI shareholders.
The Board of Directors may, in its sole and absolute discretion subject to funds being legally available therefore, at any time declare, make and pay distributions of cash or other assets to the Company’s shareholders.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
Submission of Shareholder Proposals for Inclusion in Next Year’s Annual Meeting Proxy Statement
Any proposal or proposals by a shareholder intended to be included in the proxy statement and form of proxy relating to the 2023 annual meeting of shareholders must be received by the Company no later than February 25, 2023 and no earlier than January 26, 2023 and must comply with the other proxy solicitation rules promulgated by the SEC and with the procedures set forth in the Articles. Proposals should be sent by written notice to the Secretary of the Company at 1345 Avenue of the Americas, 45th Floor, New York, NY 10105. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2023 annual meeting of shareholders any shareholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.
Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting
A shareholder who wishes to submit a proposal or nominate a candidate to serve as a director for consideration at the 2023 annual meeting of shareholders outside the processes of Rule 14a-8 under the Exchange Act and therefore will not be included in the proxy statement for such meeting must timely deliver a written notice in accordance with the requirements, including eligibility and information required in such notice, set forth in Section 16 of the Articles. To be timely, such written notice must be received by the Secretary of the Company at its principal executive offices, 1345 Avenue of the Americas, 45th Floor, New York NY 10105, no later than February 25, 2023 and no earlier than January 26, 2023.
Universal Proxy Rules
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by the later of 60 calendar days prior to the date of the 2023 annual meeting of shareholders or the 10th calendar day following the day on which public announcement of the date of the 2023 annual meeting of shareholders is first made by the Company, and in no event later than February 25, 2023.
EXPERTS OF THE COMPANY
The consolidated financial statements of FTAI Finance Holdco Ltd. at December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in the proxy statement/prospectus of FTAI Finance Holdco Ltd., which is referred to and made a part of this proxy statement/prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, FTAI and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of FTAI’s to shareholders and FTAI’s proxy statement. Upon written or oral request, FTAI will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the document was delivered and who wishes to receive a separate copy. Shareholders receiving multiple copies may likewise request that FTAI deliver single copies in the future. Shareholders receiving multiple copies of such documents may request that FTAI deliver single copies of such documents in the future. Shareholders may notify FTAI of their requests by calling or writing FTAI at its principal executive offices at 1345 Avenue of the Americas, 45th Floor, New York, NY 10105 or (212) 798-6100. Following the merger, such requests should be made by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, NY 10105.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows FTAI to “incorporate by reference” information into this proxy statement/prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents described below that FTAI has previously filed with the SEC, as well as the annexes to this proxy statement/prospectus. These documents contain important information about FTAI and its financial condition.
The following documents listed below that FTAI has previously filed with the SEC are incorporated by reference:
•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2021 filed on February 28, 2022;
•	Quarterly Reports on Form 10-Q, for the quarter ended March 31, 2022 filed on April 29, 2022, and for the quarter ended June 30, 2022 filed on July 29, 2022;
•	Definitive Proxy Statement for the 2022 Annual Meeting filed on April 14, 2022; and
•
Current Reports on Form 8-K filed on February 25, 2022, April 13, 2022, April 28, 2022, May 27, 2022, June 30, 2022, July 1, 2022, July 7, 2022, July 12, 2022, July 21, 2022, July 25, 2022, August 1, 2022 (as amended by the 8-K/A filed on August 5, 2022), August 15, 2022 and September 21, 2022.

All documents that FTAI files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement/prospectus to the date on which the special meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement/prospectus. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of FTAI’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.
You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet web site described above in the section entitled “Where You Can Find More Information About FTAI and the Company.” Documents incorporated by reference in this proxy statement/prospectus are also available from FTAI without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from FTAI at the following address: Fortress Transportation and Infrastructure Investors LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.
If you would like to request documents, please do so by November 2, 2022, to receive them before the special meeting. If you request any incorporated documents, FTAI will strive to mail them to you by first class mail, or another equally prompt means, within one business day of receipt of your request.
You should rely only on the information contained in or incorporated by reference in this proxy statement/prospectus to vote your shares at the special meeting of FTAI shareholders. Neither the Company nor FTAI has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated October 11, 2022. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of the Company in the merger shall create any implication to the contrary.

WHERE YOU CAN FIND MORE INFORMATION ABOUT FTAI AND THE COMPANY
FTAI files reports, proxy statements and other information with the SEC as required by the Exchange Act. FTAI’s SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and through the investor relations section of FTAI’s website at http://ir.ftandi.com. The website address is included in this registration statement solely as an inactive textual reference. The information on or otherwise accessible through FTAI’s website does not constitute a part of, and is not incorporated by reference into, this registration statement.
All information contained in this document relating to FTAI has been supplied by FTAI.
The Company is filing this registration statement on Form S-4 to register with the SEC the offering and sale of the shares of the Company to be issued to FTAI shareholders in the merger. You should rely only on the information contained in this proxy statement/prospectus or on information to which FTAI has incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is a part of such registration statement and constitutes a prospectus of FTAI and a proxy statement of FTAI for the special meeting of FTAI shareholders. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at the SEC’s reference room or web addresses listed above.
If you would like additional copies of this document or if you have questions about the merger, you should contact via email: IR@ftandi.com.

INDEX TO FINANCIAL STATEMENTS
TABLE OF CONTENTS:
Report of Independent Registered Public Accounting Firm	F-2

CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheets for the years ended December 31, 2020 and 2021 (Audited) and for the period ended June 30, 2022 (Unaudited)	F-4
Consolidated Statements of Operations for the years ended December 31, 2020 and 2021 (Audited) and for the period ended June 30, 2022 (Unaudited)	F-5
Consolidated Statements of Changes in Equity for the years ended December 31, 2020 and 2021 (Audited) and for the period ended June 30, 2022 (Unaudited)	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2021 (Audited) and for the period ended June 30, 2022 (Unaudited)	F-7
Notes to Consolidated Financial Statements	F-9

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Fortress Transportation and Infrastructure Investors LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of FTAI Finance Holdco Ltd. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Recognition of Maintenance Revenue for Aircraft Leases

Description of the Matter
As described in Note 2 to the consolidated financial statements, the Company recognizes maintenance revenue for aircraft leases related to the portion of maintenance payments received from lessees that are not expected to be reimbursed for maintenance events. Revenue related to maintenance on leased aircraft is recorded as a component of maintenance revenue which totaled $128.8 million for the year ended December 31, 2021, as disclosed in Note 9.

Auditing maintenance revenue related to aircraft leases was complex and highly judgmental due to the significant estimation involved in projecting the timing of future major maintenance events. In particular, such estimates are sensitive to significant assumptions such as the mean time between removal (MTBR) and forecasted utilization of the aircraft which are affected by historical usage patterns and overall industry, market and economic conditions. Changes to these significant assumptions could have a material effect on the amount of maintenance revenue recognized in the period.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s maintenance revenue recognition process, including controls over management’s review of the significant assumptions used in determining the estimated timing of major maintenance events as described above.

To test maintenance revenue for aircraft leases, we performed audit procedures that included, among others, assessing the Company’s revenue recognition methodology and testing the significant assumptions described above and the completeness and accuracy of the underlying data used by the Company in its analyses. For example, we compared the significant assumptions used by management to the underlying customer lease agreements, historical utilization and third- party estimates for MTBR, when available. We tested management’s retrospective review of timing of estimated maintenance events to actual results to assess the historical accuracy of significant assumptions and contrary evidence, if any. We also performed a sensitivity analysis on utilization of the aircraft to evaluate the changes in the timing of the maintenance events from changes in utilization assumptions and the impact, if any, on maintenance revenue recognized in the period.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2022.

New York, New York
August 12, 2022

FTAI FINANCE HOLDCO LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
		(Unaudited) June 30,	December 31,
	Notes	2022	2021	2020
Assets
Cash and cash equivalents	2	$42,681	$2,158	$1,388
Accounts receivable, net	2	73,227	121,257	81,585
Leasing equipment, net	3	1,674,053	1,714,136	1,451,674
Finance leases, net	4	6,494	7,583	6,927
Investments	5	22,638	22,917	22,721
Intangible assets, net	6	31,868	30,962	5,758
Inventory, net	2	112,650	100,308	58,219
Other assets	2	162,813	97,531	76,232
Total assets		$2,126,424	$2,096,852	$1,704,504

Liabilities
Accounts payable and accrued liabilities		$21,120	$32,058	$11,350
Management fees payable to affiliate	11	41,796	43,477	22,639
Loans payable to affiliate	7	26,447	25,181	22,863
Maintenance deposits	2	58,553	106,164	148,293
Security deposits	2	26,251	38,639	35,555
Other liabilities		39,749	31,274	16,155
Total liabilities		$213,916	$276,793	$256,855

Commitments and contingencies	13

Equity
Ordinary shares ($1.00 par value per share; 50,000 shares authorized; 105.6, 100.0 and 100.0 shares issued and outstanding as of June 30, 2022 (Unaudited), December 31, 2021 and 2020, respectively)		—	—	—
Additional paid in capital		1,265,573	1,139,628	897,089
Retained earnings		646,935	680,431	550,560
Total equity		1,912,508	1,820,059	1,447,649
Total liabilities and equity		$2,126,424	$2,096,852	$1,704,504
See accompanying notes to consolidated financial statements.

FTAI FINANCE HOLDCO LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
		(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	Notes	2022	2021	2021	2020	2019
Revenues	2	$193,956	$134,544	$321,422	$281,756	$336,130

Expenses
Operating expenses	2	69,039	10,511	42,310	20,963	17,697
Cost of sales	2	24,191	3,210	14,308	200	—
General and administrative	11	5,771	4,304	9,555	10,123	10,875
Acquisition and transaction expenses		2,601	2,578	4,933	8,491	11,434
Management fees and incentive allocation to affiliate	11	4,153	4,911	9,162	11,549	16,961
Depreciation and amortization	3, 4, 6	73,690	67,369	142,121	134,723	128,990
Asset impairment	3	123,676	2,189	10,463	33,978	—
Interest expense		1,266	1,150	2,318	2,110	2,433
Total expenses		304,387	96,222	235,170	222,137	188,390

Other income (expense)
Equity in earnings (losses) of unconsolidated entities	5	233	(681)	(1,403)	(1,932)	(1,829)
Gain (loss) on sale of assets, net		79,933	4,782	49,015	(300)	81,954
Interest income		203	624	1,153	94	104
Other expense		—	—	(1,680)	—	—
Total other income (expense)		80,369	4,725	47,085	(2,138)	80,229
(Losses) income before income taxes		(30,062)	43,047	133,337	57,481	227,969
Provision (benefit from) for income taxes	10	3,434	537	3,466	(4,674)	5,162
Net (loss) income attributable to shareholders		$(33,496)	$42,510	$129,871	$62,155	$222,807

(Loss) earnings per share:	12
Basic		$(326.47)	$425.10	$1,298.71	$621.55	$2,228.07
Diluted		$(326.47)	$425.10	$1,298.71	$621.55	$2,228.07
Weighted average shares outstanding:
Basic		102.6	100.0	100.0	100.0	100.0
Diluted		102.6	100.0	100.0	100.0	100.0
See accompanying notes to consolidated financial statements.

FTAI FINANCE HOLDCO LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Dollars in thousands)
	Additional Paid In Capital	Retained Earnings	Total Equity
Equity - December 31, 2018	$825,719	$265,598	$1,091,317
Net income	—	222,807	222,807
Capital contributions	435,631	—	435,631
Capital distributions	(393,396)	—	(393,396)
Equity - December 31, 2019	$867,954	$488,405	$1,356,359
Net income	—	62,155	62,155
Capital contributions	267,271	—	267,271
Capital distributions	(238,136)	—	(238,136)
Equity - December 31, 2020	$897,089	$550,560	$1,447,649
Net income	—	129,871	129,871
Capital contributions	520,426	—	520,426
Capital distributions	(277,887)	—	(277,887)
Equity - December 31, 2021	$1,139,628	$680,431	$1,820,059
Net loss (Unaudited)	—	(33,496)	(33,496)
Capital contributions (Unaudited)	230,766	—	230,766
Capital distributions (Unaudited)	(104,821)	—	(104,821)
Equity - June 30, 2022 (Unaudited)	$1,265,573	$646,935	$1,912,508
	Additional Paid In Capital	Retained Earnings	Total Equity
Equity - December 31, 2020	$897,089	$550,560	$1,447,649
Net income (Unaudited)	—	42,510	42,510
Capital contributions (Unaudited)	140,273	—	140,273
Capital distributions (Unaudited)	(88,159)	—	(88,159)
Equity - June 30, 2021 (Unaudited)	$949,203	$593,070	$1,542,273
See accompanying notes to consolidated financial statements.

FTAI FINANCE HOLDCO LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
Cash flows from operating activities:
Net (loss) income	$(33,496)	$42,510	$129,871	$62,155	$222,807
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Equity in (earnings) losses of unconsolidated entities	(233)	681	1,403	1,932	1,829
(Gain) loss on sale of assets, net	(79,933)	(4,782)	(49,015)	300	(81,954)
Security deposits and maintenance claims included in earnings	(30,208)	(15,413)	(39,067)	(6,362)	(20,385)
Depreciation and amortization	73,690	67,369	142,121	134,723	128,990
Payment-in-kind interest	1,266	1,150	2,318	2,110	1,467
Asset impairment	123,676	2,189	10,463	33,978	—
Change in deferred income taxes	2,608	(101)	1,165	(4,680)	1,739
Amortization of lease intangibles and incentives	23,818	14,905	27,978	30,346	30,162
Provision for (benefit from) credit losses	47,128	(729)	12,880	3,337	3,063
Change in:
Accounts receivable, net	(15,381)	(31,468)	(63,561)	(72,320)	(22,942)
Inventory, net	(10,039)	(12,699)	(23,297)	(6)	(4,766)
Other assets	1,105	(1,993)	8,495	12,248	(11,251)
Accounts payable and accrued liabilities	(24,806)	(6,675)	(103)	3,231	(2,994)
Management fees payable to affiliate	(1,681)	9,909	20,838	(8,150)	13,282
Other liabilities	(2,185)	(972)	1,923	(6,624)	(6,987)
Net cash provided by operating activities	75,329	63,881	184,412	186,218	252,060

Cash flows from investing activities:
Distribution from (investment in) unconsolidated entities	512	—	(1,600)	—	(13,500)
Principal collections on finance leases	575	1,269	7,387	13,823	4,709
Acquisition of leasing equipment	(320,766)	(170,132)	(571,974)	(319,652)	(567,136)
Acquisition of property, plant and equipment	(385)	(1,093)	(1,208)	(276)	(422)
Acquisition of lease intangibles	(5,282)	(517)	(24,017)	1,997	606
Purchase deposit for aircraft and aircraft engines	(7,100)	(9,180)	(13,658)	(8,343)	(1,000)
Proceeds from sale of leasing equipment	138,020	57,155	158,927	72,175	248,454
Receipt of deposits for sale of aircraft and engine	8,245	1,425	600	—	—
Return of purchase deposits for aircraft and aircraft engines	—	1,010	1,010	2,350	—
Net cash used in investing activities	$(186,181)	$(120,063)	$(444,533)	$(237,926)	$(328,289)

See accompanying notes to consolidated financial statements.

	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
Cash flows from financing activities:
Proceeds from loans payable	$—	$—	$—	$—	$8,100
Repayment of loans payable	—	—	—	—	(13,391)
Receipt of security deposits	1,890	1,020	8,770	3,242	7,885
Return of security deposits	—	(1,034)	(1,201)	(4,655)	(352)
Receipt of maintenance deposits	24,418	16,255	31,507	32,824	65,824
Release of maintenance deposits	(878)	(12,071)	(20,724)	(15,712)	(26,940)
Capital contributions from Parent	230,766	140,273	520,426	267,271	435,631
Capital distributions to Parent	(104,821)	(88,159)	(277,887)	(238,136)	(393,396)
Net cash provided by financing activities	151,375	56,284	260,891	44,834	83,361

Net increase (decrease) in cash and cash equivalents	40,523	102	770	(6,874)	7,132
Cash and cash equivalents, beginning of period	2,158	1,388	1,388	8,262	1,130
Cash and cash equivalents, end of period	$42,681	$1,490	$2,158	$1,388	$8,262

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$—	$—	$852
Cash paid for taxes	2,370	—	137	—	667

Supplemental disclosure of non-cash investing and financing activities:
Acquisition and transfers of leasing equipment	$102,193	$23,970	$47,114	$141,297	$(24,530)
Assumed and settled security deposits	(12,055)	(1,042)	(4,041)	(5,825)	(239)
Assumed and settled maintenance deposits	(54,436)	(22,123)	(22,382)	(58,906)	15,117
See accompanying notes to consolidated financial statements.

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
1. BACKGROUND AND BASIS OF PRESENTATION
Background
FTAI Finance Holdco Ltd. (“we”, “us”, “our” or the “Company”) is a Cayman Islands exempted company which, through its subsidiaries, owns and leases aviation equipment. The Company was incorporated on December 8, 2017 and is wholly owned by Fortress Worldwide Transportation and Infrastructure Investors LLC (the “Parent”). The Parent consists of an equipment leasing business that owns and leases aviation and offshore equipment and an infrastructure business that owns and operates multiple infrastructure assets. During the third quarter of 2021, the Parent announced that it was proceeding with a plan to spin off its infrastructure business and separate into two distinct, publicly traded companies (the “Separation”) comprising the infrastructure business and the equipment leasing business. As part of a restructuring for the Separation, the Company, the Parent and its subsidiaries completed a series of transactions which included the contribution of remaining interests in aviation legal entities to the Company. As a result, on March 31, 2022 the Company acquired a 100% interest in FTAI CHR JV Holdings LLC, a subsidiary that owns a 25% ownership interest in the Advanced Engine Repair JV, and a 100% interest in WWTAI Aviation LLC, a subsidiary that owns aviation assets.
Basis of Presentation
The accompanying consolidated financial statements were prepared on a standalone legal entity basis. These financial statements reflect the consolidated historical results of operations, financial position and cash flows of FTAI Finance Holdco Ltd. in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).
The transfer of a business between entities under common control that result in a change in reporting entity require retrospective combination of the entities for all periods presented as if the combination had been in effect since the inception of common control. The transfer of remaining aviation legal entities, as described above, represents a transfer of a business under a common control transaction which has been recorded at carrying value and accounted for retrospectively for all periods presented.
Historically, separate financial statements have not been prepared for the Company and it has not operated as a standalone business separate from the Parent. The accompanying consolidated financial statements have been prepared from Parent’s historical accounting records and are presented on a standalone basis as if the operations had been conducted independently from Parent. The historical results of operations, financial position, and cash flows of FTAI Finance Holdco Ltd. represented in the consolidated financial statements may not be indicative of what they would have been had the Company actually been a separate standalone entity during such periods, nor are they necessarily indicative of our future results of operations, financial position, and cash flows.
The assets and liabilities in the consolidated financial statements have been reflected on a historical cost basis.
FTAI Finance Holdco Ltd. has one reportable segment, Aviation Leasing, which leases, finances and manages aviation equipment. The Company manages, analyzes and reports on its business and results of operations on the basis of one operating segment. Our chief executive officer is the chief operating decision maker.
Corporate Function
The consolidated financial statements include all revenues and costs directly attributable to FTAI Finance Holdco Ltd. and an allocation of certain expenses. The Parent is externally managed by Fortress Investment Group LLC (the “Manager”), which performs the Parent’s corporate function (“Corporate”), and incurs a variety of expenses including, but not limited to, information technology, accounting, treasury, tax, legal, corporate finance and communications. For purposes of the Consolidated Statements of Operations, an allocation of these expenses is included to reflect our portion of such corporate overhead from the Parent. The charges reflected have either been specifically identified or allocated based on an estimate of time spent on the company. These allocated costs are recorded in general and administrative, and acquisition and transaction expenses in the Consolidated Statements of Operations. We believe the assumptions regarding allocations of the Parent’s Corporate expenses are reasonable. Nevertheless, the allocations may not be indicative of the actual expense that would have been incurred had FTAI Finance Holdco Ltd.’s. operated as an independent, standalone public entity, nor are they indicative of FTAI Finance Holdco Ltd. future expenses. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the organizational structure,

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. The Parent funded our operating and investing activities as needed. Cash transfers to and from the Parent are reflected in the Consolidated Statements of Cash Flows as “Capital contributions” and “Capital distributions”. Refer to Note 11 for additional discussion on corporate costs allocated from the Parent that are included in these consolidated financial statements.
Unaudited interim financial information
The accompanying interim consolidated balance sheet as of June 30, 2022, the consolidated statements of operations, changes in equity and cash flows for the six months ended June 30, 2022 and 2021 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP. In the opinion of our management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair statement of our financial position as of June 30, 2022, the results of operations, changes in equity and cash flows for the six months ended June 30, 2022 and 2021. The results of operations for the six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any other period.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting—The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and include both our accounts and those of our subsidiaries.
Principles of Consolidation—We consolidate all entities in which we have a controlling financial interest and control over significant operating decisions. All intercompany transactions and balances have been eliminated.
We use the equity method of accounting for investments in entities in which we exercise significant influence, but which do not meet the requirements for consolidation. Under the equity method, we record our proportionate share of the underlying net income (loss) of these entities.
Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period, including allocations from the Parent. Actual results could differ from those estimates.
Risks and Uncertainties—In the normal course of business, we encounter several significant types of economic risk including credit, market, and capital market risks. Credit risk is the risk of the inability or unwillingness of a lessee or customer to make contractually required payments or to fulfill its other contractual obligations. Market risk reflects the risk of a downturn or volatility in the underlying industry in which we operate, which could adversely impact the pricing of the services offered by us or a lessee’s or customer’s ability to make payments, increase the risk of unscheduled lease terminations and depress lease rates and the value of our leasing equipment. Capital market risk is the risk that we are unable to obtain capital at reasonable rates to fund the growth of our business. We, through our subsidiaries, also conduct operations outside of the United States; such international operations are subject to the same risks as those associated with our United States operations as well as additional risks, including unexpected changes in regulatory requirements, heightened risk of political and economic instability, potentially adverse tax consequences and the burden of complying with foreign laws. We do not have significant exposure to foreign currency risk as all of our leasing arrangements are denominated in U.S. dollars.
Cash and Cash Equivalents—We consider all highly liquid short-term investments with a maturity of 90 days or less when purchased to be cash equivalents.
Inventory, net—We hold aircraft engine modules, spare parts and used material inventory for trading and to support aviation operations. Aviation inventory is carried at the lower of cost or net realizable value on our balance sheet. We had inventory, net of $112.7 million, $100.3 million and $58.2 million as of June 30, 2022 (Unaudited), December 31, 2021 and 2020, respectively.

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
Property, Plant and Equipment, Leasing Equipment and Depreciation—Property, plant and equipment and leasing equipment are stated at cost (inclusive of capitalized acquisition costs, where applicable) and depreciated using the straight-line method, over estimated useful lives, to estimated residual values which are summarized as follows:
Asset	Range of Estimated Useful Lives	Residual Value Estimates
Aircraft	25 years from date of manufacture	Generally not to exceed 15% of manufacturer’s list price when new
Aircraft engines	2 - 6 years, based on maintenance adjusted service life	Sum of engine core salvage value plus the estimated fair value of life limited parts
Aviation tooling and equipment	3 - 6 years from date of purchase	Scrap value at end of useful life
Furniture and fixtures	3 - 6 years from date of purchase	None
Major improvements and modifications incurred in connection with the acquisition of property, plant and equipment and leasing equipment that are required to get the asset ready for initial service are capitalized and depreciated over the remaining life of the asset.
We review our depreciation policies on a regular basis to determine whether changes have taken place that would suggest that a change in our depreciation policies, useful lives of our equipment or the assigned residual values is warranted.
For planned major maintenance or component overhaul activities for aviation equipment off lease, the cost of such major maintenance or component overhaul event is capitalized and depreciated on a straight-line basis over the period until the next maintenance or component overhaul event is required.
In accounting for leasing equipment, we make estimates about the expected useful lives, residual values and the fair value of acquired in-place leases and acquired maintenance liabilities. In making these estimates, we rely upon observable market data for the same or similar types of equipment and our own estimates with respect to a lessee’s anticipated utilization of the aircraft or engine. When we acquire leasing equipment subject to an in-place lease, determining the fair value of the in-place lease requires us to make assumptions regarding the current fair values of leases for identical or similar equipment, in order to determine if the in-place lease is within a fair value range of current lease rates. If a lease is below or above the range of current lease rates, the resulting lease discount or premium is recognized as a lease intangible and amortized into lease income over the remaining term of the lease.
Impairment of Long-Lived Assets—We perform a recoverability assessment of each of our long-lived assets whenever events or changes in circumstances, or indicators, indicate that the carrying amount or net book value of an asset may not be recoverable. Indicators may include, but are not limited to, a significant lease restructuring or early lease termination; a significant change in market conditions; or the introduction of newer technology aircraft or engines. When performing a recoverability assessment, we measure whether the estimated future undiscounted net cash flows expected to be generated by the asset exceeds its net book value. The undiscounted cash flows consist of cash flows from currently contracted leases, future projected leases, transition costs, estimated down time and estimated residual or scrap values. In the event that an asset does not meet the recoverability test, the carrying value of the asset will be adjusted to fair value resulting in an impairment charge.
Management develops the assumptions used in the recoverability analysis based on its knowledge of active contracts, current and future expectations of the global demand for a particular asset and historical experience in the leasing markets, as well as information received from third party industry sources. The factors considered in estimating the undiscounted cash flows are impacted by changes in future periods due to changes in contracted lease rates, residual values, economic conditions, technology, demand for a particular asset type and other factors.
Security Deposits—Our operating leases generally require the lessee to pay a security deposit or provide a letter of credit. Security deposits are held until specified return dates stipulated in the lease or lease expiration.
Maintenance Payments—Typically, under an operating lease of aircraft, the lessee is responsible for performing all maintenance and is generally required to make maintenance payments to us for heavy maintenance, overhaul or replacement of certain high-value components of the aircraft or engine. These maintenance payments are based on

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
hours or cycles of utilization or on calendar time, depending on the component, and are generally required to be made monthly in arrears. If a lessee is making monthly maintenance payments, we would typically be obligated to reimburse the lessee for costs they incur for heavy maintenance, overhaul or replacement of certain high-value components to the extent of maintenance payments received in respect of the specific maintenance event, usually shortly following the completion of the relevant work.
We record the portion of maintenance payments paid by the lessee that are expected to be reimbursed as maintenance deposit liabilities in the Consolidated Balance Sheets. Reimbursements made to the lessee upon the receipt of evidence of qualifying maintenance work are recorded against the maintenance deposit liability.
In certain acquired leases, we or the lessee may be obligated to make a payment to the other party at lease termination based on redelivery conditions stipulated at the inception of the lease. When the lessee is required to return the aircraft in an improved maintenance condition, we record a maintenance right asset, as a component of other assets, for the estimated value of the end-of-life maintenance payment at acquisition. We recognize payments received as end-of-lease compensation adjustments, within lease revenue or as a reduction to the maintenance right asset, when payment is received or collectability is assured. In the event we are required to make payments at the end of the lease for redelivery conditions, amounts are accrued as additional maintenance liability and expensed when we are obligated and can reasonably estimate such payment.
Lease Incentives and Amortization—Lease incentives, which include lease acquisition costs related to reconfiguration of the aircraft cabin, other lessee specific modifications and other direct costs, are capitalized and amortized as a reduction of lease income over the primary term of the lease, assuming no lease renewals.
Intangibles and amortization—Intangibles include the value of acquired favorable and unfavorable leases.
In accounting for acquired leasing equipment, we make estimates about the fair value of the acquired leases. In determining the fair value of these leases, we make assumptions regarding the current fair values of leases for identical or similar equipment in order to determine if the acquired lease is within a fair value range of current lease rates. If a lease is below or above the range of current lease rates, the resulting lease discount or premium is recognized as a lease intangible and amortized into lease income over the remaining term of the lease. Acquired lease intangibles are amortized on a straight-line basis over the remaining lease terms, which collectively had a weighted-average remaining amortization period of approximately 70 months and 62 months as of June 30, 2022 (Unaudited) and December 31, 2021, respectively, and are recorded as a component of revenues in the accompanying Consolidated Statements of Operations.
Revenues
Operating Leases—We lease equipment pursuant to operating leases. Operating leases with fixed rentals and step rentals are recognized on a straight-line basis over the term of the lease, assuming no renewals. Revenue is not recognized when collection is not reasonably assured. When collectability is not reasonably assured, the customer is placed on non-accrual status and revenue is recognized when cash payments are received.
Generally, under our aircraft lease and engine agreements, the lessee is required to make periodic maintenance payments calculated based on the lessee’s utilization of the leased asset or at the end of the lease. Typically, under our aircraft lease agreements, the lessee is responsible for maintenance, repairs and other operating expenses throughout the term of the lease. These periodic maintenance payments accumulate over the term of the lease to fund major maintenance events, and we are contractually obligated to return maintenance payments to the lessee up to the cost of maintenance events paid by the lessee. In the event the total cost of maintenance events over the term of a lease is less than the cumulative maintenance payments, we are not required to return any unused or excess maintenance payments to the lessee.
Maintenance payments received for which we expect to repay to the lessee are presented as Maintenance Deposits in our Consolidated Balance Sheets. All excess maintenance payments received that we do not expect to repay to the lessee are recorded as Maintenance revenues. Estimates in recognizing revenue include mean time between removal, projected costs for engine maintenance and forecasted utilization of aircraft which are affected by historical usage patterns and overall industry, market and economic conditions. Significant changes to these estimates could have a material effect on the amount of revenue recognized in the period.

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
For purchase and lease back transactions, we account for the transaction as a single arrangement. We allocate the consideration paid based on the relative fair value of the aircraft and lease. The fair value of the lease may include a lease premium or discount which is recorded as a favorable or unfavorable lease intangible.
In April 2020, the FASB Staff issued a question-and-answer document (the “Q&A”) regarding accounting for lease concessions related to the effects of the COVID-19 pandemic. The Q&A permits an entity to elect to forgo the evaluation of the enforceable rights and obligations of a lease contract required under ASC 842, Leases, as long as the total rent payments after the lease concessions are substantially the same, or less than, the total rent payments in the existing lease. The impact of the COVID-19 related lease concessions granted above did not have a material impact on our results of operations during the six month ended June 30, 2022 and 2021 (Unaudited) and years ended December 31, 2021 and 2020.
Finance Leases—From time to time we enter into finance lease arrangements that include a lessee obligation to purchase the leased equipment at the end of the lease term, a bargain purchase option, or provides for minimum lease payments with a present value that equals or exceeds substantially all of the fair value of the leased equipment at the date of lease inception. Net investment in finance leases represents the minimum lease payments due from lessee, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income is recognized on an effective interest method over the lease term and is recorded as finance lease income. The principal component of the lease payment is reflected as a reduction to the net investment in finance leases. Revenue is not recognized when collection is not reasonably assured. When collectability is not reasonably assured, the customer is placed on non-accrual status and revenue is recognized when cash payments are received.
Other Revenue—Other revenue primarily consists of revenue related to the sale of engine modules, spare parts and used material inventory and other income. Revenues for the sale of engine modules, spare parts and used material inventory are recognized at a point in time when a performance obligation is satisfied by transferring control of inventory to a customer. Cost of sales related to the sale of engine modules, spare parts and used material inventory was $24.2 million and $3.2 million during the six months ended June 30, 2022 and 2021 (Unaudited), respectively, and $14.3 million, $0.2 million and $0.0 million during the years ended December 31, 2021, 2020 and 2019, respectively, and are included in Cost of sales in the Consolidated Statements of Operations.
Leasing Arrangements—At contract inception, we evaluate whether an arrangement is or contains a lease for which we are the lessee (that is, arrangements which provide us with the right to control a physical asset for a period of time). Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized in Other assets and Other liabilities in our Consolidated Balance Sheets.
All lease liabilities are measured at the present value of the unpaid lease payments, discounted using our incremental borrowing rate based on the information available at commencement date of the lease. ROU assets, for both operating and finance leases, are initially measured based on the lease liability, adjusted for prepaid rent and lease incentives. Operating lease ROU assets are subsequently measured at the carrying amount of the lease liability adjusted for prepaid or accrued lease payments and lease incentives.
Operating lease expenses are recognized on a straight-line basis over the lease term. With respect to finance leases, amortization of the ROU asset is presented separately from interest expense related to the finance lease liability and is recorded in Operating expenses in the Consolidated Statements of Operations. Variable lease payments, which are primarily based on usage, are recognized when the associated activity occurs.
We have elected to combine lease and non-lease components for all lease contracts where we are the lessee. Additionally, for arrangements with lease terms of 12 months or less, we do not recognize ROU assets, and lease liabilities and lease payments are recognized on a straight-line basis over the lease term with variable lease payments recognized in the period in which the obligation is incurred.
Concentration of Credit Risk—We are subject to concentrations of credit risk with respect to amounts due from customers. We attempt to limit our credit risk by performing ongoing credit evaluations. We earned approximately

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
14% of our revenue from one customer during the six months ended June 30, 2022 (Unaudited) and 14% and 11% of our revenue from two customers during the six months ended June 30, 2021 (Unaudited). We earned approximately 15%, 15% and 14% of our revenue from one customer during the years ended December 31, 2021, 2020 and 2019, respectively.
As of June 30, 2022 (Unaudited), there were two customers that represented 32% and 13% of total accounts receivable, net. As of December 31, 2021, there were two customers that represented 52% and 19% of total accounts receivable, net. As of December 31, 2020, there were three customers that represented 45%, 17% and 11% of total accounts receivable, net.
We maintain cash balances, which generally exceed federally insured limits, and subject us to credit risk, in high credit quality financial institutions. We monitor the financial condition of these institutions and have not experienced any losses associated with these accounts.
Allowance for Doubtful Accounts—We determine the allowance for doubtful accounts based on our assessment of the collectability of our receivables on a customer-by-customer basis. The allowance for doubtful accounts was $55.2 million, $16.0 million and $3.7 million as of June 30, 2022 (Unaudited), December 31, 2021 and 2020, respectively. We recorded a provision for (benefit from) credit losses of $47.1 million, $(0.7) million, $12.9 million, $3.3 million and $3.1 million during the six months ended June 30, 2022 and 2021 (Unaudited) and years ended December 31, 2021, 2020 and 2019, respectively, which is included in Operating expenses in the Consolidated Statements of Operations.
Economic sanctions and export controls against Russia and Russia’s aviation industry have been imposed due to its invasion of Ukraine during the first quarter of 2022. As a result of the sanctions imposed on Russian airlines, we terminated all lease agreements with Russian airlines and recognized approximately $47.2 million in provision for credit losses during the six months ended June 30, 2022 (Unaudited). Our allowance for doubtful accounts at June 30, 2022 (Unaudited) includes all accounts receivable exposure to Russian and Ukrainian customers.
Expense Recognition—Expenses are recognized on an accrual basis as incurred.
Acquisition and Transaction Expenses—Acquisition and transaction expenses is comprised of indirect costs related to asset acquisitions, dispositions and terminated deal costs, including salaries, advisory, legal, accounting, valuation and other professional or consulting fees.
Foreign Currency—Our functional and reporting currency is the U.S. dollar. Purchases and sales of assets and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions.
Income Taxes—The Company is an exempted entity domiciled in the Cayman Islands where income taxes are not imposed. The Company is considered a Passive Foreign Investment Company for U.S. income tax purposes and certain income taxes are imposed on our owners. Taxable income or loss generated by our corporate subsidiaries is subject to U.S. federal, state and foreign corporate income tax in locations where they conduct business.
We account for these taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.
We file income tax returns in the U.S. federal jurisdiction, various state jurisdictions and in certain foreign jurisdictions. The income tax returns filed by us and our subsidiaries are subject to examination by the U.S. federal, state and foreign tax authorities. We recognize tax benefits for uncertain tax positions only if it is more likely than not that the position is sustainable based on its technical merits. Interest and penalties on uncertain tax positions are included as a component of the provision for income taxes in the Consolidated Statements of Operations.
Other Assets—Other assets is primarily comprised of purchase deposits for acquisitions of $7.1 million, $13.7 million and $6.1 million, lease incentives of $37.1 million, $46.2 million and $55.1 million, prepaid expenses of $1.8 million, $3.1 million and $5.0 million, operating lease right-of-use assets, net of $3.4 million, $2.3 million and $0.0 million, property, plant, and equipment, net of $2.0 million, $1.5 million and $0.6 million, notes receivable

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
of $97.6 million, $22.9 million and $0.0 million and maintenance right assets of $9.1 million, $5.1 million and $6.4 million as of June 30, 2022 (Unaudited), December 31, 2021 and 2020, respectively. As a result of the sanctions imposed on Russian airlines, we terminated all lease agreements with Russian airlines and recognized approximately $7.5 million in amortization for the remaining lease incentives during the six months ended June 30, 2022 (Unaudited).
Accounts Payable and Accrued Liabilities—Accounts payable and accrued liabilities primarily include payables relating to aviation leasing equipment maintenance and aircraft engine modules, spare parts, used material inventory, accrued compensation and operating expenses.
Recent Accounting Pronouncements—In March 2020 and January 2021, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting and ASU 2021-01, Reference Rate Reform: Scope, respectively. Together, the ASUs temporarily simplify the accounting for contract modifications, including hedging relationships, due to the transition from LIBOR and other interbank offered rates to alternative reference interest rates. For example, entities can elect not to remeasure the contracts at the modification date or reassess a previous accounting determination if certain conditions are met. Additionally, entities can elect to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain conditions are met. The new standard was effective upon issuance and generally can be applied to applicable contract modifications through December 31, 2022. Adoption did not have a material impact on our consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 and early adoption is permitted. We adopted this guidance in the first quarter of 2021, which did not have a material impact on our consolidated financial statements.
In July 2021, the FASB issued ASU 2021-05, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments. This ASU requires lessors to classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if (i) the lease would have been classified as a sales-type lease or a direct financing lease under Topic 842 and (ii) the lessor would have otherwise recognized a day-one loss. This standard is effective for all reporting periods beginning after December 15, 2021. We adopted this guidance in the first quarter of 2022, which did not have a material impact on our consolidated financial statements.
3. LEASING EQUIPMENT, NET
Leasing equipment, net is summarized as follows:
	(Unaudited) June 30,	December 31,
	2022	2021	2020
Leasing equipment	2,120,295	$2,122,428	$1,809,263
Less: Accumulated depreciation	(446,242)	(408,292)	(357,589)
Leasing equipment, net	$1,674,053	$1,714,136	$1,451,674

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
The following tables sets forth summarized balance sheet information and the geographic location of leasing equipment, net:
	(Unaudited) June 30,	December 31.
	2022	2021	2020
Leasing equipment, net
Africa	$21,253	$—	$—
Asia	275,387	365,331	444,748
Europe	688,800	839,555	774,300
North America	319,126	263,718	207,617
South America	369,487	245,532	25,009
Total leasing equipment, net	$1,674,053	$1,714,136	$1,451,674
Economic sanctions and export controls against Russia and Russia’s aviation industry have been imposed due to its invasion of Ukraine during the six months ended June 30, 2022 (Unaudited). As a result of the sanctions imposed on Russian airlines, we terminated all lease agreements with Russian airlines. As of June 30, 2022 (Unaudited), four aircraft and two engines were still located in Ukraine and eight aircraft and seventeen engines were still located in Russia. We determined that it is unlikely that we will regain possession of the aircraft and engines that have not yet been recovered from Ukraine and Russia. As a result, we recognized an impairment charge totaling $120.0 million, net of maintenance deposits, to write-off the entire carrying value of leasing equipment assets that we do not expect to recover from Ukraine and Russia. Additionally, we identified certain assets in our leasing equipment portfolio with indicators of impairment. As a result, we adjusted the carrying value of these assets to fair value and recognized transaction impairment charges of $3.7 million, net of redelivery compensation during the six months ended June 30, 2022 (Unaudited).
During the six months ended June 30, 2021 (Unaudited) and years ended December 31, 2021, 2020 and 2019, we evaluated our leasing equipment portfolio and identified certain assets with indicators of impairment including, but not limited to, early lease terminations and a decline in market values due to the ongoing COVID-19 pandemic for leasing equipment. For these assets, we performed a recoverability assessment at the individual asset level and determined that the carrying amounts exceeded the estimated future undiscounted net cash flows and these assets were impaired. To determine fair value, we used both a market approach, using quoted market prices for the same or similar assets, and an income approach, using discounted cash flows and an estimated discount rate. As a result, we adjusted the carrying value of these assets to fair value and recognized transactional impairment charges of $2.2 million, $10.5 million, $34.0 million and $0.0 million, net of redelivery compensation, for the six months ended June 30, 2021 (Unaudited) and years ended December 31, 2021, 2020 and 2019, respectively.
The following table presents information related to acquisitions and dispositions of aviation leasing equipment:
	(Unaudited) June 30,	Year Ended December 31,
	2022	2021	2020	2019
Acquisitions:
Aircraft	22	52	20	31
Engines	37	60	37	31
Dispositions:
Aircraft	4	4	—	5
Engines	29	56	25	58
Depreciation expense for leasing equipment is summarized as follows:
	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
Depreciation expense for leasing equipment	$73,452	$67,274	$141,826	$134,597	$128,990

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
4. FINANCE LEASES, NET
Finance leases, net are summarized as follows:
	(Unaudited) June 30,	December 31,
	2022	2021	2020
Finance leases	$7,056	$8,358	$9,389
Unearned revenue	(562)	(775)	(2,462)
Finance leases, net	$6,494	$7,583	$6,927
During the year ended December 31, 2021, we entered into 52-month sales-type lease arrangements for five airframes. During the fourth quarter of 2021, one of our lessees exercised its option to purchase the aircraft for an amount equal to the remaining principal balance plus unpaid accrued interest per the terms of the agreement.
5. INVESTMENTS
The following table presents the ownership interests and carrying values of our investments:
			Carrying Value
	Investment	Ownership Percentage	(Unaudited) June 30, 2022	December 31, 2021	December 31, 2020
Advanced Engine Repair JV	Equity method	25%	$20,752	$21,317	$22,721
Falcon MSN 177 LLC	Equity method	50%	1,886	1,600	—
			$22,638	$22,917	$22,721
We did not recognize any other-than-temporary impairments for the six months ended June 30, 2022 and 2021 (Unaudited) and years ended December 31, 2021, 2020 and 2019.
The following table presents our proportionate share of equity in earnings (losses):
	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
Advanced Engine Repair JV	$(566)	$(681)	$(1,403)	$(1,932)	$(1,829)
Falcon MSN 177 LLC	799	—	—	—	—
Total	$233	$(681)	$(1,403)	$(1,932)	$(1,829)
Equity Method Investments
Falcon MSN 177 LLC
In November 2021, we invested $1.6 million for a 50% interest in Falcon MSN 177 LLC, an entity that consists of one Dassault Falcon 2000 aircraft. Falcon MSN 177 LLC leases the aircraft to charter operators on aircraft, crew maintenance, and insurance contracts. We account for our investment in Falcon as an equity method investment as we have significant influence through our held interest.
Advanced Engine Repair JV
In 2016, we invested $15 million for a 25% interest in an advanced engine repair joint venture. We focus on developing new costs savings programs for engine repairs. We exercise significant influence over this investment and account for this investment as an equity method investment.
In August 2019, we expanded the scope of our joint venture and invested an additional $13.5 million and maintained a 25% interest.

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
6. INTANGIBLE ASSETS AND LIABILITIES, NET
Our intangible assets and liabilities, net are summarized as follows:
	(Unaudited) June 30, 2022	December 31, 2021	December 31, 2020
Intangible assets
Acquired favorable lease intangibles	$75,726	$67,013	$35,349
Less: Accumulated amortization	(43,858)	(36,051)	(29,591)
Total intangible assets, net	$31,868	$30,962	$5,758

Intangible liabilities
Acquired unfavorable lease intangibles	$18,227	$14,795	$7,151
Less: Accumulated amortization	(6,906)	(6,068)	(4,604)
Acquired unfavorable lease intangibles, net	$11,321	$8,727	$2,547
Intangible liabilities relate to unfavorable lease intangibles and are included as a component of Other liabilities in the accompanying Consolidated Balance Sheets.
Amortization of intangible assets and liabilities is recorded as follows:
	Classification in Consolidated Statements of Operations	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
		2022	2021	2021	2020	2019
Lease intangibles	Revenues	$6,968	$1,950	$4,993	$3,747	$7,181
The estimated net annual amortization of intangibles is as follows:
	(Unaudited) June 30, 2022	December 31, 2021
2022	5,732	$9,691
2023	7,910	7,034
2024	4,691	4,117
2025	1,948	1,782
2026	519	389
Thereafter	(253)	(778)
Total	$20,547	$22,235
7. LOANS PAYABLE TO AFFILIATE
FTAI CHR JV Promissory Note—On December 28, 2016, the Company entered into a Loan Agreement (the “Loan”) with Fortress Worldwide Transportation and Infrastructure General Partnership, an affiliate, pursuant to which it borrowed an initial aggregate amount of $9.0 million in connection with its investment in the Advanced Engine Repair JV. In 2019, the Company made additional borrowings of $8.1 million. Borrowings under the Loan are unsecured and bear payment-in-kind accrued interest at a rate of 10% per year. The outstanding loan amount, including payment-in-kind accrued interest, was $26.4 million, $25.2 million and $22.9 million at June 30, 2022 (Unaudited), December 31, 2021 and 2020, respectively. Interest expense on the Loan was $1.3 million, $1.2 million, $2.3 million, $2.1 million and $1.5 million for the six months ended June 30, 2022 and 2021 (Unaudited) and years ended December 31, 2021, 2020 and 2019, respectively. The maturity date of the loan, including payment-in-kind accrued interest, is December 26, 2026.

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
8. FAIR VALUE MEASUREMENTS
Fair value measurements and disclosures require the use of valuation techniques to measure fair value that maximize the use of observable inputs and minimize use of unobservable inputs. These inputs are prioritized as follows:
•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.
•
Level 2: Inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities or market corroborated inputs.

•	Level 3: Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants price the asset or liability.
The valuation techniques that may be used to measure fair value are as follows:
•	Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
•	Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts.
•	Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).
Our cash and cash equivalents consist largely of demand deposit accounts with maturities of 90 days or less when purchased that are considered to be highly liquid. These instruments are valued using inputs observable in active markets for identical instruments and are therefore classified as Level 1 within the fair value hierarchy.
The fair value of the loan payable to affiliate cannot be objectively determined due to the nature of the affiliate transaction.
Except as discussed below, our financial instruments other than cash and cash equivalents consist principally of accounts receivable, note receivable, accounts payable and accrued liabilities, security deposits and maintenance deposits, whose fair value approximates their carrying value based on an evaluation of their short maturity profiles.
We measure the fair value of certain assets and liabilities on a non-recurring basis when U.S. GAAP requires the application of fair value, including events or changes in circumstances that indicate that the carrying amounts of assets may not be recoverable. Assets subject to these measurements include intangible assets, property, plant and equipment and leasing equipment. We record such assets at fair value when it is determined the carrying value may not be recoverable. Fair value measurements for assets subject to impairment tests are based on an income approach which uses Level 3 inputs, which include our assumptions as to future cash flows from operation of the leasing and eventual sale of assets.
9. REVENUES
We disaggregate our revenue from contracts with customers by products and services as we believe it best depicts the nature, amount, timing and uncertainty of our revenue. Revenues are within the scope of ASC 842 and ASC 606, unless otherwise noted. We have elected to exclude sales and other similar taxes from revenues.
	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
Revenues
Lease income	$71,043	$79,997	$161,985	$166,331	$197,305
Maintenance revenue	76,664	47,511	128,819	102,007	134,369
Finance lease income	213	846	1,747	2,260	2,648
Other revenue	46,036	6,190	28,871	11,158	1,808
Total revenues	$193,956	$134,544	$321,422	$281,756	$336,130

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
Presented below are the contracted minimum future annual revenues to be received under existing operating and finance leases:
	(Unaudited) June 30, 2022		December 31, 2021
	Operating leases	Finance leases	Operating leases	Finance leases
2022	$61,762	$181	$161,742	$394
2023	104,763	258	127,272	258
2024	72,008	113	92,962	113
2025	45,410	10	65,390	10
2026	26,395	—	38,005	—
Thereafter	67,740	—	43,355	—
Total	$378,078	$562	$528,726	$775
Summary information with respect to our geographic sources of revenue, based on location of customer, is as follows:
	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
Revenues
Africa	$850	$235	$235	$10,259	$14,542
Asia	38,016	57,503	114,389	110,602	118,744
Europe	64,036	53,401	133,537	124,670	157,942
North America	66,674	20,950	62,121	32,961	36,391
South America	24,380	2,455	11,140	3,264	8,511
Total revenues	$193,956	$134,544	$321,422	$281,756	$336,130
10. INCOME TAXES
The current and deferred components of the income tax provision (benefit) included in the Consolidated Statements of Operations are as follows:
	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
Current:
Cayman Islands	$—	$—	$—	$—	$—
United States:
Federal	335	457	1,583	(114)	2,573
State and local	506	164	647	—	723
Non-U.S.	(15)	17	71	120	127
Total current provision	826	638	2,301	6	3,423
Deferred:
Cayman Islands	$—	$—	$—	$—	$—
United States:
Federal	1,531	—	557	(448)	(1,754)
State and local	262	—	166	(134)	(637)
Non-U.S.	815	(101)	442	(4,098)	4,130
Total deferred (benefit) provision	2,608	(101)	1,165	(4,680)	1,739
Total	$3,434	$537	$3,466	$(4,674)	$5,162
The Company is an exempted entity domiciled in the Cayman Islands where income taxes are not imposed. The Company is considered a Passive Foreign Investment Company for U.S. income tax purposes and certain income

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
taxes are imposed on our owners. Taxable income or loss generated by our corporate subsidiaries is subject to U.S. federal, state and foreign corporate income tax in locations where they conduct business.
The difference between our reported total provision for income taxes and the Cayman Islands statutory rate of 0% is as follows:
	Year Ended December 31,
	2021	2020	2019
Cayman Islands statutory tax rate	—%	—%	—%
Income subject to tax in the United States	2.1%	(0.2)%	0.1%
Other Foreign taxes	(2.9)%	(18.4)%	1.9%
Change in valuation allowance	3.4%	10.6%	0.3%
Provision for income taxes	2.6%	(8.0)%	2.3%
Significant components of our deferred tax assets and liabilities are as follows:
	December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$29,015	$26,253
Interest expense	1,530	1,043
Investment in partnerships	1,519	1,224
Other	278	257
Total deferred tax assets	32,342	28,777
Less valuation allowance	(13,084)	(8,529)
Net deferred tax assets	19,258	20,248
Deferred tax liabilities:
Fixed assets	(20,072)	(19,898)
Net deferred tax liabilities	$(814)	$350
Deferred tax assets and liabilities are reported net in Other assets or Other liabilities in the Consolidated Balance Sheets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. We have analyzed our deferred tax assets and have determined, based on the weight of available evidence, that it is more likely than not that a significant portion will not be realized. Accordingly, valuation allowances have been recognized as of December 31, 2021 and 2020 of $13.1 million and $8.5 million, respectively, related to certain deductible temporary differences and net operating loss carryforwards.
A summary of the changes in the valuation allowance is as follows:
	December 31,
	2021	2020
Valuation allowance at beginning of period	$8,529	$2,390
Change due to current year losses	4,563	6,139
Change due to current year releases	(8)	—
Valuation allowance at end of period	$13,084	$8,529
As of December 31, 2021, certain of our corporate subsidiaries had U.S. federal net operating loss carryforwards of approximately $0.6 million that are available to offset future taxable income. If not utilized, $0.6 million of these carryforwards will begin to expire in the year 2037. As of December 31, 2021, we also had net operating loss carryforwards for Irish income tax purposes of $231.2 million, which can be carried forward indefinitely against

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
future business income. The utilization of the net operating loss carryforwards to reduce future income taxes will depend on the relevant corporate subsidiary's ability to generate sufficient taxable income prior to the expiration of the carryforward period, if any. In addition, the maximum annual use of net operating loss carryforwards may be limited after certain changes in stock ownership.
As of and for the year ended December 31, 2021, we had not established a liability for uncertain tax positions as no such positions existed. In general, our tax returns and the tax returns of our corporate subsidiaries are subject to U.S. federal, state, local and foreign income tax examinations by tax authorities. Generally, we are not subject to examination by taxing authorities for tax years prior to 2018. We do not believe that it is reasonably possible that the total amount of unrecognized tax benefits will significantly change within 12 months of the reporting date.
11. MANAGEMENT AGREEMENT AND AFFILIATE TRANSACTIONS
The Parent, and FTAI Finance Holdco Ltd. as a part of the Parent, are externally managed by Fortress Investment Group LLC (the “Manager”). The Manager is paid annual fees in exchange for advising us on various aspects of our business, formulating our investment strategies, arranging for the acquisition and disposition of assets, arranging for financing, monitoring performance, and managing our day-to-day operations, inclusive of all costs incidental thereto. In addition, the Manager may be reimbursed for various expenses incurred by the Manager on our behalf, including the costs of legal, accounting and other administrative activities. In May 2015, in connection with the Parent’s IPO, the Parent and the Manger entered into the Management Agreement. Additionally, the Parent has entered into certain incentive allocation arrangements with Fortress Worldwide Transportation and Infrastructure Master GP LLC (the “Master GP”).
The Manager is entitled to a management fee, incentive allocations (comprised of Income Incentive Allocation and Capital Gains Incentive Allocation described below) and reimbursement of certain expenses. The management fee is determined by taking the average value of total equity (excluding non-controlling interests) determined on a consolidated basis in accordance with U.S. GAAP at the end of the two most recently completed months multiplied by an annual rate of 1.50%, and is payable monthly in arrears in cash.
The income incentive allocation is calculated and distributable quarterly in arrears based on the pre-incentive allocation net income for the immediately preceding calendar quarter (the “Income Incentive Allocation”). For this purpose, pre-incentive allocation net income means, with respect to a calendar quarter, net income attributable to shareholders during such quarter calculated in accordance with U.S. GAAP excluding the Parent’s pro rata share of (1) realized or unrealized gains and losses, and (2) certain non-cash or one-time items, and (3) any other adjustments as may be approved by the independent directors. Pre-incentive allocation net income does not include any Income Incentive Allocation or Capital Gains Incentive Allocation (described below) paid to the Master GP during the relevant quarter.
The Master GP is entitled to an Income Incentive Allocation with respect to its pre-incentive allocation net income in each calendar quarter as follows: (1) no Income Incentive Allocation in any calendar quarter in which pre-incentive allocation net income, expressed as a rate of return on the average value of our net equity capital (excluding non-controlling interests) at the end of the two most recently completed calendar quarters, does not exceed 2% for such quarter (8% annualized); (2) 100% of pre-incentive allocation net income with respect to that portion of such pre-incentive allocation net income, if any, that is equal to or exceeds 2% but does not exceed 2.2223% for such quarter; and (3) 10% of the amount of pre-incentive allocation net income, if any, that exceeds 2.2223% for such quarter. These calculations will be prorated for any period of less than three months.
Capital Gains Incentive Allocation is calculated and distributable in arrears as of the end of each calendar year and is equal to 10% of the Parent’s pro rata share of cumulative realized gains from the date of the Parent’s IPO through the end of the applicable calendar year, net of the Parent’s pro rata share of cumulative realized or unrealized losses, the cumulative non-cash portion of equity-based compensation expenses and all realized gains upon which prior performance-based Capital Gains Incentive Allocation payments were made to the Master GP.

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
A portion of the management fee, income incentive allocation, and capital gains incentive allocation that are attributable to the operations of FTAI Finance Holdco Ltd. is recorded in the Management fees and incentive allocation to affiliate on the Consolidated Statement of Operations. These amounts are allocated on the following basis:
Management fee—Management fee is allocated to FTAI Finance Holdco Ltd. from the Parent by applying the calculation methodology described above to the equity of FTAI Finance Holdco Ltd. included in these consolidated financial statements.
Income Incentive Allocation and Capital Gains Incentive Allocation—The Income Incentive Allocation and Capital Gains Incentive Allocation are allocated to FTAI Finance Holdco Ltd., from the Parent, by applying the calculation methodology described above to FTAI Finance Holdco Ltd.’s financial results in each respective period.
The following table summarizes the management fees and capital gains incentive allocation included in these consolidated financial statements:
	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
Management fees	$4,153	4,911	$9,162	$11,549	$9,296
Capital gains incentive allocation	—	—	—	—	7,665
Total	$4,153	$4,911	$9,162	$11,549	$16,961
The Parent pays all of its operating expenses, except those specifically required to be borne by the Manager under the Management Agreement. The expenses required to be paid by the Parent include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of its assets, legal and auditing fees and expenses, the compensation and expenses of its Parent’s independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Parent (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of the Parent, costs and expenses incurred in contracting with third parties (including affiliates of the Manager), the costs of printing and mailing proxies and reports to the Parent’s shareholders, costs incurred by the Manager or its affiliates for travel on the Parent’s behalf, costs associated with any computer software or hardware that is used by the Parent, costs to obtain liability insurance to indemnify the Parent’s directors and officers and the compensation and expenses of the Parent’s transfer agent.
The Parent will pay or reimburse the Manager and its affiliates for performing certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants. The Manager is responsible for all of its other costs incident to the performance of its duties under the Management Agreement, including compensation of the Manager’s employees, rent for facilities and other “overhead” expenses. A portion of the Parent’s reimbursement to the Manager is allocated to FTAI Finance Holdco Ltd. based on an estimate of time incurred by the Manager’s employees on activities related to our operations.
A portion of these reimbursable expenses that the Parent paid to the Manager and are attributable to FTAI Finance Holdco Ltd. are included in the consolidated financial statements as follows:
	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
Classification in the Consolidated Statements of Operations:
General and administrative expenses	$2,694	$2,389	$4,779	$5,654	$7,153
Acquisition and transaction expenses	652	547	1,093	1,805	2,793
Total	$3,346	$2,936	$5,872	$7,459	$9,946

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
In addition to the above, the following corporate expenses, which were allocated from the Parent, are also included in the consolidated financial statements:
	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
Classification in the Consolidated Statements of Operations:
General and administrative expenses	$3,077	$1,915	$4,776	$4,469	$3,722
The following table summarizes amounts due to the Parent, which are included within Management fees payable to affiliate in the Consolidated Balance Sheets:
	(Unaudited) June 30,	December 31,
	2022	2021	2020
Accrued management fees and reimbursable expenses	$41,796	$43,477	$22,639
12. EARNINGS PER SHARE AND EQUITY
Basic earnings per common share (“EPS”) is calculated by dividing net income attributable to shareholders by the weighted average number of common shares outstanding, plus any participating securities. Diluted EPS is calculated by dividing net income attributable to shareholders by the weighted average number of common shares outstanding, plus any participating securities and potentially dilutive securities. Potentially dilutive securities are calculated using the treasury stock method.
The calculation of basic and diluted EPS is presented below.
	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
(in thousands, except share data)	2022	2021	2021	2020	2019
Net (loss) income attributable to shareholders	$(33,496)	$42,510	$129,871	$62,155	$222,807
Weighted average shares outstanding:
Basic	102.6	100.0	100.0	100.0	100.0
Diluted	102.6	100.0	100.0	100.0	100.0
Basic and Diluted Net (loss) earnings per share	$(326.47)	$425.10	$1,298.71	$621.55	$2,228.07
13. COMMITMENTS AND CONTINGENCIES
From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of business. As of June 30, 2022 (Unaudited), December 31, 2021 and 2020, the Company was not subject to any material litigation and the Company was not aware of any material litigation.
Rent expense, primarily for the corporate office facilities, was $0.5 million, $0.5 million, $1.0 million, $0.5 million and $0.0 million for the six months ended June 30, 2022 and 2021 (Unaudited), and the years ended December 31, 2021, 2020 and 2019, respectively.

FTAI FINANCE HOLDCO LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
As of June 30, 2022 (Unaudited), the Company is obligated under non-cancelable operating leases relating principally to the office facilities in Miami and New York City for future minimum lease payments as follows:
(Unaudited) June 30, 2022
2022	$406
2023	831
2024	858
2025	864
2026	321
Thereafter	—
Total	$3,280
14. SUBSEQUENT EVENTS
The Company has evaluated all subsequent events through the date of this filing and determined that there were no subsequent events that required disclosure in the consolidated financial statements.

Annex A
AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 12, 2022, by and among FTAI Finance Holdco Ltd. (which, following the Holdco Merger, will be known as FTAI Aviation Ltd.), a Cayman Islands exempted company (“Parent”), FTAI Aviation Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Company”). Each of the Company, Parent, and Merger Sub are individually referred to herein as a “Party” and, collectively, as the “Parties”.
WHEREAS, the Company owns approximately 99.99% of the issued and outstanding equity interests in Fortress Worldwide Transportation and Infrastructure General Partnership, a Delaware general partnership (“Holdco”), which directly owns all of the issued and outstanding equity interests in Parent;
WHEREAS, following the execution of this Agreement but prior to the Recapitalization (as defined below), Holdco will convert into a Delaware limited liability company and merge with and into Parent, with Parent surviving the merger as a direct subsidiary of the Company and being renamed “FTAI Aviation Ltd.,” and the equityholders of Holdco, being the Company and Fortress Transportation and Infrastructure Master GP LLC (the “GP”), receiving ordinary shares of Parent as consideration for their interests of Holdco (the “Holdco Merger”);
WHEREAS, following the Holdco Merger and prior to the Effective Time, Parent will recapitalize (the “Recapitalization”) its shares into: (i) ordinary shares of Parent (“Parent Ordinary Shares”), owned by the Company and the GP, (ii) 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares of Parent (“Parent Series A Preferred Shares”), owned by the Company, (iii) 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares (“Parent Series B Preferred Shares”), owned by the Company, and (iv) 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares of Parent (“Parent Series C Preferred Shares,” and together with Parent Series A Preferred Shares and Parent Series B Preferred Shares, “Parent Preferred Shares”), owned by the Company;
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth herein, at the Effective Time immediately following the Holdco Merger and the Recapitalization, (i) Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent that is treated as a disregarded entity for U.S. federal income tax purposes, (ii)(A) each common share of the Company (a “Company Common Share”) issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive one Parent Ordinary Share, (B) each 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share of the Company (a “Company Series A Preferred Share”) issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive one Parent Series A Preferred Share, (C) each 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share of the Company (a “Company Series B Preferred Share”) issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive one Parent Series B Preferred Share and (D) each 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Share of the Company (a “Company Series C Preferred Share”, and together with Company Series A Preferred Shares and Company Series B Preferred Shares, “Company Preferred Shares”) issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive one Parent Series C Preferred Share;
WHEREAS, as a result of the Merger, Parent will assume, for U.S. federal income tax purposes, the Company’s liability under (A) its 6.50% senior notes due 2025, issued from time to time pursuant to the Indenture, dated as of September 18, 2018, as supplemented, between the Company and U.S. Bank National Association, as trustee, (B) its 9.75% senior notes due 2027, issued from time to time pursuant to the Indenture, dated as of July 28, 2020, as supplemented, between the Company and U.S. Bank National Association, as trustee, (C) its 5.50% senior notes due 2028, issued from time to time pursuant to the Indenture, dated as of April 12, 2021, as supplemented, between the Company and U.S. Bank National Association, as trustee, and (D) the revolving loans and other financial accommodations made under and pursuant to the Amended and Restated Credit Agreement, dated as of December 2,

2021, as amended, among the Company, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (collectively, the “Assumed Debt”);
WHEREAS, it is the intention of the Parties that Parent’s assumption of the Assumed Debt for U.S. federal income tax purposes will be treated as a distribution from Parent to the Company as described in Section 301 of the Internal Revenue Code of 1986, as amended (the “Code”) and as a decrease of each Securityholder’s allocable share of the Company’s liabilities under Section 752 of the Code, that the receipt of Merger Consideration by the Securityholders (each as defined below) will be treated as a liquidating distribution from the Company to its partners as described in Section 731 of the Code, and further that the Merger will result in the complete liquidation and termination of the Company for U.S. federal income tax purposes under Sections 708(b)(1) and 761(d) of the Code;
WHEREAS, pursuant to the Limited Liability Company Act of the State of Delaware (“DLLCA”), the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, advisable and in the best interests of the Company and its Securityholders and resolved to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and (c) determined to recommend that the holders of Company Common Shares adopt this Agreement;
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) determined that the Merger is in the best interests of Parent and resolved to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement; and
WHEREAS, pursuant to the DLLCA, the sole member of Merger Sub has (a) determined that the Merger is fair to, advisable and in the best interests of Merger Sub and its sole member and resolved to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
Section 1.1 Merger. Upon the terms and subject to the conditions set forth herein and in accordance with Section 18-209 of the DLLCA and the Fourth Amended and Restated Limited Liability Company Agreement of the Company (the “Company LLC Agreement”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease and the Company shall become a wholly owned subsidiary of Parent (the “Surviving Entity”).
Section 1.2 Closing. On the terms and subject to the conditions set forth herein, the consummation of the transactions (the “Closing”) shall take place immediately after the conditions set forth herein in Section 3.1 have been satisfied or waived (other than those conditions that, by their nature or pursuant to the terms of this Agreement are to be satisfied or waived at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions) by the electronic exchange of documents, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”
Section 1.3 Effective Time; Effects of Merger.
(a) The consummation of the Merger will have the effects set forth in the DLLCA and the Company LLC Agreement, including, without limitation, the vesting in the Surviving Entity of (i) all rights, privileges and powers of the Company and Merger Sub, and (ii) all debts, liabilities and duties of the Company and Merger Sub.
(b) At the Closing and subject to the terms and conditions hereof, the parties shall file with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger relating to the Merger, executed in accordance with, and containing such information as required by, the relevant provisions of the DLLCA (the “Certificate of Merger”), and at or prior to the Closing Date, shall make all other filings required under the DLLCA or by the Secretary of State in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State or at such later time as Parent and the Company agree and specify in the Certificate of Merger (the “Effective Time”). The Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA.

(c) If at any time the Surviving Entity shall consider or be advised that any further assignment, conveyance or assurance is necessary, proper or advisable under Applicable Law to vest, perfect or confirm of record in the Surviving Entity the title to any property or right of the Company, or otherwise, to carry out the provisions hereof, the proper representatives of the Company as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in the Surviving Entity and otherwise to carry out the provisions hereof.
Section 1.4 Certificate of Formation and LLC Agreement; Directors and Officers. Unless otherwise determined by the Parties prior to the Effective Time:
(a) the certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Formation of the Surviving Entity, until otherwise amended;
(b) the limited liability company agreement of the Surviving Entity shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to be in the form as agreed between the Parties prior to the Effective Time;
(c) the directors and officers of the Company immediately prior to the Effective Time shall, at the Effective Time, be the directors and officers of Parent and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be; and
(d) Parent shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time:
(i) the Parent Board shall consist of a number of directors equal to the number of directors of the Company Board immediately prior to the Effective Time;
(ii) the Parent Board shall be divided into three (3) classes, designated Class I, II and III, with the size of each of class equal to the size of the corresponding class of the Company Board immediately prior to the Effective Time;
(iii) the members of each class of the Parent Board shall be the same individuals as the members of the corresponding class of the Company Board immediately prior to the Effective Time; and
(iv) the officers of Parent shall be the same individuals, and hold the same titles, as the officers of the Company immediately prior to the Effective Time.
ARTICLE II
Section 2.1 Conversion of Shares.
(a) Each Company Common Share that is issued and outstanding immediately prior to the Effective Time, will be cancelled and automatically exchanged for one newly issued Parent Ordinary Share (such aggregate amount, the “Company Common Share Merger Consideration”).
(b) Each Company Series A Preferred Share that is issued and outstanding immediately prior to the Effective Time will be automatically exchanged for one newly issued Parent Series A Preferred Share (such aggregate amount, the “Company Series A Preferred Share Merger Consideration”). The Company Series A Preferred Shares shall remain outstanding following the Effective Time, will be owned by Parent, and shall not be cancelled.
(c) Each Company Series B Preferred Share that is issued and outstanding immediately prior to the Effective Time will be automatically exchanged for one newly issued Parent Series B Preferred Share (such aggregate amount, the “Company Series B Preferred Share Merger Consideration”). The Company Series B Preferred Shares shall remain outstanding following the Effective Time, will be owned by Parent, and shall not be cancelled.
(d) Each Company Series C Preferred Share that is issued and outstanding immediately prior to the Effective Time will be exchanged for one newly issued Parent Series C Preferred Share (such aggregate amount, the “Company Series C Preferred Share Merger Consideration”). The Company Series C Preferred Shares shall remain outstanding following the Effective Time, will be owned by Parent, and shall not be cancelled.

(e) At the Effective Time, each Company Common Share owned by the Company as treasury stock, and any shares of Company Common Shares owned by Parent or any wholly owned subsidiary of Parent immediately prior to the Effective Time, if any, shall be cancelled and extinguished without any conversion thereof or consideration therefor and shall cease to exist.
(f) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any other Person, each common share of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one common share of the Surviving Entity (and the shares of the Surviving Entity into which the common shares of Merger Sub are so converted together with the Company Preferred Shares exchanged pursuant to this Section 2.1 shall be the only shares of the Surviving Entity’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate (if any) evidencing ownership of a number of common shares of Merger Sub or a number of Company Preferred Shares will evidence ownership of such number of common shares or Company Preferred Shares of the Surviving Entity.
(g) All Parent Shares owned by the Company will be surrendered and cancelled for no consideration (the “Share Surrender”).
(h) Notwithstanding anything to the contrary contained herein, in the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Shares occurring after the date of this Agreement and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
Section 2.2 No Appraisal Rights. In accordance with Section 18-210 of the DLLCA and Section 10.3 of the Company LLC Agreement, no appraisal rights shall be available to holders of Company Capital Stock or common shares of Merger Sub in connection with the Merger.
Section 2.3 Payment of Merger Consideration.
(a) Effect of Closing on Company Capital Stock. As of the Effective Time, each holder of a certificate (if any) that immediately prior to the Effective Time represented any shares of Company Capital Stock (each, a “Company Stock Certificate”) and each holder of a book-entry share that immediately prior to the Effective Time represented any shares of Company Capital Stock (each, a “Book-Entry Share”) shall cease to have any rights with respect to such shares of Company Capital Stock, except the right to receive the consideration to be paid in consideration therefor in accordance with and subject to the terms of this Agreement, without interest.
(b) Payment of Merger Consideration. On the Closing Date, Parent shall allot and issue the Parent Ordinary Shares and Parent Preferred Shares (collectively, the “Parent Shares”) representing the Merger Consideration to each Securityholder and shall cause its register of members to be updated to reflect the issuance of the relevant Parent Shares to the relevant Securityholders.
(c) Share Surrender. On the Closing Date, Parent shall accept the Share Surrender and cause its register of members to be updated to reflect the surrender and cancellation of all Parent shares owned by the Company.
(d) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Capital Stock upon the surrender for exchange of Company Stock Certificates in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Company Stock Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Entity or Surviving Entity of the shares of Company Capital Stock outstanding immediately prior to the Effective Time.
(e) Tax Treatment. The Parties intend that, for U.S. federal (as well as corresponding state and local) income tax purposes, (i) the assumption of the Assumed Debt by the Company for U.S. federal income tax purposes as a result of the Merger will be treated as a distribution from Parent to the Company as described in Section 301 of the Code and as a decrease of each Securityholder’s allocable share of the Company’s liabilities under Section 752 of the Code, (ii) the receipt of Merger Consideration by the Securityholders will be treated as a liquidating distribution from the Company to its partners as described in Section 731 of the Code, and (iii) the Merger will result in the complete liquidation and termination of the Company for U.S. federal income tax purposes under Sections 708(b)(1) and 761(d) of the Code. The Parties agree for U.S. federal income tax purposes (as well as corresponding state and local income tax purposes) to report consistently with the treatment described in this Section 2.3, and none of the Parties hereto shall take any position inconsistent with such treatment unless required pursuant to a determination (as defined in Section 1313 of the Code).
ARTICLE III
Section 3.1 Conditions Precedent. The respective obligation of the Parties to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a) this Agreement shall have been adopted at a meeting of shareholders of the Company by the affirmative vote of holders of a majority of the issued and outstanding Company Common Shares entitled to vote on thereon in accordance with the certificate of formation and limited liability company agreement of the Company and Applicable Law, including the applicable rules of The NASDAQ Stock Market LLC (“NASDAQ”);
(b) no Applicable Law and no judgment, preliminary, temporary or permanent or other legal restraint or prohibition and no binding Order or determination by any Governmental Authority shall be in effect that prevents, makes illegal, restrains, enjoins or otherwise prohibits the consummation of the Merger;
(c) the SEC shall have declared the registration statement effective under the Securities Act, no stop order or similar restraining order by the SEC suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall be pending before the SEC; and
(d) The Parent Shares to be issued pursuant to the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance; and
(e) Parent shall have completed the Holdco Merger and the Recapitalization.
ARTICLE IV
Section 4.1 Further Assurances. From time to time, as and when required by the Surviving Entity or by its successors and assigns, there shall be executed and delivered on behalf of Parent, Merger Sub and the Company such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Entity the title to and possession of all rights, privileges and powers of Merger Sub and the Company and otherwise to carry out the purposes of this Agreement, and the officers of the Surviving Entity are fully authorized in the name and on behalf of Parent, Merger Sub and the Company or otherwise to take any and all such action to execute and deliver any and all such deeds and other instruments.
Section 4.2 Severability. If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by a court of competent jurisdiction otherwise becomes invalid, illegal or unenforceable in any respect, in whole or in part, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Notwithstanding the foregoing, if such provision (or portion thereof) could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be deemed to be so narrowly drawn, without invalidating any of the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 4.3 Entire Agreement. This Agreement and any other instrument to be executed in connection herewith or submitted to Governmental Authorities in connection with the transactions contemplated by this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.
Section 4.4 Assignment. This Agreement and the rights and obligations hereunder may not be assigned by operation of law or otherwise without the prior written consent of the other Parties (which consent may be granted or withheld in the sole discretion of any such Party), as the case may be, and any attempted assignment that is not in accordance with this Section 4.4 shall be null and void.
Section 4.5 Amendment and Modification. This Agreement may be amended or modified at any time by the Parties, but only pursuant to an instrument in writing signed by the Parties in accordance with applicable provisions of the laws of the State of Delaware.
Section 4.6 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other entity or person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
Section 4.7 Descriptive Headings; Construction. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement or in any way affect this Agreement. Unless the context requires otherwise, (i) references to a “Section” refer to a Section of this Agreement, (ii) the terms “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the singular form of nouns, pronouns and verbs shall include the plural and vice versa, (iv) references to an entity or person are also to its successors and permitted assigns and (v) the terms “in writing,” “written communications,” “written notice,” and words of similar import shall be deemed satisfied under this Agreement by use of email and other forms of electronic communication or transmission.
Section 4.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.
Section 4.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 4.10 Certain Definitions. As used herein, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.
“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.
“Company Capital Stock” means the Company Common Shares and the Company Preferred Shares.
“Company Stockholder Approval” means the affirmative vote (in person or by proxy) or written consent of the holders of a majority of the issued and outstanding Company Common Shares entitled to vote on such thereon.
“Governmental Authority” means any government, court, tribunal, arbitrator, regulatory or administrative agency, commission, department, board, bureau or authority or other governmental or regulatory instrumentality, federal, state or local, domestic, foreign or multinational, or any political subdivision thereof.
“Merger Consideration” means the Company Common Share Merger Consideration, the Company Series A Preferred Share Merger Consideration, the Company Series B Preferred Share Merger Consideration and the Company Series C Preferred Share Merger Consideration.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“Person” means an individual, a corporation, a company, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securityholder” means each holder of share of Company Capital Stock as of immediately prior to the Effective Time.
“Taxes” means any and all taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority, including any income (net or gross), franchise, windfall or other profits, gross receipts, premiums, property (real or personal, tangible or intangible), escheat, unclaimed property, sales, use, value added, net worth, margins, assets, capital stock, business organization, commercial activity, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, leasing, lease, user, ad valorem, stamp, transfer, value-added, gains tax, license, recording, registration and documentation fees, severance, occupation, environmental, customs duties, disability, registration, alternative or add-on minimum, estimated tax, or other tax, or other like assessment, levy or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized persons as of the date first above written.
FTAI FINANCE HOLDCO LTD.

By:	/s/ Eun (Angela) Nam
	Name:	Eun (Angela) Nam
	Title:	Chief Financial Officer and Chief Accounting Officer

FTAI AVIATION MERGER SUB LLC

By:	/s/ Joseph P. Adams, Jr.
	Name:	Joseph P. Adams, Jr.
	Title:	Authorized Person

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

By:	/s/ Kevin Krieger
	Name:	Kevin Krieger
	Title:	Secretary
[Signature Page to Agreement and Plan of Merger]

Annex B
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

FTAI AVIATION LTD.
(ADOPTED BY SPECIAL RESOLUTION DATED [  ] 2022)

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
FTAI AVIATION LTD.
(ADOPTED BY SPECIAL RESOLUTION DATED [   ] 2022)
1	The name of the Company is FTAI Aviation Ltd..
2
The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4
Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Act.

5	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.
6	The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.
7	The share capital of the Company is US$22,000,000 divided into 2,000,000,000 Ordinary Shares of a par value of US$0.01 each and 200,000,000 Preferred Shares of a par value of US$0.01 each.
8	The Company may exercise the power contained in the Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.
9	Capitalised terms that are not defined in this Memorandum bear the meaning given in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
FTAI AVIATION LTD.
(ADOPTED BY SPECIAL RESOLUTION DATED [   ] 2022)
1	Interpretation
1.1	In these Articles, Table A in the First Schedule to the Act does not apply and, unless there is something in the subject or context inconsistent therewith:
“Act”	the Companies Act (As Revised) of the Cayman Islands.

“Additional Preferred Holder”	means, with respect to any Additional Preferred Shares, the Record Holder of such Additional Preferred Shares

“Additional Preferred Shares”
means Shares of any class that entitles the Record Holders thereof to a preference or priority over the Record Holders of the Common Shares in (a) the right to share profits or losses or items thereof, (b) the right to share in Company distributions, or (c) rights upon dissolution or liquidation of the Company that may be created from time to time in accordance with these Articles.

“Additional Preferred Share Designation”	means the Share Designation with respect to any Additional Preferred Shares.

“allotment”	shares are taken to be allotted when a person acquires the unconditional right to be included in the Register of Members in respect of those shares.

“Affiliate”
means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law”
means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”
means these amended and restated articles of association of the Company, and includes any exhibits, annexures or schedules hereto (including, for the avoidance of doubt, the Issued Preferred Shares Designations).

“Audit Committee”	means the audit committee of the board of Directors established pursuant to these Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Cause”
means, with respect to each Director (a) the failure by such Director to perform his or her assigned duties for the Company, (b) committing any material breach or violation of the Company’s policies, (c) engaging in any dishonesty, fraud, embezzlement, misappropriation, conversion of assets or gross misconduct detrimental to the Company’s interests, or (d) the commission of any act or omission that results in, or may reasonably expected to result in, a conviction of, or the entry of a pleading of guilty or nolo contendere to, any felony or crime involving moral turpitude.

“Certificate”
means a certificate (i) substantially in the form of Exhibit A (in the case of Common Shares), Exhibit B (in the case of Series A Preferred Shares), Exhibit C (in the case of the Series B Preferred Shares) or Exhibit D (in the case of the Series C Preferred Shares) to these Articles, (ii) in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the Directors, issued by the Company.

“Chairperson”	means the chairperson of the board of Directors elected in accordance with Article 27.7.

“Chief Executive Officer”	means the chief executive officer of the Company appointed by the Directors in accordance with Article 31.7(a).

“Chief Financial Officer”	means the chief financial officer of the Company appointed by the Directors in accordance with Article 31.7(b).

“Clearing House”
means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Code”
means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission”	means the United States Securities and Exchange Commission.

“Common Members”	means the Members that hold Common Shares, and shall only refer to the Common Shares (and not any Preferred Shares) held by such Members.

“Common Shares”	means ordinary shares of a par value of US$0.01 each in the share capital of the Company.

“Company”	means the above named company.

“Company Group”	means the Company and each Subsidiary of the Company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of Directors established pursuant to these Articles, or any successor committee.

“Depository”	means, with respect to any Shares issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Designated Stock Exchange”	the Nasdaq Global Select Market and any other stock exchange or interdealer quotation system listed in Schedule 4 of the Act on which shares in the capital of the Company are listed or quoted.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend resolved to be paid on Shares pursuant to these Articles, and includes a distribution or interim dividend or interim distribution.

“Electronic Communication”
means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Governmental Entity”	means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Group Member”	means a member of the Company Group.

“Indemnified Person”
means (a) any Person who is or was a Director or officer of the Company, (b) any Person who is or was serving at the request of the Company as an officer, director, member, manager, partner, tax matter partner, fiduciary or trustee of another Person (including any Subsidiary); provided, that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (c) any Person the Directors designate as an “Indemnified Person” for purposes of these Articles.

“Independent Director”
means a Director who (i) qualifies as an “independent director” within the meaning of the corporate governance listing standards from time to time adopted by the Designated Stock Exchange with respect to the composition of the board of directors of a listed company (without regard to any independence criteria applicable under such standards only to the members of a committee of the board of directors) and (ii) also satisfies the minimum requirements of director independence of Rule 10A-3(b)(1) under the Exchange Act (as from time to time in effect), whether or not such Director is a member of the Audit Committee.

“Initial Members”	means FTAI Offshore Holdings L.P. and Fortress Worldwide Transportation and Infrastructure Investors LP

“Issued Preferred Holders”	means the Series A Holders, the Series B Holders and the Series C Holders, and shall include Additional Preferred Holders (as applicable).

“Issued Preferred Shares”	means the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares, and shall include Additional Preferred Shares (as applicable).

“Issued Preferred Shares Designations”
means the Series A Preferred Share Designation, the Series B Preferred Share Designation and the Series C Preferred Share Designation, and shall include any Additional Preferred Share Designation (as applicable). For the avoidance of doubt, any reference in these Articles to an “applicable” Issued Preferred Shares Designation means, (i) with respect to the Series A Preferred Shares, the Series A Holders or the Series A Nonpayment Directors, the Series A Preferred Share Designation, (ii) with respect to the Series B Preferred Shares, the Series B Holders or the Series B Nonpayment Directors, the Series B Preferred Share Designation, (iii) with respect to the Series C Preferred Shares, the Series C Holders or the Series C Nonpayment Directors, the Series C Preferred Share Designation and (iv) with respect to any Additional Preferred Shares, the applicable Additional Preferred Share Designation.

“Issued Preferred Shares Liquidation Preference”
means, (i) with respect to the Series A Preferred Shares, the Series A Liquidation Preference, (ii) with respect to the Series B Preferred Shares, the Series B Liquidation Preference and (iii) with respect to the Series C Preferred Shares, the Series C Liquidation Preference.

“Issued Preferred Shares Nonpayment Board Expansion”	means a Series A Nonpayment Board Expansion, a Series B Nonpayment Board Expansion or a Series C Nonpayment Board Expansion, as applicable.

“Issued Preferred Shares Nonpayment Directors”
means the Series A Nonpayment Directors, the Series B Nonpayment Directors or the Series C Nonpayment Directors, as applicable. For the avoidance of doubt, certain Issued Preferred Shares Nonpayment Directors may be Series A Nonpayment Directors, Series B Nonpayment Directors and Series C Nonpayment Directors.

“Liquidation Date”	means the date on which an event giving rise to the dissolution of the Company occurs.

“Liquidator”	means one or more Persons selected by the Directors to perform the functions of the liquidator of the Company as described in Articles 40.2 and 40.3.

“Manager”
means FIG LLC, a Delaware limited liability company, together with its permitted assignees under the Management and Advisory Agreement, dated as of [  ] 2022, between, among others, the Company and FIG LLC, as amended, supplemented or restated from time to time.

“Member”	has the same meaning as in the Act.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Merger Agreement”	has the meaning assigned to such term in Article 44.2.

“National Securities Exchange”	means an exchange registered with the Commission under Section 6(a) of the Exchange Act.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of Directors established pursuant to these Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority regard shall be had to the number of votes to which each Member is entitled by these Articles.

“Outstanding”
means, with respect to a class or series of Shares, all Shares of such class or series that are issued by the Company and reflected as outstanding on the Register of Members as of the date of determination.

“Percentage Interest”
means, as of any date of determination, (i) as to any Common Shares, the product obtained by multiplying (a) 100% less the percentage applicable to the Shares referred to in clause (ii) by (b) the quotient obtained by dividing (x) the number of such Common Shares by (y) the total number of all Outstanding Common Shares, and (ii) as to any other Shares, if applicable, the percentage established for such Shares by the Directors as a part of the issuance of such Shares. For the avoidance of doubt, as set forth in the applicable Issued Preferred Shares Designation, no “Percentage Interest” has been established for any series of Issued Preferred Shares.

“Person” or “person”	means any individual, corporation, company, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Preferred Shares”	means the Issued Preferred Shares.

“Quarter”	means, unless the context requires otherwise, a fiscal quarter of the Company.

“Record Date”
means, with respect to any class or series of Shares, the date established by the Company in accordance with Article 4 for determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose; provided that the Record Date for determining the identity of Issued Preferred Holders entitled to receive payment of distributions on any Issued Preferred Shares shall be determined in accordance with the applicable Issued Preferred Shares Designation.

“Record Holder” or “holder”	means, with respect to any Shares, the Person in whose name is entered in the Register of Members as the holder of such Share as of the opening of business on a particular Business Day.

“Register of Members”
means the register of Members maintained in accordance with the Act, and includes (except where otherwise stated) any branch or duplicate register of Members, on behalf of the Company by the Transfer Agent.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	means the secretary of the Company appointed by the Directors in accordance with Article 31.7(c).

“Securities Act”	means the United States Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Series A Holder”	has the meaning set forth in the Series A Preferred Share Designation.

“Series A Liquidation Preference”	has the meaning set forth in the Series A Preferred Share Designation.

“Series A Preferred Share”	has the meaning set forth in the Series A Preferred Share Designation.

“Series A Preferred Share Designation”
means the Share Designation with respect to the 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares, annexed hereto as Annex A, as it may be amended, supplement or restated from time to time.

“Series A Nonpayment Board Expansion”	has the meaning set forth in the Series A Preferred Share Designation.

“Series A Nonpayment Directors”	has the meaning set forth in the Series A Preferred Share Designation.

“Series B Holder”	has the meaning set forth in the Series B Preferred Share Designation.

“Series B Liquidation Preference”	has the meaning set forth in the Series B Preferred Share Designation.

“Series B Preferred Share”	has the meaning set forth in the Series B Preferred Share Designation.

“Series B Preferred Share Designation”
means the Share Designation with respect to the 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares, annexed hereto as Annex B, as it may be amended, supplement or restated from time to time.

“Series B Nonpayment Board Expansion”	has the meaning set forth in the Series B Preferred Share Designation.

“Series B Nonpayment Directors”	has the meaning set forth in the Series B Preferred Share Designation.

“Series C Holder”	has the meaning set forth in the Series C Preferred Share Designation.

“Series C Liquidation Preference”	has the meaning set forth in the Series C Preferred Share Designation.

“Series C Preferred Share”	has the meaning set forth in the Series C Preferred Share Designation.
“Series C Preferred Share Designation”
means the Share Designation with respect to the 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares, annexed hereto as Annex C, as it may be amended, supplement or restated from time to time.

“Series C Nonpayment Board Expansion”	has the meaning set forth in the Series C Preferred Share Designation.

“Series C Nonpayment Directors”	has the meaning set forth in the Series C Preferred Share Designation.

“Share”
means any share in the capital of the Company (including Common Shares and Issued Preferred Shares) issued in accordance with these Articles and the Act, and includes a fraction of a share in the Company.

“Share Designation”	has the meaning assigned to such term in Article 2.1.

“Special Resolution”	has the same meaning as in the Act, and includes a unanimous written resolution.

“Subsidiary”
means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

“Surviving Entity”	has the meaning given to such term in Article 44.2(b).

“Transfer”
means, with respect to a Share, a transaction by which the Record Holder of such Share transfers such Share to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Transfer Agent”
means, with respect to any class of Shares, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for such class of Shares; provided that if no Transfer Agent is specifically designated for such class of Shares, the Company shall act in such capacity.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Act.

“U.S. GAAP”	means United States generally accepted accounting principles consistently applied.

“Voting Shares”
means the Common Shares and any other class of Shares issued by the Company that entitles the Record Holder thereof to vote on any matter submitted for consent or approval of Members generally under these Articles. For the avoidance of doubt, as set forth in the applicable Issued Preferred Shares Designation, the Issued Preferred Shares are not “Voting Shares” and the Issued Preferred Shares shall have only such voting rights as set forth in the applicable Issued Preferred Shares Designation or as otherwise required by applicable law.

1.2	In these Articles:
(a)	words importing the singular number include the plural number and vice versa;
(b)	words importing the masculine gender include the feminine gender;
(c)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(d)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(e)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(f)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms and, for the avoidance of doubt, the term “include” or “includes” means include or includes, without limitation, and “including” means including, without limitation;

(g)
the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(h)	headings are inserted for reference only and shall be ignored in construing these Articles;
(i)	any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;
(j)
any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply; and
(l)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect.

2	Issue of Shares and other Securities
2.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of additional Shares (including fractions of a Share), to such persons and at such times as they think proper, in one or more classes, with such designations, preferences, rights, powers and duties (which may be junior to, equivalent to, or senior or superior to, any existing classes of Shares), as shall be fixed by the Directors (each, including each Issued Preferred Shares Designation, a “Share Designation”), including (i) the right to share Company profits and losses or items thereof; (ii) the right to share in Company distributions, the dates distributions will be payable and whether distributions with respect to such series or class will be cumulative or non-cumulative; (iii) rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may redeem the Shares; (v) whether such Shares are issued with the privilege of conversion or exchange and, if so, the conversion or exchange price or prices or rate or rates, or any adjustments thereto, the date or dates on which, or the period or periods during which, the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made; (vi) the terms and conditions upon which such Shares will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest, if any, applicable to such Shares; (viii) the terms and amounts of any sinking fund provided for the purchase or redemption of Shares of the class or series; (ix) whether there will be restrictions on the issuance of Shares of the same class or series or any other class or series; and (x) the right, if any, of the holder of each such Share to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Shares.

2.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

2.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

2.4	The Company shall not issue Shares to bearer.
2.5	Shares shall only be issued as fully paid-up.
2.6	The Common Shares shall have the following rights:
(a)	as to voting: the holder of a Common Share shall (in respect of such Common Share) have the right to receive notice of, attend at and vote as a Member at any general meeting of the Company; and
(b)	as to capital: a Common Share shall confer upon the holder thereof the right in a winding up to participate in the surplus assets of the Company as provided in these Articles; and
(c)	as to income: the Common Shares shall confer on the holders thereof the right to receive dividends as provided in these Articles.
2.7	The Preferred Shares shall have the following rights:
(a)
as to voting: other than as expressly set out in the relevant Issued Preferred Shares Designation, the holder of a Preferred Share shall not (in respect of such Preferred Share) have the right to receive notice of, attend at or vote as a Member at any general meeting of the Company, but may vote at a separate Class meeting convened in accordance with these Articles; and

(b)
as to capital: a Preferred Share shall confer upon the holder thereof the right in a winding up to participate in the surplus assets of the Company as provided in the relevant Issued Preferred Shares Designation; and

(c)	as to income: the Preferred Shares shall confer on the holders thereof the right to receive dividends as provided in the relevant Issued Preferred Shares Designation.
3	Register of Members
3.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Act.
3.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Act. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

4	Closing Register of Members or Fixing Record Date
4.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed sixty days.

4.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance a date as the Record Date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, provided that such Record Date shall not exceed sixty days and be no less than ten days prior to the date where the determination will be made.

4.3
If the Register of Members is not so closed and no Record Date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date of the day immediately following the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the Record Date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

5	Certificates for Shares
5.1
Subject to these Articles, in connection with the Company’s issuance of Shares to any Person, if the Directors resolve that Certificates shall be issued to such Person, the Company shall issue one or more Certificates in the name of such Person evidencing the number of such Shares being so issued. Certificates shall be executed on behalf of the Company by the Chairperson or any Co-Chairperson, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary. Any or all of the signatures required on the Certificate may be by facsimile. If any officer who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such officer before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such officer at the date of issue. Certificates for each class of Shares shall be consecutively numbered and shall be entered on the Register of Members as they are issued and shall exhibit the holder’s name and number and type of Shares.

5.2
The Company shall not be bound to issue more than one Certificate for Shares held jointly by more than one person and delivery of a Certificate to one joint holder shall be a sufficient delivery to all of them.

5.3
If any mutilated Certificate is surrendered to the Company, the appropriate officers on behalf of the Company shall execute and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of Shares as the Certificate so surrendered. The appropriate officers on behalf of the Company shall execute and deliver, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate: (i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen; (ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the Company. If a Member fails to notify the Company within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Shares represented by the Certificate is registered before the Company receives such notification, the Member shall be precluded from making any claim against the Company for such transfer or for a new Certificate. As a condition to the issuance of any new Certificate under this Article 5.3, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

5.4
Every Certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the Certificate. The Company will not be responsible for any Certificate lost or delayed in the course of delivery.

5.5
Certificates shall be issued within the relevant time limit as prescribed by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

6	Transfer of Shares
6.1
Subject to the terms of these Articles, any Member may Transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock

Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to these Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the Transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.
6.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

6.3
The Company shall not recognize any Transfer of Shares until the Certificates evidencing such Shares (if any) are surrendered for registration of the Transfer. No charge shall be imposed by the Company for such Transfer; provided, that as a condition to the issuance of any new Certificate, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

6.4	The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.
6.5
By acceptance of the Transfer of any Share, each transferee of a Share (including any nominee holder or an agent or representative acquiring such Shares for the account of another Person) (i) shall be deemed to agree to be bound by the terms of the Memorandum and these Articles, and (ii) shall become the Record Holder of the Shares so transferred. The transfer of any Shares to any new Member shall not constitute an amendment to these Articles.

6.6
Nothing contained in these Articles shall preclude the settlement of any transactions involving Shares entered into through the facilities of any National Securities Exchange on which such Shares are listed for trading.

7	Redemption, Repurchase and Surrender of Shares
7.1
Subject to the provisions of the Act, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. For the avoidance of doubt, a Special Resolution shall not be required to approve the redemption of Issued Preferred Shares in such manner and upon such other terms contemplated by the respective Issued Preferred Shares Designation.

7.2
Subject to the provisions of the Act, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

7.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Act, including out of capital.
7.4	The Directors may accept the surrender for no consideration of any fully paid Share.
8	Treasury Shares
8.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

8.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
9	Variation of Rights of Shares
9.1
Subject to Article 3.1 and subject to the terms of the Issued Preferred Shares Designations, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the approval of a resolution passed by the holders of not less than two-thirds of the issued Shares of that class at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least two-thirds of the issued Shares of the class.

9.2
For the purposes of a separate class meeting, subject to the terms of the Issued Preferred Shares Designations, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

9.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

10	Commission on Sale of Shares
The Company may, in so far as the Act permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
11	Non Recognition of Trusts
The Company shall be entitled to recognize the Record Holder as the owner of a Share and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Shares are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Shares, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Shares.
12	Lien on Shares
12.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

12.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

12.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under these Articles.

12.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

13	Transmission of Shares
13.1
If a Member dies, the survivor or survivors (where they were a joint holder), or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member's Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

13.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

13.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to these Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

14	Amendments of Memorandum and Articles of Association and Alteration of Capital
14.1	The Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

14.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

14.3	Subject to the provisions of the Act and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to these Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund, provided that any such actions by the Company shall additionally require the approval of the board of Directors prior to being submitted to the Members for approval.
15	Offices and Places of Business
Subject to the provisions of the Act, the Company may by resolution of the Directors change the location of its Registered Office. The principal office of the Company shall be located at 1345 Avenue of the Americas, 45th floor, New York, New York 10105 or such other place as the Directors determine. The Company may, in addition to its Registered Office and principal office, maintain such other offices or places of business as the Directors determine.
16	General Meetings
16.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
16.2
For so long as the Company's shares are traded on a Designated Stock Exchange, an annual general meeting of the Company shall be held in each year, other than in the year in which these Articles are adopted, at such time as determined by the Directors and the Company may, but shall not (unless required by the Act) be obliged to, in each year hold any other general meeting.

16.3
The agenda for the annual general meeting shall be set by the Directors and shall include the election of the Directors in accordance with Article 25.1, the presentation of the report of the Directors (if any) and any proposals to be submitted to the Members for consideration at the annual general meeting at the request of any Member, provided such Member complies with Article 16.4.

16.4
A Member may by written notice to the Company, not less than 90 days' and no more than 120 days' prior to the anniversary of the date of the preceding annual general meeting, and in the case of the first annual general meeting, no later than 25 February 2023 and no earlier than 26 January 2023, request that any proposal be submitted for consideration by the Members at the annual general meeting, provided that such Member is a Record Holder as at the date of such written notice and provided that such proposal may be properly submitted to the Members for approval in accordance with these Articles and the Act. Such submission shall include the proposal to be considered, details as to the background and reasoning for the proposal and the full text of the resolution to be put to the Members for approval at the annual general meeting, including as to whether the resolution is to be decided by Ordinary Resolution or Special Resolution.

16.5
The Directors, the Chief Executive Officer, the Chairperson or the committee of the board of Directors that has been duly designated by the Directors and delegated such powers, may call general meetings, and shall call a meeting of Issued Preferred Holders as requested in accordance with the applicable Issued Preferred Shares Designation. For the avoidance of doubt, Members shall not have the ability to call general meetings (other than as set out in each Issued Preferred Shares Designation).

17	Notice of General Meetings
17.1
At least ten clear days', and no more than sixty clear days', notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company.

17.2
Whenever notice to the Members is required to be given under these Articles, a written waiver, signed by the Person entitled to notice, whether before or after the time stated therein, or a waiver by electronic transmission by the Person or Persons entitled to notice, or a waiver by electronic transmission by the Person or Persons entitled to notice whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at any such meeting of the Members shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any general meeting of the Company need be specified in any written waiver of notice unless so required by resolution of the board of Directors. Any Member so waiving notice of a meeting shall be bound by the proceedings of such meeting in all respects as if due notice thereof had been given. All waivers and approvals shall be filed with the Company records or made part of the minutes of the meeting.

17.3
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

18	Proceedings at General Meetings
18.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Voting Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

18.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

18.3
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

18.4
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the Chairperson shall preside as chairperson at such general meeting. If there is no Chairperson, or if the Chairperson shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

18.5
If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

18.6	Subject to these Articles and the Act:
(a)	the Directors may adopt by resolution such rules and regulations for the conduct of any meeting; and
(b)
except to the extent inconsistent with the rules and regulations adopted by the Directors, the chairperson shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.

18.7
The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

18.8
When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

18.9
If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

18.10
When a general meeting is postponed for 30 days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

18.11	A resolution put to the vote of the meeting shall be decided on a poll.
18.12	A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting.
18.13	In the case of an equality of votes the chairperson shall not be entitled to a second or casting vote.
19	Votes of Members
19.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which they are the holder. For the avoidance of doubt:
(a)
each holder of Outstanding Common Shares shall be entitled to one vote on all matters submitted to the Members for approval for each Outstanding Common Share held by such holder, save that such holder shall have no voting rights, in respect of each Outstanding Common Share held by such holder, pursuant to any Issued Preferred Shares Designation, including in respect of the appointment of any Issued Preferred Shares Nonpayment Directors in accordance with the provisions of the applicable Issued Preferred Shares Designation; and

(b)
each holder of Outstanding Preferred Shares shall have no voting rights in respect of such Outstanding Preferred Shares held by such holder, save that such holder shall have shall have such voting rights, in respect of each Outstanding Preferred Share held by such holder, set out in the applicable Issued Preferred Shares Designation, including in respect of the appointment of any Issued Preferred Shares Nonpayment Directors in accordance with the provisions of the applicable Issued Preferred Shares Designation.

19.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

19.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

19.4
No person shall be entitled to vote at any general meeting unless such person is registered as a Member on the Record Date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

19.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

19.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

19.7
A Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

20	Proxies
20.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

20.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

20.3
The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

20.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

20.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

21	Corporate Members
21.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

21.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).
22	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
23	Directors
23.1
There shall be a board of Directors consisting of such number of Directors as the then elected or appointed Directors shall determine, which number of Directors shall not less than three Persons and no more than nine Persons, provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors and provided further that the limits in the number of Directors may be increased or decreased in accordance with any Issued Preferred Shares Designation.

23.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of these Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting following the adoption of these Articles, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting following the adoption of these Articles and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting following the adoption of these Articles. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Act or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in these Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director may be reelected following the expiration of such Director’s term of office. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until their successor shall have been elected and qualified. Except for any increase or decrease in the number of Directors in accordance with any Issued Preferred Shares Designation, if the number of Directors is changed pursuant to Article 23.1, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class appointed to fill a vacancy resulting from an increase in such class or from the death, resignation or removal from office of a Director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. This Article 23.2 shall not apply to any Issued Preferred Shares Nonpayment Directors and the terms relating to the office of any such Issued Preferred Shares Nonpayment Directors shall be determined by the applicable Issued Preferred Shares Designation and Article 26(e) (as applicable).

24	Powers of Directors
24.1
Subject to the provisions of the Act, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given.

24.2
Without limiting the generality of Article 24.1, and subject to the provisions of the Act, the Memorandum and these Articles and to any directions given by Special Resolution, the Directors shall have full power and authority to do, and to direct or delegate their power to the Officers to do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, including the following:

(a)
the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Shares, and the incurring of any other obligations;

(b)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;
(c)
the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (subject, however, to any prior approval of Members that may be required under these Articles or the Act);

(d)
the adoption, amendment, revision or termination of any policies or guidelines with respect to acquisitions or investments made on behalf of any Group Member by an external manager of the Company (including the Manager);

(e)
the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of the Memorandum and these Articles, including the financing of the conduct of the operations of the Company and its Subsidiaries; the lending of funds to other Persons (including other Group Members); the repayment of obligations of the Company and its Subsidiaries; and the making of capital contributions to any Member of the Company or any of its Subsidiaries;

(f)
the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company);

(g)	the declaration and payment of distributions of cash or other assets to Members;
(h)
the selection and dismissal of an external manager, officers, employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring, and the creation and operation of employee benefit plans, employee programs and employee practices;

(i)	the entering into agreements and amendments thereto, including management agreements, with an external manager (including the Manager);
(j)	the maintenance of insurance for the benefit of the Company Group and the Indemnified Persons;
(k)
the formation of, or acquisition or disposition of an interest in, and the contribution of property and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity or arrangement;

(l)
the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation;

(m)	the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(n)	the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Shares from, or requesting that trading be suspended on, any such exchange;
(o)	the issuance, sale or other disposition, and the purchase or other acquisition, of Shares or options, rights, warrants or appreciation rights relating to Shares, including to the Manager;
(p)	the undertaking of any action in connection with the Company’s interest or participation in any Group Member;

(q)
the registration of any offer, issuance, sale or resale of Shares or other securities issued or to be issued by the Company under the Securities Act and any other applicable securities laws (including any resale of Shares or other securities by Members or other security holders); and

(r)	the execution and delivery of agreements with Affiliates of the Company or any external manager (including the Manager) to render services to a Group Member.
24.3
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

25	Election, Appointment and Removal of Directors
25.1	Subject to Articles 25.2 and 25.3, the Company may elect any person to be a Director in accordance with this Article 25.1.
(a)	Nominations.
Prior to each annual general meeting, candidates may be nominated for election in respect of the class of Directors who's term shall expire at that annual general meeting as follows:
(i)	by the Directors; or
(ii)
by a holder of Outstanding Voting Shares who holds a sufficient number of Outstanding Voting Shares to elect one or more members to the board of Directors assuming that such holder cast all of the votes it is entitled to cast in respect of its Outstanding Voting Shares in such election in favour of a single candidate and candidate received no other votes from any other holder of Outstanding Voting Shares, provided that such holder delivers written notice of such nomination to the Company not less than 90 days' and no more than 120 days' prior to the anniversary of the date of the preceding annual general meeting, and in the case of the first annual general meeting, no later than 25 February 2023 and no earlier than 26 January 2023 and provided further that such holder is a Record Holder as at the date of such written notice.

(b)	Presentation of Candidates.
The Directors shall present to the holders of Outstanding Voting Shares nominations of candidates for election to the board of Directors (or recommend the election of such candidates as nominated by others) such that, and shall take such other corporate actions as may be reasonably required to provide that, to the best knowledge of the Directors, if such candidates are elected by the holders of Outstanding Voting Shares, at least a majority of the members of the board of Directors shall be Independent Directors.
(c)	Election of Directors.
The Directors shall be elected at each annual general meeting, and each Director elected shall hold office until the third succeeding meeting next after such Director’s election and until such Director’s successor is duly elected and qualified, or until such Director’s office is vacated in accordance with Article 26. The Directors shall be elected by a plurality of the votes of the holders of Outstanding Voting Shares present in person or represented by proxy and entitled to vote on the election of Directors at any annual general meeting. By way of example, if the class of Directors who's term is expiring at the next annual meeting has three Directors in such class, and there are nominated five candidates for election, at the annual general meeting, each holder of Outstanding Voting Shares shall have one vote for their preferred Director to be elected to the vacated office of each Director who's term expires at the annual general meeting (i.e. three votes in total for their three preferred Directors) and the three candidates who receive the most number of votes shall be elected as Directors.
25.2
Any vacancy on the board of Directors that results from newly created directorships resulting from any increase in the authorized number of Directors in accordance with Article 23.1 may be filled by the Directors then in office, and any other vacancies may be filled by the Directors then in office, though less than a quorum, or by a sole remaining Director or, solely in the event of the removal of the entire board of Directors, by the written consent of the holders of at least eighty percent (80%) of the voting power of the then issued and Outstanding Voting Shares. Any Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of such class pursuant to the foregoing sentence shall hold office for a term that shall coincide with the remaining term of that class and until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of such Director’s predecessor and until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal. The Directors shall only elect any Person to fill a vacancy on the board of Directors if, to the best knowledge of the Directors, after such person’s appointment at least a majority of the members of the board of Directors shall be Independent Directors.
25.3
Articles 25.1 and 25.2 shall not cause a Director who, upon commencing his or her service as a member of the board of Directors was determined by the Directors to be an Independent Director but did not in fact qualify as such, or who by reason of any change in circumstances ceases to qualify as an Independent Director, from serving the remainder of the term as a Director for which he or she was selected, and no action of the board of Directors shall be invalid by reason of the failure at any time of a majority of the members of the board of Directors to be Independent Directors.

25.4	Any Director may be removed for Cause by the affirmative vote of holders of at least eighty percent (80%) of the then Outstanding Voting Shares at a general meeting of the Company.
25.5
This Article 25 shall not apply to any Issued Preferred Shares Nonpayment Directors and the terms relating to the appointment and removal of any such Issued Preferred Shares Nonpayment Directors shall be determined by the applicable Issued Preferred Shares Designation and Article 26(e) (as applicable).

26	Vacation of Office of Director
The office of a Director shall be vacated if:
(a)	the Director gives notice in writing to the Company or the Chairman, the Chief Executive Officer or the Secretary that they resign the office of Director; or
(b)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or
(c)	the Director is found to be or becomes of unsound mind; or
(d)	removed for cause in accordance with Article 25.4; or
(e)	upon the termination of the term of office of any Issued Preferred Shares Nonpayment Director in accordance with the applicable Issued Preferred Shares Designation, and upon such vacation, any other office held by such Director in respect of the Company or position on any committee of the Directors shall also automatically be vacated.
27	Proceedings of Directors
27.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.
27.2
Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the Chairperson shall not have a second or casting vote.

27.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

27.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

27.5
The Chairman, the Chief Executive Officer or any two Directors may, or other Officer on the direction of such persons shall, call a meeting of the Directors by at least 24 hours' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of these Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

27.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

27.7
The Directors may elect a Chairperson of their board and determine the period for which they are to hold office; but if no such Chairperson is elected, or if at any meeting the Chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting. The Chairperson, who must be a Director (but is not required to be an employee of the Company) shall be designated by the Directors and, except where by law the signature of the Chief Executive Officer is required, the Chairperson shall possess the same power as the Chief Executive Officer to sign all contracts, certificates and other instruments of the Company that may be authorized by the Directors. During the absence or disability of the Chief Executive Officer, the Chairperson shall exercise all the powers and discharge all the duties of the Chief Executive Officer. The Chairperson shall also perform such other duties and may exercise such other powers as may from time to time be assigned by the Directors.

27.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

27.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

28	Presumption of Assent
A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
29	Directors' Interests
29.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

29.2
A Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

29.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

29.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

29.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

30	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
31	Delegation of Directors' Powers
31.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by these Articles regulating the proceedings of Directors, so far as they are capable of applying. Any Director serving on a committee of Directors may be removed from such committee at any time by the Directors.

31.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by these Articles regulating the proceedings of Directors, so far as they are capable of applying.

31.3
The Directors shall adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and shall have such powers as the Directors may delegate pursuant to these Articles and as required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number or qualification of Directors as the Directors shall from time to time determine (or such minimum number or qualification as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

31.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

31.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

31.6
Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the Chief Executive Officer, the Chief Financial Officer, the Secretary or any other officer authorized to do so by the Directors and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Directors may, by resolution, from time to time confer like powers upon any other person or persons.

31.7
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. The Officers are not required to hold Shares, and other than the Chairperson, are not required to be Directors. Without limiting the generality of the foregoing, and in addition to the election of the Chairperson, the Directors may appoint the following Officers with the following powers and authorisations in respect of the Company:

(a)	Chief Executive Officer.
The Chief Executive Officer shall, subject to the control of the board of Directors and if there be one, the Chairperson, have general supervision of the affairs of the Company, general and active control of all its business and shall see that all orders and resolutions of the Directors are carried into effect. In the absence or disability of the Chairperson, the Chief Executive Officer or his or her designee shall preside at all meetings of the Members and, provided the Chief Executive Officer is also a Director, the board of Directors. The Chief Executive Officer shall see that all orders and resolutions of the Directors and the Members are carried into effect. The Chief Executive Officer shall have general authority to execute bonds, deeds and contracts in the name of the Company and affix the seal of the Company thereto; to sign share certificates; to cause the employment or appointment of such employees and agents of the Company as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of these Articles; to remove or suspend any employee or agent who shall have been employed or appointed under the Chief Executive Officer’s authority or under authority of an officer subordinate to the Chief Executive Officer; to suspend for cause, pending final action by the authority which shall have elected or appointed the Chief Executive Officer, any officer subordinate to the Chief Executive Officer; and, in general, to exercise all the powers and authority usually appertaining to the chief executive officer of a company, except as otherwise provided in these Articles.
At the request of the Chief Executive Officer or in the Chief Executive Officer’s absence or in the event of the Chief Executive Officer’s inability or refusal to act (and if there be no Chairperson), another officer designated by the Directors shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. Each officer shall perform such other duties and have such other powers as the Directors from time to time may prescribe. If there be no Chairperson, the Directors shall designate an officer of the Company who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of the Chief Executive Officer to act, shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.
(b)	Chief Financial Officer.
The Chief Financial Officer shall, subject to the control of the Directors, and if there be one, the Chairperson, and the Chief Executive Officer, cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company and shall cause to be deposited all monies and other valuable effects in the name and to the credit of the Company in such depositories as shall be designated by the Directors or, in the absence of such designation in such depositories, as the Chief Financial Officer shall from time to time deem proper. The Chief Financial Officer shall be the Treasurer of the Company, unless another Treasurer shall be appointed. The Chief Financial Officer shall disburse the funds of the Company as shall be ordered by the Directors, taking proper vouchers for such disbursements, shall promptly render to the Chief Executive Officer and to the Directors such statements of the Chief Financial Officer’s transactions and accounts as the Chief Executive Officer and the Directors respectively may from time to time require, and in general, shall exercise all the powers and authority usually appertaining to the chief financial officer of a corporation, except as otherwise provided in these Articles.
(c)	Secretary.
Except as otherwise provided herein, the Secretary shall record all the proceedings of meetings of the Directors and all meetings of the Members in a book or books to be kept for that purpose, and the Secretary shall also perform like duties for committees of the Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members and meetings of the Directors, and shall perform such other duties as may be prescribed by the Directors, the Chairperson or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the Members and meetings of the Directors, and if there be no Assistant Secretary, then either the Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Company and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Directors may give general authority to any other officer to affix the seal of the Company and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.
31.8
Unless otherwise specified in the terms of their appointment an Officer may be removed by the Directors, with or without cause. An Officer may vacate their office at any time if the Officer gives notice in writing to the Company or the Chairman, the Chief Executive Officer or the Secretary that they resign their office.

31.9
Any Person dealing with the Company shall be entitled to assume that the Directors and any officer authorized by the Directors to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Directors or any officer of the Company as if it were the Company’s sole party in interest, both legally and beneficially. In no event shall any Person dealing with the Directors or any officer or its representatives be obligated to ascertain that the provisions of these Articles have been complied with or to inquire into the necessity or expedience of any act or action of the Directors or any officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Directors or any officer of the Company or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, these Articles were in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of these Articles and is binding upon the Company.
32	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
33	Remuneration of Directors
33.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

33.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director's ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

34	Seal
34.1
The Company may, if the Directors so determine, have a Seal. Save as expressly provided otherwise in these Articles, the Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

34.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a fax of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

34.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

35	Dividends, Distributions and Reserve
35.1
Subject to the Act and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

35.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid to Members in accordance with their respective Percentage Interests. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

35.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise. In addition, the Directors may withhold from payments or other distributions to the Members, and pay over to any U.S. federal, state or local government or any foreign government, any amounts required to be so withheld pursuant to any law. All amounts so withheld with respect to any payment or other distribution by the Company to the Members shall be treated as amounts paid to the Members with respect to which such amounts were withheld pursuant to this Article 35 or Article 40.3 for all purposes under these Articles.
35.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

35.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

35.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

35.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

35.8	No Dividend or other distribution shall bear interest against the Company.
35.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

35.10
Notwithstanding anything to the contrary in this Article 35, the Company shall not make or pay any distributions of cash or other assets with respect to the Issued Preferred Shares except for distributions expressly provided for by, and in accordance with, the applicable Issued Preferred Shares Designation.

36	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

37	Books of Account
37.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. generally accepted accounting principles. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

37.2
Subject to Article 37.4, the Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Act or authorised by the Directors or by the Company in general meeting.

37.3
Subject to Article 37.4, the Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

37.4
This Article 37.4 shall only apply with respect to Issued Preferred Shares for so long as the Company (i) is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or (ii) otherwise reports on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, after which time reporting obligations of the Company with respect to the Issued Preferred Holders shall be governed by Section 2.9 of the applicable Issued Preferred Shares Designation. As soon as practicable:

(a)
but in no event later than 120 days after the close of each fiscal year of the Company, the Directors shall cause to be mailed or made available to each Record Holder of a Share, as of a date selected by the Directors, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with U.S. generally accepted accounting principles, including a balance sheet and statements of operations, equity and cash flows, such statements to be audited by a registered public accounting firm selected by the Directors; and

(b)
but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Directors shall cause to be mailed or made available to each Record Holder of a Share, as of a date selected by the Directors, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Shares are listed for trading, or as the Directors determines to be necessary or appropriate.

38	Audit
38.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
38.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

38.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

38.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
38.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

38.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

38.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

39	Notices
39.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or email to such Member or to such Member's address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

39.2	Where a notice is sent by:
(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;
(d)
email or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
39.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

39.4
Notice of every general meeting shall be given in any manner authorised by these Articles to every holder of Shares carrying an entitlement to receive such notice on the Record Date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the

Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.
40	Winding Up
40.1	Winding Up.
The Company may be wound up in any manner provided for in the Act and shall be wound up upon:
(a)	a determination to wind up the Company by the board of Directors and the approval of the Company by Special Resolution; and
(b)	the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company and the approval of the Company by Special Resolution.
40.2	Liquidator.
Upon the winding up of the Company, the Directors shall select one or more Persons to act as Liquidator. The Liquidator (if other than a Director) shall be entitled to receive such compensation for its services as may be approved by Special Resolution.
40.3	Liquidation.
The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator:
(a)
Subject to Article 40.3(c), the assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Article 40.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. Notwithstanding anything to the contrary contained in these Articles, the Members may be compelled to accept a distribution of any asset in kind from the Company despite the fact that the percentage of the asset distributed to such Member exceeds the percentage of that asset which is equal to the percentage in which such Member shares in distributions from the Company. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b)
Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Article 40.2) and amounts to Members otherwise than in respect of their distribution rights under Article 35. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c)
Subject to the terms of any Share Designation (including the Issued Preferred Shares Designations) and the making of any payments required thereunder, all property and all cash in excess of that required to discharge liabilities as provided in Article 40.3(b) shall be distributed to the Members in accordance with their respective Percentage Interests.

40.4	No Partition.
To the maximum extent permitted by law, no Member shall have any right to a partition of the Company property.

41	Indemnity and Insurance
41.1
Every Indemnified Person shall, to the maximum extent permitted by law, be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default, and provided further that such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company and had no reasonable cause to believe such Indemnified Person's conduct was unlawful. No Indemnified Person shall, to the maximum extent permitted by law, be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person, and provided further that such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company and had no reasonable cause to believe such Indemnified Person's conduct was unlawful. No person shall be found to have committed actual fraud, wilful neglect or wilful default, or acted otherwise than in good faith and in a manner such Indemnified Person did not reasonably believe to be in or not opposed to the best interests of the Company and had reasonable cause to believe such Indemnified Person's conduct was unlawful under this Article, unless or until a court of competent jurisdiction shall have made a finding to that effect.

For the purposes of this Article 41.1 only, an Indemnified Person shall be deemed to have acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such Indemnified Person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such Indemnified Person by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The foregoing shall not be deemed to be exclusive or to limit in any way the circumstances in which an Indemnified Person may be deemed to have met the applicable standard of conduct for the purposes of this Article 41.1.
41.2
The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be promptly returned to the Company (without interest) by the Indemnified Person.

41.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

42	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
43	Transfer by Way of Continuation
If the Company is exempted as defined in the Act, it shall, subject to the provisions of the Act and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

44	Mergers and Consolidations
44.1	Authority.
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Act) upon such terms as the Directors may determine and (to the extent required by the Act) with the approval of a Special Resolution.
44.2	Procedure for Mergers and Consolidations.
If the Directors determine to approve a merger or consolidation, the Directors shall approve the written agreement of merger or consolidation (the “Merger Agreement”), which shall set forth:
(a)	the names and jurisdictions of formation or organization of each of the constituent entities proposing to merge or consolidate;
(b)	the name and jurisdiction of formation or organization of the constituent entity that is to survive the proposed merger or consolidation (the “Surviving Entity”);
(c)	the terms and conditions of the proposed merger or consolidation;
(d)
the manner and basis of exchanging or converting the rights or securities of, or interests in, each constituent entity for, or into, cash, property, rights, or securities of or interests in, the Surviving Entity; and if any rights or securities of, or interests in, any constituent entity are not to be exchanged or converted solely for, or into, cash, property, rights, or securities of or interests in, the Surviving Entity, the cash, property, rights, or securities of or interests in, any company or other business entity which the holders of such rights, securities or interests are to receive, if any;

(e)	a statement of any changes in the constituent documents or the adoption of new constituent documents of the Surviving Entity to be effected by such merger or consolidation;
(f)
the effective time of the merger, which may be the date of the merger filings or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the merger filings, the effective time shall be fixed no later than the time of the merger filings or the time stated therein); and

(g)	such other provisions with respect to the proposed merger or consolidation that the Directors determine to be necessary or appropriate.
44.3	Approval by Members.
(a)
The Directors, upon their approval of the Merger Agreement shall convene and hold a general meeting of the Common Members in accordance with these Articles to seek their approval, by Special Resolution, of the Merger Agreement. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of meeting.

(b)
The Merger Agreement shall be approved by the Members by Special Resolution unless the Merger Agreement contains any provision that, if contained in an amendment to these Articles, the provisions of these Articles or the Act would require for its approval (i) the vote or consent of a greater percentage of the Outstanding Voting Shares or (ii) of any holders of any series of Preferred Shares, in which case such greater percentage vote or consent (or such vote or consent of such holders of Preferred Shares, in accordance with the terms of the applicable Share Designations and the Act) shall additionally be required for approval of the Merger Agreement.

(c)
After such approval of the Members as provided by Article 44.3(b), and at any time prior to the merger filings, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)
Members are not entitled to dissenters’ rights of appraisal in the event of a sale of all or substantially all of the assets of the Company or the Company’s Subsidiaries, or any other similar transaction or event.

(e)
The Directors may not cause the Company to sell, exchange or otherwise dispose of all or substantially all of its assets, in one transaction or a series of related transactions, or approve on behalf of the

Company any such sale, exchange or other disposition, without receiving the approval of the Members by Ordinary Resolution; provided, however, that the foregoing will not limit the ability of the Directors to authorize the Company to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company without the approval of any Member.
(f)
Each merger or consolidation approved pursuant to this Article 44 shall provide that all holders of Common Shares shall be entitled to receive the same consideration pursuant to such transaction with respect to each of their Common Shares.

44.4	Corporate Treatment.
The Company shall be treated as a corporation for U.S. federal, and if applicable, U.S. state and U.S. local income tax purposes, and the Company shall not make an election or take any other action inconsistent with the treatment of the Company as a corporation for U.S. federal, state or local income tax purposes.
44.5	Preferred Shares.
Notwithstanding anything to the contrary:
(a)	the provisions of Article 44.3 are not applicable to the Issued Preferred Shares or the Issued Preferred Holders except as otherwise expressly provided in Article 44.3(b)(ii);
(b)	voting, approval and consent rights of the Issued Preferred Holders shall be solely as provided for and set forth in the applicable Issued Preferred Shares Designation;
(c)	the Issued Preferred Holders shall have no voting, approval or consent rights under this Article 44 except as otherwise expressly provided in Article 44.3(b)(ii); and
(d)
any rights of the Issued Preferred Holders in the event of a merger, consolidation or sale of assets of the Company shall be solely as set forth in the applicable Issued Preferred Shares Designation or as otherwise required by applicable law.

45	Outside Activities
45.1	Definitions.
For the purposes of this Article 45, the following definitions shall apply:
(a)
“Affiliate” means, with respect to a given person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such person; provided, however, that for purposes of this definition and this Article 45, none of (i) the FTAI Entities and any entities (including corporations, partnerships, limited liability companies or other persons) in which such FTAI Entities hold, directly or indirectly, an ownership interest, on the one hand, or (ii) the Fortress Members and their Affiliates (excluding any FTAI Entities or other entities described in clause (i)), on the other hand, shall be deemed to be “Affiliates” of one another. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any person, means the possession, directly or indirectly, of beneficial ownership of, or the power to vote, 10% or more of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such Person or the power otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b)	“beneficially own” and “beneficial ownership” and similar terms used herein shall be determined in accordance with Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934.
(c)
“Corporate Opportunity” shall include, but not be limited to, business opportunities that the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Fortress Members or any of their Affiliates or their officers or directors will be brought into conflict with that of any of the FTAI Entities or their Affiliates.

(d)	“FTAI Entities” means the Company and its Subsidiaries, and “FTAI Entity” shall mean any of the FTAI Entities.

(e)
“Fortress Affiliate Members” shall mean (A) any Director who may be deemed an Affiliate of Fortress Investment Group LLC (“FIG”) or the Manager, (B) any director or officer of FIG or its Affiliates or the Manager or its Affiliates and (C) any investment funds (including any managed accounts) managed directly or indirectly by FIG or its Affiliates or the Manager or its Affiliates.

(f)	“Fortress Members” shall mean (i) each Fortress Affiliate Member, (ii) each Permitted Transferee and (iii) the Manager.
(g)
“Governmental Entity” shall mean any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority, commission, or agency, or any non-governmental, self-regulatory authority, commission, or agency.

(h)	“Judgment” shall mean any order, writ, injunction, award, judgment, ruling, or decree of any Governmental Entity.
(i)	“Law” shall mean any statute, law, code, ordinance, rule, or regulation of any Governmental Entity.
(j)
“Lien” shall mean any pledge, claim, equity, option, lien, charge, mortgage, easement, right-of-way, call right, right of first refusal, “tag”- or “drag”- along right, encumbrance, security interest, or other similar restriction of any kind or nature whatsoever.

(k)
“Permitted Transferee” shall mean, with respect to each Fortress Member, (i) any other Fortress Member, (ii) such Fortress Member’s Affiliates and (iii) in the case of any Fortress Member, (A) any member or general or limited partner of such Fortress Member (including any member of the Initial Members), (B) any corporation, partnership, limited liability company, or other entity that is an Affiliate of such Fortress Member or any member, general or limited partner of such Fortress Member (collectively, “Fortress Member Affiliates”), (C) any investment funds managed directly or indirectly by such Fortress Member or any Fortress Member Affiliate (a “Fortress Member Fund”), (D) any general or limited partner of any Fortress Member Fund, (E) any managing director, general partner, director, limited partner, officer, or employee of any Fortress Member Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee, or beneficiary of any of the foregoing persons described in this clause (E) (collectively, “Fortress Member Associates”), or (F) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, consist solely of any one or more of such Fortress Members, any general or limited partner of such Fortress Members, any Fortress Member Affiliates, any Fortress Member Funds, any Fortress Member Associates, their spouses or their lineal descendants.

(l)
“Restriction” with respect to any share, capital stock, partnership interest, membership interest in a limited liability company, or other equity interest or security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any Law, license, permit, or Judgment that, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring, (A) any of such capital stock, partnership interest, membership interest in a limited liability company, or other equity interest or security, (B) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company, or other equity interest or security, or (C) any interest in such capital stock, partnership interest, membership interest in a limited liability company, or other equity interest or security or any such proceeds or distributions, (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company, or other equity interest or security or any such proceeds or distributions or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time, or both, or otherwise, is reasonably likely to create a Lien or purported Lien affecting such share, capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.
(m)
“Subsidiary” with respect to any Person means: (i) a company or corporation, a majority of whose shares or capital stock with voting power, under ordinary circumstances, to elect Directors is at the time, directly or indirectly owned by such person, by a Subsidiary of such person, or by such Person and one or more Subsidiaries of such person, without regard to whether the voting of such shares or capital stock is subject to a voting agreement or similar Restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a company or corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

45.2	Related Business Activities.
Except as the Fortress Members and their Affiliates, on the one hand, and the FTAI Entities or their Affiliates, on the other hand, may otherwise agree in writing, the Fortress Members and their Affiliates shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar, or related business activities or lines of business as the FTAI Entities or their Affiliates, (ii) do business with any client, customer, vendor or lessor of any of the FTAI Entities or their Affiliates or (iii) employ or otherwise engage any officer, director or employee of the FTAI Entities or their Affiliates, and, to the fullest extent permitted by Law, the Fortress Members and their Affiliates and officers, directors and employees thereof (subject to Article 46.4) shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the Company or its Members and shall not be liable to the Company or its Members for any breach or alleged breach thereof or for any derivation of any personal economic gain by reason of any such activities of the Fortress Members or any of their Affiliates or of any of their officers', directors’ or employees’ participation therein.
45.3	Corporate Opportunity.
Except as the Fortress Members and their Affiliates, on the one hand, and the FTAI Entities or their Affiliates, on the other hand, may otherwise agree in writing, if the Fortress Members or any of their Affiliates, or any officer, director or employee thereof (subject to Article 46.4), acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for the Fortress Members or any of their Affiliates, none of the FTAI Entities or their Affiliates or any shareholder or stockholder thereof shall have an interest in, or expectation that, such Corporate Opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate. Accordingly, subject to subject to Article 46.4 and except as the Fortress Members or their Affiliates may otherwise agree in writing, (i) none of the Fortress Members or their Affiliates or any officer, director or employee thereof will be under any obligation to present, communicate or offer any such Corporate Opportunity to the FTAI Entities or their Affiliates and (ii) the Fortress Members and any of their Affiliates shall have the right to hold any such Corporate Opportunity for their own account, or to direct, recommend, sell, assign or otherwise transfer such Corporate Opportunity to any person or persons other than the FTAI Entities and their Affiliates, and, to the fullest extent permitted by Law, the Fortress Members and their respective Affiliates and officers, directors and employees thereof (subject to Article 46.4) shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the Company, the other FTAI Entities and their respective Affiliates and shareholders and stockholders and shall not be liable to the Company, the other FTAI Entities or their respective Affiliates and shareholders and stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that any of the Fortress Members or any of their Affiliates or any of their officers, directors or employees pursues or acquires the Corporate Opportunity for itself, or directs, recommends, sells, assigns, or otherwise transfers the Corporate Opportunity to another person, or any of the Fortress Members or any of their Affiliates or any of their officers, directors or employees does not present, offer or communicate information regarding the Corporate Opportunity to the FTAI Entities or their Affiliates.
45.4	Directors, Officers and Employees.
Except as the Fortress Members and their Affiliates, on the one hand, and the FTAI Entities or their Affiliates, on the other hand, may otherwise agree in writing, in the event that a director or officer of any of the FTAI Entities or their Affiliates who is also a director, officer or employee of the Fortress Members or their Affiliates acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity or is offered a Corporate Opportunity, if (i) such Person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such Corporate Opportunity was not offered to such Person solely in, such person’s capacity as director or officer of any of the FTAI Entities or their Affiliates, then (A) such director, officer or employee, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Company, the other FTAI Entities and their respective Affiliates and stockholders with respect to such Corporate Opportunity, (2) shall not have or be under any fiduciary duty to the Company, the other FTAI Entities and their respective Affiliates and shareholders and stockholders and shall not be liable to the Company, the other FTAI Entities or their respective Affiliates and shareholders stockholders for any breach or alleged breach thereof by reason of the fact that any of the Fortress Members or their Affiliates pursues or acquires the Corporate Opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the Corporate Opportunity to another person, or any of the Fortress Members or their Affiliates or such director, officer or employee does not present, offer or communicate information regarding the Corporate Opportunity to the FTAI Entities or their Affiliates, (3) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in, and not opposed to, the best interests of the Company and its Common Members for the purposes these Articles and the Act and (4) shall not have any duty of loyalty to the Company, the other FTAI Entities and their respective Affiliates and stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the Company, the other FTAI Entities or their respective Affiliates and shareholders and stockholders for any breach or alleged breach thereof for purposes of these Articles as a result thereof and (B) such potential transaction or matter that may be a Corporate Opportunity, or the Corporate Opportunity, shall belong to the applicable Fortress Member or respective Affiliates thereof (and not to any of the FTAI Entities or Affiliates thereof).
45.5	Agreements with Fortress Members.
The FTAI Entities and their Affiliates may from time to time enter into and perform one or more agreements (or modifications or supplements to pre-existing agreements) with the Fortress Members and their respective Affiliates pursuant to which the FTAI Entities and their Affiliates, on the one hand, and the Fortress Members and their respective Affiliates, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate corporate opportunities between or to refer corporate opportunities to each other. Subject to Article 46.4, except as otherwise required by Law, and except as the Fortress Members and their Affiliates, on the one hand, and the FTAI Entities or their Affiliates, on the other hand, may otherwise agree in writing, no such agreement, or the performance thereof by the FTAI Entities and their Affiliates, or the Fortress Members or their Affiliates, shall be considered contrary to or inconsistent with any fiduciary duty to the Company, any other FTAI Entity or their respective Affiliates and shareholders and stockholders of any director or officer of the Company, any other FTAI Entity or any Affiliate thereof who is also a director, officer or employee of the Fortress Members or their Affiliates or to any stockholder thereof. Subject to Article 46.4, to the fullest extent permitted by Law, and except as the Fortress Members or their Affiliates, on the one hand, and the FTAI Entities or their Affiliates, on the other hand, may otherwise agree in writing, none of the Fortress Members or their Affiliates shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to in this Article 45.5 and no director, officer or employee of the Company, any other FTAI Entity or any Affiliate thereof who is also a director, officer or employee of the Fortress Members or their Affiliates shall have or be under any fiduciary duty to the

Company, the other FTAI Entities and their respective Affiliates and stockholders to refrain from acting on behalf of the Fortress Members or their Affiliates in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.
45.6	Ambiguity.
For the avoidance of doubt and in furtherance of the foregoing, nothing contained in this Article 45 shall be deemed to amend or modify, in any respect, any written contractual arrangement between the Fortress Members or any of their Affiliates, on the one hand and the FTAI Entities or any of their Affiliates, on the other hand.
45.7	Application of Article.
This Article 45 shall apply as set forth above except as otherwise provided by Law. It is the intention of this Article 45 to take full advantage of amendments to any applicable Laws, the effect of which may be to specifically authorize or approve provisions such as this Article 45. No alteration or amendment of this Article 45 nor the adoption of any provision of these Articles inconsistent with this Article 45 shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, employee, shareholder or stockholder of the FTAI Entities or their Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, employee, shareholder or stockholder becomes aware prior to such alteration or amendment, or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Article 45, would accrue or arise, prior to such alteration or amendment, or adoption.
45.8	No reduction.
Neither the alteration or amendment of this Article 45 nor the adoption of any provision of these Articles inconsistent with this Article 45 shall eliminate or reduce the effect of this Article 45 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 45, would accrue or arise, prior to such alteration or amendment, or adoption. Any contract, agreement, arrangement or transaction involving a Corporate Opportunity shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or derivation of any improper benefit or personal economic gain, but shall be governed by the other provisions of these Articles and other applicable Law.
46	Exclusive Jurisdiction and Forum
46.1
Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, these Articles or otherwise related in any way to each Member's shareholding in the Company, including but not limited to:

(a)	any derivative action or proceeding brought on behalf of the Company;
(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members;
(c)	any action asserting a claim arising pursuant to any provision of the Act, the Memorandum or these Articles; or
(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).
46.2	Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.
46.3
Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

46.4
This Article 46 shall not apply to any action or suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

47	Conflicts
To the extent that any provision of any Issued Preferred Share Designation conflicts or is inconsistent with the main body of these Articles, the provision of the Issued Preferred Share Designation shall control.

EXHIBIT A
Number	Common Shares
[Certificate Number]	[Number of Shares]
FTAI Aviation Ltd.
Incorporated as an exempted company under the laws of the Cayman Islands
Share capital is US$22,000,000 divided into 2,000,000,000 Ordinary Shares of a par value of US$0.01 each and
200,000,000 Preferred Shares of a par value of US$0.01 each
CUSIP
THIS IS TO CERTIFY THAT [NAME OF RECORD HOLDER] is the registered holder of [NUMBER OF SHARES] Common Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.
Date:

Chief Financial Officer	Chief Executive Officer
Duly authorised officers of the Company.

Reverse of Certificate
ABBREVIATIONS
The Company will furnish without charge to each Member who so requests a copy of Amended and Restated Memorandum and Articles of Association of the Company, as amended, supplemented or restated from time to time.

EXHIBIT B
Number [Certificate Number]	8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares [Number of Shares]
FTAI Aviation Ltd.
Incorporated as an exempted company under the laws of the Cayman Islands
Share capital is US$22,000,000 divided into 2,000,000,000 Ordinary Shares of a par value of US$0.01 each and
200,000,000 Preferred Shares of a par value of US$0.01 each
CUSIP
THIS IS TO CERTIFY THAT [NAME OF RECORD HOLDER] is the registered holder of [INSERT NUMBER] 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.
Date:

Chief Financial Officer	Chief Executive Officer
Duly authorised officers of the Company.

Reverse of Certificate
ABBREVIATIONS
Cumulative distributions on each 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share shall be payable at the applicable rate provided in the Memorandum and Articles (as defined below).
The Company will furnish without charge to each Member who so requests a copy of the Amended and Restated Memorandum and Articles of Association of the Company, as amended, supplemented or restated from time to time (the “Memorandum and Articles”).

EXHIBIT C
Number [Certificate Number]	8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares [Number of Shares]
FTAI Aviation Ltd.
Incorporated as an exempted company under the laws of the Cayman Islands
Share capital is US$22,000,000 divided into 2,000,000,000 Ordinary Shares of a par value of US$0.01 each and
200,000,000 Preferred Shares of a par value of US$0.01 each
CUSIP
THIS IS TO CERTIFY THAT [NAME OF RECORD HOLDER] is the registered holder of [INSERT NUMBER] 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.
Date:

Chief Financial Officer	Chief Executive Officer
Duly authorised officers of the Company.

Reverse of Certificate
ABBREVIATIONS
Cumulative distributions on each 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares shall be payable at the applicable rate provided in the Memorandum and Articles (as defined below).
The Company will furnish without charge to each Member who so requests a copy of the Amended and Restated Memorandum and Articles of Association of the Company, as amended, supplemented or restated from time to time (the “Memorandum and Articles”).

EXHIBIT D
Number [Certificate Number]	8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares [Number of Shares]
FTAI Aviation Ltd.
Incorporated as an exempted company under the laws of the Cayman Islands
Share capital is US$22,000,000 divided into 2,000,000,000 Ordinary Shares of a par value of US$0.01 each and
200,000,000 Preferred Shares of a par value of US$0.01 each
CUSIP
THIS IS TO CERTIFY THAT [NAME OF RECORD HOLDER] is the registered holder of [INSERT NUMBER] 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.
Date:

Chief Financial Officer	Chief Executive Officer
Duly authorised officers of the Company.

Reverse of Certificate
ABBREVIATIONS
Cumulative distributions on each 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares shall be payable at the applicable rate provided in the Memorandum and Articles (as defined below).
The Company will furnish without charge to each Member who so requests a copy of the Amended and Restated Memorandum and Articles of Association of the Company, as amended, supplemented or restated from time to time (the “Memorandum and Articles”).

ANNEX A
FTAI Aviation Ltd.
SHARE DESIGNATION WITH RESPECT TO SERIES A PREFERRED SHARES
This SHARE DESIGNATION (this “Series A Preferred Share Designation”) of FTAI Aviation Ltd. (the “Company”) relates to Series A Preferred Shares in the capital of the Company. Capitalized terms used in this Series A Preferred Share Designation without definition shall have the respective meanings ascribed thereto in and shall be construed in accordance with the main body of the Amended and Restated Articles of Association of the Company, as amended, supplemented or restated from time to time (the “Articles”). This Series A Preferred Share Designation sets out the designations, preferences, rights, powers and duties attaching to the Series A Preferred Shares.
1	Definitions
1.1	Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Series A Preferred Share Designation.
(a)	“Articles” has the meaning assigned to such term in the introduction to this Series A Preferred Share Designation.
(b)
“Calculation Agent” means the calculation agent for the Series A Preferred Shares, which shall be appointed by the Company prior to the commencement of the Floating Rate Period and shall be a third party independent financial institution of national standing with experience providing services as a calculation agent.

(c)	“Change of Control” means the occurrence of the following:
(i)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50.0% of the voting power of the Company’s Voting Equity Interests; or

(ii)
(A) all or substantially all the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (B) the Company consolidates, amalgamates or merges with or into another person or any person consolidates, amalgamates or merges with or into the Company, in either case under this clause (ii), in one transaction or a series of related transactions in which immediately after the consummation thereof persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Equity Interests representing in the aggregate a majority of the total voting power of the Voting Equity Interests of the Company immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of the Company, or the applicable surviving or transferee person; provided that this clause shall not apply (I) in the case where immediately after the consummation of the transactions Permitted Holders, directly or indirectly, beneficially own Voting Equity Interests representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee person, or (II) to any consolidation, amalgamation or merger of the Company with or into (1) a corporation, limited liability company or partnership or (2) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no person or group (other than Permitted Holders), which beneficially owns Voting Equity Interests representing 50.0% or more of the voting power of the total outstanding Voting Equity Interests of such entity.

For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clause (i) of this definition; provided that no “person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Equity Interests of such holding company
Solely for purposes of this definition, the following definitions shall apply:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Company’s senior unsecured notes” means (a) the Company's 6.75% Senior Notes due 2022, (b) the Company’s 6.50% Senior Notes due 2025 and (c) any similar series of capital markets debt securities of the Company issued after September 12, 2019.
“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Fortress” means Fortress Investment Group LLC.
“Management Group” means at any time, the Chairperson, any President, any Executive Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any of the Company’s subsidiaries at such time.
“Permitted Holders” means, collectively, Fortress, its Affiliates and the Management Group; provided that the definition of “Permitted Holders” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).
“Person” means any individual, corporation, company, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Restricted Subsidiary” means any “Restricted Subsidiary” under the Company’s senior unsecured notes.
“Subsidiary” means, with respect to any Person, (a) any corporation, company, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Voting Equity Interests” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.
“Wholly-Owned Subsidiary” means a subsidiary of the Company, 100.0% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by the Company or by one or more Wholly-Owned Subsidiaries of the Company.
(d)	“Company” has the meaning assigned to such term in the introduction to this Series A Preferred Share Designation.
(e)	“Distribution Determination Date” has the meaning assigned to such term in Section 2.3(a) of this Series A Preferred Share Designation.
(f)
“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, beginning on [ ][1], 2022, as may be adjusted during the Floating Rate Period pursuant to Section 2.3(b) of this Series A Preferred Share Designation.

(g)
“Distribution Period” means the period from, and including, each Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which will be the period from, and including, [ ][2], 2022, to, but excluding, [ ][3], 2022.

(h)
“Equity Interests” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership, limited liability company or business trust, partnership, membership or beneficial interests (whether general or limited) or shares in the capital of a company; (d) in the case of an exempted company, shares in the capital of the company; and (e) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person (but excluding from the foregoing any debt securities convertible into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests).

(i)	“Fixed Rate Period” has the meaning set forth in Section 2.3(a) of this Series A Preferred Share Designation.
(j)	“Floating Rate Period” has the meaning set forth in Section 2.3(a) of this Series A Preferred Share Designation.
(k)	“IFA” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”
(l)
“Junior Securities” means the Common Shares and any other class or series of the Company’s Equity Interests over which the Series A Preferred Shares have preference or priority in the payment of distributions or in the distribution of assets on the Company’s liquidation, dissolution or winding up.

(m)	“LIBOR Event” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”
(n)	“Liquidation” has the meaning assigned to such term in Section 2.8(a) of this Series A Preferred Share Designation.
(o)	“London Banking Day” means any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.
(p)	“Nonpayment” has the meaning set forth in Section 2.7(b)(i) of this Series A Preferred Share Designation.
(q)	“Other Voting Preferred Shares” has the meaning assigned to such term in Section 2.7(b)(i) of this Series A Preferred Share Designation.
[1]	NTD: to be the first distribution payment date following adoption of Articles.
[2]	NTD: to be the last distribution payment date prior to adoption of Articles.
[3]	NTD: to be the first distribution payment date following adoption of Articles.

(r)
“Parity Securities” means any class or series of the Company’s Equity Interests that ranks equally with the Series A Preferred Shares in the payment of distributions and in the distribution of assets on the Company’s liquidation, dissolution or winding up.

(s)
“Rating Event” means a change by any rating agency to the criteria employed by such rating agency as of September 12, 2019 for purposes of assigning ratings to securities with features similar to the Series A Preferred Shares, which change results in (i) any shortening of the length of time for which the criteria in effect as of September 12, 2019 are scheduled to be in effect with respect to the Series A Preferred Shares, or (ii) a lower equity credit being given to the Series A Preferred Shares than the equity credit that would have been assigned to the Series A Preferred Shares by such rating agency pursuant to the criteria in effect as of September 12, 2019.

(t)
“Senior Securities” means any class or series of the Company’s Equity Interests that has preference or priority over the Series A Preferred Shares in the payment of distributions or in the distribution of assets on the Company’s liquidation, dissolution or winding up.

(u)	“Series A Holder” means, with respect to any Series A Preferred Shares, the Record Holder of such Series A Preferred Shares.
(v)	“Series A Liquidation Preference” means US$25.00 per Series A Preferred Share.
(w)	“Series A Nonpayment Board Expansion” has the meaning assigned to such term in Section 2.7(b)(i) of this Series A Preferred Share Designation.
(x)	“Series A Nonpayment Directors” has the meaning assigned to such term in Section 2.7(b)(i) of this Series A Preferred Share Designation.
(y)	“Series A Nonpayment Meeting” has the meaning assigned to such term in Section 2.7(b)(i) of this Series A Preferred Share Designation.
(z)
“Series A Preferred Share” means a 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share of a par value of US$0.01 in the capital of the Company having the designations, preferences, rights, powers and duties set forth in this Series A Preferred Share Designation and the Articles to which this Series A Preferred Share Designation forms a part.

(aa)
“Series A Record Date” means, with respect to any Distribution Payment Date, the 1st calendar day of the month of such Distribution Payment Date or such other record date fixed by the Directors as the Record Date for such Distribution Payment Date that is not more than 60 nor less than 10 days prior to such Distribution Payment Date.

(bb)
“Tax Redemption Event” means, after September 12, 2019, due to (a) an amendment to, or a change in official interpretation of, the Code, Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) the Company is advised by nationally recognized counsel or a “Big Four” accounting firm that the Company will be treated as an association taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) the Company files an IRS Form 8832 (or successor form) electing that the Company be treated as an association taxable as a corporation for U.S. Federal income tax purposes.

(cc)
“Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period (the “Three-Month LIBOR Rate”), as that rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Distribution Determination Date, provided that:

(i)
If no offered rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) on the relevant Distribution Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Company, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least

US$1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.
(ii)
If at least two quotations are not provided pursuant to paragraph (i) of this definition, the Calculation Agent, in consultation with the Company, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Distribution Determination Date for loans in U.S. dollars to leading European banks for a three month period for the applicable Distribution Period in an amount of at least US$1,000,000. If three quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

(iii)
If at least three quotations are not provided pursuant to paragraph (ii) of this definition, Three-Month LIBOR for the next Distribution Period will be equal to Three-Month LIBOR in effect for the then-current Distribution Period or, in the case of the first Distribution Period in the Floating Rate Period, the most recent Three-Month LIBOR Rate on which Three-Month LIBOR could have been determined in accordance with the first sentence of this paragraph had the distribution rate been a floating rate during the Fixed Rate Period.

In the event that Three-Month LIBOR is less than zero, Three-Month LIBOR shall be deemed to be zero.
Notwithstanding the foregoing clauses (i), (ii) and (iii):
(A)
If the Calculation Agent determines on the relevant Distribution Determination Date that LIBOR has been discontinued or is no longer viewed as an acceptable benchmark for securities like the Series A Preferred Shares (a “LIBOR Event”), then the Calculation Agent will use a substitute or successor base rate that it has determined, in consultation with the Company, is the most comparable to LIBOR; provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and

(B)
If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent, in consultation with the Company, may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to LIBOR, or any adjustment to the applicable spread thereon, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion that there is no alternative rate that is a substitute or successor base rate for LIBOR, the Calculation Agent may, in its sole discretion, or if the Calculation Agent fails to do so, the Company may, appoint an independent financial advisor (“IFA”) to determine an appropriate alternative rate and any adjustments, and the decision of the IFA will be binding on the Company, the Calculation Agent and the Series A Holders. If a LIBOR Event has occurred, but for any reason an alternative rate has not been determined, an IFA has not determined an appropriate alternative rate and adjustments or an IFA has not been appointed, Three-Month LIBOR for the next Distribution Period to which the Distribution Determination Date relates shall be Three-Month LIBOR as in effect for the then-current Distribution Period; provided, that if this sentence is applicable with respect to the first Distribution Period in the Floating Rate Period, the interest rate, business day convention and manner of calculating interest applicable during the Fixed Rate Period will remain in effect during the Floating Rate Period.
(dd)	“Three-Month LIBOR Rate” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”

2	Terms, Rights, Powers, Preferences and Duties of Series A Preferred Shares
2.1	Designation.
The Series A Preferred Shares shall be designated and created as a series of Preferred Shares. Each Series A Preferred Share shall be identical in all respects to every other Series A Preferred Share. The Series A Preferred Shares shall not be “Voting Shares” for purposes of the Articles.
2.2	Initial Issuance; Additional Shares.
The Company shall have authorized for issuance 4,180,000 Series A Preferred Shares as of [ ]4, 2022. The number of authorized Series A Preferred Shares may from time to time, without the consent or approval of holders of the Series A Preferred Shares, be increased (subject to paragraph 7 of the Memorandum of Association of the Company, and, more generally, the Articles) or decreased (but not below the number of Series A Preferred Shares then Outstanding) by the Directors. The Company may, from time to time, without the consent or approval of holders of the Series A Preferred Shares, issue additional Series A Preferred Shares in accordance with Article 2.1 of the Articles; provided that, if the additional Series A Preferred Shares are not fungible for U.S. federal income tax purposes with the Series A Preferred Shares issued on [ ]5, 2022, the additional shares shall be issued under a separate CUSIP number. If the Company issues additional Series A Preferred Shares, distributions on those additional Series A Preferred Shares will accrue from the most recent Distribution Payment Date prior to the issuance of such additional Series A Preferred Shares at the then-applicable distribution rate.
2.3	Distributions.
(a)	Distribution Rate.
(i)
Each Series A Holder will be entitled to receive, with respect to each Series A Preferred Share held by such Series A Holder, only when, as, and if declared by the Directors, out of funds legally available for such purpose, cumulative cash distributions based on the Series A Liquidation Preference, at a rate equal to (i) from, and including, [ ][6], 2022 to, but excluding, September 15, 2024 (the “Fixed Rate Period”), 8.25% per annum, and (ii) beginning September 15, 2024 (the “Floating Rate Period”), Three-Month LIBOR plus a spread of 688.6 basis points per annum.

(ii)
The distribution rate for each Distribution Period in the Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the second London Banking Day prior to the beginning of the Distribution Period, which date is referred to as the “Distribution Determination Date” for the relevant Distribution Period. The Calculation Agent then will add Three-Month LIBOR as determined on the Distribution Determination Date and the spread of 688.6 basis points and that sum will be the distribution rate for the applicable Distribution Period. Once the distribution rate for the Series A Preferred Shares is determined, the Calculation Agent will deliver that information to the Company and the Transfer Agent for the Series A Preferred Shares. Absent manifest error, the Calculation Agent’s determination of the distribution rate for a Distribution Period for the Series A Preferred Shares will be final.

(b)	Distribution Payments.
When, as, and if declared by the Directors, the Company will pay cash distributions on the Series A Preferred Shares quarterly in arrears on each Distribution Payment Date. The Company will pay cash distributions to the Series A Holders as they appear on the Register of Members on the applicable Series A Record Date. So long as the Series A Preferred Shares are held of record by the nominee of the Depositary, distributions declared on the Series A Preferred Shares will be paid to the Depositary in same-day funds on each Distribution Payment Date. The Depositary will credit accounts of its participants in accordance with the Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Shares in accordance with the instructions of such beneficial owners. If any Distribution Payment Date on or prior to September 15, 2024 is a day that is not a business day, then declared distributions with
[4]	NTD: to be the date of adoption of Articles.
[5]	NTD: to be the date of adoption of Articles.
[6]	NTD: to be the last distribution payment date prior to adoption of Articles.

respect to that Distribution Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Distribution Payment Date after September 15, 2024 is a day that is not a business day, then the Distribution Payment Date will be the immediately succeeding business day, and distributions will accrue to, but not including, the Distribution Payment Date. As used in this Section 2.3(b), “business day” means, (i) with respect to the Fixed Rate Period, any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed and, (ii) with respect to the Floating Rate Period, any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London Banking Day.
(c)	Conventions.
The Company will calculate distributions on the Series A Preferred Shares for the Fixed Rate Period on the basis of a 360-day year consisting of twelve 30-day months. The Company will calculate distributions on the Series A Preferred Shares for the Floating Rate Period on the basis of the actual number of days in a Distribution Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.
(d)	Terms of Accrual.
With respect to Series A Preferred Shares that are redeemed, distributions on such Series A Preferred Shares will cease to accrue after the applicable redemption date, unless the Company defaults in the payment of the redemption price of such Series A Preferred Shares called for redemption. Distributions on the Series A Preferred Shares will accrue from [ ]7, 2022 or the most recent Distribution Payment Date on which all accrued distributions have been paid, as applicable, whether or not the Company has earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series A Preferred Shares which may be in arrears, and Series A Holders will not be entitled to any distribution, whether payable in cash, property, or shares, in excess of full cumulative distributions described in Section 2.3(a) of this Series A Preferred Share Designation and this Section 2.3(d).
(e)	Limitations following Non-Payment of Distributions.
While any Series A Preferred Shares remain Outstanding, unless the full cumulative distributions for all past Distribution Periods on all Outstanding Series A Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside:
(i)	no distribution will be declared and paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities);
(ii)
no Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by the Company, or any of its subsidiaries, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange for or conversion into Junior Securities, through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities or pursuant to a contractually binding requirement to buy Junior Securities pursuant to a binding agreement existing prior to September 12, 2019), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company or any of its subsidiaries; and

(iii)
no Parity Securities will be repurchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries (other than pursuant to pro rata offers to purchase or exchange all, or a pro rata portion of Series A Preferred Shares and such Parity Securities or as a result of a reclassification of Parity Securities for or into other Parity Securities, or by conversion into or exchange for other Parity Securities or Junior Securities).

[7]	NTD: to be the last distribution payment date prior to adoption of Articles.

The foregoing limitations in clauses (i), (ii) and (iii) of this Section 2.3(e) shall not apply to (A) purchases or acquisitions of, or cash settlement in respect of, Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Company’s employment, severance, or consulting agreements) of the Company or of any of the Company’s subsidiaries and (B) any distribution in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan.
(f)	Shorter Distribution Periods for Junior Securities or Parity Securities.
To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the Distribution Period applicable to the Series A Preferred Shares (e.g., monthly rather than quarterly), the Directors may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the Directors expects to have sufficient funds to pay the full cumulative distributions in respect of the Series A Preferred Shares on the next Distribution Payment Date.
(g)	Distribution in Arrears.
(i)
Accumulated distributions in arrears on Series A Preferred Shares for any past Distribution Period may be declared by the Directors and paid on any date fixed by the Directors, whether or not a Distribution Payment Date, to Series A Holders on the Record Date for such payment, which may not be less than 10 days before such distribution. Any such payment shall be made in accordance with Section 2.3(b) of this Series A Preferred Share Designation.

(ii)
Subject to the next succeeding sentence, if all accumulated distributions in arrears on all Series A Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective Distribution Payment Dates, commencing with the earliest Distribution Payment Date. If less than all distributions payable with respect to all Series A Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series A Preferred Shares and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series A Preferred Shares and Parity Securities at such time.

(h)	Distribution on Junior Securities.
Subject to the conditions described in Sections 2.3(e) and 2.3(f) of this Series A Preferred Share Designation, and not otherwise, distributions (payable in cash, shares, or otherwise), as may be determined by the Directors, may be declared and paid on the Common Shares and any other Junior Securities from time to time out of any funds legally available for such payment, and the Series A Holders will not be entitled to participate in those distributions.
2.4	Rank.
With respect to the payment of distributions and rights (including redemption rights) upon the Company’s liquidation, dissolution or winding up, the Series A Preferred Shares shall rank:
(a)	senior and prior to the Common Shares and any class or series of Preferred Shares that by its terms is designated as ranking junior to the Series A Preferred Shares;
(b)
pari passu with any class or series of Preferred Shares that by its terms is designated as ranking equal to the Series A Preferred Shares or does not state that it is junior or senior to the Series A Preferred Shares; and

(c)	junior to any class or series of Preferred Shares that is expressly designated as ranking senior to the Series A Preferred Shares (subject to receipt of any requisite consents prior to issuance).

2.5	Optional Redemption; Distribution Rate Step-Up following a Change of Control.
(a)	Optional Redemption on or after September 15, 2024.
The Company may redeem the Series A Preferred Shares, in whole or in part, at its option, at any time or from time to time on or after September 15, 2024, at a redemption price equal to $25.00 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.
(b)	Optional Redemption Following a Rating Event.
At any time within 120 days after the conclusion of any review or appeal process instituted by the Company following the occurrence of a Rating Event, the Company may, at its option, redeem the Series A Preferred Shares in whole, but not in part, prior to September 15, 2024, at a redemption price per Series A Preferred Share equal to $25.50, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.
(c)	Optional Redemption following a Tax Redemption Event.
If a Tax Redemption Event occurs, the Company may, at its option, redeem the Series A Preferred Shares, in whole but not in part, prior to September 15, 2024 and within 60 days after the occurrence of such Tax Redemption Event, at a redemption price of $25.25 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.
(d)	Optional Redemption following a Change of Control; Distribution Rate Step-Up following a Change of Control.
If a Change of Control occurs, the Company may, at its option, redeem the Series A Preferred Shares, in whole but not in part, prior to September 15, 2024 and within 60 days after the occurrence of such Change of Control, at a redemption price of $25.25 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. If a Change of Control occurs (whether before, on or after September 15, 2024) and the Company does not give notice prior to the 31st day following the Change of Control to redeem all the Outstanding Series A Preferred Shares, the distribution rate per annum on the Series A Preferred Shares will increase by 5.00%, beginning on the 31st day following such Change of Control.
2.6	Redemption Procedures.
(a)
If the Company elects to redeem any Series A Preferred Shares, the Company will provide notice to the Series A Holders of the Series A Preferred Shares to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Series A Preferred Shares are held in book-entry form through the Depositary, the Company may give this notice in any manner permitted by the Depositary). Any notice given as provided in this Section 2.6 will be conclusively presumed to have been duly given, whether or not the Series A Holder receives such notice, and any defect in such notice or in the provision of such notice to any Series A Holder of Series A Preferred Shares designated for redemption will not affect the redemption of any other Series A Preferred Shares. Each notice of redemption shall state:

(i)	the redemption date;
(ii)	the redemption price;
(iii)	if fewer than all Series A Preferred Shares are to be redeemed, the number of Series A Preferred Shares to be redeemed; and
(iv)	the manner in which the Series A Holders of Series A Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.
(b)
If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been deposited by the Company in trust with a bank or the Depositary for the benefit of the Series A Holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date such Series A Preferred Shares will no longer be deemed Outstanding for any purpose, all distributions with respect to such Series A Preferred Shares shall cease to accrue after the redemption date and all rights of the Series A Holders of such Series A Preferred Shares will terminate, except the right to receive the redemption price, without interest.
(c)
In the case of any redemption of only part of the Series A Preferred Shares at the time Outstanding, the Series A Preferred Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions of this Series A Preferred Share Designation and applicable law, the Directors will have the full power and authority to prescribe the terms and conditions upon which Series A Preferred Shares may be redeemed from time to time.

(d)	Any redemption of the Series A Preferred Shares pursuant to Section 2.5 shall be effected only out of funds legally available for such purpose.
2.7	Voting Rights.
(a)	Generally No Voting Rights; Votes Per Share.
Notwithstanding any provision in the Articles to the contrary, Series A Holders will not have any voting rights, with respect to each Series A Preferred Share held by such Series A Holder, except as set forth in this Section 2.7 or as otherwise required by applicable law. To the extent that Series A Holders are entitled to vote, each Series A Holder will have one vote per Series A Preferred Share held by such Series A Holder, except that when Parity Securities have the right to vote with the Series A Preferred Shares as a single class on any matter, the Series A Preferred Shares and such Parity Securities will have one vote for each $25.00 of liquidation preference (for the avoidance of doubt, excluding accumulated distributions).
(b)	Voting Rights Upon Nonpayment of Distributions.
(i)
Whenever distributions on any Series A Preferred Shares are in arrears for six or more quarterly Distribution Periods, whether or not consecutive (a “Nonpayment”), the upper limit of the number of Directors comprising the board of Directors under Article 23.1 shall be automatically increased by two (any such increase, a “Series A Nonpayment Board Expansion”) if not already increased by two by reason of the appointment of Directors by the holders of any Other Voting Preferred Shares (as defined below) and the holders of Series A Preferred Shares, voting together as a single class. The Series A Holders, voting together as a single class with the holders of any series of Parity Securities then Outstanding upon which like voting rights have been conferred and are exercisable (any such series, “Other Voting Preferred Shares”), will be entitled to vote, by the affirmative vote of a majority of the votes entitled to be cast, for the appointment of two additional Directors (“Series A Nonpayment Directors”) at a special meeting of the Series A Holders (any such meeting, a “Series A Nonpayment Meeting”) and the holders of such Other Voting Preferred Shares and at each subsequent annual meeting of Common Members at which such Series A Nonpayment Directors are up for re-appointment; provided that when all distributions accumulated on the Series A Preferred Shares for all past Distribution Periods and the then current Distribution Period shall have been fully paid, the right of Series A Holders to appoint any Directors will cease and, unless there are any Other Voting Preferred Shares that are then entitled to vote for the election of Directors, the term of office of the Series A Nonpayment Directors will forthwith terminate, the office of such Series A Nonpayment Directors appointed by Series A Holders shall automatically be vacated and the upper limit of the number of Directors comprising the board of Directors under Article 23.1 shall be automatically reduced by two. However, the right of the Series A Holders and holders of any Other Voting Preferred Shares to appoint two additional Directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as set forth in this Section 2.7(b)(i). In no event shall the Series A Holders be entitled pursuant to these voting rights to elect a Director that would cause the Company to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of the Company’s Equity Interests is listed or quoted. For the avoidance of doubt, in no event shall the total number of Directors elected by Series A Holders and holders of any Other Voting Preferred Shares exceed two.

(ii)
Following a Nonpayment, the Company may, and upon the written request of any Series A Holders (addressed to the Company) shall, call a Series A Nonpayment Meeting for the appointment of the Series A Nonpayment Directors by the Series A Holders and the Other Voting Preferred Shares. The Company shall, in its sole discretion, determine a date and a Record Date for such Series A Nonpayment Meeting, provide notice of such Series A Nonpayment Meeting and conduct such Series A Nonpayment Meeting, in each case applying procedures for general meetings set out in the Articles. Any subsequent annual general meeting of Common Members at which such Series A Nonpayment Directors are up for re-appointment shall be called and held applying procedures for annual general meetings set out in the Articles as if references to (A) Members and Common Members and (B) Outstanding Voting Shares were, solely with respect to the Series A Nonpayment Directors, references to Series A Holders and to Series A Preferred Shares, mutatis mutandis.

(iii)
If, at any time when the voting rights conferred upon the Series A Preferred Shares are exercisable, any vacancy in the office of a Director appointed pursuant to the procedures described in this Section 2.7(b) shall occur, then such vacancy may be filled only by the remaining Director or by the affirmative vote of a majority of the votes entitled to be cast by the Series A Holders and holders of all Other Voting Preferred Shares, acting as a single class at a special meeting of Series A Holders and holders of any such Other Voting Preferred Shares. Any Director appointed pursuant to the procedures described in this Section 2.7(b) may be removed at any time, with or without cause, only by the affirmative vote of Series A Holders and holders of all Other Voting Preferred Shares, acting as a single class at a special meeting of Series A Holders and holders of any such Other Voting Preferred Shares, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the Series A Holders and holders of Other Voting Preferred Shares that are then entitled to vote for the election of Directors, and may not be removed by the holders of the Common Shares

(c)	Additional Voting Rights.
While any Series A Preferred Shares remain Outstanding, the following actions will be deemed a variation of the rights of Series A Preferred Shares and all Other Voting Preferred Shares, acting as a single class, (i) authorize, create or issue any Senior Securities or reclassify any authorized Equity Interests into any Senior Securities or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities or (ii) amend, alter or repeal any provision of the Articles (including this Series A Preferred Share Designation), including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series A Preferred Shares, and shall in each case of clause (i) and (ii) require the approval of the holders of Series A Preferred Shares and all Other Voting Preferred Shares in accordance with and following the procedures set out in Article 9 of the Articles; provided that in the case of the foregoing clause (ii), if such amendment affects materially and adversely the rights, designations, preferences, powers and duties of one or more but not all of the classes or series of the Other Voting Preferred Shares (including the Series A Preferred Shares for this purpose), only the consent of the holders of the Outstanding shares of the classes or series so affected, voting as a single class, shall be required in lieu of (or, if such consent shall be required by law, in addition to) the consent of the Other Voting Preferred Shares (including the Series A Preferred Shares for this purpose) in accordance with and following the procedures set out in Article 9 of the Articles.
(d)	Creation and Issuance of Parity Securities and Junior Securities.
The Company may create additional series or classes of Parity Securities and Junior Securities and issue additional classes or series of Parity Securities and Junior Securities without notice to or the consent of any Series A Holders; provided, however, that, in the case of Parity Securities, the full cumulative distributions for all past Distribution Periods on all Outstanding Series A Preferred Shares shall have been, or contemporaneously are, declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside.

(e)	No Voting Rights Following Certain Redemption Events.
The voting rights of the Series A Holders shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all Outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and the Company shall have set aside sufficient funds for the benefit of Series A Holders to effect the redemption.
(f)	Limitations.
Notwithstanding anything to the contrary in this Section 2.7, none of the following will be deemed to affect the powers, preferences or special rights of the Series A Preferred Shares:
(i)
any increase in the amount of authorized Common Shares or authorized Preferred Shares, or any increase or decrease in the number of shares of any series of Preferred Shares, or the authorization, creation and issuance of other classes or series of Equity Interests, in each case ranking on parity with or junior to the Series A Preferred Shares as to distributions or distribution of assets upon the Company’s liquidation, dissolution or winding up;

(ii)
a merger or consolidation of the Company with or into another entity in which the Series A Preferred Shares remain Outstanding with identical terms as existing immediately prior to such merger or consolidation; and

(iii)
a merger or consolidation of the Company with or into another entity in which the Series A Preferred Shares are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have terms identical (other than the identity of the issuer) to the terms of the Series A Preferred Shares.

2.8	Liquidation Rights.
(a)
Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up (“Liquidation”), the Series A Holders shall be entitled to be paid out of the Company’s assets legally available for distribution to the Members, before any distribution of assets is made to holders of the Common Shares or any other Junior Securities, a liquidating distribution in the amount of the Series A Liquidation Preference per Series A Preferred Share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of such liquidation distribution, whether or not declared, plus the sum of any declared and unpaid distributions for Distribution Periods prior to the Distribution Period in which the liquidation distribution is made and any declared and unpaid distributions for the then current Distribution Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment to the Series A Holder of the full amount of the liquidating distributions to which the Series A Holders are entitled, the Series A Holders shall have no right or claim to any of the Company’s remaining assets.

(b)
Distributions to Series A Holders will be made only to the extent that the Company’s assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Shares. If, in the event of a Liquidation, the Company is unable to pay full liquidating distributions to the Series A Holders in accordance with the foregoing provisions of this Section 2.8 and to all Parity Securities in accordance with the terms thereof, then the Company shall distribute its assets to those holders ratably in proportion to the liquidating distributions which they would otherwise have received.

(c)
Nothing in this Section 2.8 shall entitle the Series A Holders to be paid any amount upon the occurrence of a Liquidation until holders of any classes or series of Senior Securities ranking, as to the distribution of assets upon a Liquidation, senior to the Series A Preferred Shares have been paid all amounts to which such classes or series of Senior Securities are entitled.

(d)
For the purposes of this Series A Preferred Share Designation, the Company’s merger or consolidation with or into any other entity or by another entity with or into the Company or the sale, lease, exchange or other transfer of all or substantially all of the Company’s assets (for cash, securities or other consideration) shall not be deemed to be a Liquidation. If the Company enters into any merger or consolidation transaction with or into any other entity and the Company is not the surviving entity in such transaction, the Series A Preferred Shares may be converted into shares of the surviving or successor entity or the direct or indirect parent of the surviving or successor entity having terms identical to the terms of the Series A Preferred Shares.
2.9	Reports.
Following any such time as the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company shall provide the Series A Holders with the annual and quarterly reports that the Company provides to (1) the holders of the then outstanding capital markets debt securities of the Company or (2) if no such debt securities are outstanding at such time, the lenders under the then outstanding credit facilities of the Company, in each case, within the time periods prescribed and subject to any qualifications or exceptions set forth in the governing documents for such debt securities or credit facilities, as applicable.
2.10	No Mandatory Redemption, Conversion, Exchange or Preemptive Rights.
The Series A Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions, and are not convertible or exchangeable for any other property, interests or securities at the option of Series A Holders. The Series A Preferred Shares do not entitle the holders thereof to any preemptive rights with respect to the issuance of additional Series A Preferred Shares.
2.11	No Other Rights.
The Series A Preferred Shares shall not have any designations, preferences, rights, powers or duties except as set forth in the Articles or this Series A Preferred Share Designation or as otherwise required by applicable law.
2.12	Forum Selection.
Article 46 of the Articles sets out the forum and jurisdiction applicable to the Articles, including this his Series A Preferred Share Designation.
2.13	Percentage Interest.
A “Percentage Interest” shall not be established for the Series A Preferred Shares.
2.14	Book-Entry System.
All of the Series A Preferred Shares will be represented by a single certificate issued to the Depositary and registered in the name of its nominee (initially, Cede & Co.). No holder of the Series A Preferred Shares will be entitled to receive a certificate evidencing such Series A Preferred Shares unless (i) otherwise required by law or (ii) the Depositary gives notice of its intention to resign or is no longer eligible to act as such and, in either case, the Company has not selected a substitute Depositary within 60 calendar days thereafter.

ANNEX B
FTAI Aviation Ltd.
SHARE DESIGNATION WITH RESPECT TO SERIES B PREFERRED SHARES
This SHARE DESIGNATION (this “Series B Preferred Share Designation”) of FTAI Aviation Ltd. (the “Company”) relates to Series B Preferred Shares in the capital of the Company. Capitalized terms used in this Series B Preferred Share Designation without definition shall have the respective meanings ascribed thereto in and shall be construed in accordance with the main body of the Amended and Restated Articles of Association of the Company, as amended, supplemented or restated from time to time (the “Articles”). This Series B Preferred Share Designation sets out the designations, preferences, rights, powers and duties attaching to the Series B Preferred Shares.
1	Definitions
1.1	Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Series B Preferred Share Designation.
(a)	“Articles” has the meaning assigned to such term in the introduction to this Series B Preferred Share Designation.
(b)
“Calculation Agent” means the calculation agent for the Series B Preferred Shares, which shall be appointed by the Company prior to the commencement of the Floating Rate Period and shall be a third party independent financial institution of national standing with experience providing services as a calculation agent.

(c)	“Change of Control” means the occurrence of the following:
(i)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50.0% of the voting power of the Company’s Voting Equity Interests; or

(ii)
(A) all or substantially all the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (B) the Company consolidates, amalgamates or merges with or into another person or any person consolidates, amalgamates or merges with or into the Company, in either case under this clause (ii), in one transaction or a series of related transactions in which immediately after the consummation thereof persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Equity Interests representing in the aggregate a majority of the total voting power of the Voting Equity Interests of the Company immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of the Company, or the applicable surviving or transferee person; provided that this clause shall not apply (I) in the case where immediately after the consummation of the transactions Permitted Holders, directly or indirectly, beneficially own Voting Equity Interests representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee person, or (II) to any consolidation, amalgamation or merger of the Company with or into (1) a corporation, limited liability company or partnership or (2) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no person or group (other than Permitted Holders), which beneficially owns Voting Equity Interests representing 50.0% or more of the voting power of the total outstanding Voting Equity Interests of such entity.

For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clause (i) of this definition; provided that no “person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Equity Interests of such holding company

Solely for purposes of this definition, the following definitions shall apply:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Company’s senior unsecured notes” means (a) the Company's 6.75% Senior Notes due 2022, (b) the Company’s 6.50% Senior Notes due 2025 and (c) any similar series of capital markets debt securities of the Company issued after November 27, 2019.
“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Fortress” means Fortress Investment Group LLC.
“Management Group” means at any time, the Chairperson, any President, any Executive Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any of the Company’s subsidiaries at such time.
“Permitted Holders” means, collectively, Fortress, its Affiliates and the Management Group; provided that the definition of “Permitted Holders” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).
“Person” means any individual, corporation, company, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Restricted Subsidiary” means any “Restricted Subsidiary” under the Company’s senior unsecured notes.
“Subsidiary” means, with respect to any Person, (a) any corporation, company, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Voting Equity Interests” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” means a subsidiary of the Company, 100.0% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by the Company or by one or more Wholly-Owned Subsidiaries of the Company.
(d)	“Company” has the meaning assigned to such term in the introduction to this Series B Preferred Share Designation.
(e)	“Distribution Determination Date” has the meaning assigned to such term in Section 2.3(a) of this Series B Preferred Share Designation.
(f)
“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, beginning on [  ][8], 2022, as may be adjusted during the Floating Rate Period pursuant to Section 2.3(b) of this Series B Preferred Share Designation.

(g)
“Distribution Period” means the period from, and including, each Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which will be the period from, and including, [  ][9], 2022, to, but excluding, [   ][10], 2022.

(h)
“Equity Interests” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership, limited liability company or business trust, partnership, membership or beneficial interests (whether general or limited) or shares in the capital of a company; (d) in the case of an exempted company, shares in the capital of the company; and (e) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person (but excluding from the foregoing any debt securities convertible into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests).

(i)	“Fixed Rate Period” has the meaning set forth in Section 2.3(a) of this Series B Preferred Share Designation.
(j)	“Floating Rate Period” has the meaning set forth in Section 2.3(a) of this Series B Preferred Share Designation.
(k)	“IFA” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”
(l)
“Junior Securities” means the Common Shares and any other class or series of the Company’s Equity Interests over which the Series B Preferred Shares have preference or priority in the payment of distributions or in the distribution of assets on the Company’s liquidation, dissolution or winding up.

(m)	“LIBOR Event” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”
(n)	“Liquidation” has the meaning assigned to such term in Section 2.8(a) of this Series B Preferred Share Designation.
(o)	“London Banking Day” means any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.
(p)	“Nonpayment” has the meaning set forth in Section 2.7(b)(i) of this Series B Preferred Share Designation.
(q)	“Other Voting Preferred Shares” has the meaning assigned to such term in Section 2.7(b)(i) of this Series B Preferred Share Designation.
(r)
“Parity Securities” means any class or series of the Company’s Equity Interests that ranks equally with the Series B Preferred Shares in the payment of distributions and in the distribution of assets on the Company’s liquidation, dissolution or winding up.

[8]	NTD: to be the first distribution payment date following adoption of Articles.
[9]	NTD: to be the last distribution payment date prior to adoption of Articles.
[10]	NTD: to be the first distribution payment date following adoption of Articles.

(s)
“Rating Event” means a change by any rating agency to the criteria employed by such rating agency as of November 27, 2019 for purposes of assigning ratings to securities with features similar to the Series B Preferred Shares, which change results in (i) any shortening of the length of time for which the criteria in effect as of November 27, 2019 are scheduled to be in effect with respect to the Series B Preferred Shares, or (ii) a lower equity credit being given to the Series B Preferred Shares than the equity credit that would have been assigned to the Series B Preferred Shares by such rating agency pursuant to the criteria in effect as of November 27, 2019.

(t)
“Senior Securities” means any class or series of the Company’s Equity Interests that has preference or priority over the Series B Preferred Shares in the payment of distributions or in the distribution of assets on the Company’s liquidation, dissolution or winding up.

(u)	“Series B Holder” means, with respect to any Series B Preferred Shares, the Record Holder of such Series B Preferred Shares.
(v)	“Series B Liquidation Preference” means US$25.00 per Series B Preferred Share.
(w)	“Series B Nonpayment Board Expansion” has the meaning assigned to such term in Section 2.7(b)(i) of this Series B Preferred Share Designation.
(x)	“Series B Nonpayment Directors” has the meaning assigned to such term in Section 2.7(b)(i) of this Series B Preferred Share Designation.
(y)	“Series B Nonpayment Meeting” has the meaning assigned to such term in Section 2.7(b)(i) of this Series B Preferred Share Designation.
(z)
“Series B Preferred Share” means a 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share of a par value of US$0.01 in the capital of the Company having the designations, preferences, rights, powers and duties set forth in this Series B Preferred Share Designation and the Articles to which this Series B Preferred Share Designation forms a part.

(aa)
“Series B Record Date” means, with respect to any Distribution Payment Date, the 1st calendar day of the month of such Distribution Payment Date or such other record date fixed by the Directors as the Record Date for such Distribution Payment Date that is not more than 60 nor less than 10 days prior to such Distribution Payment Date.

(bb)
“Tax Redemption Event” means, after November 27, 2019, due to (a) an amendment to, or a change in official interpretation of, the Code, Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) the Company is advised by nationally recognized counsel or a “Big Four” accounting firm that the Company will be treated as an association taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) the Company files an IRS Form 8832 (or successor form) electing that the Company be treated as an association taxable as a corporation for U.S. Federal income tax purposes.

(cc)
“Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period (the “Three-Month LIBOR Rate”), as that rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Distribution Determination Date, provided that:

(i)
If no offered rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) on the relevant Distribution Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Company, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least US$1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

(ii)
If at least two quotations are not provided pursuant to paragraph (i) of this definition, the Calculation Agent, in consultation with the Company, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Distribution Determination Date for loans in U.S. dollars to leading European banks for a three month period for the applicable Distribution Period in an amount of at least US$1,000,000. If three quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

(iii)
If at least three quotations are not provided pursuant to paragraph (ii) of this definition, Three-Month LIBOR for the next Distribution Period will be equal to Three-Month LIBOR in effect for the then-current Distribution Period or, in the case of the first Distribution Period in the Floating Rate Period, the most recent Three-Month LIBOR Rate on which Three-Month LIBOR could have been determined in accordance with the first sentence of this paragraph had the distribution rate been a floating rate during the Fixed Rate Period.

In the event that Three-Month LIBOR is less than zero, Three-Month LIBOR shall be deemed to be zero.
Notwithstanding the foregoing clauses (i), (ii) and (iii):
(A)
If the Calculation Agent determines on the relevant Distribution Determination Date that LIBOR has been discontinued or is no longer viewed as an acceptable benchmark for securities like the Series B Preferred Shares (a “LIBOR Event”), then the Calculation Agent will use a substitute or successor base rate that it has determined, in consultation with the Company, is the most comparable to LIBOR; provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and

(B)
If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent, in consultation with the Company, may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to LIBOR, or any adjustment to the applicable spread thereon, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion that there is no alternative rate that is a substitute or successor base rate for LIBOR, the Calculation Agent may, in its sole discretion, or if the Calculation Agent fails to do so, the Company may, appoint an independent financial advisor (“IFA”) to determine an appropriate alternative rate and any adjustments, and the decision of the IFA will be binding on the Company, the Calculation Agent and the Series B Holders. If a LIBOR Event has occurred, but for any reason an alternative rate has not been determined, an IFA has not determined an appropriate alternative rate and adjustments or an IFA has not been appointed, Three-Month LIBOR for the next Distribution Period to which the Distribution Determination Date relates shall be Three-Month LIBOR as in effect for the then-current Distribution Period; provided, that if this sentence is applicable with respect to the first Distribution Period in the Floating Rate Period, the interest rate, business day convention and manner of calculating interest applicable during the Fixed Rate Period will remain in effect during the Floating Rate Period.
(dd)	“Three-Month LIBOR Rate” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”

2	Terms, Rights, Powers, Preferences and Duties of Series B Preferred Shares
2.1	Designation.
The Series B Preferred Shares shall be designated and created as a series of Preferred Shares. Each Series B Preferred Share shall be identical in all respects to every other Series B Preferred Share. The Series B Preferred Shares shall not be “Voting Shares” for purposes of the Articles.
2.2	Initial Issuance; Additional Shares.
The Company shall have authorized for issuance 4,940,000 Series B Preferred Shares as of [ ]11, 2022. The number of authorized Series B Preferred Shares may from time to time, without the consent or approval of holders of the Series B Preferred Shares, be increased (subject to paragraph 7 of the Memorandum of Association of the Company, and, more generally, the Articles) or decreased (but not below the number of Series B Preferred Shares then Outstanding) by the Directors. The Company may, from time to time, without the consent or approval of holders of the Series B Preferred Shares, issue additional Series B Preferred Shares in accordance with Article 2.1 of the Articles; provided that, if the additional Series B Preferred Shares are not fungible for U.S. federal income tax purposes with the Series B Preferred Shares issued on [ ]12, 2022, the additional shares shall be issued under a separate CUSIP number. If the Company issues additional Series B Preferred Shares, distributions on those additional Series B Preferred Shares will accrue from the most recent Distribution Payment Date prior to the issuance of such additional Series B Preferred Shares at the then-applicable distribution rate.
2.3	Distributions.
(a)	Distribution Rate.
(i)
Each Series B Holder will be entitled to receive, with respect to each Series B Preferred Share held by such Series B Holder, only when, as, and if declared by the Directors, out of funds legally available for such purpose, cumulative cash distributions based on the Series B Liquidation Preference, at a rate equal to (i) from, and including, [ ][13], 2022 to, but excluding, December 15, 2024 (the “Fixed Rate Period”), 8.00% per annum, and (ii) beginning December 15, 2024 (the “Floating Rate Period”), Three-Month LIBOR plus a spread of 644.7 basis points per annum.

(ii)
The distribution rate for each Distribution Period in the Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the second London Banking Day prior to the beginning of the Distribution Period, which date is referred to as the “Distribution Determination Date” for the relevant Distribution Period. The Calculation Agent then will add Three-Month LIBOR as determined on the Distribution Determination Date and the spread of 644.7 basis points and that sum will be the distribution rate for the applicable Distribution Period. Once the distribution rate for the Series B Preferred Shares is determined, the Calculation Agent will deliver that information to the Company and the Transfer Agent for the Series B Preferred Shares. Absent manifest error, the Calculation Agent’s determination of the distribution rate for a Distribution Period for the Series B Preferred Shares will be final.

(b)	Distribution Payments.
When, as, and if declared by the Directors, the Company will pay cash distributions on the Series B Preferred Shares quarterly in arrears on each Distribution Payment Date. The Company will pay cash distributions to the Series B Holders as they appear on the Register of Members on the applicable Series B Record Date. So long as the Series B Preferred Shares are held of record by the nominee of the Depositary, distributions declared on the Series B Preferred Shares will be paid to the Depositary in same-day funds on each Distribution Payment Date. The Depositary will credit accounts of its participants in accordance with the Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Shares in accordance with the instructions of such beneficial owners. If any Distribution Payment Date on or prior to December 15, 2024 is a day that is not a business day, then declared distributions with
[11]	NTD: to be the date of adoption of Articles.
[12]	NTD: to be the date of adoption of Articles.
[13]	NTD: to be the last distribution payment date prior to adoption of Articles.

respect to that Distribution Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Distribution Payment Date after December 15, 2024 is a day that is not a business day, then the Distribution Payment Date will be the immediately succeeding business day, and distributions will accrue to, but not including, the Distribution Payment Date. As used in this Section 2.3(b), “business day” means, (i) with respect to the Fixed Rate Period, any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed and, (ii) with respect to the Floating Rate Period, any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London Banking Day.
(c)	Conventions.
The Company will calculate distributions on the Series B Preferred Shares for the Fixed Rate Period on the basis of a 360-day year consisting of twelve 30-day months. The Company will calculate distributions on the Series B Preferred Shares for the Floating Rate Period on the basis of the actual number of days in a Distribution Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.
(d)	Terms of Accrual.
With respect to Series B Preferred Shares that are redeemed, distributions on such Series B Preferred Shares will cease to accrue after the applicable redemption date, unless the Company defaults in the payment of the redemption price of such Series B Preferred Shares called for redemption. Distributions on the Series B Preferred Shares will accrue from [ ]14, 2022 or the most recent Distribution Payment Date on which all accrued distributions have been paid, as applicable, whether or not the Company has earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears, and Series B Holders will not be entitled to any distribution, whether payable in cash, property, or shares, in excess of full cumulative distributions described in Section 2.3(a) of this Series B Preferred Share Designation and this Section 2.3(d).
(e)	Limitations following Non-Payment of Distributions.
While any Series B Preferred Shares remain Outstanding, unless the full cumulative distributions for all past Distribution Periods on all Outstanding Series B Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside:
(i)	no distribution will be declared and paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities);
(ii)
no Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by the Company, or any of its subsidiaries, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange for or conversion into Junior Securities, through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities or pursuant to a contractually binding requirement to buy Junior Securities pursuant to a binding agreement existing prior to November 27, 2019), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company or any of its subsidiaries; and

(iii)
no Parity Securities will be repurchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries (other than pursuant to pro rata offers to purchase or exchange all, or a pro rata portion of Series B Preferred Shares and such Parity Securities or as a result of a reclassification of Parity Securities for or into other Parity Securities, or by conversion into or exchange for other Parity Securities or Junior Securities).

[14]	NTD: to be the last distribution payment date prior to adoption of Articles.

The foregoing limitations in clauses (i), (ii) and (iii) of this Section 2.3(e) shall not apply to (A) purchases or acquisitions of, or cash settlement in respect of, Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Company’s employment, severance, or consulting agreements) of the Company or of any of the Company’s subsidiaries and (B) any distribution in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan.
(f)	Shorter Distribution Periods for Junior Securities or Parity Securities.
To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the Distribution Period applicable to the Series B Preferred Shares (e.g., monthly rather than quarterly), the Directors may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the Directors expects to have sufficient funds to pay the full cumulative distributions in respect of the Series B Preferred Shares on the next Distribution Payment Date.
(g)	Distribution in Arrears.
(i)
Accumulated distributions in arrears on Series B Preferred Shares for any past Distribution Period may be declared by the Directors and paid on any date fixed by the Directors, whether or not a Distribution Payment Date, to Series B Holders on the Record Date for such payment, which may not be less than 10 days before such distribution. Any such payment shall be made in accordance with Section 2.3(b) of this Series B Preferred Share Designation.

(ii)
Subject to the next succeeding sentence, if all accumulated distributions in arrears on all Series B Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective Distribution Payment Dates, commencing with the earliest Distribution Payment Date. If less than all distributions payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series B Preferred Shares and Parity Securities at such time.

(h)	Distribution on Junior Securities.
Subject to the conditions described in Sections 2.3(e) and 2.3(f) of this Series B Preferred Share Designation, and not otherwise, distributions (payable in cash, shares, or otherwise), as may be determined by the Directors, may be declared and paid on the Common Shares and any other Junior Securities from time to time out of any funds legally available for such payment, and the Series B Holders will not be entitled to participate in those distributions.
2.4	Rank.
With respect to the payment of distributions and rights (including redemption rights) upon the Company’s liquidation, dissolution or winding up, the Series B Preferred Shares shall rank:
(a)	senior and prior to the Common Shares and any class or series of Preferred Shares that by its terms is designated as ranking junior to the Series B Preferred Shares;
(b)
pari passu with any class or series of Preferred Shares that by its terms is designated as ranking equal to the Series B Preferred Shares or does not state that it is junior or senior to the Series B Preferred Shares; and

(c)	junior to any class or series of Preferred Shares that is expressly designated as ranking senior to the Series B Preferred Shares (subject to receipt of any requisite consents prior to issuance).

2.5	Optional Redemption; Distribution Rate Step-Up following a Change of Control.
(a)	Optional Redemption on or after December 15, 2024.
The Company may redeem the Series B Preferred Shares, in whole or in part, at its option, at any time or from time to time on or after December 15, 2024, at a redemption price equal to $25.00 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.
(b)	Optional Redemption Following a Rating Event.
At any time within 120 days after the conclusion of any review or appeal process instituted by the Company following the occurrence of a Rating Event, the Company may, at its option, redeem the Series B Preferred Shares in whole, but not in part, prior to December 15, 2024, at a redemption price per Series B Preferred Share equal to $25.50, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.
(c)	Optional Redemption following a Tax Redemption Event.
If a Tax Redemption Event occurs, the Company may, at its option, redeem the Series B Preferred Shares, in whole but not in part, prior to December 15, 2024 and within 60 days after the occurrence of such Tax Redemption Event, at a redemption price of $25.25 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.
(d)	Optional Redemption following a Change of Control; Distribution Rate Step-Up following a Change of Control.
If a Change of Control occurs, the Company may, at its option, redeem the Series B Preferred Shares, in whole but not in part, prior to December 15, 2024 and within 60 days after the occurrence of such Change of Control, at a redemption price of $25.25 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. If a Change of Control occurs (whether before, on or after December 15, 2024) and the Company does not give notice prior to the 31st day following the Change of Control to redeem all the Outstanding Series B Preferred Shares, the distribution rate per annum on the Series B Preferred Shares will increase by 5.00%, beginning on the 31st day following such Change of Control.
2.6	Redemption Procedures.
(a)
If the Company elects to redeem any Series B Preferred Shares, the Company will provide notice to the Series B Holders of the Series B Preferred Shares to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Series B Preferred Shares are held in book-entry form through the Depositary, the Company may give this notice in any manner permitted by the Depositary). Any notice given as provided in this Section 2.6 will be conclusively presumed to have been duly given, whether or not the Series B Holder receives such notice, and any defect in such notice or in the provision of such notice to any Series B Holder of Series B Preferred Shares designated for redemption will not affect the redemption of any other Series B Preferred Shares. Each notice of redemption shall state:

(i)	the redemption date;
(ii)	the redemption price;
(iii)	if fewer than all Series B Preferred Shares are to be redeemed, the number of Series B Preferred Shares to be redeemed; and
(iv)	the manner in which the Series B Holders of Series B Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.
(b)
If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been deposited by the Company in trust with a bank or the Depositary for the benefit of the Series B Holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date such Series B Preferred Shares will no longer be deemed Outstanding for any purpose, all distributions with respect to such Series B Preferred Shares shall cease to accrue after the redemption date and all rights of the Series B Holders of such Series B Preferred Shares will terminate, except the right to receive the redemption price, without interest.
(c)
In the case of any redemption of only part of the Series B Preferred Shares at the time Outstanding, the Series B Preferred Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions of this Series B Preferred Share Designation and applicable law, the Directors will have the full power and authority to prescribe the terms and conditions upon which Series B Preferred Shares may be redeemed from time to time.

(d)	Any redemption of the Series B Preferred Shares pursuant to Section 2.5 shall be effected only out of funds legally available for such purpose.
2.7	Voting Rights.
(a)	Generally No Voting Rights; Votes Per Share.
Notwithstanding any provision in the Articles to the contrary, Series B Holders will not have any voting rights, with respect to each Series B Preferred Share held by such Series B Holder, except as set forth in this Section 2.7 or as otherwise required by applicable law. To the extent that Series B Holders are entitled to vote, each Series B Holder will have one vote per Series B Preferred Share held by such Series B Holder, except that when Parity Securities have the right to vote with the Series B Preferred Shares as a single class on any matter, the Series B Preferred Shares and such Parity Securities will have one vote for each $25.00 of liquidation preference (for the avoidance of doubt, excluding accumulated distributions).
(b)	Voting Rights Upon Nonpayment of Distributions.
(i)
Whenever distributions on any Series B Preferred Shares are in arrears for six or more quarterly Distribution Periods, whether or not consecutive (a “Nonpayment”), the upper limit of the number of Directors comprising the board of Directors under Article 23.1 shall be automatically increased by two (any such increase, a “Series B Nonpayment Board Expansion”) if not already increased by two by reason of the appointment of Directors by the holders of any Other Voting Preferred Shares (as defined below) and the holders of Series B Preferred Shares, voting together as a single class. The Series B Holders, voting together as a single class with the holders of any series of Parity Securities then Outstanding upon which like voting rights have been conferred and are exercisable (any such series, “Other Voting Preferred Shares”), will be entitled to vote, by the affirmative vote of a majority of the votes entitled to be cast, for the appointment of two additional Directors (“Series B Nonpayment Directors”) at a special meeting of the Series B Holders (any such meeting, a “Series B Nonpayment Meeting”) and the holders of such Other Voting Preferred Shares and at each subsequent annual meeting of Common Members at which such Series B Nonpayment Directors are up for re-appointment; provided that when all distributions accumulated on the Series B Preferred Shares for all past Distribution Periods and the then current Distribution Period shall have been fully paid, the right of Series B Holders to appoint any Directors will cease and, unless there are any Other Voting Preferred Shares that are then entitled to vote for the election of Directors, the term of office of the Series B Nonpayment Directors will forthwith terminate, the office of such Series B Nonpayment Directors appointed by Series B Holders shall automatically be vacated and the upper limit of the number of Directors comprising the board of Directors under Article 23.1 shall be automatically reduced by two. However, the right of the Series B Holders and holders of any Other Voting Preferred Shares to appoint two additional Directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as set forth in this Section 2.7(b)(i). In no event shall the Series B Holders be entitled pursuant to these voting rights to elect a Director that would cause the Company to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of the Company’s Equity Interests is listed or quoted. For the avoidance of doubt, in no event shall the total number of Directors elected by Series B Holders and holders of any Other Voting Preferred Shares exceed two.

(ii)
Following a Nonpayment, the Company may, and upon the written request of any Series B Holders (addressed to the Company) shall, call a Series B Nonpayment Meeting for the appointment of the Series B Nonpayment Directors by the Series B Holders and the Other Voting Preferred Shares. The Company shall, in its sole discretion, determine a date and a Record Date for such Series B Nonpayment Meeting, provide notice of such Series B Nonpayment Meeting and conduct such Series B Nonpayment Meeting, in each case applying procedures for general meetings set out in the Articles. Any subsequent annual general meeting of Common Members at which such Series B Nonpayment Directors are up for re-appointment shall be called and held applying procedures for annual general meetings set out in the Articles as if references to (A) Members and Common Members and (B) Outstanding Voting Shares were, solely with respect to the Series A Nonpayment Directors, references to Series B Holders and to Series B Preferred Shares, mutatis mutandis.

(iii)
If, at any time when the voting rights conferred upon the Series B Preferred Shares are exercisable, any vacancy in the office of a Director appointed pursuant to the procedures described in this Section 2.7(b) shall occur, then such vacancy may be filled only by the remaining Director or by the affirmative vote of a majority of the votes entitled to be cast by the Series B Holders and holders of all Other Voting Preferred Shares, acting as a single class at a special meeting of Series B Holders and holders of any such Other Voting Preferred Shares. Any Director appointed pursuant to the procedures described in this Section 2.7(b) may be removed at any time, with or without cause, only by the affirmative vote of Series B Holders and holders of all Other Voting Preferred Shares, acting as a single class at a special meeting of Series B Holders and holders of any such Other Voting Preferred Shares, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the Series B Holders and holders of Other Voting Preferred Shares that are then entitled to vote for the election of Directors, and may not be removed by the holders of the Common Shares

(c)	Additional Voting Rights.
While any Series B Preferred Shares remain Outstanding, the following actions will be deemed a variation of the rights of Series B Preferred Shares and all Other Voting Preferred Shares, acting as a single class, (i) authorize, create or issue any Senior Securities or reclassify any authorized Equity Interests into any Senior Securities or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities or (ii) amend, alter or repeal any provision of the Articles (including this Series B Preferred Share Designation), including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series B Preferred Shares, and shall in each case of clause (i) and (ii) require the approval of the holders of Series B Preferred Shares and all Other Voting Preferred Shares in accordance with and following the procedures set out in Article 12 of the Articles; provided that in the case of the foregoing clause (ii), if such amendment affects materially and adversely the rights, designations, preferences, powers and duties of one or more but not all of the classes or series of the Other Voting Preferred Shares (including the Series B Preferred Shares for this purpose), only the consent of the holders of the Outstanding shares of the classes or series so affected , voting as a single class, shall be required in lieu of (or, if such consent shall be required by law, in addition to) the consent of the Other Voting Preferred Shares (including the Series B Preferred Shares for this purpose) in accordance with and following the procedures set out in Article 12 of the Articles.
(d)	Creation and Issuance of Parity Securities and Junior Securities.
The Company may create additional series or classes of Parity Securities and Junior Securities and issue additional classes or series of Parity Securities and Junior Securities without notice to or the consent of any Series B Holders; provided, however, that, in the case of Parity Securities, the full cumulative distributions for all past Distribution Periods on all Outstanding Series B Preferred Shares shall have been, or contemporaneously are, declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside.

(e)	No Voting Rights Following Certain Redemption Events.
The voting rights of the Series B Holders shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all Outstanding Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and the Company shall have set aside sufficient funds for the benefit of Series B Holders to effect the redemption.
(f)	Limitations.
Notwithstanding anything to the contrary in this Section 2.7, none of the following will be deemed to affect the powers, preferences or special rights of the Series B Preferred Shares:
(i)
any increase in the amount of authorized Common Shares or authorized Preferred Shares, or any increase or decrease in the number of shares of any series of Preferred Shares, or the authorization, creation and issuance of other classes or series of Equity Interests, in each case ranking on parity with or junior to the Series B Preferred Shares as to distributions or distribution of assets upon the Company’s liquidation, dissolution or winding up;

(ii)
a merger or consolidation of the Company with or into another entity in which the Series B Preferred Shares remain Outstanding with identical terms as existing immediately prior to such merger or consolidation; and

(iii)
a merger or consolidation of the Company with or into another entity in which the Series B Preferred Shares are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have terms identical (other than the identity of the issuer) to the terms of the Series B Preferred Shares.

2.8	Liquidation Rights.
(a)
Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up (“Liquidation”), the Series B Holders shall be entitled to be paid out of the Company’s assets legally available for distribution to the Members, before any distribution of assets is made to holders of the Common Shares or any other Junior Securities, a liquidating distribution in the amount of the Series B Liquidation Preference per Series B Preferred Share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of such liquidation distribution, whether or not declared, plus the sum of any declared and unpaid distributions for Distribution Periods prior to the Distribution Period in which the liquidation distribution is made and any declared and unpaid distributions for the then current Distribution Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment to the Series B Holder of the full amount of the liquidating distributions to which the Series B Holders are entitled, the Series B Holders shall have no right or claim to any of the Company’s remaining assets.

(b)
Distributions to Series B Holders will be made only to the extent that the Company’s assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series B Preferred Shares. If, in the event of a Liquidation, the Company is unable to pay full liquidating distributions to the Series B Holders in accordance with the foregoing provisions of this Section 2.8 and to all Parity Securities in accordance with the terms thereof, then the Company shall distribute its assets to those holders ratably in proportion to the liquidating distributions which they would otherwise have received.

(c)
Nothing in this Section 2.8 shall entitle the Series B Holders to be paid any amount upon the occurrence of a Liquidation until holders of any classes or series of Senior Securities ranking, as to the distribution of assets upon a Liquidation, senior to the Series B Preferred Shares have been paid all amounts to which such classes or series of Senior Securities are entitled.

(d)
For the purposes of this Series B Preferred Share Designation, the Company’s merger or consolidation with or into any other entity or by another entity with or into the Company or the sale, lease, exchange or other transfer of all or substantially all of the Company’s assets (for cash, securities or other consideration) shall not be deemed to be a Liquidation. If the Company enters into any merger or consolidation transaction with or into any other entity and the Company is not the surviving entity in such transaction, the Series B Preferred Shares may be converted into shares of the surviving or successor entity or the direct or indirect parent of the surviving or successor entity having terms identical to the terms of the Series B Preferred Shares.
2.9	Reports.
Following any such time as the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company shall provide the Series B Holders with the annual and quarterly reports that the Company provides to (1) the holders of the then outstanding capital markets debt securities of the Company or (2) if no such debt securities are outstanding at such time, the lenders under the then outstanding credit facilities of the Company, in each case, within the time periods prescribed and subject to any qualifications or exceptions set forth in the governing documents for such debt securities or credit facilities, as applicable.
2.10	No Mandatory Redemption, Conversion, Exchange or Preemptive Rights.
The Series B Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions, and are not convertible or exchangeable for any other property, interests or securities at the option of the Series B Holders. The Series B Preferred Shares do not entitle the holders thereof to any preemptive rights with respect to the issuance of additional Series B Preferred Shares.
2.11	No Other Rights.
The Series B Preferred Shares shall not have any designations, preferences, rights, powers or duties except as set forth in the Articles or this Series B Preferred Share Designation or as otherwise required by applicable law.
2.12	Forum Selection.
Article 46 of the Articles shall govern the forum and jurisdiction applicable to the Articles, including this his Series B Preferred Share Designation.
2.13	Percentage Interest.
A “Percentage Interest” shall not be established for the Series B Preferred Shares.
2.14	Book-Entry System.
All of the Series B Preferred Shares will be represented by a single certificate issued to the Depositary and registered in the name of its nominee (initially, Cede & Co.). No holder of the Series B Preferred Shares will be entitled to receive a certificate evidencing such Series B Preferred Shares unless (i) otherwise required by law or (ii) the Depositary gives notice of its intention to resign or is no longer eligible to act as such and, in either case, the Company has not selected a substitute Depositary within 60 calendar days thereafter.

ANNEX C
FTAI Aviation Ltd.
SHARE DESIGNATION WITH RESPECT TO SERIES C PREFERRED SHARES
This SHARE DESIGNATION (this “Series C Preferred Share Designation”) of FTAI Aviation Ltd. (the “Company”) relates to Series C Preferred Shares in the capital of the Company. Capitalized terms used in this Series C Preferred Share Designation without definition shall have the respective meanings ascribed thereto in and shall be construed in accordance with the main body of the Amended and Restated Articles of Association of the Company, as amended, supplemented or restated from time to time (the “Articles”). This Series C Preferred Share Designation sets out the designations, preferences, rights, powers and duties attaching to the Series C Preferred Shares.
1	Definitions
1.1	Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Series C Preferred Share Designation.
(a)	“Articles” has the meaning assigned to such term in the introduction to this Series C Preferred Share Designation.
(b)	“Business Day” means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed.
(c)
“Calculation Agent” means the calculation agent for the Series C Preferred Shares, which shall be appointed by the Company prior to the First Reset Date and shall be a third party independent financial institution of national standing with experience providing services as a calculation agent.

(d)	“Change of Control” means the occurrence of the following:
(i)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50.0% of the voting power of the Company’s Voting Equity Interests; or

(ii)
(A) all or substantially all the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (B) the Company consolidates, amalgamates or merges with or into another person or any person consolidates, amalgamates or merges with or into the Company, in either case under this clause (ii), in one transaction or a series of related transactions in which immediately after the consummation thereof persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Equity Interests representing in the aggregate a majority of the total voting power of the Voting Equity Interests of the Company immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of the Company, or the applicable surviving or transferee person; provided that this clause shall not apply (I) in the case where immediately after the consummation of the transactions Permitted Holders, directly or indirectly, beneficially own Voting Equity Interests representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee person, or (II) to any consolidation, amalgamation or merger of the Company with or into (1) a corporation, limited liability company or partnership or (2) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no person or group (other than Permitted Holders), which beneficially owns Voting Equity Interests representing 50.0% or more of the voting power of the total outstanding Voting Equity Interests of such entity.

For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clause (i) of this definition; provided that no “person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Equity Interests of such holding company
Solely for purposes of this definition, the following definitions shall apply:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Company’s senior unsecured notes” means (a) the Company's 6.75% Senior Notes due 2022, (b) the Company’s 6.50% Senior Notes due 2025, (c) the Company’s 9.75% Senior Notes due 2027 and (d) any similar series of capital markets debt securities of the Company issued after March 25, 2021.
“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Fortress” means Fortress Investment Group LLC.
“Management Group” means at any time, the Chairperson, any President, any Executive Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any of the Company’s subsidiaries at such time.
“Permitted Holders” means, collectively, Fortress, its Affiliates and the Management Group; provided that the definition of “Permitted Holders” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).
“Person” means any individual, corporation, company, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Restricted Subsidiary” means any “Restricted Subsidiary” under the Company’s senior unsecured notes.
“Subsidiary” means, with respect to any Person, (a) any corporation, company, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Voting Equity Interests” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.
“Wholly-Owned Subsidiary” means a subsidiary of the Company, 100.0% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by the Company or by one or more Wholly-Owned Subsidiaries of the Company.
(e)	“Company” has the meaning assigned to such term in the introduction to this Series C Preferred Share Designation.
(f)	“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, beginning on [ ][15], 2022.
(g)
“Distribution Period” means the period from, and including, each Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which will be the period from, and including, [   ][16], 2022, to, but excluding, [  ][17], 2022.

(h)	“Distribution Rate” has the meaning assigned to such term in Section 2.3 of this Series C Preferred Share Designation.
(i)
“Equity Interests” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership, limited liability company or business trust, partnership, membership or beneficial interests (whether general or limited) or shares in the capital of a company; (d) in the case of an exempted company, shares in the capital of the company; and (e) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person (but excluding from the foregoing any debt securities convertible into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests).

(j)	“First Reset Date” means June 15, 2026.
(k)
“Five-Year Treasury Rate” means, for any Reset Period commencing on or after the First Reset Date, the rate determined by the Calculation Agent on the Reset Distribution Determination Date and equal to:

(i)
The average of the yields to maturity on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board, as determined by the Calculation Agent in its sole discretion; or

(ii)
If no calculation is provided as described in clause (i), then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, shall determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent, in its sole discretion, may determine the “business day” convention, the definition of “business day” and the Reset Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make

[15]	NTD: to be the first distribution payment date following adoption of Articles.
[16]	NTD: to be the last distribution payment date prior to adoption of Articles.
[17]	NTD: to be the first distribution payment date following adoption of Articles.

such substitute or successor rate comparable to the rate described in clause (i), in a manner that is consistent with industry-accepted practices for such substitute or successor rate.
(l)
“Junior Securities” means the Common Shares and any other class or series of the Company’s Equity Interests over which the Series C Preferred Shares have preference or priority in the payment of distributions or in the distribution of assets on the Company’s liquidation, dissolution or winding up.

(m)	“Liquidation” has the meaning assigned to such term in Section 2.8(a) of this Series C Preferred Share Designation.
(n)	“Nonpayment” has the meaning set forth in Section 2.7(b)(i) of this Series C Preferred Share Designation.
(o)	“Other Voting Preferred Shares” has the meaning assigned to such term in Section 2.7(b)(i) of this Series C Preferred Share Designation.
(p)
“Parity Securities” means any class or series of the Company’s Equity Interests that ranks equally with the Series C Preferred Shares in the payment of distributions and in the distribution of assets on the Company’s liquidation, dissolution or winding up.

(q)
“Rating Event” means a change by any rating agency to the criteria employed by such rating agency as of March 25, 2021 for purposes of assigning ratings to securities with features similar to the Series C Preferred Shares, which change results in (i) any shortening of the length of time for which the criteria in effect as of March 25, 2021 are scheduled to be in effect with respect to the Series C Preferred Shares, or (ii) a lower equity credit being given to the Series C Preferred Shares than the equity credit that would have been assigned to the Series C Preferred Shares by such rating agency pursuant to the criteria in effect as of March 25, 2021.

(r)	“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, whether or not a Business Day.
(s)	“Reset Distribution Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period.
(t)
“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

(u)
“Senior Securities” means any class or series of the Company’s Equity Interests that has preference or priority over the Series C Preferred Shares in the payment of distributions or in the distribution of assets on the Company’s liquidation, dissolution or winding up.

(v)	“Series C Holder” means, with respect to any Series C Preferred Shares, the Record Holder of such Series C Preferred Shares.
(w)	“Series C Liquidation Preference” means US$25.00 per Series C Preferred Share.
(x)	“Series C Nonpayment Board Expansion” has the meaning assigned to such term in Section 2.7(b)(i) of this Series C Preferred Share Designation.
(y)	“Series C Nonpayment Directors” has the meaning assigned to such term in Section 2.7(b)(i) of this Series C Preferred Share Designation.
(z)	“Series C Nonpayment Meeting” has the meaning assigned to such term in Section 2.7(b)(i) of this Series C Preferred Share Designation.
(aa)
“Series C Preferred Share” means a 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Share of a par value of US$0.01 in the capital of the Company having the designations, preferences, rights, powers and duties set forth in this Series C Preferred Share Designation and the Articles to which this Series C Preferred Share Designation forms a part.

(bb)
“Series C Record Date” means, with respect to any Distribution Payment Date, the 1st calendar day of the month of such Distribution Payment Date or such other record date fixed by the Directors as the Record Date for such Distribution Payment Date that is not more than 60 nor less than 10 days prior to such Distribution Payment Date.

(cc)
“Tax Redemption Event” means, after March 25, 2021, due to (a) an amendment to, or a change in official interpretation of, the Code, Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) the Company is advised by nationally recognized counsel or a “Big Four” accounting firm that the Company will be treated as an association taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) the Company files an IRS Form 8832 (or successor form) electing that the Company be treated as an association taxable as a corporation for U.S. Federal income tax purposes.

2	Terms, Rights, Powers, Preferences and Duties of Series C Preferred Shares
2.1	Designation.
The Series C Preferred Shares shall be designated and created as a series of Preferred Shares. Each Series C Preferred Share shall be identical in all respects to every other Series C Preferred Share. The Series C Preferred Shares shall not be “Voting Shares” for purposes of the Articles.
2.2	Initial Issuance; Additional Shares.
The Company shall have authorized for issuance 4,200,000 Series C Preferred Shares as of [ ]18, 2022. The number of authorized Series C Preferred Shares may from time to time, without the consent or approval of holders of the Series C Preferred Shares, be increased (subject to paragraph 7 of the Memorandum of Association of the Company, and, more generally, the Articles) or decreased (but not below the number of Series C Preferred Shares then Outstanding) by the Directors. The Company may, from time to time, without the consent or approval of holders of the Series C Preferred Shares, issue additional Series C Preferred Shares in accordance with Article 2.1 of the Articles; provided that, if the additional Series C Preferred Shares are not fungible for U.S. federal income tax purposes with the Series C Preferred Shares issued on [ ]19, 2022, the additional shares shall be issued under a separate CUSIP number. If the Company issues additional Series C Preferred Shares, distributions on those additional Series C Preferred Shares will accrue from the most recent Distribution Payment Date prior to the issuance of such additional Series C Preferred Shares at the then-applicable Distribution Rate.
2.3	Distributions.
(a)	Distribution Rate.
Each Series C Holder will be entitled to receive, with respect to each Series C Preferred Share held by such Series C Holder, only when, as, and if declared by the Directors, out of funds legally available for such purpose, cumulative cash distributions based on the Series C Liquidation Preference, at a rate (the “Distribution Rate”) equal to (i) for each Distribution Period from, and including, [ ]20, 2022, to, but excluding, the First Reset Date, 8.25% per annum, and (ii) for each Distribution Period beginning on the First Reset Date, during each Reset Period, the Five-Year Treasury Rate as of the most recent Reset Distribution Determination Date plus a spread of 737.8 basis points per annum; provided that if the Five-Year Treasury Rate for any Distribution Period described in this clause (ii) cannot be determined pursuant to the definition of “Five-Year Treasury Rate,” the Distribution Rate for such Distribution Period will be the same as the Distribution Rate determined for the immediately preceding Distribution Period.
[18]	NTD: to be the date of adoption of Articles.
[19]	NTD: to be the date of adoption of Articles.
[20]	NTD: to be the last distribution payment date prior to adoption of Articles.

(b)	Distribution Payments.
When, as, and if declared by the Directors, the Company will pay cash distributions on the Series C Preferred Shares quarterly in arrears on each Distribution Payment Date. The Company will pay cash distributions to the Series C Holders as they appear on the Company’s share register on the applicable Series C Record Date. So long as the Series C Preferred Shares are held of record by the nominee of the Depositary, distributions declared on the Series C Preferred Shares will be paid to the Depositary in same-day funds on each Distribution Payment Date. The Depositary will credit accounts of its participants in accordance with the Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series C Preferred Shares in accordance with the instructions of such beneficial owners. If any Distribution Payment Date is a day that is not a Business Day, then declared distributions with respect to that Distribution Payment Date will instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment.
(c)	Conventions.
The Company will calculate distributions on the Series C Preferred Shares on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.
(d)	Terms of Accrual.
With respect to Series C Preferred Shares that are redeemed, distributions on such Series C Preferred Shares will cease to accrue on the applicable redemption date, unless the Company defaults in the payment of the redemption price of such Series C Preferred Shares called for redemption. Distributions on the Series C Preferred Shares will accrue from [  ]21, 2022 or the most recent Distribution Payment Date on which all accrued distributions have been paid, as applicable, whether or not the Company has earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series C Preferred Shares which may be in arrears, and Series C Holders will not be entitled to any distribution, whether payable in cash, property, or shares, in excess of full cumulative distributions described in Section 2.3(a) of this Series C Preferred Share Designation and this Section 2.3(d).
(e)	Limitations following Non-Payment of Distributions.
While any Series C Preferred Shares remain Outstanding, unless the full cumulative distributions for all past Distribution Periods on all Outstanding Series C Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside:
(i)	no distribution will be declared and paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities);
(ii)
no Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by the Company, or any of its subsidiaries, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange for or conversion into Junior Securities, through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities or pursuant to a contractually binding requirement to buy Junior Securities pursuant to a binding agreement existing prior to March 25, 2021), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company or any of its subsidiaries; and

(iii)
no Parity Securities will be repurchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries (other than pursuant to pro rata offers to purchase or exchange all, or a pro rata portion of Series C Preferred Shares and such Parity Securities or as a result of a reclassification of Parity Securities for or into other Parity Securities, or by conversion into or exchange for other Parity Securities or Junior Securities).

[21]	NTD: to be the last distribution payment date prior to adoption of Articles.

The foregoing limitations in clauses (i), (ii) and (iii) of this Section 2.3(e) shall not apply to (A) purchases or acquisitions of, or cash settlement in respect of, Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Company’s employment, severance, or consulting agreements) of the Company or of any of the Company’s subsidiaries and (B) any distribution in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan.
(f)	Shorter Distribution Periods for Junior Securities or Parity Securities.
To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the Distribution Period applicable to the Series C Preferred Shares (e.g., monthly rather than quarterly), the Directors may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the Directors expects to have sufficient funds to pay the full cumulative distributions in respect of the Series C Preferred Shares on the next Distribution Payment Date..
(g)	Distribution in Arrears.
(i)
Accumulated distributions in arrears on Series C Preferred Shares for any past Distribution Period may be declared by the Directors and paid on any date fixed by the Directors, whether or not a Distribution Payment Date, to Series C Holders on the Record Date for such payment, which may not be less than 10 days before such distribution. Any such payment shall be made in accordance with Section 2.3(b).

(ii)
Subject to the next succeeding sentence, if all accumulated distributions in arrears on all Series C Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective Distribution Payment Dates, commencing with the earliest Distribution Payment Date. If less than all distributions payable with respect to all Series C Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series C Preferred Shares and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series C Preferred Shares and Parity Securities at such time.

(h)	Distribution on Junior Securities.
Subject to the conditions described in Sections 2.3(e) and 2.3(f) of this Series C Preferred Share Designation, and not otherwise, distributions (payable in cash, shares, or otherwise), as may be determined by the Directors, may be declared and paid on the Common Shares and any other Junior Securities from time to time out of any funds legally available for such payment, and the Series C Holders will not be entitled to participate in those distributions.
2.4	Rank.
With respect to the payment of distributions and rights (including redemption rights) upon the Company’s liquidation, dissolution or winding up, the Series C Preferred Shares shall rank:
(a)	senior and prior to the Common Shares and any class or series of Preferred Shares that by its terms is designated as ranking junior to the Series C Preferred Shares;
(b)
pari passu with any class or series of Preferred Shares that by its terms is designated as ranking equal to the Series C Preferred Shares or does not state that it is junior or senior to the Series C Preferred Shares; and

(c)	junior to any class or series of Preferred Shares that is expressly designated as ranking senior to the Series C Preferred Shares (subject to receipt of any requisite consents prior to issuance).

2.5	Optional Redemption; Distribution Rate Step-Up following a Change of Control.
(a)	Optional Redemption on or after June 15, 2026.
The Company may redeem the Series C Preferred Shares, in whole or in part, at its option, at any time or from time to time on or after June 15, 2026, at a redemption price equal to $25.00 per Series C Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.
(b)	Optional Redemption Following a Rating Event.
At any time within 120 days after the conclusion of any review or appeal process instituted by the Company following the occurrence of a Rating Event, the Company may, at its option, redeem the Series C Preferred Shares in whole, but not in part, prior to June 15, 2026, at a redemption price per Series C Preferred Share equal to $25.50, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.
(c)	Optional Redemption following a Tax Redemption Event.
If a Tax Redemption Event occurs, the Company may, at its option, redeem the Series C Preferred Shares, in whole but not in part, prior to June 15, 2026 and within 60 days after the occurrence of such Tax Redemption Event, at a redemption price of $25.25 per Series C Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.
(d)	Optional Redemption following a Change of Control; Distribution Rate Step-Up following a Change of Control.
If a Change of Control occurs, the Company may, at its option, redeem the Series C Preferred Shares, in whole but not in part, prior to June 15, 2026 and within 60 days after the occurrence of such Change of Control, at a redemption price of $25.25 per Series C Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. If a Change of Control occurs (whether before, on or after June 15, 2026) and the Company does not give notice prior to the 31st day following the Change of Control to redeem all the Outstanding Series C Preferred Shares, the Distribution Rate per annum on the Series C Preferred Shares will increase by 500 basis points, beginning on the 31st day following such Change of Control.
2.6	Redemption Procedures.
(a)
If the Company elects to redeem any Series C Preferred Shares, the Company will provide notice to the Series C Holders of the Series C Preferred Shares to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Series C Preferred Shares are held in book-entry form through the Depositary, the Company may give this notice in any manner permitted by the Depositary). Any notice given as provided in this Section 2.6 will be conclusively presumed to have been duly given, whether or not the Series C Holder receives such notice, and any defect in such notice or in the provision of such notice to any Series C Holder of Series C Preferred Shares designated for redemption will not affect the redemption of any other Series C Preferred Shares. Each notice of redemption shall state:

(i)	the redemption date;
(ii)	the redemption price;
(iii)	if fewer than all Series C Preferred Shares are to be redeemed, the number of Series C Preferred Shares to be redeemed; and
(iv)	the manner in which the Series C Holders of Series C Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.
(b)
If notice of redemption of any Series C Preferred Shares has been given and if the funds necessary for such redemption have been deposited by the Company in trust with a bank or the Depositary for the benefit of the Series C Holders of any Series C Preferred Shares so called for redemption, then from and after the redemption date such Series C Preferred Shares will no longer be deemed Outstanding for any purpose, all distributions with respect to such Series C Preferred Shares shall cease to accrue after the redemption date and all rights of the Series C Holders of such Series C Preferred Shares will terminate, except the right to receive the redemption price, without interest.
(c)
In the case of any redemption of only part of the Series C Preferred Shares at the time Outstanding, the Series C Preferred Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions of this Series C Preferred Share Designation and applicable law, the Directors will have the full power and authority to prescribe the terms and conditions upon which Series C Preferred Shares may be redeemed from time to time.

(d)	Any redemption of the Series C Preferred Shares pursuant to Section 2.5 shall be effected only out of funds legally available for such purpose.
2.7	Voting Rights.
(a)	Generally No Voting Rights; Votes Per Share.
Notwithstanding any provision in the Articles to the contrary, Series C Holders will not have any voting rights, with respect to each Series C Preferred Share held by such Series C Holder, except as set forth in this Section 2.7 or as otherwise required by applicable law. To the extent that Series C Holders are entitled to vote, each Series C Holder will have one vote per Series C Preferred Share held by such Series C Holder, except that when Parity Securities have the right to vote with the Series C Preferred Shares as a single class on any matter, the Series C Preferred Shares and such Parity Securities will have one vote for each $25.00 of liquidation preference (for the avoidance of doubt, excluding accumulated distributions).
(b)	Voting Rights Upon Nonpayment of Distributions.
(i)
Whenever distributions on any Series C Preferred Shares are in arrears for six or more quarterly Distribution Periods, whether or not consecutive (a “Nonpayment”), the upper limit of the number of Directors comprising the board of Directors under Article 23.1 shall be automatically increased by two (any such increase, a “Series C Nonpayment Board Expansion”) if not already increased by two by reason of the appointment of Directors by the holders of any Other Voting Preferred Shares (as defined below) and the holders of Series C Preferred Shares, voting together as a single class. The Series C Holders, voting together as a single class with the holders of any series of Parity Securities then Outstanding upon which like voting rights have been conferred and are exercisable (any such series, “Other Voting Preferred Shares”), will be entitled to vote, by the affirmative vote of a majority of the votes entitled to be cast, for the appointment of two additional Directors (“Series C Nonpayment Directors”) at a special meeting of the Series C Holders (any such meeting, a “Series C Nonpayment Meeting”) and the holders of such Other Voting Preferred Shares and at each subsequent annual meeting of Common Members at which such Series C Nonpayment Directors are up for re-appointment; provided that when all distributions accumulated on the Series C Preferred Shares for all past Distribution Periods and the then current Distribution Period shall have been fully paid, the right of Series C Holders to appoint any Directors will cease and, unless there are any Other Voting Preferred Shares that are then entitled to vote for the election of Directors, the term of office of the Series C Nonpayment Directors will forthwith terminate, the office of such Series C Nonpayment Directors appointed by Series C Holders shall automatically be vacated and the upper limit of the number of Directors comprising the board of Directors under Article 23.1 shall be automatically reduced by two. However, the right of the Series C Holders and holders of any Other Voting Preferred Shares to appoint two additional Directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as set forth in this Section 2.7(b)(i). In no event shall the Series C Holders be entitled pursuant to these voting rights to elect a Director that would cause the Company to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of the Company’s Equity Interests is listed or quoted. For the avoidance of doubt, in no event shall the total number of Directors elected by Series C Holders and holders of any Other Voting Preferred Shares exceed two.

(ii)
Following a Nonpayment, the Company may, and upon the written request of any Series C Holders (addressed to the Company) shall, call a Series C Nonpayment Meeting for the appointment of the Series C Nonpayment Directors by the Series C Holders and the Other Voting Preferred Shares. The Company shall, in its sole discretion, determine a date and a Record Date for such Series C Nonpayment Meeting, provide notice of such Series C Nonpayment Meeting and conduct such Series C Nonpayment Meeting, in each case applying procedures for general meetings set out in the Articles. Any subsequent annual general meeting of Common Members at which such Series C Nonpayment Directors are up for re-appointment shall be called and held applying procedures for annual general meetings set out in the Articles as if references to (A) Members and Common Members and (B) Outstanding Voting Shares were, solely with respect to the Series C Nonpayment Directors, references to Series C Holders and to Series C Preferred Shares, mutatis mutandis.

(iii)
If, at any time when the voting rights conferred upon the Series C Preferred Shares are exercisable, any vacancy in the office of a Director appointed pursuant to the procedures described in this Section 2.7(b) shall occur, then such vacancy may be filled only by the remaining Director or by the affirmative vote of a majority of the votes entitled to be cast by the Series C Holders and holders of all Other Voting Preferred Shares, acting as a single class at a special meeting of Series C Holders and holders of any such Other Voting Preferred Shares. Any Director appointed pursuant to the procedures described in this Section 2.7(b) may be removed at any time, with or without cause, only by the affirmative vote of Series C Holders and holders of all Other Voting Preferred Shares, acting as a single class at a special meeting of Series C Holders and holders of any such Other Voting Preferred Shares, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the Series C Holders and holders of Other Voting Preferred Shares that are then entitled to vote for the election of Directors, and may not be removed by the holders of the Common Shares

(c)	Additional Voting Rights.
While any Series C Preferred Shares remain Outstanding, the following actions will be deemed a variation of the rights of Series C Preferred Shares and all Other Voting Preferred Shares, acting as a single class, (i) authorize, create or issue any Senior Securities or reclassify any authorized Equity Interests into any Senior Securities or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities or (ii) amend, alter or repeal any provision of the Articles (including this Series C Preferred Share Designation), including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series C Preferred Shares, and shall in each case of clause (i) and (ii) require the approval of the holders of Series C Preferred Shares and all Other Voting Preferred Shares in accordance with and following the procedures set out in Article 12 of the Articles; provided that in the case of the foregoing clause (ii), if such amendment affects materially and adversely the rights, designations, preferences, powers and duties of one or more but not all of the classes or series of the Other Voting Preferred Shares (including the Series C Preferred Shares for this purpose), only the consent of the holders of the Outstanding shares of the classes or series so affected , voting as a single class,shall be required in lieu of (or, if such consent shall be required by law, in addition to) the consent of the Other Voting Preferred Shares (including the Series C Preferred Shares for this purpose) in accordance with and following the procedures set out in Article 12 of the Articles.
(d)	Creation and Issuance of Parity Securities and Junior Securities.
The Company may create additional series or classes of Parity Securities and Junior Securities and issue additional classes or series of Parity Securities and Junior Securities without notice to or the consent of any Series C Holders; provided, however, that, in the case of Parity Securities, the full cumulative distributions for all past Distribution Periods on all Outstanding Series C Preferred Shares shall have been, or contemporaneously are, declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside.

(e)	No Voting Rights Following Certain Redemption Events.
The voting rights of the Series C Holders shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all Outstanding Series C Preferred Shares shall have been redeemed or called for redemption upon proper notice and the Company shall have set aside sufficient funds for the benefit of Series C Holders to effect the redemption.
(f)	Limitations.
Notwithstanding anything to the contrary in this Section 2.7, none of the following will be deemed to affect the powers, preferences or special rights of the Series C Preferred Shares:
(i)
any increase in the amount of authorized Common Shares or authorized Preferred Shares, or any increase or decrease in the number of shares of any series of Preferred Shares, or the authorization, creation and issuance of other classes or series of Equity Interests, in each case ranking on parity with or junior to the Series C Preferred Shares as to distributions or distribution of assets upon the Company’s liquidation, dissolution or winding up;

(ii)
a merger or consolidation of the Company with or into another entity in which the Series C Preferred Shares remain Outstanding with identical terms as existing immediately prior to such merger or consolidation; and

(iii)
a merger or consolidation of the Company with or into another entity in which the Series C Preferred Shares are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have terms identical (other than the identity of the issuer) to the terms of the Series C Preferred Shares.

2.8	Liquidation Rights.
(a)
Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up (“Liquidation”), the Series C Holders shall be entitled to be paid out of the Company’s assets legally available for distribution to the Members, before any distribution of assets is made to holders of the Common Shares or any other Junior Securities, a liquidating distribution in the amount of the Series C Liquidation Preference per Series C Preferred Share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of such liquidation distribution, whether or not declared, plus the sum of any declared and unpaid distributions for Distribution Periods prior to the Distribution Period in which the liquidation distribution is made and any declared and unpaid distributions for the then current Distribution Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment to the Series C Holder of the full amount of the liquidating distributions to which the Series C Holders are entitled, the Series C Holders shall have no right or claim to any of the Company’s remaining assets.

(b)
Distributions to Series C Holders will be made only to the extent that the Company’s assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series C Preferred Shares. If, in the event of a Liquidation, the Company is unable to pay full liquidating distributions to the Series C Holders in accordance with the foregoing provisions of this Section 2.8 and to all Parity Securities in accordance with the terms thereof, then the Company shall distribute its assets to those holders ratably in proportion to the liquidating distributions which they would otherwise have received.

(c)
Nothing in this Section 2.8 shall entitle the Series C Holders to be paid any amount upon the occurrence of a Liquidation until holders of any classes or series of Senior Securities ranking, as to the distribution of assets upon a Liquidation, senior to the Series C Preferred Shares have been paid all amounts to which such classes or series of Senior Securities are entitled.

(d)
For the purposes of this Series C Preferred Share Designation, the Company’s merger or consolidation with or into any other entity or by another entity with or into the Company or the sale, lease, exchange or other transfer of all or substantially all of the Company’s assets (for cash, securities or other consideration) shall not be deemed to be a Liquidation. If the Company enters into any merger or consolidation transaction with or into any other entity and the Company is not the surviving entity in such transaction, the Series C Preferred Shares may be converted into shares of the surviving or successor entity or the direct or indirect parent of the surviving or successor entity having terms identical to the terms of the Series C Preferred Shares.
2.9	Reports.
Following any such time as the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company shall provide the Series C Holders with the annual and quarterly reports that the Company provides to (1) the holders of the then outstanding capital markets debt securities of the Company or (2) if no such debt securities are outstanding at such time, the lenders under the then outstanding credit facilities of the Company, in each case, within the time periods prescribed and subject to any qualifications or exceptions set forth in the governing documents for such debt securities or credit facilities, as applicable.
2.10	No Mandatory Redemption, Conversion, Exchange or Preemptive Rights.
The Series C Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions, and are not convertible or exchangeable for any other property, interests or securities at the option of the Series C Holders. The Series C Preferred Shares do not entitle the holders thereof to any preemptive rights with respect to the issuance of additional Series C Preferred Shares.
2.11	No Other Rights.
The Series C Preferred Shares shall not have any designations, preferences, rights, powers or duties except as set forth in the Articles or this Series C Preferred Share Designation or as otherwise required by applicable law.
2.12	Forum Selection.
Article 46 of the Articles shall govern the forum and jurisdiction applicable to the Articles, including this his Series C Preferred Share Designation.
2.13	Percentage Interest.
A “Percentage Interest” shall not be established for the Series C Preferred Shares.
2.14	Book-Entry System.
All of the Series C Preferred Shares will be represented by a single certificate issued to the Depositary and registered in the name of its nominee (initially, Cede & Co.). No holder of the Series C Preferred Shares will be entitled to receive a certificate evidencing such Series C Preferred Shares unless (i) otherwise required by law or (ii) the Depositary gives notice of its intention to resign or is no longer eligible to act as such and, in either case, the Company has not selected a substitute Depositary within 60 calendar days thereafter.